As filed with the Securities and Exchange Commission on April 18, 2008

Registration No. 333-125643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper US LLP

4141 Parkland Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐

(Do not check if smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 7 consists of the following:

1.	The Registrant’s final form of Prospectus dated April 24, 2007, previously filed pursuant to Rule 424(b)(3) on April 24, 2007 and refiled herewith.

2.	Supplement No. 7 dated April 18, 2008 to the Registrant’s Prospectus dated April 24, 2007, included herewith. Supplement No. 7 supersedes and replaces all prior supplements to this Prospectus.

3.	Part II, included herewith.

4.	Signature Page, included herewith.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

475,000,000 Shares of Common Stock

Wells Real Estate Investment Trust II, Inc. buys, owns and operates commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. As of December 31, 2006, we owned interests in 47 office properties, one industrial building and one hotel, comprising approximately 14.5 million square feet of commercial space located in 17 states and the District of Columbia. We were incorporated in the State of Maryland in July 2003 and, beginning with our first year of operations ended December 31, 2003, we have elected to be taxed as a REIT.

We are offering up to 300,000,000 shares of common stock in our primary offering for $10 per share, with volume discounts available to investors who purchase more than 50,000 shares at any one time. Discounts are also available for other categories of purchasers and may be available from participating broker-dealers to the extent they may waive a portion of their selling commissions. We are also offering up to 175,000,000 shares pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $9.55 per share or 95% of the estimated value of a share of our common stock.

See “ Risk Factors” beginning on page 22 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	No public market currently exists for our shares of common stock, and we have no current plans to list our shares on an exchange or on NASDAQ. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.	•	If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.	•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs.

•	While we are investing the proceeds of this offering, continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.	•	We were incorporated in July 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.

•	We are dependent upon our advisor and its affiliates to conduct our operations and this offering; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.	•	Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public	Selling Commissions		Dealer Manager Fee		Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	*	$0.25	*	$9.05
Total Maximum	$3,000,000,000	$210,000,000		$75,000,000		$2,715,000,000
Dividend Reinvestment Plan
Per Share	$9.55	$—		$—		$9.55
Total Maximum	$1,671,250,000	$—		$—		$1,671,250,000

*	The selling commissions and all or a portion of the dealer manager fee will not be charged with regard to shares sold to or for the account of certain categories of purchasers. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price.

The dealer manager of this offering, Wells Investment Securities, Inc., who is our affiliate, is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. The minimum permitted purchase is generally $1,000. Our 300,000,000 share primary offering is scheduled to terminate by December 1, 2008. We may continue to offer the 175,000,000 dividend reinvestment plan shares beyond this date until we have sold all of these shares through the reinvestment of dividends. In some states, we may not be able to continue the offering without renewing the registration statement or filing a new registration statement. We may terminate this offering at any time.

April 24, 2007

SUITABILITY STANDARDS

The shares we are offering are suitable only as a long-term investment. Because there is no public market for the shares, you will have difficulty selling your shares. In consideration of these factors, we require initial stockholders and subsequent purchasers to have either:

•	a net worth of at least $150,000; or

•	gross annual income of at least $45,000 and a net worth of at least $45,000.

In addition, we will not sell shares to investors in the states named below unless they meet special suitability standards.

Arizona, California, Iowa, Kansas, Massachusetts, Michigan, Missouri, New Jersey and Tennessee - Investors must have either (1) a net worth of at least $225,000 or (2) gross annual income of at least $60,000 and a net worth of at least $60,000.

Maine - Investors must have either (1) a net worth of at least $200,000 or (2) gross annual income of at least $50,000 and a net worth of at least $50,000.

Ohio - Investors must have either (1) a net worth of at least $250,000 or (2) gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, investors must have a net worth of at least 10 times their aggregate investment in us and our affiliates.

Iowa, Kansas, Missouri and Pennsylvania - In addition to the suitability requirements described above, investors must have a net worth of at least 10 times their investment in us.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution — Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require of all those selling shares on our behalf.

i

Suitability Standards	i
Prospectus Summary	1
What is a REIT?	1
What is Wells Real Estate Investment Trust II, Inc.?	1
What is your relationship to Wells Real Estate Investment Trust, Inc. and what impact will its recently closed internalization transaction have on you?	2
What are your investment objectives?	3
Are there any risks involved in an investment in your shares?	3
Who is your advisor?	4
What will the advisor do?	4
How will Wells Capital select potential properties for acquisition?	4
What conflicts of interest will your advisor face?	4
What is the ownership structure of the Wells entities that perform services for you?	6
What are the fees that you will pay to the advisor and its affiliates in connection with this offering?	6
How many real estate properties do you currently own?	9
What steps do you take to make sure you purchase environmentally compliant properties?	12
What will be the terms of your leases?	13
How will Wells REIT II own its real estate properties?	13
What is an “UPREIT”?	13
If I buy shares, will I receive dividends and how often?	13
How will you calculate the payment of dividends to stockholders?	13
May I reinvest my dividends in shares of Wells REIT II?	14
Will the dividends I receive be taxable as ordinary income?	14
How much money have you raised in your offerings?	14
What will you do with the money raised in this offering?	15
What kind of offering is this?	16
How does a “best efforts” offering work?	16
How long will this offering last?	16
Who can buy shares?	16
Are there any special restrictions on the ownership or transfer of shares?	16
Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?	17
Is there any minimum investment required?	17
How do I subscribe for shares?	17
If I buy shares in this offering, how may I later sell them?	17
When will the company seek to list its shares of common stock?	18
What is the role of the board of directors?	19
What is the experience of your officers and directors?	19
Will I be notified of how the company and my investment are performing?	20
When will I get my detailed tax information?	21
Who can help answer my questions?	21
Risk Factors	22
Risks Related to an Investment in Us	22
There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.	22
If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.	22

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividends and your investment returns to be lower than they otherwise would.	23
We have not yet identified the properties that we will purchase with the proceeds of this offering, which makes your investment more speculative.	23
If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of a smaller portion of our portfolio.	23
We were incorporated in 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.	24
We may be unable to pay or maintain cash distributions or increase distributions over time, and, until we have invested the proceeds of this offering and our properties are generating sufficient cash flow, we may have difficulty funding our distributions solely from cash flow from operations, which could reduce the funds we have available for investment and your overall return.	24
Our loss of or inability to obtain key personnel could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.	24
Our operating performance could suffer if Wells Capital or its affiliates incur significant losses, including those losses that may result from litigation or from being the general partner of other entities.	25
Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.	25
Risks Related to Conflicts of Interest	26
Wells Capital and possibly Wells Management will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, i.e., our advisor may offer us less attractive investment opportunities or we may lease to less attractive tenants, lowering your overall return.	26
Wells Capital will face conflicts of interest relating to joint ventures that we may form with affiliates of Wells Capital, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.	26
Wells Capital, its affiliates and our officers will face competing demands on their time, and this may cause our operations and your investment to suffer.	26
Our officers and some of our directors face conflicts of interest related to the positions they hold with Wells Capital and its affiliates, which could hinder our ability to successfully implement our business strategy and to generate returns to you.	27
Wells Capital and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Wells-sponsored programs, which could result in actions that are not in the long-term best interest of our stockholders.	27
Our board’s loyalties to Institutional REIT and possibly to future Wells-sponsored programs could influence its judgment, resulting in actions that are not in our stockholders’ best interest or that result in a disproportionate benefit to another Wells-sponsored program at our expense.	28
Risks Related to This Offering and Our Corporate Structure	29

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.	29
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.	29
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.	29
You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.	30
You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.	30
The offering price was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.	31
Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.	31
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.	31
Payment of compensation to Wells Capital and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.	32
Adverse economic and geopolitical conditions could cause our operations to suffer and reduce the overall value of your investment.	33
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.	33
You may be more likely to sustain a loss on your investment because our promoters do not have as strong an economic incentive to avoid losses as do promoters who have made significant equity investments in their company.	33
General Risks Related to Investments in Real Estate	34
Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.	34
Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.	34
We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our stockholders.	34
Our inability to sell a property when we want could limit our ability to pay cash distributions to you.	34
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income and the return on your investment.	35
Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.	35
Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.	35

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.	36
Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.	36
Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your investment.	36
If we sell properties and provide financing to purchasers, defaults by the purchasers would decrease our cash flows and limit our ability to make distributions to you.	37
Risks Associated with Debt Financing	37
We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.	37
High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.	38
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.	38
Increases in interest rates could increase the amount of our debt payments and limit our ability to pay dividends to our stockholders.	38
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.	38
Section 1031 Exchange Program Risks	39
We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.	39
We are subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.	39
Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.	40
Federal Income Tax Risks	40
Failure to qualify as a REIT would reduce our net income and cash available for distributions.	40
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status, which would reduce the return on your investment.	41
You may have current tax liability on distributions you elect to reinvest in our common stock.	41
Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.	41
To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.	42
To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which could delay or hinder our ability to meet our investment objectives and lower the return on your investment.	42

v

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock.

What is a REIT?

In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate properties;

•	allows individual investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•

avoids the “double taxation” treatment of income that would normally result from investments in a corporation because a REIT does not generally pay federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

However, REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What is Wells Real Estate Investment Trust II, Inc.?

Wells Real Estate Investment Trust II, Inc. buys, owns and operates commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. We may also invest in entities that make similar investments. As of December 31, 2006, we owned interests in 47 office properties, one industrial building and one hotel, comprising approximately 14.5 million square feet of commercial space located in 17 states and the District of Columbia.

We were incorporated in the State of Maryland on July 3, 2003 and, beginning with our first year of operations ended December 31, 2003, we have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. We intend to operate in such a manner so that we may continue to qualify for taxation as a REIT.

We have no paid employees and are externally advised by Wells Capital, Inc. and certain of our properties are managed by Wells Management Company, Inc.

Our office is located at 6200 The Corners Parkway, Norcross, Georgia 30092-3365. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). Our fax number is (770) 243-8198, and the e-mail address of our investor relations department is client.services@wellsref.com.

One of our affiliates also maintains an Internet site at www.wellsref.com at which there is additional information about us and our affiliates. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

What is your relationship to Wells Real Estate Investment Trust, Inc. and what impact will its recently closed internalization transaction have on you?

Wells Real Estate Investment Trust, Inc., which we refer to as Wells REIT I, is a separate REIT from us that was also sponsored by Wells Real Estate Funds, Inc. Wells Real Estate Funds is our sponsor and the sole stockholder of Wells Capital (our advisor), Wells Investment Securities (our dealer manager) and Wells Management Company (“Wells Management,” one of our property managers). Prior to April 16, 2007, we and Wells REIT I shared a common advisor, Wells Capital, and a common property manager, Wells Management. We also shared with Wells REIT I all of the same executive officers and many of the same directors, except that we had separate presidents from February 2, 2007, which is the date that Wells REIT I entered into the merger agreement relating to the internalization transaction described below.

On April 16, 2007, Wells REIT I acquired entities affiliated with Wells Real Estate Funds. Wells REIT I entered into the merger in order to internalize advisory, asset-management, property-management and other services previously provided to Wells REIT I by Wells Real Estate Funds and its affiliates. As a result of the internalization transaction, 81 employees of Wells Real Estate Funds and its affiliates became employees of Wells REIT I. A majority of those employees did not previously provide significant services to us. Following the internalization transaction, Wells Real Estate Funds and its affiliates have 351 employees. Wells Real Estate Funds and its affiliates are seeking successors to some of the personnel who had provided services to us and became employees of Wells REIT I in the internalization transaction.

Some of the personnel acquired by Wells REIT I in the internalization had primary responsibility for the management of six of our properties. To ensure continuity of property management services, we entered into a property-management agreement with a subsidiary of Wells REIT I to provide property management services to us for the six properties. Wells Management and unaffiliated third parties, however, will continue to provide leasing services for the six properties. The terms of our agreement with Wells REIT I for property management services are substantially similar to the terms under which we engage Wells Management for property-management services.

In connection with the Wells REIT I internalization transaction, two of our three officers resigned from their officer positions with Wells REIT I, four of our board members resigned from their director positions with Wells REIT I and two Wells REIT I directors resigned from our board. As a result, we and Wells REIT I share no common officers and only one common director. Leo F. Wells, III, remains the chairman of our board of directors and of the board of directors of Wells REIT I. However, Mr. Wells and Wells REIT I have agreed that Mr. Wells will resign as a director of Wells REIT I if Wells REIT I should list its common stock on a national securities exchange unless a majority of designated independent directors of Wells REIT I determine that it is in the best interest of Wells REIT I that he remain a director.

What are your investment objectives?

Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve and return your capital contributions.

We also seek capital gain from our investments. See the “Investment Objectives and Criteria” section of this prospectus for a more complete description of our investment policies and charter-imposed investment restrictions.

Are there any risks involved in an investment in your shares?

An investment in our shares involves significant risk. You should read the “Risk Factors” section of this prospectus beginning on page 22. That section contains a detailed discussion of material risks that you should consider before you invest in the common stock we are selling with this prospectus. Some of the more significant risks relating to an investment in our shares include the following:

•

No public market currently exists for our shares of common stock and we have no current plans to list our shares on a national securities exchange. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

•	We were incorporated in July 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.

•

While we are investing the proceeds of this offering, continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.

•

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.

•

We are dependent upon our advisor and our dealer manager to conduct our operations and this offering; thus, adverse changes in the financial health of our advisor or dealer manager or our relationship with them could cause our operations to suffer.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•

Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs and conflicts in allocating time among us and these other programs.

•	Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Who is your advisor?

Wells Capital is our advisor. Wells Capital was incorporated in the State of Georgia in 1984. As of March 23, 2007, Wells Capital had sponsored or advised public real estate programs that had raised approximately $8.7 billion from approximately 247,000 investors.

What will the advisor do?

Wells Capital, as our advisor, will manage our daily affairs and make recommendations on all property acquisitions to our board of directors. Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, acting through our advisor, Wells Capital, will make most of the decisions regarding our investments. We expect that a committee of our board of directors consisting of all of our independent directors will exercise its right to approve or reject all proposed property acquisitions. Wells Capital will also provide asset management, marketing, investor relations and other administrative services on our behalf.

How will Wells Capital select potential properties for acquisition?

Wells Capital will generally seek to acquire high-quality office and industrial buildings located in or near densely populated metropolitan markets leased to creditworthy companies and governmental entities. As of March 23, 2007, our current tenants include AT&T, Coca-Cola Enterprises, IBM, T. Rowe Price, Novartis, Northrop Grumman, General Electric, Key Bank and Verizon Communications.

To find properties that best meet our selection criteria for investment, Wells Capital’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building, and an environmental firm will investigate all environmental issues to ensure each property meets our quality specifications.

What conflicts of interest will your advisor face?

Wells Capital, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	Wells Capital must determine which investment opportunities to recommend to us or another Wells-sponsored program or joint venture;

•	Wells Capital may structure the terms of joint ventures between us and other Wells-sponsored programs;

•	Wells Capital must determine which property and leasing managers to retain and may retain Wells Management Company, Inc., an affiliate, to manage and lease some or all of our properties;

•	Wells Capital and its affiliates will have to allocate their time between us and other real estate programs and activities in which they are involved;

•

Wells Capital and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties, regardless of the quality of the property acquired or the services provided to us; and

•	Wells Capital, Wells Investment Securities and its affiliates will also receive fees in connection with our public offerings of equity securities.

All of our officers and two of our directors will also face these conflicts because of their affiliation with Wells Capital. In addition, all of our executive officers and many of our directors serve in similar capacities for Wells Timberland REIT, Inc. (“Wells Timberland”) or Institutional REIT, Inc. (“Institutional REIT”). See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

What is the ownership structure of the Wells entities that perform services for you?

The following chart shows the ownership structure of the various Wells entities that perform or are likely to perform important services for us.

What are the fees that you will pay to the advisor and its affiliates in connection with this offering?

Wells Capital and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. The selling commissions and dealer manager fee may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and assumes a $9.55 price for each share sold through our dividend reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (475,000,000 shares)

	Offering Stage

Selling Commissions	7.0% of gross offering proceeds in the primary offering; no selling commissions are payable on shares sold under the dividend reinvestment plan; all selling commissions will be reallowed to participating broker-dealers	$210,000,000

Dealer Manager Fee	Up to 2.5% of gross offering proceeds in the primary offering; no dealer manager fee is payable on shares sold under the dividend reinvestment plan; Wells Investment Securities will reallow a portion of its dealer manager fee to participating broker-dealers	$75,000,000

Other Organization and Offering Expenses	Up to 2.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other organization and offering expenses will not exceed 0.98% of our gross offering proceeds, or $45,911,090.	$ 45,911,090

	Acquisition and Development Stage

Acquisition Fees	2.0% of gross offering proceeds	$ 93,425,000

	Operational Stage

Asset Management Fees	Monthly fee equal to one-twelfth of 0.75% of the sum of the cost of all occupied properties we own plus the cost of investments in joint ventures, provided that the amount paid in any calendar quarter may not exceed 1.0% of the net asset value of those investments at quarter end after deducting debt used to acquire or refinance properties	The actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; therefore, we cannot determine these amounts at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (475,000,000 shares)

Property Management Fee	For property management services for a property, we pay Wells Management a market-based property management fee based on the gross monthly income of the property. For leasing agent services for a property, we pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; and (ii) a market-based commission based on the net rent payable. For construction management services for a property, we pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5.0% of such lease concessions and a management fee.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Operating Expenses	Reimbursement of our advisor’s cost of providing services to us other than personnel costs relating to services for which our advisor earns acquisition fees or real estate commissions	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Liquidation/Listing Stage

Real Estate Commissions	Up to 1.0% of contract price of property sold for substantial assistance in connection with sale	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	10.0% of remaining net sale proceeds after return of capital plus payment to investors of an 8.0% cumulative, non-compounded return on the capital contributed by investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange)	10.0% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 8.0% cumulative, non-compounded return to investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

See “Management Compensation” and “Plan of Distribution” for a more detailed description of the fees and expenses payable to our advisor, our dealer manager and their affiliates.

How many real estate properties do you currently own?

As of December 31, 2006, we owned interests in 47 office properties, one industrial building and one hotel, comprising approximately 14.5 million square feet of commercial space located in 17 states and the District of Columbia. Information with respect to those properties as of December 31, 2006 is set forth below.

Property Name	Major Tenant(s)	Building Type/Square Feet

Weatherford Center Houston Building	Weatherford International, Ltd.	12-story office/ 260,000 sq. ft.

New Manchester One Building (1)	JVC Americas Corporation	single-story distribution facility/ 593,000 sq. ft.

Republic Drive Buildings (1)	Roush Industries, Inc.	two single-story engineering buildings/ 169,000 sq. ft.

Manhattan Towers Property	Northrop Grumman Space and Mission Systems Corporation	two six-story office buildings/ 310,000 sq. ft.

9 Technology Drive Building	EMC Corporation	two-story office building/ 251,000 sq. ft.

180 Park Avenue – Buildings 103 and 104 (1)	AT&T Corporation	two three-story office buildings/ 385,000 sq. ft.

One Glenlake Building (1)	Oracle USA, Inc.	14-story office building/ 353,000 sq. ft.

80 M Street Building (1)	BAE Systems Applied Technologies, Inc. Technology Management and Analysis Corporation Northrop Grumman Corporation	seven-story office building/ 275,000 sq. ft.; three-level subsurface parking garage

One West Fourth Street Building	Wachovia Bank, N.A. Womble, Carlyle, Sandridge & Rice, PLLC	13-story office building/ 431,000 sq. ft.

3333 Finley Road (1)	Acxiom-May & Speh, Inc.	nine-story office building/ 207,000 sq. ft.

1501 Opus Place Buildings (1)	Acxiom-May & Speh, Inc.	four-story office/data center building/ 115,000 sq. ft.

2500 Windy Ridge (Wildwood Buildings)	Coca-Cola Enterprises, Inc.	15-story office building/ 317,000 sq. ft.

4100-4300 Wildwood (Wildwood Buildings)	BlueLinx Corporation	two-story office building and three- story office building/250,000 sq. ft.

Property Name	Major Tenant(s)	Building Type/Square Feet
4200 Wildwood (Wildwood Buildings)	General Electric Company	six-story office building/ 265,000 sq. ft.

Emerald Point Building (1)	SBC Advanced Solutions, Inc. Franklin Templeton Corporate Services, Inc.	four-story office building/ 194,000 sq. ft.

800 North Frederick Building (1)	International Business Machines Corporation	two-story office building/ 393,000 sq. ft.

The Corridors III Building	MAF Bancorp, Inc. Toyota Motor Credit Corporation Credit Suisse First Boston Corporation Metropolitan Life Insurance Company	seven-story office building/ 222,000 sq. ft.

The Highland Landmark III Building (2)	PeopleSoft USA, Inc. New York Life	nine-story office building/ 269,000 sq. ft.

180 Park Avenue – Building 105	Novartis Pharmaceuticals Corporation	three-story office building/ 222,000 sq. ft.

4241 Irwin Simpson Road (Governor’s Pointe Buildings)	Community Insurance Company	five-story office building/ 224,000 sq. ft.

8990 Duke Blvd (Governor’s Pointe Buildings)	Anthem Prescription Management	two-story office building/ 78,000 sq. ft.

5995 Opus Parkway Building (1)	G&K Services, Inc. Opus Corporation Virtual Radiological Consultants, LLC	five-story office building/ 165,000 sq. ft.

215 Diehl Road Building	ConAgra Foods, Inc.	four-story office building/ 162,000 sq. ft.

100 East Pratt Building	T. Rowe Price Group, Inc. Tydings & Rosenberg, LLP Merrill Lynch & Co., Inc.	28-story office building / 656,000 sq. ft.

College Park Plaza Building	Cardinal Health 100, Inc. J.F. Molloy & Associates, Inc. Republic Airways Holdings, Inc.	five-story office building/ 179,000 sq. ft.

180 East 100 South Building (1)	Questar Corporation	eight-story office building/ 206,000 sq. ft.

One Robbins Road (1) (3) (Nashoba Buildings)	Lucent Technologies, Inc.	three-story office building/ 298,000 sq. ft.

Four Robbins Road (1) (3) (Nashoba Buildings)	Lucent Technologies, Inc.	two-story office building/ 160,000 sq. ft.

Property Name	Major Tenant(s)	Building Type/Square Feet
Baldwin Point Building (4)	The Travelers Indemnity Company	four-story office building/ 165,000 sq. ft.

1900 University Circle (University Circle Buildings)	Bingham McCutchen, LLP Greenberg Traurig, LLP Greater Bay Bancorp	six-story office building/ 143,000 sq. ft.

1950 University Circle (University Circle Buildings)	Dewey Ballantine, LLP Howrey Simon Arnold & White, LLP	six-story office building/ 165,000 sq. ft.

2000 University Circle (University Circle Buildings)	DLA Piper US LLP	six-story office building/ 143,000 sq. ft.

919 Hidden Ridge (1) (MacArthur Ridge I Building)	Verizon Communications, Inc.	six-story office building/ 250,000 sq. ft.

5 Houston Center	Ernst and Young U.S. L.L.P. Jackson Walker Jenkins & Gilchrist Capgemini U.S.	27-story office building/ 581,000 sq. ft.

Key Center Tower (5) (Key Center Complex)	KeyBank Squire, Sanders and Dempsey Thompson Hines & Flory, L.L.P.	57-story office building/ 1,321,000 sq. ft.

Key Center Marriott (5) (Key Center Complex)	Hotel	400-room hotel/ 310,000 sq. ft.

Tampa Commons (1)	Time Customer Service, Inc. Wilkes and McHugh, P.A. Masonite U.S. Corporation	13-story office building/ 255,000 sq. ft.

2000 Park Lane	Fisher Scientific Company, L.L.C. Computer Associates	seven-story office building/ 231,000 sq. ft.

LakePointe 5	The Lash Group, Inc. First Franklin Financial Corporation	four-story office building/ 112,000 sq. ft.

LakePointe 3 (6)	The Lash Group, Inc. Centex Construction Company	four-story office building/ 111,000 sq. ft.

One SanTan	Toyota Motor Credit Corporation ISOLA USA Corporation	three-story office building/ 134,000 sq. ft

Two SanTan	Toyota Motor Credit Corporation ISOLA USA Corporation	three-story office building/ 134,000 sq. ft

263 Shuman Boulevard (1)	OfficeMax Incorporated	five-story office building/ 354,000 sq. ft

11950 Corporate Boulevard (1)	Siemens Westinghouse Power Corporation	four-story office building/ 227,000 sq. ft

Property Name	Major Tenant(s)	Building Type/Square Feet

Edgewater Corporate Center (1)	Decision One Mortgage Company, LLC	five-story office building/ 180,000 sq. ft

4300 Centreway Place (1)	Aetna Life Insurance Company	three-story office building/ 139,000 sq. ft

80 Park Plaza	Public Service Electric and Gas Company	26-story office building/ 1,000,000 sq. ft

International Financial Tower	Pershing LLC NTT Data USA, LLC	19-story office building/ 630,000 sq. ft

Sterling Commerce (1)	Caremark Rx, Inc. Sterling Commerce DG Systems, Inc.	12-story office building/ 309,000 sq. ft

(1)	This property is managed by an affiliate.
(2)

Wells REIT II/Lincoln – Highland Landmark III, LLC, a joint venture between us and Lincoln – Highland Landmark III, LLC, an unrelated party, purchased this property on December 28, 2004. Under the terms of the operating agreement and based upon our capital contribution, we own approximately 95% of this joint venture.

(3)

Nashoba View Ownership, LLC, a joint venture between us and Tech Force, LLC, an unrelated party, purchased this property on August 18, 2005. Under the terms of the operating agreement and based upon our capital contribution, we own approximately 99% of this joint venture.

(4)

2420 Lakemont Avenue, LLC, a joint venture between us and Barry Orlando Partners, LP, an unrelated party, purchased this property on August 26, 2005. Under the terms of the operating agreement and based upon our capital contribution, we own approximately 97% of this joint venture.

(5)

This property is owned by Key Center Properties LLC, a joint venture between us and Key Center Properties Limited Partnership, an unrelated party. We have a 50% ownership interest in Key Center Properties LLC; however, we are entitled to all the benefits of ownership of the Key Center Complex, including the right to receive all net cash flow derived from the operation of the Key Center Complex, excluding a de minimis amount of revenue derived from the operation of the hotel.

(6)	The land was purchased in December 2005; however, construction of the building was completed in April 2006.

For more information regarding our prior acquisitions, see the discussion under “Description of Real Estate Investments.” We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. We may also invest in entities that make similar investments, including joint ventures. We have not yet identified the properties we will purchase with the proceeds of this offering.

What steps do you take to make sure you purchase environmentally compliant properties?

We obtain a Phase I environmental assessment of each property we purchase. In addition, we will attempt to obtain a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

What will be the terms of your leases?

We seek to secure leases with creditworthy tenants before or at the time we acquire a property. Generally, we are responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. However, the majority of our leases include reimbursement provisions that require the tenant to pay, as additional rent, all or a portion of real estate taxes; sales and use taxes; special assessments; utilities, insurance and building repairs; and other building operation and management costs. Such reimbursement provisions mitigate the risks related to rising costs. We expect that our leases generally will have terms of five or more years, some of which may have renewal options.

How will Wells REIT II own its real estate properties?

We expect to own substantially all of our real estate properties through Wells Operating Partnership II, L.P. (“Wells OP II”), our operating partnership. Wells OP II was formed in July 2003 to acquire, own and operate properties on our behalf. We are the sole general partner of Wells OP II and, as of March 23, 2007, owned approximately 99.9% of the equity interests in Wells OP II. Wells Capital has purchased $200,000 of limited partner units in Wells OP II and is the sole limited partner of Wells OP II. As a result of this structure we are considered an “UPREIT.”

What is an “UPREIT”?

UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” The UPREIT structure is used because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later sells or exchanges his UPREIT units. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. At present, we have no plans to acquire any specific properties in exchange for units of Wells OP II.

If I buy shares, will I receive dividends and how often?

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction and excludes net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.

How will you calculate the payment of dividends to stockholders?

We expect to calculate our quarterly dividends based upon daily record dates so that investors may be entitled to dividends immediately upon purchasing our shares.

May I reinvest my dividends in shares of Wells REIT II?

Yes. We have adopted an amended and restated dividend reinvestment plan. You may participate in our dividend reinvestment plan by checking the appropriate box on your Subscription Agreement or by filling out an enrollment form that we will provide to you at your request. The purchase price for shares purchased under this plan will be the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio. No selling commissions or dealer manager fees are payable on shares sold under our dividend reinvestment plan.

We may amend or terminate our dividend reinvestment plan at our discretion at any time provided that any amendment that adversely affects the rights or obligations of participants (as determined by the board) will only take effect upon 10 days’ written notice to participants. For more information regarding the dividend reinvestment plan, see “Description of Shares — Dividend Reinvestment Plan.”

Will the dividends I receive be taxable as ordinary income?

Yes and No. Generally, dividends that you receive, including dividends that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our dividend reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent they purchase shares under our dividend reinvestment plan at a discount to fair market value. As a result, participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash dividends to pay such liability.

We expect that some portion of your dividends will not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. Dividends that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You should also review the section of the prospectus entitled “Federal Income Tax Considerations.”

How much money have you raised in your offerings?

On December 1, 2003, we commenced our initial public offering of up to 785 million shares of common stock, which consisted of a 600 million-share primary offering and a 185 million-share offering under our dividend reinvestment plan. We stopped offering shares for sale in the primary offering on November 26, 2005. We raised gross offering proceeds of approximately $2.0 billion from the sale of approximately 197.1 million shares in our initial public offering.

On November 10, 2005, we commenced a second public offering, our follow-on offering, of up to 300.6 million shares of common stock. Of these shares, we are offering 300 million shares in a primary offering and 0.6 million shares under our dividend reinvestment plan. On April 14, 2006, we filed a post-effective amendment that combined the prospectus used to conduct our follow-on offering with the prospectus used to sell the remaining dividend reinvestment plan shares registered in our initial public offering. As of March 23, 2007, we had received gross offering proceeds of approximately $1.1 billion from the sale of approximately 111.5 million shares in our follow-on offering.

As of March 23, 2007, we had received aggregate gross offering proceeds of approximately $3.1 billion from the sale of approximately 308.6 million shares in our public offerings. After incurring approximately $61.5 million in acquisition fees, approximately $286.5 million in selling commissions and dealer manager fees, approximately $44.3 million in other organization and offering expenses, and funding common stock redemptions of approximately $62.2 million pursuant to the share redemption program, as of March 23, 2007, we had raised aggregate net offering proceeds available for investment in properties of approximately $2.6 billion, substantially all of which had been invested in real estate properties.

Wells Capital and its affiliates have sponsored 15 publicly offered real estate limited partnerships and Wells REIT I on an unspecified property, or “blind pool,” basis. As of March 23, 2007, they had raised in excess of $5.7 billion from approximately 148,000 investors in these 16 public real estate programs. Wells Capital and its affiliates are also sponsoring public offerings for Institutional REIT and Wells Timberland neither of which have commenced selling as of March 23, 2007.

What will you do with the money raised in this offering?

We intend to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. Depending primarily on the number of shares we sell in the primary offering of up to 300,000,000 shares of common stock, we estimate that no more than 87.16% of our primary offering proceeds, or $8.71 per share, will be used for investments, while the remainder will be used to pay offering expenses, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection, acquisition, development and construction of our real estate investments. Assuming a $9.55 purchase price for shares sold under our dividend reinvestment plan and depending on the number of shares sold in the 175,000,000 dividend reinvestment plan offering, we estimate no more than 97.66% of the gross offering proceeds from our dividend reinvestment plan, or $9.32 per share, will be used for investments and the repurchase of shares under our share redemption program, while the remainder will be used to pay offering expenses.

Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high a return as we expect to earn on our real estate investments, and we may not be able to invest the proceeds in real estate promptly.

What kind of offering is this?

We are offering up to 475,000,000 shares of common stock on a “best efforts” basis. We are offering up to 300,000,000 shares of our common stock in our primary offering at $10 per share, with discounts available for certain categories of purchasers as described under “Plan of Distribution” below. We are also offering 175,000,000 shares of common stock under our dividend reinvestment plan at the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose.

How does a “best efforts” offering work?

When shares are offered on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

How long will this offering last?

Our 300,000,000 share primary offering is scheduled to terminate by December 1, 2008. Under rules recently promulgated by the SEC, in some circumstances we could continue the primary offering until as late as June 1, 2009. If we continue the primary offering beyond December 1, 2008, we will provide that information in a prospectus supplement. We may continue to offer the 175,000,000 dividend reinvestment plan shares beyond these dates until we have sold all of these shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement. We may terminate this offering at any time.

Who can buy shares?

You can buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth of at least $150,000. For this purpose, net worth does not include your home, home furnishings or personal automobiles. These minimum levels may be higher in certain states, so you should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with the ownership restrictions imposed on REITs by the Internal Revenue Code. See “Description of Shares — Restriction on Ownership of Shares.” Our charter also limits your ability to sell your shares to prospective purchasers unless (i) they meet suitability standards regarding income or net worth, which are described above at “Suitability Standards” immediately following the cover page of this prospectus, and (ii) the transfer complies with minimum purchase requirements, which are described below at “Plan of Distribution — Minimum Purchase Requirements.”

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read this section of the prospectus very carefully.

Is there any minimum investment required?

Yes. For your initial purchase of our shares you must generally invest at least $1,000. Except in the states of Ohio, Maine, Minnesota, Nebraska and Washington, if you have purchased units or shares from an affiliated Wells public real estate program you can make purchases for less than the minimum investment. Once you have satisfied the applicable minimum purchase requirement, any additional purchases of our shares must be in amounts of at least $25, except for additional purchases pursuant to our dividend reinvestment plan. These minimum investment levels are higher in certain states, so you should carefully read the more detailed description under “Plan of Distribution — Minimum Purchase Requirements.”

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to fill out a Subscription Agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time you subscribe.

If I buy shares in this offering, how may I later sell them?

At the time you purchase the shares, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure that one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock, which will apply to potential purchasers of your stock. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. See “Description of Shares — Restriction on Ownership of Shares.”

You may be able to sell your shares to us pursuant to our share redemption program, though there are numerous restrictions on your ability to sell your shares to us under the program. Initially, we will repurchase shares under the share redemption program at 91% of the price at which we sold the share. For example, we will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. For purposes of the share redemption program, we define the completion of our offering stage in the same manner as described in this prospectus under “Description of Shares — Dividend Reinvestment Plan — Stock Purchases.” Thereafter, we will redeem shares at a price equal to 95% of the estimated per share value of the shares, as estimated by our advisor or another firm we choose for that purpose.

Our board of directors recently approved changes to the limits on our ability to redeem shares under the share redemption program. The primary effect of these changes should be to increase the number of shares we can redeem upon the request of the heirs of our stockholders. The limits on our ability to redeem shares under the program are as set forth below:

•	Except with respect to redemptions sought within two years of a stockholder’s death or qualifying disability, we will not redeem shares until one year after the issuance of the shares to be redeemed.

•

Except with respect to redemptions sought within two years of a stockholder’s death or qualifying disability, we will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period.

•	We will limit all redemptions, other than those sought within two years of a stockholder’s death, so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Although there is no limit under the share redemption program on the number of shares we may redeem upon the death of stockholders, we are under no obligation to redeem such shares to the extent such redemptions would cause total redemptions to exceed the limits set forth immediately above.

Our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice. For more information about the share redemption program, see “Description of Shares — Share Redemption Program.”

When will the company seek to list its shares of common stock?

We will seek to list our shares of common stock if and when our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you.

What is the role of the board of directors?

We have a ten-member board of directors. Currently, two seats are vacant and six seats are filled by directors independent of Wells Capital. All of our officers and two of our directors are affiliated with Wells Capital. Our charter, which requires that a majority of our directors be independent of Wells Capital, creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of Wells Capital and must approve other matters set forth in our charter. See “Conflicts of Interest — Certain Conflict Resolution Procedures.” Our directors are elected annually by the stockholders.

What is the experience of your officers and directors?

Our management team has extensive experience investing in and managing commercial real estate. Below is a short description of the background of each of our officers and directors. See the “Management — Executive Officers and Directors” section of this prospectus for a more detailed description of the experience of each of our officers and directors.

Name	Title	Experience

Leo F. Wells, III	President and Director	Founder of Wells Real Estate Funds and has been involved in real estate sales, management and brokerage services for over 30 years

Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	Former accounting executive at OneSource, Inc., a supplier of janitorial and landscape services

Randall D. Fretz	Senior Vice President	Former President of US & Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor

Charles R. Brown	Director*	Chairman and former President of CRB Realty Associates, a private real estate consulting firm, and former President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park

Richard W. Carpenter	Director*	Former President and current Chairman of the Board Pp of Southmark Properties, an Atlanta-based REIT investing in commercial properties

Name	Title	Experience

Bud Carter	Director*	Former broadcast news director and anchorman and a current Senior Vice President for Vistage International, an organization established to aid corporate presidents and CEOs

E. Nelson Mills	Director*	Current chief operations officer and chief financial officer of Williams Realty Advisors, LLC, advisor to a series of real estate investment funds. Involved in commercial real estate operations since 1998 and prior to that, a tax partner with KPMG

Jack M. Pinkerton	Director*	Former President and then Chairman of the Executive Committee of the Pinkerton and Laws Company, which was one of the 200 largest construction companies in the United States at the time of his retirement in 1988

Neil H. Strickland	Director*	Founder and currently the Senior Operation Executive of Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers

*	Denotes director is not affiliated with our advisor, Wells Capital.

Will I be notified of how the company and my investment are performing?

Yes, we will provide you with periodic updates on the performance of the company and your investment in us, including:

•	Four quarterly dividend reports;

•	An annual report; and

•	An annual IRS Form 1099-DIV, if required.

We will provide this information to you via U.S. mail or other courier. However, with your permission, we may furnish this information to you by electronic delivery, including, with respect to our annual report, by notice of the posting of our annual report on our affiliated Web site, which is www.wellsref.com. We will also include on this Web site access to our quarterly reports on

Form 10-Q, our current reports on Form 8-K, our proxy statement and other filings we make with the SEC, which filings will provide you with periodic updates on the Company’s performance and the performance of your investment.

When will I get my detailed tax information?

Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Who can help answer my questions?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact our dealer manager:

Wells Investment Securities, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Attn: Client Services

Telephone: (800) 557-4830 or (770) 243-8282

Fax: (770) 243-8198

E-mail: client.services@wellsref.com

www.wellsref.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.

There is no current public market for our shares and we currently have no plans to list our shares on a national securities exchange. You may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice. We describe these restrictions in detail under “Description of Shares — Share Redemption Program.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

While we are investing the proceeds of this offering, the continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would. We believe the current market for high-quality office properties is extremely competitive. We will be competing for these real estate investments with other REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, individuals and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. The greater the number of entities and resources competing for high-quality office properties the higher the acquisition prices of these properties will be, which could reduce our profitability and our ability to pay dividends to you. We cannot be sure that Wells Capital will be successful in obtaining suitable investments on financially attractive terms or that, if Wells Capital makes investments on our behalf, our objectives will be achieved. The more money we raise in this offering, the greater will be our challenge to invest all of the net offering proceeds on attractive terms. Therefore, the large size of this offering increases the risk that we may pay too much for real estate acquisitions. If we, through Wells Capital, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments and may, ultimately, liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to make distributions.

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividends and your investment returns to be lower than they otherwise would.

We could suffer from delays in locating suitable investments. The more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the large size of this offering increases the risk of delays in investing our net offering proceeds. Our reliance on our advisor to locate suitable investments for us at times when the management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs could also delay the investment of the proceeds of this offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely limit our ability to pay dividends to our stockholders and reduce our stockholders’ overall returns. In particular, when we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the distribution of cash dividends attributable to those particular properties. You should expect to wait several months after the closing of a property acquisition before we are in a position to pay cash dividends attributable to such property.

We have not yet identified the properties that we will purchase with the proceeds of this offering, which makes your investment more speculative.

We have not yet identified the investments that we will make with the proceeds of this offering. Our ability to identify well-performing properties and achieve our investment objectives depends upon the performance of Wells Capital, our advisor, in the acquisition of our investments and the determination of any financing arrangements. The large size of this offering increases the challenges that Wells Capital will face in investing our net offering proceeds promptly in attractive properties, and the continuing high demand for the type of properties we desire to purchase increases the risk that we may pay too much for the properties that we do purchase. Because of the illiquid nature of our shares, even if we disclose information about our potential investments before we make them, it will be difficult for you to sell your shares promptly or at all.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of a smaller portion of our portfolio.

This offering is being made on a “best efforts” basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. This offering is not conditioned on the sale of any minimum number of shares. If we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we have a less diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay distributions to our stockholders.

We were incorporated in 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.

We were incorporated in 2003. Because of our limited operating history, our prior performance may be a particularly unreliable indicator of our future performance. You should not rely upon the past performance of other Wells-sponsored real estate programs. Such past performance may not predict our future results. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.

We may be unable to pay or maintain cash distributions or increase distributions over time, and, until we have invested the proceeds of this offering and our properties are generating sufficient cash flow, we may have difficulty funding our distributions solely from cash flow from operations, which could reduce the funds we have available for investment and your overall return.

There are many factors that can affect the availability and timing of distributions to stockholders. In the future we expect to fund distributions principally from cash flow from operations; however, while we are in our offering stage and until our properties are generating sufficient cash flow, we may fund our distributions from borrowings or even the net proceeds from this offering. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for the acquisition of properties, and your overall return may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. We can give you no assurance that we will be able to pay or maintain cash distributions or increase distributions over time.

Our loss of or inability to obtain key personnel could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, each of whom would be difficult to replace. We do not have employment agreements with Messrs. Wells, Williams or Fretz, nor do Wells Capital or its affiliates, and we cannot guarantee that such persons will remain affiliated with us, Wells Capital or its affiliates. If any of these key personnel were to cease their affiliation with us, Wells Capital or its affiliates, we may be unable to find suitable replacement personnel, and our operating results could suffer as a result. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and our property managers’ ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor and any property managers we retain may be unsuccessful in attracting and retaining such skilled personnel. Further, we have established and intend to establish strategic relationships with firms that have special expertise in certain services or as to real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties in such regions. We may be unsuccessful in attracting and retaining such relationships. If we lose or are unable to obtain the services of highly skilled personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered.

On April 16, 2007, Wells REIT I acquired entities affiliated with Wells Real Estate Funds, which is the sole stockholder of Wells Capital, Wells Investment Securities and Wells Management. Wells REIT I entered into the merger in order to internalize advisory, asset-management, property-management and other services previously provided to Wells REIT I by Wells Real Estate Funds and its affiliates. As a result of the internalization transaction, 81 employees of Wells Real Estate Funds and its affiliates became employees of Wells REIT I. Some of those employees provided significant services to us, including Robert E. Bowers, the chief financial officer of Wells Real Estate Funds. In addition, upon entering into the merger agreement relating to the internalization transaction on February 2, 2007, Donald A. Miller resigned from his executive officer positions with Wells Real Estate Funds and its affiliates in order to become the chief executive officer and a director of Wells REIT I. Prior to taking this position, Mr. Miller directed all aspects of the acquisitions, dispositions, property-management, construction and leasing groups for Wells Real Estate Funds and its affiliates.

Following the internalization transaction, Wells Real Estate Funds and its affiliates have 351 employees. Wells Real Estate Funds and its affiliates are seeking successors to some of the personnel who had provided services to us and became employees of Wells REIT I in the internalization transaction. If Wells Real Estate Funds and our advisor are unable to find suitable replacement personnel either from its existing personnel or elsewhere with talents equal to those of the personnel it lost as a result of the Wells REIT I internalization transaction, our operations may suffer.

Our operating performance could suffer if Wells Capital or its affiliates incur significant losses, including those losses that may result from litigation or from being the general partner of other entities.

We are dependent on Wells Capital and its affiliates to select investments and conduct our operations. Thus, adverse changes to our relationship with or the financial health of Wells Capital and its affiliates, including changes arising from litigation, could hinder their ability to successfully manage our operations and our portfolio of investments. On March 12, 2007, a stockholder of Wells REIT I filed a purported class action and derivative complaint, Washtenaw County Employees’ Retirement System v. Wells Real Estate Investment Trust, Inc., et al in the United States District Court for the District of Maryland against, among others, Wells REIT I, our advisor, certain affiliates of Wells Real Estate Funds, Mr. Wells and certain of our officers and directors who formerly served as officers and directors of Wells REIT I prior to the closing of the internalization transaction on April 16, 2007. The complaint alleges violations of the federal proxy rules and breaches of fiduciary duty arising from the Wells REIT I internalization transaction and the related proxy statement filed with the SEC on February 26, 2007, as amended. The complaint seeks, among other things, unspecified monetary damages. On April 9, 2007, the District Court denied the plaintiff’s motion for an order enjoining the internalization transaction. Our advisor and officers and directors who are named in the complaint intend to vigorously defend this action. Any financial loss incurred by Wells Capital or its affiliates could hinder their ability to successfully manage our operations and our portfolio of investments.

In addition, as a general partner to many Wells-sponsored programs, Wells Capital may have contingent liability for the obligations of such partnerships. Enforcement of such obligations against Wells Capital could result in a substantial reduction of its net worth. If such liabilities affected the level of services that Wells Capital could provide, our operations and financial performance could suffer.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct.

As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees and agents) in some cases, which would decrease the cash otherwise available for distributions to you.

Risks Related to Conflicts of Interest

Wells Capital and possibly Wells Management will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, i.e., our advisor may offer us less attractive investment opportunities or we may lease to less attractive tenants, lowering your overall return.

We rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs also rely on Wells Capital for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If Wells Capital directs an investment opportunity to a Wells-sponsored program, it is to offer the investment opportunity to the program for which the opportunity, in the discretion of Wells Capital, is most suitable. Likewise, we rely on Wells Management to attract and retain creditworthy tenants for some of our properties. Other Wells-sponsored programs rely on Wells Management for the same tasks. If Wells Management directs creditworthy prospective tenants to another Wells-sponsored program where it could direct such tenants to our properties, our tenant base may have more inherent risk than might otherwise be the case. Our charter disclaims any interest in an investment opportunity known to Wells Capital that Wells Capital has not recommended to us. Wells Capital could direct attractive investment opportunities to other entities or even make such investments for its own account. Wells Management could direct attractive tenants to other entities. Such events could result in our investing in properties that provide less attractive returns or leasing properties to tenants that are more likely to default under their leases, thus reducing the level of dividends we may be able to pay you.

Wells Capital will face conflicts of interest relating to joint ventures that we may form with affiliates of Wells Capital, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint venture agreements with other Wells programs for the acquisition, development or improvement of properties. Wells Capital may have conflicts of interest in determining which Wells program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, Wells Capital may face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Since Wells Capital and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. Co-venturers may thus benefit to our and your detriment.

Wells Capital, its affiliates and our officers will face competing demands on their time, and this may cause our operations and your investment to suffer.

We rely on Wells Capital and its affiliates for the day-to-day operation of our business. Wells Capital and its affiliates, including our officers, have interests in other Wells programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time among us and other Wells programs and activities in which they are involved. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If this occurs, the returns on our investments, and the value of your investment, may decline.

Our officers and some of our directors face conflicts of interest related to the positions they hold with Wells Capital and its affiliates, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Our executive officers and some of our directors are also officers and directors of our advisor, our dealer manager and other affiliated entities. As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could hinder the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Wells Capital and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Wells-sponsored programs, which could result in actions that are not in the long-term best interest of our stockholders.

Wells Capital and its affiliates will receive substantial fees from us. These fees could influence our advisor’s advice to us, as well as the judgment of the affiliates of Wells Capital who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

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the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement, the dealer manager agreement and the property management, leasing and construction management agreement;

•	public offerings of equity by us, which entitle Wells Investment Securities to dealer manager fees and entitle Wells Capital to increased acquisition and asset management fees;

•	property sales, which entitle Wells Capital to real estate commissions and possible success-based sale fees;

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property acquisitions from other Wells-sponsored programs, which might entitle Wells Capital to real estate commissions and possible success-based sale fees in connection with its services for the seller;

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property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for Wells Investment Securities and Wells Capital;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with Wells Capital at a substantial price;

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whether and when we seek to list our common stock on a national securities exchange, which listing could entitle Wells Capital to a success-based listing fee but could also hinder its sales efforts for other programs if the price at which our shares trade is lower than the price at which we offered shares to the public; and

•

whether and when we seek to sell the company or its assets, which sale could entitle Wells Capital to a success-based fee but could also hinder its sales efforts for other programs if the sales price for the company or its assets resulted in proceeds less than the amount needed to preserve our stockholders’ capital.

The acquisition fees paid to Wells Capital and management and leasing fees paid to its affiliate, Wells Management, will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. Moreover, Wells Capital and Wells Management will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay you dividends or result in a decline in the value of your investment.

Our board’s loyalties to Institutional REIT and possibly to future Wells-sponsored programs could influence its judgment, resulting in actions that are not in our stockholders’ best interest or that result in a disproportionate benefit to another Wells-sponsored program at our expense.

Four of our eight directors are also directors of Institutional REIT. The loyalties of our directors serving on the board of Institutional REIT or possibly on the board of future Wells-sponsored programs may influence the judgment of our board when considering issues for us that also may affect other Wells-sponsored programs, such as the following:

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The conflicts committee of our board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to another Wells-sponsored program or if our advisor is giving preferential treatment to another Wells-sponsored program in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

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The conflicts committee must make a similar evaluation with respect to the performance of Wells Management in managing and leasing our properties. If Wells Management is not performing well as our property manager because of its services for other Wells-sponsored programs, the divided loyalties of the members of our conflicts committee could make them less willing to insist on improvement in the performance of Wells Management or to seek another property manager.

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The conflicts committee will likely decide whether we purchase a property. This decision could be influenced by the hope that Wells Capital would present the opportunity to other Wells-sponsored programs if we did not pursue it.

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We could enter into transactions with other Wells-sponsored programs, such as property sales or acquisitions, joint ventures or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by the board’s or committee’s loyalties to such other Wells-sponsored programs.

•

A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other Wells-sponsored programs.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other Wells-sponsored programs.

See “Conflicts of Interest — Our Advisor’s Interest in Other Wells Real Estate Programs — General.”

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of our outstanding common stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate. To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income-or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.

Our board of directors has adopted a share redemption program, but there are significant conditions and limitations that limit your ability to sell your shares under the program. In addition, our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice and without stockholder approval.

Except with respect to redemptions sought within two years of a stockholder’s death or qualifying disability, you would have to hold your shares for at least one year in order to participate in our share redemption program. The share redemption program limits the number of shares that we may redeem under the program as follows:

(1) we may not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for redemptions (other than those following an investor’s death or “qualifying disability”) since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period; (2) we will limit all redemptions, other than those sought within two years of a stockholder’s death, so that the aggregate of such redemptions during any calendar year does not exceed:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Although there is no limit under the share redemption program on the number of shares we may redeem upon the death of stockholders, we are under no obligation to redeem such shares to the extent such redemptions would cause total redemptions to exceed the limits set forth immediately above.

These limits may prevent us from accommodating all redemption requests made in any year. Initially, we will repurchase shares under the share redemption program at 91% of the price at which we sold the share. For example, we will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. For purposes of the share redemption program, we define the completion of our offering stage in the same manner as described in this prospectus under “Description of Shares — Dividend Reinvestment Plan — Stock Purchases.” Thereafter, we will redeem shares at a price equal to 95% of the estimated per share value of the shares, as estimated by our advisor or another firm we choose for that purpose. These restrictions would severely limit your ability to sell your shares should you require liquidity and would limit your ability to recover the value you invested.

The terms of our share redemption program are more generous for redemptions sought within two years of a stockholder’s death or “qualifying disability.” See “Description of Shares — Share Redemption Program” for more information about the share redemption program.

The offering price was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

The offering price of the shares, which is the same offering price as in our initial public offering, bears no relationship to our book or asset values or to any other established criteria for valuing shares. The board of directors considered the following factors in determining the offering price:

•	the offering price of Wells REIT I;

•	the range of offering prices of comparable unlisted REITs; and

•	the recommendation of our dealer manager.

Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

The dealer manager, Wells Investment Securities, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,000,000,000 shares of capital stock, of which 900,000,000 shares are designated as common stock and 100,000,000 are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (1) sell additional shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or to Wells Capital or Wells Management employees; (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation or as consideration in a related-party transaction; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of Wells OP II. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price paid per share in any offering under this prospectus, and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.

Payment of compensation to Wells Capital and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

Wells Capital and its affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We will pay them substantial up-front fees for some of these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment in properties or distribution to stockholders. Largely as a result of these substantial fees, we expect that for each share sold in our primary offering of up to 300,000,000 shares of common stock no more than $8.71 will be available for the purchase of real estate, depending primarily upon the number of shares we sell.

We will also pay significant fees to Wells Capital and its affiliates during our operational stage. Those fees include obligations to reimburse Wells Capital and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services. There is a risk that those reimbursement obligations could increase following the recently completed Wells REIT I internalization transaction. Our advisor and our property manager previously allocated certain of their personnel and other expenses between Wells REIT I and us. Following the Wells REIT I internalization transaction, there may be expenses of our advisor and our property manager that can no longer be shared between Wells REIT I and us, and those expenses may be higher than our allocable share of those expenses before the internalization transaction.

We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first enjoying agreed-upon investment returns, affiliates of Wells Capital could also receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed. Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. And given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other back-end compensation.

These fees and other potential payments increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Substantial consideration paid to our advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange. See “Management Compensation.”

Adverse economic and geopolitical conditions could cause our operations to suffer and reduce the overall value of your investment.

Among others, the following market and economic challenges may hinder our performance:

•	poor economic times may result in tenant defaults under leases;

•	job transfers, layoffs and overbuilding may increase vacancies;

•	maintaining occupancy levels may require increased concessions or reduced rental rates; and

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increased insurance premiums, resulting in part from the increased risk of terrorism, may reduce funds available for distribution or, to the extent we can pass such increases through to tenants, may lead to tenant defaults. Increased insurance premiums also may make it difficult to increase rents to tenants on turnover, which may limit our ability to increase our returns.

The impact on our operations will be greater to the extent that an economic downturn is prolonged or becomes more severe.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for tenant improvements to the vacated space in order to attract replacement tenants. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops.

We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We do not intend to reserve significant proceeds from this offering for future capital needs. Accordingly, if we need significant capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of your investment.

You may be more likely to sustain a loss on your investment because our promoters do not have as strong an economic incentive to avoid losses as do promoters who have made significant equity investments in their company.

As of March 23, 2007, our promoters, who include Messrs. Wells, Williams, Fretz and Wells Capital, had only invested approximately $1.4 million in us, primarily by our advisor purchasing 20,000 units of limited partnership interest in our operating partnership for $10.00 per unit before our initial public offering and by our three officers purchasing shares of common stock for $9.05 per share in our initial public offering. Therefore, if we are successful in raising enough proceeds to be able to reimburse our promoters for the significant organization and offering expenses of this offering, our promoters have little exposure to loss, especially if our shares are worth more than $9.05 per share upon the disposition of our properties. Without this exposure, our investors may be at a greater risk of loss because our promoters do not have as much to lose from a decrease in the value of our shares as do those promoters who make more significant equity investments in their companies.

General Risks Related to Investments in Real Estate

Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general or local economic conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds, which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties, which would reduce the value of your investment.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce your return.

We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants. A default or termination by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a tenant defaults on or terminates a significant lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to stockholders.

Our inability to sell a property when we want could limit our ability to pay cash distributions to you.

General economic conditions, availability of financing, interest rates and other factors, including supply and demand, all of which are beyond our control, affect the real estate market. We may be unable to sell a property for the price, on the terms or within the time frame we want. That inability could reduce our cash flow and cause our results of operations to suffer, limiting our ability to pay distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income and the return on your investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of that asset will be reduced by such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, or our existing line of credit, we do not have any sources of funding specifically designated for funding repairs of reconstruction of any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.

We may use proceeds from this offering to acquire and develop properties, including unimproved real properties, upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.

We have entered into joint ventures with third parties to acquire, develop or improve properties and will likely acquire additional properties through joint venture arrangements with some of the proceeds of this offering. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, for example:

•	the possibility that our co-venturer in an investment might become bankrupt;

•	that such co-venturer may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; or

•	that such co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

Compliance with new laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your investment.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to you.

If we sell properties and provide financing to purchasers, defaults by the purchasers would decrease our cash flows and limit our ability to make distributions to you.

In some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash dividends to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or the reinvestment of proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Associated with Debt Financing

We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.

As of March 23, 2007, total indebtedness was approximately $669.7 million, which consisted of fixed-rate mortgages on certain properties of approximately $585.5 million, a variable rate mortgage on a certain property of approximately $47.2 million, approximately $20.0 million outstanding under our $400.0 million credit facility and $17.0 million outstanding under our construction line of credit. Based on the value of our borrowing-base properties, we had approximately $337.5 million in remaining capacity under our $400.0 million credit facility, of which $2.0 million was pledged in the form of letters of credit for future tenant improvements and leasing costs. We are likely to incur additional indebtedness even if we raise significant proceeds in this offering. We may incur indebtedness to acquire properties, to fund property improvements and other capital expenditures, to redeem shares under our share redemption program, to pay our dividend and for other purposes.

Significant borrowings by us increase the risks of your investment. If there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.

If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties. Our $400 million credit facility includes a cross-default provision that provides that a payment default under any recourse obligation of $10 million or more or any non-recourse obligation of $20 million or more by us, Wells OP II, or any of our subsidiaries constitutes a default under the credit facility. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be limited.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace Wells Capital as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans. For a discussion of the restrictive covenants contained in our $400.0 million credit facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources —Short-Term Liquidity and Capital Resources.”

Increases in interest rates could increase the amount of our debt payments and limit our ability to pay dividends to our stockholders.

As of March 23, 2007, we had total outstanding indebtedness of $669.7 million, which consisted of fixed-rate mortgages on certain properties of approximately $585.5 million, a variable rate mortgage on a certain property of approximately $47.2 million, approximately $20.0 million outstanding under our $400.0 million credit facility and $17.0 million outstanding under our construction line of credit. We expect that we will incur additional indebtedness in the future. Increases in interest rates will increase our interest costs, which would reduce our cash flows and our ability to pay dividends. In addition, if we need to repay existing debt during periods of higher interest rates, we might sell one or more of our investments in order to repay the debt, which sale might not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Our policies do not limit us from incurring additional debt until debt would exceed 50% of the cost of our assets, though we may exceed this limit under some circumstances. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Section 1031 Exchange Program Risks

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.

Wells Management Company, Inc., an affiliate of Wells Capital, our advisor, has developed a program to facilitate real estate acquisitions for persons (“1031 Participants”) who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (“Section 1031 Exchange Program”). The program is described in greater detail under “Investment Objectives and Criteria — Acquisition and Investment Policies — Section 1031 Exchange Program.” The Section 1031 Exchange Program involves a private placement of co-tenancy interests in real estate. There are significant tax and securities disclosure risks associated with these private placement offerings of co-tenancy interests to 1031 Participants. For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests and its sponsors. We provide certain financial guarantees in the event co-tenancy interests in such offerings are not sold and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you. In addition, disclosure of any such litigation may limit our future ability to raise additional capital through the sale of stock or borrowings.

We are subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.

Our participation in the Section 1031 Exchange Program involves an obligation to purchase any co-tenancy interests in a property that remain unsold at the completion of a Section 1031 Exchange Program private placement offering. Accordingly, we could be required to purchase the unsold co-tenancy interests and thus become subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;

•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•

the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents, or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

In the event that our interests become adverse to those of the other co-tenants, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants.

We might want to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned entirely.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Lenders providing lines of credit may restrict our ability to draw on our lines of credit by the amount of our potential obligation. Further, our lenders may view such obligations in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders that limit the amount of loans they can make to any one borrower. These events could limit our operating flexibility and our ability to make distributions to you.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net income and cash available for distributions.

In October 2005, DLA Piper US LLP, our legal counsel, rendered an opinion that we would qualify as a REIT based upon our representations as to the manner in which we were owned, invested in assets and operated, among other things. This opinion represented DLA Piper US LLP’s legal judgment based on (i) the law in effect as of October 18, 2005 and (ii) our representations as of that date with respect to factual matters concerning our business operations and our properties. However, our qualification as a REIT depends upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper US LLP has not reviewed our compliance with the REIT qualification standards since October 18, 2005 and will not review such compliance on an ongoing basis. DLA Piper US LLP’s opinion is not binding on the Internal Revenue Service or the courts, and notwithstanding such opinion, we may fail to qualify as a REIT under the Internal Revenue Code. For example, future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status, which would reduce the return on your investment.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we can give you no assurance that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction was so recharacterized, we might fail to satisfy the REIT qualification asset tests or income tests and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received. See “Description of Shares — Dividend Reinvestment Plan — Tax Consequences of Participation.”

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we remain qualified as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•

In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

•

We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•

If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•

If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

•

We may perform additional, non-customary services for tenants of our buildings through our taxable REIT subsidiary, including real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.

To qualify as a REIT, we must distribute to our stockholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from (i) differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes; (ii) the effect of non-deductible capital expenditures; (iii) the creation of reserves; or (iv) required debt or amortization payments. We may need to borrow funds at times when market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of our common stock.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which could delay or hinder our ability to meet our investment objectives and lower the return on your investment.

To qualify as a REIT, we must satisfy tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Because of the ownership structure of our hotel property, we face potential adverse effects from changes to the applicable tax laws.

We own one hotel property. However, under the Internal Revenue Code, REITs are not allowed to operate hotels directly or indirectly. Accordingly, we lease our hotel property to our taxable REIT subsidiary, or TRS. As lessor, we are entitled to a percentage of the gross receipts from the operation of the hotel property. Marriott Hotel Services, Inc. manages the hotel under the Marriott® name pursuant to a management contract with the TRS as lessee. While the TRS structure allows the economic benefits of ownership to flow to us, the TRS is subject to tax on its income from the operations of the hotel at the federal and state level. In addition, the TRS is subject to detailed tax regulations that affect how it may be capitalized and operated. If the tax laws applicable to our TRS are changed, we may be forced to modify the structure for owning our hotel property or sell our hotel property, which may adversely affect our cash flows. In addition, the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, and we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such actions may prospectively or retroactively modify the tax treatment of the TRS and, therefore, may adversely affect our after-tax returns from our hotel property.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to pension, profit sharing trusts or IRAs investing in shares. If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus other than historical facts may be considered forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any such forward-looking statements are subject to unknown risks, uncertainties and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See “Risk Factors” herein for a discussion of some of those risks and uncertainties, although not all risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements are presented.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the gross proceeds raised in this offering assuming that we sell a midrange point of 237,500,000 shares of common stock and the maximum of 475,000,000 shares of common stock. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily on the number of shares we sell in the primary offering of up to 300,000,000 shares of common stock, we estimate that no more than 87.16% of our primary offering proceeds, or $8.71 per share, will be used for investments, while the remainder will be used to pay offering expenses, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection, acquisition, development and construction of our real estate investments. Assuming a $9.55 purchase price for shares sold under our dividend reinvestment plan and depending on the number of shares sold in the 175,000,000 dividend reinvestment plan offering, we estimate no more than 97.66% of the gross offering proceeds from our dividend reinvestment plan, or $9.32 per share, will be used for investments and the repurchase of shares under our share redemption program, while the remainder will be used to pay offering expenses.

	237,500,000 Shares
	Primary Offering (150,000,000 shares) ($10.00/share)		Div. Reinv. Plan (87,500,000 shares) ($9.55/share)
	$	%	$	%
Gross Offering Proceeds	1,500,000,000	100.00	835,625,000	100.00
Selling Commissions	105,000,000	7.00	0	0.00
Dealer Manager Fee	37,500,000	2.50	0	0.00
Other Organization and Offering Expenses (1)	26,850,000	1.79	4,094,563	0.49
Acquisition Fees (2)	30,000,000	2.00	16,712,500	2.00
Initial Working Capital Reserve (3)	0	0.00	0	0.00

Amount Available for Investment (4)(5)	1,300,650,000	86.71	814,817,937	97.51

	475,000,000 Shares
	Primary Offering (300,000,000 shares) ($10.00/share)		Div. Reinv. Plan (175,000,000 shares) ($9.55/share)
	$	%	$	%
Gross Offering Proceeds	3,000,000,000	100.00	1,671,250,000	100.00
Selling Commissions	210,000,000	7.00	0	0.00
Dealer Manager Fee	75,000,000	2.50	0	0.00
Other Organization and Offering Expenses (1)	40,149,000	1.34	5,762,090	0.34
Acquisition Fees (2)	60,000,000	2.00	33,425,000	2.00
Initial Working Capital Reserve (3)	0	0.00	0	0.00

Amount Available for Investment (4)(5)	2,614,851,000	87.16	1,632,062,910	97.66

1.	Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, reimbursing the due diligence expenses of broker-dealers, and amounts to reimburse Wells Capital for the salaries of its employees and other costs in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Wells Capital has agreed to reimburse us to the extent organization and offering expenses incurred by us, other than selling commissions and the dealer manager fee, exceed 2.0% of aggregate gross offering proceeds.
2.	We will pay Wells Capital, as our advisor, acquisition fees of 2.0% of gross offering proceeds for its services in connection with the selection, purchase, development and construction of real estate. We will pay Wells Capital the acquisition fee amount upon receipt of the offering proceeds rather than at the time a property is acquired. In addition to this acquisition fee, we may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property. See note 4 below.
3.	Because we expect that the vast majority of leases for the properties acquired by us will provide for tenant reimbursement of operating expenses, we do not anticipate that a permanent reserve for maintenance and repairs of real estate properties will be established. We expect to meet all of our working capital needs out of cash flow from operations. However, to the extent that we have insufficient funds to meet our needs for working capital, we may establish reserves from gross offering proceeds.

4.	Amount available for investment will include customary third-party acquisition expenses, such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition of real estate. We estimate that these third-party costs would average 0.5% of the contract purchase prices of property acquisitions.
5.	We expect that at least 50% of the proceeds from the sale of shares under our dividend reinvestment plan will be used to repurchase shares of our common stock under the share redemption program. See “Description of Shares — Share Redemption Program.”
Rather than using net proceeds to invest directly in real estate, we may use net proceeds to repay indebtedness and increase our borrowing capacity. Then, when we are ready to close on an acquisition, we might use debt proceeds or net offering proceeds, or a combination of both.
Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. The board is responsible for the management and control of our affairs. The board has retained Wells Capital to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. Because of the numerous conflicts of interest created by the relationships among us, Wells Capital and various Wells affiliates, many of the responsibilities of the board have been delegated to a committee composed of all of our independent directors. See “Conflicts of Interest.”

We have a ten-member board of directors. Our board may change the size of the board, but not to fewer than three board seats. Our charter provides that a majority of the directors must be independent directors. We currently have six independent directors and two vacant board seats. An “independent director” is a person who is not one of our officers or employees or an officer or employee of Wells Capital or its affiliates and has not been so for the previous two years. Serving as a director of, or having an ownership interest in, another Wells-sponsored program will not, by itself, preclude independent director status.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors. As provided in our charter, nominations of individuals to fill the vacancy of a board seat previously filled by an independent director will be made by the remaining independent directors.

Our directors and officers are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties may require. In addition to meetings of the various committees of the board, which committees we describe below, we expect to hold seven regular board meetings each year. We do not expect that our directors will be required to devote a substantial portion of their time in discharging their duties. Our board is empowered to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders. We will follow the policies on investments and borrowings set forth in this prospectus unless they are modified by our directors.

Amended Corporate Governance Guidelines Relating to Election of Directors

We amended our Corporate Governance Guidelines with respect to the election of our directors. A copy of our Corporate Governance Guidelines is available on our affiliated Web site at www.wellsref.com/investors/governance_docs.html.

Our directors are elected by a plurality of the votes cast. Under this voting standard, the director nominees with the most votes are elected to the board seats to be filled. In uncontested elections, the number of nominees equals the number of board seats to be filled; therefore, in uncontested elections, a nominee need only receive a single “for” vote to be elected. In uncontested elections, abstentions and “withhold” votes should have no effect on the outcome of the election (although they do count toward the establishment of a quorum).

In order to enhance your ability to influence the composition of the board of directors in an uncontested election, we have amended our Corporate Governance Guidelines to require each candidate nominated by the board of directors to agree to offer to resign should he or she receive fewer “for” votes than “withhold” votes in an uncontested election. If a director must offer to resign because of “withhold” vote totals, the conflicts committee of our board of directors must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the conflicts committee accepts the offer, then the resignation will be effective upon acceptance. If the conflicts committee rejects an offer, it must disclose the reasons for doing so.

Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Guidelines may not participate in any conflicts committee action regarding whether to accept his or her offer of resignation or whether to accept any other director’s resignation. However, if the non-participation of resigning directors would leave fewer than three directors participating in the decision, then all conflicts committee members may participate other than the director whose resignation is at issue.

The offer of resignation may also be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. Unless previously accepted by the conflicts committee, such resignation will be effective immediately prior to the stockholders’ election of a successor at such meeting.

Committees of the Board of Directors

Many of the powers of the board of directors may be delegated to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors.

Audit Committee

Our bylaws require that the audit committee of the board of directors consist solely of independent directors. The audit committee selects the independent public accountants to audit our annual financial statements, reviews with the independent public accountants the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our audit committee consists of E. Nelson Mills (Chairman), Neil H. Strickland and one vacant seat, all of whom are and will be independent directors. Should there be a tie vote of the audit committee before the vacant seat is filled, the full board will vote on the matter.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors, that is, all of our directors who are not affiliated with our advisor. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. The conflicts committee, which has retained its own legal advisor and is also authorized to retain its own financial advisor, is empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells Capital affiliates could reasonably be compromised. Those conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. See “Conflicts of Interest — Certain Conflict Resolution Procedures.”

Our conflicts committee will also discharge the board’s responsibilities relating to compensation of our executives. The conflicts committee will administer the granting of stock options to selected employees of Wells Capital and Wells Management based upon recommendations from Wells Capital and Wells Management, and set the terms and conditions of such options in accordance with the Stock Option Plan, which we describe below. The conflicts committee will also have authority to amend the Stock Option Plan or create other incentive compensation and equity-based plans. The Conflicts Committee is also responsible for administering the terms of the Independent Director Stock Option Plan. The members of our Conflicts Committee are Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, E. Nelson Mills and Jack M. Pinkerton, all of whom are independent directors.

The Conflicts Committee reviews our policies annually and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for these determinations made in March 2007.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties leased to creditworthy tenants. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We also believe that there are sufficient acquisition opportunities that meet this investment focus. Our advisor, Wells Capital, has extensive expertise with this type of real estate.

Working Capital Reserves. We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and hence reduce our opportunities to earn current income. We believe that debt proceeds and our cash flow from operations will be sufficient to meet our needs for working capital.

Borrowing Policies. Over the long-term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% leverage ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of December 31, 2006, our leverage ratio was approximately 24%.

Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of average invested assets or 25% of net income, as these terms are defined in our charter. For the four consecutive quarters ending December 31, 2006, total operating expenses represented 1.3% of average invested assets and 12.5% of net income.

Offering Policies. We are conducting a public offering through this prospectus of up to 300 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We are also offering shares on this prospectus under our dividend reinvestment plan. We believe these offerings are in the best interest of our stockholders because they increase the likelihood that we will be able to acquire a diverse portfolio of income-producing properties, thereby reducing risk in our portfolio.

Listing Policy. We believe it is in the best interest of our stockholders for our common shares to remain unlisted on a national exchange at this time. First, we are in the fundraising and property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain unlisted and utilize Wells Capital as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the longer-term benefits of completing the current offering, allowing the portfolio to mature and then listing the shares at a price that is anticipated to be higher than the price at which they would likely trade today.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are: (1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors. All of the members of the nominating and corporate governance committee are independent directors.

Asset Management Committee

The primary functions of the asset management committee are to review and advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants and portfolio diversification goals. All of the members of the asset management committee are independent directors.

Finance and Planning Committee

The primary function of the finance and planning committee is to review and advise the board of directors on our overall financial performance, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure and budgetary and reporting processes. All of the members of the finance and planning committee are independent directors.

Stockholder Relations, Communication and Development Committee

The primary function of the stockholder relations, communication and development committee is to advise the board of directors on various stockholder issues including market conditions, issues relating to net proceeds raised from stockholders and communications with stockholders. All of the members of the stockholder relations, communication and development committee are independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Positions
Leo F. Wells, III	63	President and Director
Douglas P. Williams	56	Executive Vice President, Secretary, Treasurer and Director
Randall D. Fretz	54	Senior Vice President
Charles R. Brown	68	Director*
Richard W. Carpenter	70	Director*
Bud Carter	68	Director*
E. Nelson Mills	46	Director*
Jack M. Pinkerton	79	Director*
Neil H. Strickland	71	Director*

*	Denotes director is not affiliated with our advisor, Wells Capital.

Leo F. Wells, III is our President and one of our directors. He is also a director of Wells REIT I, and the President and a director of Wells Timberland and Institutional REIT. He is also the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds; and the sole director, President and Treasurer of Wells Management and Wells Capital, our advisors, Wells Development Corporation and Wells Asset Management, Inc. Mr. Wells is also a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and Wells Investment Securities entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of non-cash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by Wells Investment Securities in 2001 and 2002. Without admitting or denying the allegations and findings against them, Wells Investment Securities and Mr. Wells consented in the AWC to various findings by the NASD, which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells
Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells
Investment Securities products. This conduct violated the prohibitions against payment and receipt of non-cash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810 and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD
Conduct Rule 2110.

Wells Investment Securities consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Wells Investment Securities and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004.

Douglas P. Williams is our Executive Vice President, Secretary and Treasurer and one of our directors. He also served as Executive Vice President, Secretary and Treasurer and a director of Wells REIT I from 1999 until the Wells REIT I internalization transaction and began serving in those capacities for Wells Timberland in 2005 and Institutional REIT in 2006. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of Wells Investment Securities, our dealer-manager. Mr. Williams is also a Vice President of Wells Real Estate Funds and Wells Asset Management, Inc.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG Peat Marwick LLP.

Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master’s of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz has been our Senior Vice President since 2003 and is a Senior Vice President of Wells Capital. He is also the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of Wells Timberland and Institutional REIT and a director of Wells Investment Securities. Mr. Fretz served as a Senior Vice President of Wells REIT I until February 2007. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Master’s of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. He has been involved in real estate activities for over 40 years. Mr. Brown is also a director of Institutional REIT. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlantic Center, one of the South’s largest multi-use complexes. Atlantic Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development.

Mr. Brown is Chairman and until recently was President of CRB Realty Associates, a private real estate consulting firm. He has previously been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the Atlantic Steel mill in Atlanta, Georgia. He has also represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Richard W. Carpenter is one of our independent directors. He is also a trustee of the Wells Family of Real Estate Funds. Until the Wells REIT I internalization transaction, Mr. Carpenter was a director of Wells REIT I. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Audit Committee of MidCountry Financial Corp. He retired as President and Director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B. and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT, which invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers

Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter is one of our independent directors. He is also a trustee of the Wells Family of Real Estate Funds. Until the Wells REIT I internalization transaction, Mr. Carpenter was a director of Wells REIT I. Mr. Carter, for more than 20 years, was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest. Later, from 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois and served as Publisher and Editor of The Peoria Press, a weekly business and political journal. From 1981 until 1989, Mr. Carter was an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Mr. Carter currently serves as Senior Vice President for Vistage International (formerly known as The Executive Committee), an international organization established to provide a “think tank” like forum for company Presidents and CEOs to share ideas on ways to improve the management and profitability of their businesses. Vistage International operates in major cities throughout the United States, Australia, Australia, Brazil, France, Germany, Italy, Malaysia, Mexico, the United Kingdom and Japan. Worldwide, the organization has more than 14,000 company president and CEO members. Mr. Carter was recruited in 1987 to be the first Chairman of the organization in Atlanta and still serves as Chairman of the first two groups formed in Atlanta — each group comprised of 15 non-competing CEOs and presidents. See “Certain Relationships with our Independent Directors.”

Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., The Springs Newspapers, and The Rockbridge Commercial Bank; earlier board service includes The DiversiTech Corporation and WaveBase9. He is a graduate of the University of Missouri where he earned degrees in Liberal Arts and then Journalism.

E. Nelson Mills became one of our independent directors in April 2007. He is also an independent director of Institutional REIT and Wells Timberland. Since December 2004, Mr. Mills has served as the chief operations officer and chief financial officer of Williams Realty Advisors, LLC where he is responsible for investment and financial strategy and is in charge of the design, formation and operation of a series of real estate investment funds. From April 2004 to December 2004, Mr. Mills was a financial consultant to Timbervest, LLC, an investment manager specializing in timberland investments. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments (US), Inc., an investment manager specializing in the acquisition and management of commercial real estate, and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax planning and administration and the supervision of various merger and acquisition activities. Prior to joining Lend Lease, Mr. Mills was a tax partner with KPMG LLP from January 1987 to August 1998. Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Masters of Business Administration degree from the University of Georgia. Mr. Mills is also a Certified Public Accountant.

Jack M. Pinkerton is one of our independent directors. He served as Chairman of the Executive Committee of The Pinkerton & Laws Company until his retirement in 1988, at which time The Pinkerton and Laws Company was one of the 200 largest construction companies in the United States. Mr. Pinkerton’s current activities include Director of Construction for Early Learning Property Management (construction and development of Early Learning Centers). Mr. Pinkerton served as Chairman of the Board of Enterprise National Bank before it was sold to Regions Bank in 1999. Mr. Pinkerton has also served as Chairman of the Board of numerous non-profit organizations. He received his Civil Engineering degree from Vanderbilt University and a Master of Theology Studies degree from Emory University.

Neil H. Strickland is one of our independent directors. He is also a trustee of the Wells Family of Real Estate Funds. Until the Wells REIT I internalization transaction, Mr. Carpenter was a director of Wells REIT I. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full-service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a non-active partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operations Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development, and senior administration.

Mr. Strickland is a Director of First Covenant Bank located in Woodstock, Georgia. He is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland is a past director of First Capital Bank, a community bank, and CNB Holdings, Inc., a publicly traded bank, both located in the State of Georgia. Mr. Strickland attended Georgia State University where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers are also officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “Management Compensation” and “Employees of Affiliated Companies” below for a discussion of the fees paid to and services provided by Wells Capital and its affiliates.

Compensation of Our Directors

We have provided below certain information regarding compensation paid to our directors during fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Leo F. Wells, III (2)	—	—	—
Douglas P. Williams (2)	—	—	—
Charles R. Brown	50,750	—	50,750
Richard W. Carpenter	58,000	—	58,000
Bud Carter	54,750	—	54,750
Jack M. Pinkerton	49,000	—	49,000
E. Nelson Mills (3)	—	—	—
Donald S. Moss (4)	62,750	—	62,750
Walter W. Sessoms (5)	20,250	—	20,250
Neil H. Strickland	56,500	—	56,500
W. Wayne Woody (4)	60,000	—	60,000

(1)	On July 19, 2006 we granted options to purchase 1,000 shares of our common stock at $12.00 per share to each of our independent directors (with the exception of Walter W. Sessoms, who passed away on July 2, 2006) pursuant to our Independent Director Stock Option Plan. In accordance with SFAS 123-R, we estimated the fair value of each stock option granted as of the date of the grant using the Black-Scholes-Merton model. Based on the assumptions discussed in Note 6 to our accompanying consolidated financial statements, the fair value of the options granted during the year ended December 31, 2006 was insignificant. As of December 31, 2006, options to purchase a total of 40,000 of our shares of common stock were outstanding (options to purchase 1,500 shares held by the estate of Walter W. Sessoms and options to purchase 5,500 shares held by each of our remaining independent directors). The weighted-average exercise price of all outstanding options is $12.00 per share.
(2)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(3)	E. Nelson Mills joined our board of directors on April 18, 2007.
(4)	On April 16, 2007, these two directors resigned from our board in connection with the Wells REIT I internalization transaction.
(5)	Mr. Sessoms served on our board until he passed away on July 2, 2006.

We pay each of our independent directors an annual retainer of $12,000. In addition, we pay directors for attending board and committee meetings as follows:

•	$2,500 per regular board meeting; we expect seven regular board meetings per year.

•	$2,500 per audit committee meeting to review our periodic reports; we expect four such meetings per year.

•	$250 per special board meeting attended (whether held in person or by telephone conference); we expect two such meetings per month.

•	$1,500 for all other committee meetings; we expect five such meetings per committee per year.

•	An additional $500 to a committee chair for each committee meeting attended in person.

However, when a committee meeting follows a board meeting, an additional fee will not always be paid for attending the committee meeting. For example, a conflicts committee meeting will generally be held immediately after every board meeting, but a separate fee will not be paid for attendance at the conflicts committee meeting.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we will not pay separate compensation for services rendered as a director.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. As of the date of this prospectus, we have issued options to purchase 40,000 shares of common stock to our independent directors pursuant to this plan. We issued options to purchase 2,500 shares to each independent director in connection with our initial public offering. Of these shares, 20% are exercisable immediately on the date of grant. An additional 20% of these shares become exercisable on each annual anniversary following the date of the grant. Additionally, we issue options to purchase 1,000 shares to each independent director on the date of our annual stockholders’ meeting. These options are 100% exercisable upon completion of two years of service after the date of the grant. All of the options issued under the plan were anti-dilutive with an exercise price of $12 per share. We may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for the subsequent options will be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (1) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or (2) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange. However, if the conflicts committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the conflicts committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We will also make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal for cause of the independent director as a member of the board of directors, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon the sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•

for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Stock Option Plan

We have adopted a Stock Option Plan that is designed to assist Wells Capital and Wells Management obtain or retain the services of employees considered important to our long-range success and the success of Wells Capital and Wells Management by offering such employees an opportunity to participate in our growth through ownership of our common stock.

The conflicts committee of the board of directors conducts the general administration of the plan. The conflicts committee is authorized to grant “non-qualified” stock options to selected employees of Wells Capital and Wells Management based upon the recommendation of Wells Capital and subject to the absolute discretion of the conflicts committee and applicable limitations of the plan. The exercise price for the options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the option is granted. Fair market value for this plan will be determined in the same manner as the Independent Director Stock Option Plan. A total of 750,000 shares have been authorized and reserved for issuance under our Stock Option Plan. However, we may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares. As of the date of this prospectus, we have not issued any options to purchase shares of common stock under this plan and have no current plans to do so.

The conflicts committee shall set the term of the options in its discretion, although no option shall have a term greater than five years The conflicts committee shall set the period during which the right to exercise an option vests in the holder of the option. No option issued may be exercised, however, if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. In addition, no option may be sold, pledged, assigned or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

In the event that the conflicts committee determines that any dividend or other distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the shares such that the conflicts committee determines an adjustment to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan or with respect to an option, then the conflicts committee shall adjust the number and kind of shares or the exercise price with respect to any option. The plan has a 10-year term and has the same provisions as the Independent Director Stock Option Plan with respect to dissolution, liquidation, reorganization, merger or other similar transactions.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us to indemnify our directors, officers, Wells Capital and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•

in the case of a non-independent director, Wells Capital or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or exculpation; and

•	the indemnification is recoverable only out of our net assets and not from the stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, Wells Capital or its affiliates or broker-dealers for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to Wells Capital and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•

the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves the advancement; and

•

the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We also purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

The Advisor

Our advisor is Wells Capital. Wells Capital has contractual and fiduciary responsibilities to us and our stockholders. Some of our officers and directors are also officers and directors of Wells Capital.

The directors and executive officers of Wells Capital are as follows:

Name	Age	Positions
Leo F. Wells, III	63	President, Treasurer and sole director
Douglas P. Williams	56	Senior Vice President and Assistant Secretary
Stephen G. Franklin	58	Senior Vice President
Randall D. Fretz	54	Senior Vice President
Jess E. Jarrett	50	Senior Vice President
Donald R. Henry	46	Senior Vice President

The backgrounds of Messrs. Wells, Williams and Fretz are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officers of Wells Capital.

Stephen G. Franklin, Ph.D., is a Senior Vice President of Wells Capital. Franklin is responsible for marketing, sales and coordination of broker-dealer relations. Mr. Franklin also serves as Vice President of Wells Real Estate Funds, Inc. Prior to joining Wells Capital in 1999, Mr. Franklin served as President of Global Access Learning, an international executive education and management development firm. From 1997 to 1999, Mr. Franklin served as President, Chief Academic Officer and Director of

EduTrek International, a publicly traded provider of international post-secondary education that owns American InterContinental University, with campuses in Atlanta, Ft. Lauderdale, Los Angeles, Washington, D.C., London and Dubai. While at EduTrek, he was instrumental in developing the Masters and Bachelors of Information Technology, International MBA and Adult Evening BBA programs. Prior to joining EduTrek, Mr. Franklin was Associate Dean of the Goizueta Business School at Emory University and a former tenured Associate Professor of Business Administration. He served on the founding Executive MBA faculty and has taught graduate, undergraduate and executive courses in management and organizational behavior, human resources management and entrepreneurship. He is also co-founder and Director of the Center for Healthcare Leadership at the Emory University School of Medicine. Mr. Franklin was a frequent guest lecturer at universities throughout North America, Europe and South Africa.

In 1984, Mr. Franklin took a sabbatical from Emory University and became Executive Vice President and a principal stockholder of Financial Service Corporation (“FSC”), an independent financial planning broker-dealer. Mr. Franklin and the other stockholders of FSC later sold their interests in FSC to Mutual of New York Life Insurance Company

Jess E. Jarratt is a Senior Vice President of Wells Capital and President of Wells Timberland Management Organization, LLC (“Wells TIMO”), a wholly owned subsidiary of Wells Capital formed for the purpose of serving as our advisor. Mr. Jarratt joined Wells in March 2007. Mr. Jarratt is responsible for directing and managing all aspects of timberland operations for Wells including timberland acquisitions and dispositions, portfolio and property management and timberland financing. From February 2006 through February 2007, Mr. Jarratt served as Managing Director of SunTrust Robinson Humphrey’s Structured Real Estate Group. From July 2001 through January 2006, Mr. Jarratt was Managing Director for SunTrust Robinson Humphrey’s Capital Markets Origination group where he originated and structured large, multi-capital transactions across SunTrust’s Corporate Banking unit. From July 1995 through July 2001, Mr. Jarratt was Group Vice President of SunTrust’s AgriFood Group which he founded and grew into a group of 20 professionals and over $1 billion in assets. From 1988 through July 1995, Mr. Jarratt was Vice President of Rabobank International, a multinational Dutch bank where he led corporate lending activities to U.S. agribusiness companies and timberland and forest products companies. In addition, Mr. Jarratt is a Certified Management Accountant (CMA) and has completed the Harvard Business School Executive Agribusiness Program. Mr. Jarratt is a member of the Institute of Management Accounting.

Donald R. Henry is a Senior Vice President of Wells Capital, a position he has held since February 2007. Mr. Henry oversees a team of professionals whose responsibilities include performing due diligence on acquisition targets, developing and implementing long-term investment strategies for properties under management, executing value-add strategies and positioning properties for sale. He is also Managing Director, Asset Management of Wells Real Estate Funds, Inc. Prior to joining Wells Real Estate Funds in 2002, Mr. Henry was a Principal, Portfolio Management with Lend Lease Real Estate Investments Inc., where he was responsible for public and corporate pension funds with $800 million in managed assets. In this capacity, he designed and implemented investment and leverage strategies based on client investment objectives and capital/real estate market fundamentals. From 1995 to 1999, Mr. Henry was Vice President, Asset Management/Retail Group for Lend Lease, where he asset-managed seven regional malls with a combined value of $430 million. He was directly responsible for overseeing the property management, leasing, marketing, legal and construction functions of each property. He began his career with Deloitte & Touché LLP, where he was a senior manager in the firm’s emerging business services group. Mr. Henry has a B.A. in Psychology (magna cum laude) from Oglethorpe University in Atlanta.

In addition to the directors and executive officers listed above, Wells Capital employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties we seek to acquire.

The Advisory Agreement

Under the terms of the advisory agreement, Wells Capital will use its reasonable efforts to present to us investment opportunities to provide us with a continuing and suitable investment program consistent with the investment policies and objectives adopted by our board of directors. The advisory agreement calls for Wells Capital to provide for our day-to-day management and to retain property managers, subject to the authority of our board of directors, and to perform other duties including the following:

•	find, present and recommend to us real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	acquire properties on our behalf in compliance with our investment objectives and policies;

•	at the direction of our management, prepare filings made under the Securities Act of 1933 and periodic reports and other filings made under the Securities Exchange Act of 1934;

•	arrange for financing and refinancing of properties;

•	enter into leases and service contracts for our properties;

•	oversee the performance of our property managers;

•	review and analyze the properties’ operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•

formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of properties; and

•	engage our agents.

We have incurred acquisition fees payable to our advisor equal to 2.0% of gross proceeds from our public offerings of common stock for services in connection with the selection, purchase, development or construction of real property. We incur such acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees from January 1, 2006 through March 23, 2007 totaled approximately $21.7 million.

Our advisor bears substantially all of our organization and offering costs other than our payment of selling commissions and dealer manager fees. We reimburse our advisor for up to 2.0% of our gross offering proceeds for organization and offering costs, including legal, accounting, printing and other accountable offering costs. From January 1, 2006 through March 23, 2007, we have reimbursed our advisor for $11.9 million of organization and offering expenses, which represents substantially all of the organization and offering expenses (other than selling commissions and dealer manager fees) incurred during the period.

For asset management services, we pay our advisor a monthly fee equal to one-twelfth of 0.75% of the cost of (i) the occupied properties we own and (ii) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. Asset management fees incurred from January 1, 2006 through March 23, 2007 totaled approximately $23.9 million.

Additionally, we reimburse our advisor for all costs and expenses it incurs in fulfilling its asset-management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations and marketing functions on our behalf. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions. Administrative reimbursements from January 1, 2006 through March 23, 2007 totaled approximately $6.9 million.

The fees payable to Wells Capital under the advisory agreement are described in detail at “Management Compensation” below. The one-year term of the current advisory agreement ends October 20, 2007 and may be renewed for an unlimited number of successive one-year periods upon the mutual consent of Wells Capital and us. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice.

Wells Capital and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, Wells Capital must devote sufficient resources to our administration to discharge its obligations. Wells Capital may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Initial Investment by Our Advisor

Wells Capital has purchased 20,000 limited partnership units of Wells OP II, our operating partnership, for $200,000 and 100 shares of our common stock for $1,000. The units constitute 100% of the limited partner units outstanding at this time. Wells Capital may not sell any of these units during the period it serves as our advisor. Although Wells Capital and its affiliates are not prohibited from acquiring additional shares of our common stock, Wells Capital currently has no options or warrants to acquire any shares. Wells Capital has agreed to abstain from voting any shares it acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with Wells Capital or any of its affiliates.

Affiliated Companies

Property Manager

As of March 23, 2007, we had engaged Wells Management Company, Inc. to manage 21 of our 50 properties, and we expect to engage Wells Management for these services for some of the other properties we may acquire. Wells Management is a wholly owned subsidiary of Wells Real Estate Funds, Inc., and Mr. Wells is the sole director of Wells Management. The executive officers of Wells Management are as follows:

Name	Age	Positions
Leo F. Wells, III	63	President, Treasurer and Sole Director
M. Scott Meadows	43	Senior Vice President and Secretary

The background of Mr. Wells is described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officer of Wells Management.

M. Scott Meadows is a Senior Vice President and Secretary of Wells Management. He is primarily responsible for the real estate operations for Wells Management. Prior to joining Wells Management in 1996, Mr. Meadows served as Senior Property Manager for The Griffin Company, a full-service commercial real estate firm in Atlanta, where he was responsible for managing a 500,000-square-foot office and retail portfolio. Mr. Meadows previously managed real estate as a Property Manager for Sea Pines Plantation Company. He graduated from the University of Georgia with a B.B.A. in management. Mr. Meadows is a Georgia real estate broker and holds a Real Property Administrator designation from the Building Owners and Managers Institute International and a Certified Property Manager designation from the Institute of Real Estate Management.

In consideration for supervising the management, leasing, and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on the gross monthly income of the property.

•

For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•

For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

Between January 1, 2006 and March 23, 2007, Wells Management had earned approximately $860,000 from us in property management, leasing and construction fees. The property management, leasing and construction management agreement has a term of one year (subject to the right of either party to terminate upon 60 days’ written notice); however, the agreement will be automatically extended for an additional one-year period at the end of each year unless either party gives 60 days’ written notice of its intention to terminate the agreement. The term of the current agreement expires on November 24, 2007 and the conflicts committee of our board of directors will evaluate the performance of Wells Management and the compensation paid to Wells Management in connection with its decision regarding whether to renew the agreement and on what terms.

With respect to properties for which Wells Management provides services, Wells Management will continue to hire, direct and establish policies for employees who will have direct responsibility for a property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. Some or all of the other employees may be employed on a part-time basis and may also be employed by one or more of our other affiliates. The principal office of Wells Management is located at 6200 The Corners Parkway, Norcross, Georgia 30092-3365.

In connection with the Wells REIT I internalization transaction, some of the personnel acquired by Wells REIT I are personnel who, prior to this internalization transaction, had primary responsibility for the management of six of the Company’s properties. Those properties are: (1) 1501 Opus Place; (2) 3333 Finley Road; (3) 5995 Opus Parkway; (4) Quadrangle Corp Park — Siemens; (5) Tampa Commons; and (6) 333 & 777 Republic Drive. To ensure continuity of property management services, we amended our existing Master Property Management, Leasing, and Construction Management Agreement to eliminate the provision of property management services for those six properties effective upon consummation of the Wells REIT I internalization transaction. We also entered into a property management agreement obligating Wells Real Estate Advisory Services (an entity that is now a subsidiary of Wells REIT I) to provide property management services to us for those same six properties on substantially the same terms and conditions as had been the case when Wells Management provided these property management services.

Dealer Manager

Wells Investment Securities, Inc., our dealer manager, is a member firm of the NASD. Wells Investment Securities was organized in May 1984 for the purpose of participating in and facilitating the distribution of securities of Wells programs.

Wells Investment Securities will provide wholesaling, sales promotion and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell shares at the retail level.

Wells Real Estate Funds, Inc. is the sole stockholder of Wells Investment Securities. The current directors and executive officers of Wells Investment Securities are:

Name	Age	Positions
Thomas E. Larkin	48	President and Director
Douglas P. Williams	56	Vice President, CFO, Treasurer and Director
Randall D. Fretz	54	Director

The backgrounds of Messrs. Williams and Fretz are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officer of Wells Investment Securities.

Thomas E. Larkin is President and a director of Wells Investment Securities. Mr. Larkin joined Wells in 2003 and directs the national sales effort. Prior to joining Wells, Mr. Larkin was an Executive Vice President of Ronald Blue & Co., where he was responsible for supervising approximately 80 financial professionals. In this capacity, he significantly increased both corporate revenue and assets under management. Mr. Larkin began his career at Ronald Blue in 1994 as a Branch Manager and Recruiter and progressively held positions of greater responsibility in sales management during his tenure with the Company. From 1986 to 1994, Mr. Larkin was with Advanced Cardiovascular Systems Inc., where he served as Sales Representative, Southeastern Sales Manager, and eventually Director of Sales. Mr. Larkin received his Bachelor of Science degree in biology from Valparaiso University. He holds the Series 2, 7, 24, 63, and 65 licenses.

In connection with our public offerings, from January 1, 2006 through March 23, 2007, Wells Investment Securities earned selling commissions of $70.9 million, of which approximately 100% was reallowed to participating broker-dealers, net of discounts. During this period, Wells Investment Securities also earned dealer manager fees of approximately $27.4 million, of which approximately $11.9 million was reallowed to participating broker-dealers, net of discounts. For a description of the fees and expenses payable to our dealer manager, see “Management Compensation” and “Plan of Distribution.”

Employees of Affiliated Companies

We have no direct employees. The employees of Wells Capital and Wells Management provide services for us related to asset management, accounting, investor relations, and all other administrative services. The related expenses are allocated among us and the other programs for which Wells Capital and Wells Management provide similar services based on time spent on each entity by personnel. We reimburse Wells Capital and Wells Management for our share of personnel and other costs associated with these services, excluding the cost of acquisition and disposition services for which we pay Wells Capital a separate fee. Our allocable share of these administrative reimbursements totaled approximately $6.0 million, $3.8 million and $1.2 million for the years ended December 31, 2006, 2005, and 2004, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Management Decisions

The primary responsibility for the management decisions of Wells Capital and its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiation for these investments and asset-management decisions, will reside in Leo F. Wells, III, Douglas P. Williams, Donald R. Henry and Randall D. Fretz. We expect that proposed transactions will often be discussed by the board of directors in advance of a final board vote. During these discussions, independent directors can offer ideas for ways in which deals can be changed to make them acceptable. The conflicts committee is empowered to approve or reject all acquisitions of real estate. We expect that the conflicts committee will condition our acquisition of any property on the committee’s prior approval.

Related-Party Transactions

There are no currently proposed material transactions with management and their affiliates other than those covered by the terms of the agreements described above with our advisor, our dealer manager and our affiliated property manager.

MANAGEMENT COMPENSATION

We have no paid employees. Wells Capital, our advisor, and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to Wells Capital and its affiliates, including amounts to reimburse their costs in providing services. The selling commissions and dealer manager fee may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and a $9.55 purchase price for shares sold under our dividend reinvestment plan.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)

	Organization and Offering Stage

Selling Commissions — Wells Investment Securities (2)	7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no selling commissions are payable on shares sold under the dividend reinvestment plan. Wells Investment Securities, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$210,000,000

Dealer Manager Fee — Wells Investment Securities (2)	2.5% of gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our dividend reinvestment plan. Wells Investment Securities will reallow a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$75,000,000

Reimbursement of Organization and Offering Expenses — Wells Investment Securities and Wells Capital (3)	Up to 2.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other organization and offering expenses will not exceed 0.98% of our gross offering proceeds, or $45,911,090. Wells Capital will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse Wells Capital for these amounts up to 2.0% of aggregate gross offering proceeds.	$45,911,090

	Acquisition and Development Stage

Acquisition Fees — Wells Capital (4)	2.0% of gross offering proceeds for services in connection with the selection, purchase, development or construction of real property.	$93,425,000

Asset Management Fee — Wells Capital (5)	Monthly fee equal to one-twelfth of 0.75% of the cost of (1) the occupied properties we own and (2) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. For purposes of this calculation, net asset value means the excess of the cost of the investments described above over aggregate outstanding debt used to acquire or refinance properties.	Actual amounts are dependent upon the total equity and debt capital we raise and results of operations and therefore cannot be determined at this time.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)

Property Management — Wells Management (5)(6)	For supervising the management, leasing and/or construction of certain of our properties, we pay fees to Wells Management equal to what other management companies generally charge for similar services. For property management services for a property, we pay Wells Management a market-based property management fee based on the gross monthly income of the property. For leasing agent services for a property, we pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; and (ii) a market-based commission based on the net rent payable. For construction management services for a property, we pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5.0% of such lease concessions and a management fee to be determined for other construction management activities.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Other Operating Expenses — Wells Capital (5)	We will reimburse the expenses incurred by Wells Capital in connection with its provision of services to us, including related personnel and IT costs. We will not reimburse for personnel costs in connection with services for which Wells Capital receives acquisition fees or real estate commissions.	Actual amounts are dependent upon operations and therefore cannot be determined at this time.

Liquidation/Listing Stage

Real Estate Commissions — Wells Capital or its Affiliates (7)	For substantial assistance in connection with the sale of properties, we will pay Wells Capital or its affiliates an amount equal to 1.0% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to Wells Capital, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Subordinated Participation in Net Sale Proceeds — Wells Capital (8)	After investors in our offerings have received a return of their net capital contributions and an 8.0% per year cumulative, noncompounded return, then Wells Capital is entitled to receive 10.0% of remaining net sale proceeds. This fee is payable only if we are not listed on an exchange.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Subordinated Incentive Listing Fee — Wells Capital (8)(9)	Upon listing of our common stock on a national securities exchange, Wells Capital is entitled to receive a fee equal to 10.0% of the amount by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return to investors.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 475,000,000 shares to the public, which include 300,000,000 shares through our primary offering and 175,000,000 shares through our dividend reinvestment plan.
(2)	Selling commissions and, in some cases, all or a portion of the dealer manager fee will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.”
(3)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, due diligence expense reimbursements to broker-dealers, and amounts to reimburse Wells Capital for the salaries of its employees and other costs in connection with preparing supplemental sales materials, the cost of educational conferences held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers) and attendance fees and cost reimbursement for employees of our affiliates to attend retail seminars conducted by broker-dealers. The portion of these organization and offering expenses for which we (as opposed to Wells Capital) would be responsible could not be increased above 2.0% of our gross offering proceeds without entering into a new or an amended advisory agreement, which under our charter would require the approval of a majority of our independent directors.
(4)	We will pay Wells Capital the acquisition fee amount upon receipt of the offering proceeds rather than at the time a property is acquired. However, if either party terminates or fails to renew the advisory agreement, Wells Capital must return acquisition fees not yet allocated to one of our investments. In addition, we will reimburse Wells Capital for amounts it pays to third parties in connection with the selection, acquisition or development of a property, whether or not acquired. The acquisition fees payable to our advisor could exceed 2.0% of gross offering proceeds only if we agreed to a new or amended advisory agreement. Under our charter, such an agreement would require the approval of a majority of our independent directors. Our charter also limits our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 6.0% of the contract purchase price.
(5)	Wells Capital must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2.0% of our average invested assets or 25.0% of our net income unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(6)	Our organizational documents do not impose a specific cap on property management fees. Our charter requires that the management fee we pay to Wells Management be no less favorable to us than a fee we could obtain from a third-party property manager. Between January 1, 2006 and March 23, 2007, Wells Management had earned a total of $860,000 from us in property management, leasing and construction fees. The property management, leasing, and construction management agreement has a term of one year (subject to the right of either party to terminate upon 60 days’ written notice); however, the agreement will be automatically extended for an additional one-year period at the end of each year unless either party gives 60 days’ written notice of its intention to terminate the agreement. The current term of the agreement expires on November 24, 2007. All decisions regarding the renewal or amendment of the agreement will be made by the conflicts committee of our board of directors.
(7)	Although we are most likely to pay real estate commissions to Wells Capital or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.
(8)	Upon termination of the Advisory Agreement, Wells Capital may be entitled to a similar fee if Wells Capital would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15.0% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, noncompounded return.
Wells Capital cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. Any portion of the subordinated participation in net sale proceeds that Wells Capital receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.
(9)	The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. The subordinated incentive listing fee is subject to the limit on total operating expenses as described in footnote (5). In the event the subordinated incentive listing fee is earned by Wells Capital, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay Wells Capital any further subordinated participation in net sale proceeds.

Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other back-end incentive compensation.

If we remained externally managed after listing, we would seek to negotiate in good faith with Wells Capital a fee structure appropriate for an entity with a perpetual life. The conflicts committee of our board of directors would have to approve any new fee structure negotiated with Wells Capital. In negotiating a new fee structure, the conflicts committee must consider all of the factors its members deem relevant, including but not limited to:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of Wells Capital in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by Wells Capital through their relationship with us;

•	the quality and extent of service and advice furnished by Wells Capital;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by Wells Capital for the account of other clients.

STOCK OWNERSHIP

The following table shows, as of March 23, 2007, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage
Leo F. Wells, III	126,790	*
Douglas P. Williams	1,105	*
Randall D. Fretz	2,759	*
Charles R. Brown (3)	4,105	*
Richard W. Carpenter (3)	4,000	*
Bud Carter (3)	11,398	*
E. Nelson Mills(5)	—	*
Donald S. Moss (3)(4)	8,765	*
Jack M. Pinkerton (3)	4,865	*
Neil H. Strickland (3)	3,000	*
W. Wayne Woody (3)(4)	4,000	*

All officers and directors as a group (6)	170,787	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Real Estate Investment Trust, II, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)	Includes options to purchase up to 3,000 shares of common stock, which are exercisable within 60 days of March 23, 2007.
(4)	These two directors resigned from our board of directors in connection with the closing of the Wells REIT I internalization transaction on April 16, 2007.
(5)	E. Nelson Mills joined our Board of Directors on April 18, 2007.
(6)	Includes options to purchase an aggregate of up to 21,000 shares of common stock, which are exercisable within 60 days of March 23, 2007.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with Wells Capital and its affiliates, some of whom serve as our officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we adopted to mitigate some of the risks posed by these conflicts.

Our Advisor’s Interests in Other Wells Real Estate Programs

General

Wells Capital and its affiliates are general partners and advisors of other Wells programs, including programs that have investment objectives similar to ours, and we expect that they will organize other such partnerships and programs in the future. Wells Capital and such affiliates have legal and financial obligations with respect to these programs that are similar to their obligations to us.

Wells Capital and its affiliates have sponsored the following 17 public real estate programs with substantially similar investment objectives as ours:

1.	Wells Real Estate Fund I,
2.	Wells Real Estate Fund II,
3.	Wells Real Estate Fund II-OW,
4.	Wells Real Estate Fund III, L.P.,
5.	Wells Real Estate Fund IV, L.P.,
6.	Wells Real Estate Fund V, L.P.,
7.	Wells Real Estate Fund VI, L.P.,
8.	Wells Real Estate Fund VII, L.P.,
9.	Wells Real Estate Fund VIII, L.P.,
10.	Wells Real Estate Fund IX, L.P.,
11.	Wells Real Estate Fund X, L.P.,
12.	Wells Real Estate Fund XI, L.P.,
13.	Wells Real Estate Fund XII, L.P.,
14.	Wells Real Estate Fund XIII, L.P.,
15.	Wells Real Estate Fund XIV, L.P.,
16.	Wells Real Estate Investment Trust, Inc. (“Wells REIT I”), and
17.	Institutional REIT, Inc (“Institutional REIT”).

Wells Timberland REIT, Inc. (“Wells Timberland”) is a newly organized Maryland corporation also sponsored by our advisor. Wells Timberland was formed primarily for the purpose of acquiring timberland properties and, therefore, has investment objectives substantially different than ours.

Allocation of Investment Opportunities

We rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs, especially those then raising offering proceeds, also rely on Wells Capital for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If Wells Capital directs an investment opportunity to a Wells-sponsored program, it will offer the investment opportunity to the program for which the opportunity, in the discretion of Wells Capital, is most suitable. As a result, Wells Capital could direct attractive investment opportunities to other entities or even purchase them for its own account. Our charter disclaims any interest in an investment opportunity known to Wells Capital that Wells Capital has not recommended to us. See “Certain Conflict Resolution Procedures.”

Joint Ventures with Affiliates of Wells Capital

We may enter into joint venture agreements with other Wells programs for the acquisition, development or improvement of properties. See “Investment Objectives and Criteria — Joint Venture Investments.” Wells Capital and its affiliates may have conflicts of interest in determining which Wells program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, Wells Capital may face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Because Wells Capital and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. See “Risk Factors — Investment Risks.”

Competition for Tenants and Others

Conflicts of interest exist when we own properties in the same geographic areas as those owned by other Wells-sponsored programs. In those cases, a conflict could arise in the leasing of properties if we and another Wells program were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Wells program were to attempt to sell similar properties at the same time. See “Risk Factors — Investment Risks.” Conflicts of interest may also exist at such time as we or any of our affiliates managing property on our behalf seek to employ developers, contractors, building managers or other third parties. Wells Capital will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Wells Capital will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all properties in need of their services. However, Wells Capital and its affiliates cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for employees at different properties.

Allocation of Advisor’s Time

We rely on Wells Capital and its affiliates for the day-to-day operation of our business. As a result of their interests in other Wells programs and the fact that they have also engaged and will continue to engage in other business activities, Wells Capital and its affiliates will have conflicts of interest in allocating their time between us and other Wells programs and activities in which they are involved. However, Wells Capital believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Wells programs and ventures in which they are involved.

Receipt of Fees and Other Compensation by Wells Capital and its Affiliates

Wells Capital and its affiliates will receive substantial fees from us. These compensation arrangements could influence our advisor’s advice to us, as well as the judgment of the affiliates of Wells Capital who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•

the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement, the dealer manager agreement and the property management, leasing and construction management agreement with Wells Management;

•	public offerings of equity by us, which entitle Wells Investment Securities to dealer manager fees and entitle Wells Capital to increased acquisition and asset-management fees;

•	property sales, which entitle Wells Capital to real estate commissions and possible success-based sale fees;

•

property acquisitions from other Wells-sponsored programs, which might entitle Wells Capital to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•

property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for Wells Investment Securities and Wells Capital;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with Wells Capital at a substantial price;

•

whether and when we seek to list our common shares on a national securities exchange, which listing could entitle Wells Capital to a success-based listing fee but could also adversely affect its sales efforts for other programs depending on the price at which the shares trade; and

•

whether and when we seek to sell the company or its assets, which sale could entitle Wells Capital to a success-based fee but could also adversely affect its sales efforts for other programs depending upon the sales price for the company or its assets.

The advisory fees paid to Wells Capital and the management and leasing fees we pay to Wells Management will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. See “Certain Conflict Resolution Procedures.”

Our Board’s Loyalties to Institutional REIT and Possibly to Future Wells-Sponsored Programs

Four of our eight directors are also directors of Institutional REIT. The loyalties of our directors serving on the board of Institutional REIT or possibly on the board of future Wells-sponsored programs may influence the judgment of our board when considering issues for us that also may affect other Wells-sponsored programs, such as the following:

•

The conflicts committee of the board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to other Wells-sponsored programs, or if our advisor is giving preferential treatment to other Wells-sponsored programs in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•

The conflicts committee must make a similar evaluation with respect to the performance of Wells Management. If Wells Management is not performing well as a property manager because of its services for other Wells-sponsored programs, the divided loyalties of the members of our conflicts committee could adversely affect their willingness to insist on improvement of the performance of the property manager.

•

The conflicts committee will likely decide whether we purchase a property. This decision could be influenced by the hope that Wells Capital would present the opportunity to other Wells-sponsored programs if we did not pursue it.

•

We could enter into transactions with other Wells-sponsored programs, such as property sales or acquisitions, joint ventures or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by its loyalties to other Wells-sponsored programs.

•

A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other Wells-sponsored programs.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other Wells-sponsored programs.

Our advisor also sponsors Wells Timberland, but the Wells Timberland program differs materially by seeking to invest in timberland properties rather than high-quality office and industrial properties.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

Our executive officers and some of our directors are also officers and/or directors of:

•	Wells Capital, our advisor and the general partner of the various real estate programs sponsored by Wells Capital (described above);

•	Wells Management, one of our property managers; and

•	Wells Investment Securities, our dealer manager.

As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties they owe to us.

Certain Relationships with our Independent Directors

Richard W. Carpenter, Bud Carter and Neil H. Strickland are also trustees of the Wells Family of Real Estate Funds. Charles R. Brown is also an independent director of Institutional REIT. E. Nelson Mills is also an independent director of Institutional REIT and Wells Timberland.

In addition, Mr. Carter serves as a chairman for Vistage International, an organization designed to aid corporate executives through the sharing of ideas on ways to improve the management and profitability of their respective companies. As a chairman, Mr. Carter facilitates monthly meetings for three 15-member groups of executives and meets individually with each member of the group on a monthly basis. Four executives of Wells Real Estate Funds and its affiliates, including Leo F. Wells, III and Randall D. Fretz, are members in groups chaired by Mr. Carter. Wells Capital paid Vistage International the following amounts over the last two years: $20,580 in 2005 and $39,300 in 2006. Mr. Carter has no equity interest in Vistage International.

Affiliated Dealer Manager

Since Wells Investment Securities, our dealer manager, is an affiliate of Wells Capital, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Affiliated Property Manager

We have engaged Wells Management, an affiliate of our advisor, to provide property-management services to some of the properties we have purchased, and we may engage Wells Management to provide these services to properties that we purchase with the proceeds of this offering. To the extent we retain Wells Management, we will not have the benefit of independent property management. See “Management — Affiliated Companies.”

Certain Conflict Resolution Procedures

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. The conflicts committee, which has retained its own legal advisor and is also authorized to retain its own financial advisor, is empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells Capital affiliates could reasonably be compromised.

Those conflict of interest matters that the board cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. Among the matters we expect the conflicts committee to act upon are:

•

the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement, the dealer manager agreement and the property management, leasing and construction management agreement;

•	public offerings of securities;

•	property sales;

•	property acquisitions;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with Wells Capital at a substantial price; and

•	whether and when we seek to sell the company or its assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee evaluates at least annually whether the compensation that we contract to pay to Wells Capital and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the charter. The conflicts committee supervises the performance of Wells Capital and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being carried out. The conflicts committee bases this evaluation on the factors set forth below as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees paid to Wells Capital and its affiliates in relation to the size, composition and performance of our investments;

•	the success of Wells Capital in generating appropriate investment opportunities;

•	the rates charged to other REITs and others by advisors performing similar services;

•	additional revenues realized by Wells Capital and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Wells Capital and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Wells Capital for its own account and for its other clients.

Under our charter, we can only pay our advisor a real estate commission in connection with the sale of a property if it provides a substantial amount of the services in the effort to sell the property and the commission does not exceed 3% of the sales price of the property. Although our charter limits this commission to 3% of the property sales price, our advisory agreement provides for a 1% fee. Any increase in this 1% fee would require the approval of a majority of the members of our conflicts committee. Moreover, our charter also provides that the commission, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

Our charter also requires any incentive fee we may pay our advisor or an entity affiliated with our advisor in connection with the liquidation of our portfolio to be reasonable. An incentive fee is presumed reasonable if it does not exceed 15% of the balance of the net proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative. Our advisory agreement provides for a lower incentive fee and a higher threshold for its payment than that required by our charter. Under the advisory agreement, the incentive fee equals 10% of the balance of the net proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 8% of the original issue price of the common stock per year cumulative. Any increase in the incentive fee or lowering of the threshold for its payment would require the approval of a majority of the members of the conflicts committee.

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price for the property or, in the case of a mortgage loan, to 6% of the funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory agreement limits the acquisition fee to 2.0% of our gross offering proceeds. Any increase in the acquisition fee stipulated in the advisory agreement would require the approval of a majority of the members of the conflicts committee.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that a particular advisor may be retained. The conflicts committee or our advisor may terminate our advisory agreement with Wells Capital without cause or penalty on 60 days’ written notice. For information regarding the termination fee that may be payable to our advisor upon termination of the advisory agreement, see note (8) to the compensation table under “Management Compensation.”

Our Acquisitions. We will not purchase or lease properties in which Wells Capital, our directors or officers or any of their affiliates has an interest without a determination by a majority of the conflicts committee that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with Wells Capital or our directors or officers or any of their affiliates unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of Wells Capital, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates. A majority of the conflicts committee must conclude that all other transactions, including joint ventures, between us and Wells Capital, our officers or directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses. Wells Capital must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2% of our average invested assets or 25% of our net income unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under generally accepted accounting principles, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees, acquisition expenses, real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our capital stock to Wells Capital, our directors or officers or any of their affiliates (i) on terms more favorable than we offer such options or warrants to the general public or (ii) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to Wells Capital or our directors or officers or any of their affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to Wells Capital or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of the conflicts committee approves the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or Wells Capital or its affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to Wells Capital and any affiliate of Wells Capital by us or third parties doing business with us during the year;

•	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interest of our common stockholders and the basis for such determination; and

•

separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, and the conflicts committee is specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Voting of Shares Owned by Affiliates. Before becoming a stockholder, Wells Capital or a director or officer or any of their affiliates must agree not to vote their shares regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.

Ratification of Charter Provisions. Our board of directors and the conflicts committee have reviewed and ratified our charter by the vote of a majority of their respective members, as required by our charter.

Allocation of Investment Opportunities

When Wells Capital presents an investment opportunity to a Wells-sponsored program, it will offer the opportunity to the program for which the investment opportunity is most suitable. This determination is made by Wells Capital. However, our advisory agreement with Wells Capital requires that Wells Capital make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, Wells Capital will consider the following factors:

•	the size of the investment and property value;

•	the program’s primary investment strategy and the particular stage in portfolio development within each program;

•

the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area and on diversification targets including tenants, industry and lease expirations of its properties;

•	the credit quality of the tenants;

•	the cash requirements of each program;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

In the event that an investment opportunity becomes available that is equally suitable for us and one or more other Wells programs, then Wells Capital will utilize a rotation process to offer the investment opportunity to the entity that has had the longest period of time elapse since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Wells Capital, to be more appropriate for another Wells program, Wells Capital may offer the investment to another Wells program.

Our advisory agreement with Wells Capital requires that Wells Capital periodically inform the conflicts committee of the investment opportunities it has offered to other Wells programs so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. Wells Capital is to inform the conflicts committee of such investment opportunities quarterly. Wells Capital’s success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in the conflicts committee’s determination to continue or renew our arrangements with Wells Capital and its affiliates. The conflicts committee has a duty to ensure that Wells Capital fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

INVESTMENT OBJECTIVES AND CRITERIA

General

We invest in commercial real estate properties. Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve and return your capital contribution.

We also seek capital gain from our investments.

We may return all or a portion of your capital contribution in connection with a sale of the company or the properties we will acquire. Alternatively, you may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares.

We will seek to list our shares of common stock when our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you.

Our board may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. Our conflicts committee will review our investment policies at least annually to determine that our policies are in the best interest of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in its minutes and in an annual report delivered to our stockholders.

Acquisition and Investment Policies

Primary Investment Focus

We intend to invest primarily in high-quality, income-generating office and industrial properties, leased or preleased to creditworthy companies and governmental entities. We will invest in properties at all stages of development, from those under construction to those with established operating histories. For a discussion of the properties we have purchased as of the date of this prospectus, see “Real Estate Investments.”

Wells Capital has developed specific standards for determining the creditworthiness of potential tenants of our properties. Although authorized to enter into leases with any type of tenant, we anticipate that a majority of our tenants will be large corporations or entities or tenants whose lease obligations are guaranteed by a large corporation or entity. In an attempt to limit or avoid speculative purchases, Wells Capital generally will seek to secure, on our behalf, leases with tenants at or prior to the closing of our acquisitions of properties.

Although we are not limited as to the geographic area where we may invest in properties and conduct our operations, we principally invest in properties located within the continental United States. Generally, we will hold fee title or a long-term leasehold estate in the properties we acquire.

Other Possible Investments

Although we expect that most of our property acquisitions will be of the type described above, we may make other investments. For example, we may purchase warehouse and distribution facilities, hotels, shopping centers, business and industrial parks, manufacturing facilities, undeveloped land or options to purchase a particular property. We may also purchase mortgage loans. In fact, we can invest in whatever types of interests in real estate that we believe are in our best interest. Moreover, we are not limited in the number, size or location of properties we may acquire or on the percentage of net proceeds of this offering that we may invest in a single property.

Although we can purchase any type of interest in real estate, our charter does limit certain types of investments. Unless our charter is amended, we will not:

•

invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by an appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•

invest in commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title; or

•	invest in equity securities unless a majority of the conflicts committee approves such investment as being fair, competitive and commercially reasonable.

We do not intend to make loans to other persons (other than mortgage loans as described below), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate.

Mortgage Loans

Although our charter permits us to make mortgage loans or to invest in mortgages within the limits described above, we generally do not intend to do so. We do not have a goal of investing any percentage of our assets in mortgages. Even if we have offering proceeds that cannot be invested in office properties immediately, we do not intend to invest those proceeds in mortgages. The circumstances in which we believe we may invest in mortgages or make mortgage loans are limited to the following:

•	the making of a mortgage loan required by a property owner as a condition to our purchase of a property;

•	the indirect acquisition of a mortgage by purchasing an entity, such as a REIT or other real estate company, that also owns a mortgage; and

•	the acquisition of a mortgage with the view of acquiring the underlying property through foreclosure.

Investment Decisions

Wells Capital will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our conflicts committee. Our conflicts committee reviews our investment policies at least annually to determine whether these policies continue to be in the best interest of our stockholders.

In pursuing our investment objectives and making investment decisions for us, Wells Capital will consider relevant real estate property and financial factors, including the creditworthiness of major tenants, the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, liquidity and tax considerations. Moreover, to the extent feasible, Wells Capital will strive to invest in a diversified portfolio of properties for us based on geography, type of property and industry group of tenants, although the number and mix of properties we acquire will largely depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and the amount of proceeds we raise in this offering.

To find properties that best meet our selection criteria for investment, Wells Capital’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that these studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building, and an environmental firm will investigate all environmental issues to ensure each property meets our quality specifications.

Conditions to Closing Our Acquisitions

Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to Wells Capital;

•	title and liability insurance policies; and

•	financial statements covering recent operations of properties having operating histories.

Moreover, we will not close the purchase of any property unless and until we obtain an environmental assessment (Phase I review at a minimum) for each property purchased and are generally satisfied with the environmental status of the property.

Development and Construction of Properties

We may invest substantially all of the proceeds available for investment in properties on which improvements are to be constructed or completed. Because development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables, we may help ensure performance by the builders of properties that are under construction at the price contracted by obtaining either an adequate completion bond or performance bond. As an alternative to a completion bond or performance bond, we may rely upon the substantial net worth of the contractor or developer or a personal guarantee, accompanied by financial statements showing a substantial net worth, provided by an affiliate of the person entering into the construction or development contract.

Moreover, we may directly employ one or more project managers to plan, supervise and implement the development of any unimproved properties that we may acquire. In such event, such persons would be compensated directly by us.

Tenant Improvements

We anticipate that tenant improvements required at the time of our acquisition of a property will be funded from our offering proceeds. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We do not anticipate reserving a portion of the proceeds from this offering for such tenant improvements. We may not have access to funds required in the future for tenant improvements and tenant refurbishments, which could adversely affect our ability to attract new tenants to lease vacated space.

Terms of Leases

The terms and conditions of any future lease we enter into with our tenants may vary substantially from those we describe in this prospectus. Generally, we are responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. However, the majority of our leases include reimbursement provisions that require the tenant to pay, as additional rent, all or a portion of real estate taxes; sales and use taxes; special assessments; utilities, insurance and building repairs; and other building operation and management costs. Such reimbursement provisions mitigate the risks related to rising costs. We expect that our leases will generally have terms of five or more years, some of which may have renewal options.

We may purchase properties and lease them back to the sellers of such properties. Such sale-leaseback transactions carry certain risks, as discussed more fully under “Risk Factors — Federal Income Tax Risks — Recharacterization of sale-leaseback transactions may cause us to lose our REIT status, which would reduce the return on your investment.”

We may also enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

Joint Venture Investments

We have entered into joint ventures for the acquisition, development or improvement of properties and we will likely acquire additional properties through joint venture arrangements with some of the proceeds of this offering. We may enter joint ventures and other co-ownership arrangements or participations with third parties and with other Wells programs for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, Wells Capital will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments. We may only enter into joint ventures with other Wells programs if our conflicts committee approves the transaction as being fair and reasonable to us.

Our policy is to invest in joint ventures primarily when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Section 1031 Exchange Program

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code. Wells Management Company, Inc., an affiliate of Wells Capital, our advisor, has developed a program (the “Section 1031 Exchange Program”) to facilitate these transactions, referred to as like-kind exchanges. For each such transaction (a “Section 1031 Program Transaction”), Wells Management or another Wells affiliate will create a single-member limited liability company (each of which we refer to as a “Wells Exchange LLC”). A Wells Exchange LLC will acquire real estate to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (“1031 Participants”). A Wells Exchange LLC will acquire the subject property and, either concurrently with or following such acquisition, prepare and market a private placement memorandum for the sale of co-tenancy interests in that property. When a 1031 Participant wishes to acquire a co-tenancy interest, the Wells Exchange LLC will deed (or cause the Wells Exchange LLC’s seller to deed) an undivided co-tenancy interest in the subject property to a newly formed single-member limited liability company and then sell that entity to the 1031 Participant.

Wells Management anticipates that properties acquired in connection with the Section 1031 Exchange Program initially will be financed entirely with debt. The Wells Exchange LLC acquiring the property may obtain a first mortgage secured by the property acquired for a portion of the purchase price. In order to finance the remainder of the purchase price, the Wells Exchange LLC will obtain a short-term loan from an institutional lender (the “Bridge Loan”). Following its acquisition of a property, a Wells Exchange LLC will attempt to sell co-tenancy interests in the property to 1031 Participants in the manner described above. The Wells Exchange

LLC will use the proceeds of these sales to pay off the short-term acquisition loan. When a Wells Exchange LLC initially acquires a property, we may enter into a contract with the Wells Exchange LLC and/or Wells Exchange LLC’s Bridge Loan lender. The contract would provide that, if the Wells Exchange LLC cannot sell all of the co-tenancy interests in that particular property to 1031 Participants, we will purchase any remaining unsold co-tenancy interests. The purchase price generally would equal the Wells Exchange LLC’s cost of those interests (i.e., the amount of the remaining Bridge Loan). We may execute an agreement providing for the potential purchase of the unsold co-tenancy interests from a Wells Exchange LLC only if our conflicts committee approves of the transaction as being fair, competitive and commercially reasonable to us. The price to us may be no greater than the cost of the co-tenancy interests to the Wells Exchange LLC unless the conflicts committee finds substantial justification for such excess and such excess is reasonable. In addition, a fair market value appraisal for each property must be obtained from an independent expert selected by our conflicts committee, and in no event may we purchase co-tenancy interests from an affiliate at a price that exceeds the current appraised value for the property interests. Moreover, we may enter into one or more additional contractual arrangements obligating us to purchase co-tenancy interests in a particular property directly from the 1031 Participants. In consideration for such obligations, the Wells Exchange LLC would pay us a fee in an amount currently anticipated to range between 1.0% and 1.5% of the amount of the Bridge Loan. These fees could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. Our failure to qualify as a REIT would adversely affect your return on your investment. While we will monitor these fees and any other non-qualifying income, we could fail to satisfy this test.

In the event that we have any obligation to acquire any interest in a property pursuant to the Section 1031 Exchange Program, our conflicts committee will be required to approve each acquisition. Accordingly, Wells Management intends that each Wells Exchange LLC will purchase only real estate properties that otherwise meet our investment objectives.

All purchasers of co-tenancy interests, including us if we purchase co-tenancy interests, will be required to execute a tenants-in-common agreement with the other purchasers of co-tenancy interests in that particular property. They may also be required to execute a property management and leasing agreement with Wells Management, which would provide for the payment of property management and leasing fees to Wells Management. If we are required to purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we will be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests.

Borrowing Policies

Our charter limits our borrowings to 50% of the cost (before deducting depreciation or other non-cash reserves) of all our assets, unless any excess borrowing is approved by a majority of the conflicts committee and is disclosed to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. There is no limitation on the amount we may borrow for the purchase of any single property.

We intend to maintain amounts outstanding under long-term debt arrangements or lines of credit so that we will have more funds available for investment in properties, which will allow us to acquire a more diversified portfolio. However, the percentage of debt financing will be dependent upon various factors to be considered in the sole discretion of our board of directors, including, but not limited to, our ability to raise equity proceeds from the sale of our common stock in this and future offerings, our ability to pay dividends, the availability of properties meeting our investment criteria, the availability of debt and changes in the cost of debt financing.

Our use of leverage increases the risk of default on mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be limited. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. Wells Capital will seek to obtain financing on our behalf on the most favorable terms available. Lenders may have recourse to assets not securing the repayment of indebtedness.

Wells Capital will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

As of March 23, 2007, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 20%. As of March 23, 2007, total indebtedness was approximately $669.7 million, which consisted of fixed-rate mortgages on a certain property of approximately $47.2 million, approximately $20.0 outstanding under our $400.0 million credit facility and $17.0 million outstanding under our construction line of credit. Based on the value of our borrowing-base properties, we had approximately $337.5 million in remaining capacity under our $400.0 million credit facility, of which $2.0 million was pledged in the form of letters of credit for future tenant improvements and leasing costs.

Our credit facility is based on variable interest rates so that we may take advantage of the lower rates available in the current interest rate environment and to provide financing flexibility; however, we are closely monitoring interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods. Our $400.0 million credit facility contains borrowing arrangements that, at our option, provide for interest costs based on LIBOR for 7, 30, 60, 90 or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”) or the floating base rate. The applicable margin for LIBOR Loans is based on our debt to total asset value ratio. The base rate for any day is the higher of the lender’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points.

Under the terms of the $400.0 million credit facility, accrued interest shall be payable in arrears on the first day of each calendar month. We are required to repay outstanding principal and accrued interest on May 9, 2008. We are able to extend the initial maturity date to May 9, 2009 if we seek an extension and meet the related conditions set forth in the agreement.

We may place additional long-term mortgage debt on existing assets or assets acquired in the future. The decision to place this mortgage debt will be based on market conditions and capital needs at the time.

We may repay borrowings under our credit facility or under long-term mortgage debt with proceeds from the sale of properties, operating cash flow, long-term mortgage debt or with proceeds from this offering.

Disposition Policies

We intend to hold each property we acquire for an extended period. However, circumstances might arise that could result in the early sale of some properties. We expect our conflicts committee to make the determination with respect to whether we should sell or dispose of a particular property based on its determination that the sale of the property would be in the best interest of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of before the end of the expected holding period for the property will be made after consideration of relevant factors (including prevailing economic conditions, the performance or projected performance and appreciation of the property and current tenant creditworthiness) with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

We may reinvest the proceeds of property sales in investments that satisfy our investment objectives; however, if we do not list our shares of common stock on a national securities exchange by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. We will continue in existence until all properties are sold and our other assets are liquidated.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders. Unless our charter is amended, we will not:

•	borrow in excess of 50% of our aggregate cost (before deducting depreciation or other non-cash reserves) of all assets owned by us, unless approved by a majority of the conflicts committee;

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•

make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are not reasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage loan, 6% of the funds advanced, provided that the investment may be made if a majority of the conflicts committee determines that the transaction is commercially competitive, fair and reasonable to us;

•	invest in equity securities unless a majority of the conflicts committee approves such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

invest in commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•

issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

DESCRIPTION OF REAL ESTATE INVESTMENTS

We engage in the acquisition and ownership of commercial real properties throughout the United States. Although we may invest in a wide range of real estate, we focus our acquisition efforts on high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. As of December 31, 2006, we owned interests in 47 properties, comprising approximately 14.5 million square feet of commercial office space located in 17 states and the District of Columbia.

Properties

The tables below provide information regarding the properties we owned as of December 31, 2006. A description of each property follows the tables.

As of December 31, 2006, we had acquired the following properties (dollars in thousands):

Property	Acquisition Date	Location	Square Feet	Contract Price (1)
Weatherford Center Houston	February 10, 2004	Houston, TX	260,000	$39,850
New Manchester One (2)	March 19, 2004	Douglasville, GA	593,000	19,300
333 and 777 Republic Drive (2)	March 31, 2004	Allen Park, MI	169,000	18,850
Manhattan Towers	April 2, 2004	Manhattan Beach, CA	310,000	89,875
9 Technology Drive (2)	May 27, 2004	Westborough, MA	251,000	47,600
180 Park Avenue	June 23, 2004	Florham Park, NJ	385,000	78,400
One Glenlake Parkway (2)	June 25, 2004	Atlanta, GA	353,000	81,750
80 M Street	June 29, 2004	Washington, D.C.	275,000	105,000
One West Fourth Street	July 23, 2004	Winston-Salem, NC	431,000	77,700
3333 Finley Road (2)	August 4, 2004	Downers Grove, IL	207,000	47,979
1501 Opus Place (2)	August 4, 2004	Downers Grove, IL	115,000	24,796
2500 Windy Ridge (Wildwood Buildings)	September 20, 2004	Atlanta, GA	317,000	63,630
4100-4300 Wildwood (Wildwood Buildings)	September 20, 2004	Atlanta, GA	250,000	49,240
4200 Wildwood (Wildwood Buildings)	September 20, 2004	Atlanta, GA	265,000	59,630
Emerald Point	October 14, 2004	Dublin, CA	194,000	44,000
800 North Frederick (2)	October 22, 2004	Gaithersburg, MD	393,000	79,000
The Corridors III	November 1, 2004	Downers Grove, IL	222,000	40,447
Highland Landmark III (3)	December 28, 2004	Downers Grove, IL	269,000	52,650
180 Park Avenue 105	March 14, 2005	Florham Park, NJ	222,000	53,500
8990 Duke Blvd. (Governor’s Pointe Buildings)	March 17, 2005	Mason, OH	78,000	11,600
4241 Irwin Simpson Road (Governor’s Pointe Buildings)	March 17, 2005	Mason, OH	224,000	29,900
5995 Opus Parkway (2)	April 5, 2005	Minnetonka, MN	165,000	22,700
215 Diehl Road	April 19, 2005	Naperville, IL	162,000	30,254
100 East Pratt	May 12, 2005	Baltimore, MD	656,000	207,500
College Park Plaza	June 21, 2005	Indianapolis, IN	179,000	26,953
180 E. 100 South (2)	July 6, 2005	Salt Lake City, UT	206,000	46,500
One Robbins Road (2)(4) (Nashoba Buildings)	August 18, 2005	Westford, MA	298,000	50,492
Four Robbins Road (2)(4) (Nashoba Buildings)	August 18, 2005	Westford, MA	160,000	42,000
Baldwin Point (5)	August 26, 2005	Orlando, FL	165,000	28,700
1900 University Circle (University Circle Buildings)	September 20, 2005	East Palo Alto, CA	143,000	115,773
1950 University Circle (University Circle Buildings)	September 20, 2005	East Palo Alto, CA	165,000	100,607
2000 University Circle (University Circle Buildings)	September 20, 2005	East Palo Alto, CA	143,000	82,638
919 Hidden Ridge(2) (MacArthur Ridge I building)	November 15, 2005	Irving, TX	250,000	45,200
5 Houston Center	December 20, 2005	Houston, TX	581,000	166,000
Key Center Tower(6) (Key Center Compex)	December 22, 2005	Cleveland, OH	1,321,000	275,711

Property	Acquisition Date	Location	Square Feet	Contract Price (1)
Key Center Marriott(6) (Key Center Compex)	December 22, 2005	Cleveland, OH	310,000	40,000
Tampa Commons	December 27, 2005	Tampa, FL	255,000	49,083
2000 Park Lane	December 27, 2005	North Fayette, PA	231,000	29,500
LakePointe	December 28, 2005	Charlotte, NC	112,000	23,118
LakePointe 3 (7)	April 7, 2006	Charlotte, NC	111,000	9,958
One SanTan	April 18, 2006	Chandler, AZ	134,000	32,113
Two SanTan	April 18, 2006	Chandler, AZ	134,000	27,091
263 Shuman Boulevard	July 20, 2006	Naperville, IL	354,000	55,318
11950 Corporate Boulevard	August 9, 2006	Orlando, FL	227,000	44,000
Edgewater Corporate Center	September 6, 2006	Lancaster, SC	180,000	35,502
4300 Centreway Place	September 19, 2006	Arlington, TX	139,000	19,250
80 Park Plaza	September 21, 2006	Newark, NJ	1,000,000	147,500
International Financial Tower	October 31, 2006	Jersey City, NJ	630,000	193,600
Sterling Commerce	December 21, 2006	Irving, TX	309,000	62,000

Total			14,503,000	$3,123,758

(1)	Contract price excludes related closing costs and acquisition fees paid to Wells Capital.

(2)	This property is managed by an affiliate.

(3)	Owned by a joint venture in which we hold 95% ownership interest.

(4)	Owned by a joint venture in which we hold 99% ownership interest.

(5)	Owned by a joint venture in which we hold 97% ownership interest.

(6)	Owned by a joint venture in which we hold 50% ownership interest; however, we are entitled to all the benefits of ownership of the Key Center Complex, including the right to receive all net cash flow derived from the operation of the Key Center Complex, excluding a de minimis amount of revenue derived from the operation of the hotel.

(7)	Land was purchased in December 2005; however, construction of the building was completed in April 2006.

The following table shows lease expirations of our office and industrial properties as of December 31, 2006 and during each of the next ten years and thereafter. This table assumes no exercise of renewal options or termination rights.

Year of Lease Expiration	2006 Annualized Gross Base Rent (in thousands)	Rentable Square Feet Expiring (in thousands)	Percentage of 2006 Annualized Gross Base Rent
Vacant	$—	320	0%
2007	8,585	306	3%
2008	14,588	543	5%
2009	8,571	825	3%
2010	33,918	1,244	11%
2011	35,433	1,113	12%
2012	32,295	1,281	10%
2013	14,885	615	5%
2014	17,203	843	5%
2015	26,346	1,719	9%
2016	20,511	1,597	7%
Thereafter	91,201	3,797	30%

	$303,536	14,203	100%

The following table shows the geographic diversification of our office and industrial properties as of December 31, 2006.

Location	2006 Annualized Gross Base Rent (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2006 Annualized Gross Base Rent
Northern New Jersey	$38,938	2,264	13%
Cleveland	34,344	1,321	11%
Atlanta	29,740	1,777	10%
San Jose	27,297	451	9%
Houston	23,524	841	8%
Baltimore	20,135	656	6%
Chicago	19,155	1,317	6%
Washington, D.C.	11,774	275	4%
Boston	11,244	706	4%
Los Angeles	9,440	310	3%
Other*	77,945	4,285	26%

	$303,536	14,203	100%

*	No more than 3% is attributable to any individual geographic location.

The following table shows the tenant industry diversification of our office and industrial properties as of December 31, 2006.

Industry	2006 Annualized Gross Base Rent (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2006 Annualized Gross Base Rent
Legal Services	$46,337	1,253	15%
Depository Institutions	45,195	1,638	15%
Communications	23,444	1,026	8%
Security & Commodity Brokers	22,246	686	7%
Business Services	21,461	1,019	7%
Electronic Equipment	17,213	1,360	6%
Industrial Machinery & Equipment	14,646	797	5%
Transportation Equipment	14,590	400	5%
Engineering & Management Services	13,143	521	4%
Electric, Gas, and Sanitary Services	12,278	1,237	4%
Insurance Carriers	12,151	678	4%
Other*	60,832	3,588	20%

	$303,536	14,203	100%

*	No more than 3% is attributable to any individual tenant industry.

The following table shows the tenant diversification of our office and industrial properties as of December 31, 2006.

Tenant	2006 Annualized Gross Base Rent (in thousands)	Percentage of 2006 Annualized Gross Base Rent
Key Bank	$20,241	7%
Pershing	12,691	4%
T. Rowe Price	12,498	4%
Northrop Grumman	9,263	3%
PSE&G	8,582	3%
AT&T	8,140	3%
Bingham McCutchen	7,449	3%
General Electric	7,284	2%
Oracle USA	7,075	2%
DLA Piper	6,615	2%
Lucent Technologies	6,385	2%
IBM	6,294	2%
Weatherford International	6,237	2%
Verizon Communications	6,221	2%
Other*	178,561	59%

	$303,536	100%

Weatherford Center Houston Building

On February 10, 2004, we purchased a 12-story office building containing approximately 260,000 rentable square feet located at 515 South Post Oak Boulevard in Houston, Texas (the “Weatherford Houston Building”) for a purchase price of approximately $39.9 million, plus closing costs. The acquisition was entirely funded with proceeds from our former $175.0 million, secured bridge facility with Bank of America, N.A. The Weatherford Houston Building was purchased from The Realty Associates Fund V, L.P., which is not affiliated with us or advisor. The Weatherford Houston Building, which was completed in 1980 and renovated in 1993, is leased to Weatherford International, Ltd. (“Weatherford”) (approximately 98%) and various other office and retail tenants (approximately 2%).

New Manchester One Building

On March 19, 2004, we purchased a 404,000-square-foot single-story distribution facility subject to a ground lease located on an approximately 31-acre tract of land at 9103 Riverside Parkway in Douglasville, Georgia (“Phase I”) for a purchase price of approximately $19.3 million, of which $14.0 million was paid at closing Phase I. Another $5.3 million was funded at certain milestones during construction of an additional 189,000 rentable square feet (“Phase II”) on the same tract of land. The ground lease, along with the Bond described below, was purchased from Carter New Manchester Building One, L.L.C., which is not affiliated with us or our advisor.

Fee simple title to the land upon which the New Manchester One Building is located is held by the Development Authority of Douglas County, which issued a Development Authority of Douglas County Taxable Revenue Bond (the “Bond”) totaling $18 million in connection with the construction of the building. Certain real property tax abatement benefits are available to us because the fee simple title to the property is held by the Development Authority of Douglas County. The property tax abatement benefits will expire in 2011. The amount of rent payable under the ground lease (which we owe) and the payments due on the Bond (to which we are entitled) are approximately the same. We will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due to us under the Bond. We are not likely to exercise the purchase option until the tax abatement benefits expire.

The New Manchester One Building is entirely leased to JVC Americas Corporation, a wholly owned subsidiary of Victor Company of Japan, Ltd., which is a majority-owned subsidiary of Matsushita Electric Co., Ltd.

Republic Drive Buildings

On March 31, 2004, we purchased two single-story engineering buildings containing an aggregate of approximately 169,000 rentable square feet (the “Republic Drive Buildings”). The Republic Drive Buildings are located on an approximate 20-acre tract of land at 333 Republic Drive and 777 Republic Drive, Allen Park, Michigan. The aggregate purchase price of the Republic Drive Buildings was approximately $18.9 million, plus closing costs. The Republic Drive Buildings were purchased from Ford Motor Land Development Corporation (“Ford”). Ford has a right of first offer to purchase the Republic Drive Buildings should we decide to sell the buildings in the future. The Republic Drive Buildings, which were constructed in 2000, are 100% leased under a net lease to Roush Industries, Inc.

Manhattan Towers Property

On April 2, 2004, we purchased two six-story office buildings containing approximately 310,000 rentable square feet (the “Manhattan Towers Property”). The Manhattan Towers Property is located on an approximate 5.1-acre parcel of land at 1230 and 1240 Rosecrans Avenue in Manhattan Beach, California. The purchase price of the Manhattan Towers Property was approximately $89.9 million, plus closing costs. The acquisition was entirely funded with proceeds from our former $175.0 million, secured bridge facility with Bank of America, N.A. The Manhattan Towers Property was purchased from HSOV Manhattan Towers, L.P., which is not affiliated with us or our advisor.

The Manhattan Towers Property, which was completed in 1985 and renovated in 2001, is leased to Northrop Grumman Space and Mission Systems Corporation (“Northrop”) (approximately 76%) and various other office and retail tenants (approximately 23%). Approximately 1% of the Manhattan Towers Property is currently vacant.

On December 21, 2006, we entered into a $75.0 million interest-only mortgage note with Citigroup Global Markets Realty Corporation (“Citigroup”). In consideration for the note, we granted to Citigroup a security interest in the right, title and interest of the Manhattan Towers Building. The note matures on January 6, 2017 and carries an annual fixed interest rate of 5.65%.

3333 Finley Road and 1501 Opus Place Buildings

On August 4, 2004, we purchased a nine-story office building and a four-story office/data center building containing a total of approximately 322,000 rentable square feet (the “3333 Finley Road and 1501 Opus Place Buildings”). The 3333 Finley Road and 1501 Opus Place Buildings are located on an approximate 14.1-acre parcel of land at 3333 Finley Road and 1501 Opus Place in Downers Grove, Illinois. The 3333 Finley Road and 1501 Opus Place Buildings were purchased from M/S Land, LLC and M/S Building, LLC, neither of which are affiliated with us or our advisor. The purchase price of the 3333 Finley Road and 1501 Opus Place Buildings was approximately $73.0 million, plus closing costs. The 3333 Finley Road and 1501 Opus Place Buildings, which were completed in 1999 and 1988, respectively, are leased under a net lease to Acxiom-May & Speh, Inc.

One West Fourth Street Building

On July 23, 2004, we purchased a 13-story office building containing approximately 431,000 rentable square feet (the “One West Fourth Street Building”) from Magnolia One Partners, LLC, which is not affiliated with us or our advisor. The One West Fourth Street Building is located on an approximate 2.3-acre parcel of land at One West Fourth Street in Winston-Salem, North Carolina.

The purchase price of the One West Fourth Street Building was approximately $77.7 million, plus closing costs. The acquisition was funded in part by the assumption of a $51.3 million fixed-rate loan secured by the property in favor of New York Life Insurance Company (the “New York Life Loan”). The New York Life Loan requires monthly principal and interest payments of approximately $0.4 million and matures in December 2018. The annual interest rate on the New York Life Loan is 5.8%. We may prepay the New York Life Loan in full any time after January 2008 for a fee equal to the greater of (a) 1% of the then outstanding principal balance or (b) the present value of the remaining scheduled payments of principal and interest less the amount of principal being repaid.

The One West Fourth Street Building, which was completed in 2002, is leased to Wachovia Bank, N.A. (“Wachovia”) (approximately 46%) and Womble, Carlyle, Sandridge & Rice, PLLC (“Womble Carlyle”) (approximately 40%) and various other office and retail tenants (approximately 7%). Approximately 7% of the One West Fourth Street Building is currently vacant.

80 M Street Building

On June 29, 2004, we purchased a seven-story office building containing approximately 275,000 rentable square feet and a three-level subsurface parking garage containing 296 total parking spaces (the “80 M Street Building”). The 80 M Street Building is located on an approximate 1.04-acre parcel of land at 80 M Street, S.E. in Washington, D.C. The purchase price of the 80 M Street Building was approximately $105.0 million, plus closing costs. The acquisition was funded in part with proceeds from our former $350 million line of credit with Bank of America, N.A. The 80 M Street Building was purchased from CH Realty II/Navy Yards, L.P., which is not affiliated with us or our advisor. The 80 M Street Building, which was completed in 2001, is leased to BAE Systems Applied Technologies, Inc. (“BAE Systems”) (approximately 36%), Northrop Grumman (approximately 16%) and various other office and retail tenants (approximately 43%). Approximately 5% of the 80 M Street Building is currently vacant.

One Glenlake Building

On June 25, 2004, we purchased a 14-story office building containing approximately 353,000 rentable square feet (the “One Glenlake Building”) subject to a ground lease for a purchase price of approximately $81.8 million, plus closing costs. The One Glenlake Building is located on an approximate 3.96-acre parcel of land at One Glenlake Parkway in Atlanta, Georgia. The One Glenlake Building, along with the ground lease and the Bond described below, was purchased from One Glenlake, LLC, which is not affiliated with us or our advisor.

Fee simple title to the land upon which the One Glenlake Building is located is held by the Development Authority of Fulton County (the “Development Authority”), which issued a Development Authority of Fulton County Taxable Revenue Bond (the “Bond”) totaling $60 million in connection with the construction of the building. Certain real property tax abatement benefits are available to us because the fee simple title to the property is held by the Development Authority. The property tax abatement benefits will expire in 2012. The amount of rent payable under the ground lease (which we owe) and the payments due on the Bond (to which we are entitled) are approximately the same and, therefore, have no net impact on our operating results. We will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due to us under the Bond. We are not likely to exercise the purchase option until the tax abatement benefits expire.

The One Glenlake Building, which was completed in 2003, is leased to Oracle USA, Inc. (“Oracle”) (approximately 44%) and various other office tenants (approximately 54%). Approximately 2% of the One Glenlake Building is currently vacant.

180 Park Avenue – Buildings 103 and 104

On June 23, 2004, we purchased two three-story office buildings containing approximately 385,000 rentable square feet (the “180 Park Avenue Buildings”). The 180 Park Avenue Buildings are located on an approximate 62.8-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the 180 Park Avenue Buildings was approximately $78.4 million, plus closing costs. The 180 Park Avenue Buildings were purchased from Rock-Florham SPE, LLC, which is not affiliated with us or our advisor. The 180 Park Avenue Buildings, which were completed in 1982 and 1998, are 100% leased to AT&T Corporation.

9 Technology Drive Building

On May 27, 2004, we purchased a two-story office building containing approximately 251,000 rentable square feet (the “9 Technology Drive Building”). The 9 Technology Drive Building is located on an approximate 16.6-acre parcel of land at 9 Technology Drive in Westborough, Massachusetts. The purchase price of the 9 Technology Drive Building was approximately $47.6 million, plus closing costs. The 9 Technology Drive Building was purchased from Gateway Sherwood, Inc., which is not affiliated with us or our advisor.

On January 21, 2005, we entered into a $23.8 million interest-only promissory note with Transamerica Occidental Life Insurance Company (“Transamerica”). In consideration for the note, we granted to Transamerica a security interest in the right, title and interest of the 9 Technology Drive Building. The note matures on February 1, 2008 and carries an annual fixed interest rate of 4.31%.

The 9 Technology Drive Building, which was completed in 1992, is 100% leased under a net lease to EMC Corporation.

The Corridors III Building

On November 1, 2004, we purchased a seven-story office building containing approximately 222,000 rentable square feet (“The Corridors III Building”), for a purchase price of approximately $40.4 million, plus closing costs. The Corridors III Building is located on an approximate 7.3-acre parcel of land at 2650 Warrenville Road in Downers Grove, Illinois. The Corridors III Building was purchased from NBS Corridors III, L.L.C. (“NBS Corridors”), which is not affiliated with us or our advisor. We had entered into an earnout agreement with NBS Corridors at closing to pay additional purchase price if NBS Corridors had procured a lease on vacant space at the building. The earnout agreement with NBS Corridors has now expired and no amount was paid under the earnout.

The Corridors III Building, which was completed in 2001, is leased to MAF Bancorp, Inc. (approximately 59%), Toyota Motor Credit Corporation (approximately 10%), Metropolitan Life Insurance Company (“MetLife”) (approximately 9%) and various other office and retail tenants (approximately 10%). Approximately 12% of The Corridors III Building is currently vacant.

800 North Frederick Building

On October 22, 2004, we purchased all the membership interests in MR 270 NMD I LLC, a Delaware limited liability company that owned a two-story office building containing approximately 393,000 rentable square feet (the “800 North Frederick Building”). The 800 North Frederick Building is located on an approximate 45.4-acre parcel of land at 800 North Frederick Avenue in Gaithersburg, Maryland. The 800 North Frederick Building was purchased from MR 270 Master LLC, which is not affiliated with us or our advisor.

The purchase price of the 800 North Frederick Building was approximately $79.0 million, plus closing costs. The acquisition was funded in part through the assumption of a $46.4 million interest-only note with Lehman Brothers Holdings Inc. (the “Lehman Brothers Loan”) that matures on November 11, 2011. The annual fixed interest rate on the Lehman Brothers Loan is 4.6175%. We may prepay the Lehman Brothers Loan in full plus any accrued interest after August 11, 2011 without incurring a prepayment penalty.

Prepayment in full prior to August 11, 2011 will require us to deliver to Lehman Brothers Holdings an amount of U.S. Treasury securities that would yield interest equal to the interest Lehman Brothers Holdings would have received had we not prepaid the Lehman Brothers Loan.

The 800 North Frederick Building, which was completed in 1986, is 100% leased to International Business Machines Corporation (“IBM”).

Emerald Point Building

On October 14, 2004, we purchased a four-story office building containing approximately 194,000 rentable square feet (the “Emerald Point Building”). The Emerald Point Building is located on an approximate 9.9-acre parcel of land at 5130 Hacienda Drive in Dublin, California. The purchase price of the Emerald Point Building was approximately $44.0 million, plus closing costs. The Emerald Point Building was purchased from CSDV, Limited Partnership, which is not affiliated with us or our advisor. The Emerald Point Building, which was completed in 1999, is leased to SBC Advanced Solutions, Inc. (approximately 75%) and Franklin Templeton Corporate Services, Inc. (“Franklin Templeton”) (approximately 25%).

Wildwood Buildings

On September 20, 2004, we purchased a 15-story office building containing approximately 317,000 rentable square feet, a six-story office building containing approximately 265,000 rentable square feet and a two-story office building and a three-story office building connected by a covered walkway containing approximately 250,000 rentable square feet (collectively, the “Wildwood Buildings”). The Wildwood Buildings are located on three adjacent tracts of land consisting of a total of approximately 28.5 acres at 2500 Windy Ridge Parkway, 4200 Wildwood Parkway and 4100/4300 Wildwood Parkway in Atlanta, Georgia. The purchase price of the Wildwood Buildings was approximately $172.2 million, plus closing costs. The Wildwood Buildings were purchased from Wildwood Associates, which is not affiliated with us or our advisor.

On November 18, 2004, we entered into a $90.0 million interest-only promissory note with The Northwestern Mutual Life Insurance Company (“Northwestern”). In consideration for the note, we granted to Northwestern a security interest in the right, title and interest in the Wildwood Buildings. The proceeds of the note were used to pay down our former $430.0 million credit facility. The note matures on December 1, 2014 and carries an annual fixed interest rate of 5.0%.

The Wildwood Buildings, which were completed in 1985, 1996 and 1998, are leased to General Electric Company (“GE”) (approximately 32%), BlueLinx Corporation (approximately 30%), Coca-Cola Enterprises, Inc. (approximately 28%) and various other office and retail tenants (approximately 9%). Approximately 1% of the Wildwood Buildings is currently vacant.

The Highland Landmark III Building

On December 28, 2004, Wells REIT II/Lincoln – Highland Landmark III, LLC (the “Joint Venture”), a joint venture between us and Lincoln – Highland Landmark III, LLC (“Lincoln”), an unrelated party, purchased a nine-story office building containing approximately 269,000 rentable square feet (the “Highland Landmark III Building”). The Highland Landmark III Building is located on an approximate 8.77-acre parcel of land in Downers Grove, Illinois. The seller of the Highland Landmark III Building is Highland Landmark Investors Partnership, which is unaffiliated with Lincoln or us.

The purchase price of the Highland Landmark III Building was approximately $52.7 million, plus closing costs. Our share of the purchase price was approximately $50.0 million, which was funded in part with a $30.8 million fixed-rate interest-only loan secured by the property in favor of New York Life Insurance Company (the “New York Life Loan”). The New York Life Loan requires monthly interest payments of approximately $0.1 million and matures in January 2012. The annual interest rate on the New York Life Loan is 4.81%. We may prepay the New York Life Loan in full any time after December 2007 for a fee equal to the greater of (i) 1% of the then-outstanding principal balance or (ii) the present value of the remaining scheduled payments of principal and interest less the amount of principal being repaid.

Under the terms of the Joint Venture’s Operating Agreement and based on our capital contribution, we own 95% of the Joint Venture. Assuming the property generates sufficient operating cash flow, distributions will generally be made in the following order of priority:

•	to us in an amount equal to a 9.0% cumulative preferred return per annum based on our capital contributions;

•

to Lincoln Property Company Commercial, Inc. (the “Property Manager”) in an amount equal to the property management fee called for by the Property Management Agreement between the Joint Venture and the Property Manager;

•	to Lincoln in an amount equal to a 4.5% return per annum based on its capital contribution;

•	to us and Lincoln based on a first-tier residual sharing interest of 95% and 5%, respectively, until we have earned the cumulative 10% per annum return on our capital contributions; and

•	to us and Lincoln based on a second-tier residual sharing interest of 90% and 10%, respectively.

We are responsible for the establishment of policy and operating procedures for the Joint Venture and shall manage the day-to-day business and affairs of the Joint Venture and supervise the operation of the Property Manager pursuant to the Property Management Agreement. We have the right and sole authority, acting without the consent of Lincoln, to cause the Joint Venture to sell the Highland Landmark III Building. Furthermore, we have the right to refinance the New York Life Loan and to require the members to make capital contributions for the purpose of making capital expenditures. As we control the Joint Venture, the accounts of the Joint Venture will be consolidated into our consolidated financial statements.

The Highland Landmark III Building, which was completed in 2000, is leased to Oracle USA, Inc. (“Oracle”) (approximately 40%), New York Life (approximately 11%) and various other office tenants (approximately 47%). Approximately 2% of the Highland Landmark III Building is currently vacant. The Property Manager, an affiliate of Lincoln, will provide property-management services to the Highland Landmark III Building. The Property Manager will receive a property-management fee of 4% of the property’s gross income, subject to a reduction based on any tenant-negotiated caps on management fees and subject to the order of priority for distributions described above.

180 Park Avenue 105 Building

On March 14, 2005, we purchased a three-story office building containing approximately 222,000 rentable square feet (the “180 Park Avenue 105 Building”). The 180 Park Avenue 105 Building is located on an approximate 26.6-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the 180 Park Avenue 105 Building was approximately $53.5 million, plus closing costs. The 180 Park Avenue 105 Building was purchased from Florham 105, LLC, which is not affiliated with us or our advisor.

The 180 Park Avenue 105 Building, which was completed in 2001, is leased to Novartis Pharmaceuticals Corporation (approximately 82%). Approximately 18% of the 180 Park Avenue 105 Building is currently vacant.

Governor’s Pointe Buildings

On March 17, 2005, we purchased a two-story office building containing approximately 78,000 rentable square feet and a five-story office building containing approximately 224,000 rentable square feet (the “Governor’s Pointe Buildings”). The Governor’s Pointe Buildings are located on a total of approximately 18.76 acres of land located at 4241 Irwin Simpson Road and 8990 Duke Boulevard in Mason, Ohio. The purchase price of the Governor’s Pointe Buildings was approximately $41.5 million, plus closing costs. The Governor’s Pointe Buildings were purchased from Duke Realty Corporation, which is not affiliated with us or our advisor. The Governor’s Pointe Buildings, which were completed in 1997 and 2003, are leased to Community Insurance Company (approximately 74%) and Anthem Prescription Management (approximately 26%).

5995 Opus Parkway Building

On April 5, 2005, we purchased a five-story office building containing approximately 165,000 rentable square feet (the “5995 Opus Parkway Building”). The 5995 Opus Parkway Building is located on an approximate 8.9-acre parcel of land at 5909/5995 Opus Parkway in Minnetonka, Minnesota. The purchase price of the 5995 Opus Parkway Building was approximately $22.7 million, plus closing costs. The 5995 Opus Parkway Building was purchased from Midwest Holding #9, LLC, which is not affiliated with us or our advisor.

The 5995 Opus Parkway Building, which was completed in 1988, is leased to G&K Services, Inc. (approximately 63%), Opus Corporation (approximately 19%) and Virtual Radiological Consultants, LLC (approximately 18%).

215 Diehl Road Building

On April 19, 2005, we purchased a four-story office building containing approximately 162,000 rentable square feet (the “215 Diehl Road Building”). The 215 Diehl Road Building is located on an approximate 7.5-acre parcel of land at 215 Diehl Road in Naperville, Illinois. The purchase price of the 215 Diehl Road Building was approximately $30.3 million, plus closing costs. The 215 Diehl Road Building was purchased from USPIF Chicago LLC, which is not affiliated with us or our advisor. The 215 Diehl Road Building, which was completed in 1998, is 100% leased under a net lease to ConAgra Foods, Inc.

100 East Pratt Building

On May 12, 2005, we purchased all of the interest in 100 East Pratt Street Business Trust, a Maryland business trust that owns a 28-story office building containing approximately 656,000 rentable square feet (the “100 East Pratt Building”). The 100 East Pratt Building is located on an approximately 2.1-acre parcel of land at 100 East Pratt Street in Baltimore, Maryland. The purchase price of the 100 East Pratt Building was approximately $207.5 million, plus closing costs. The acquisition was funded in part with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The interest in 100 East Pratt Building was purchased from Boston Properties, Inc. and East Pratt Street Associates Limited Partnership, two entities unaffiliated with us or our advisor.

The 100 East Pratt Building, constructed in 1975 (lower building) and in 1991 (tower), is leased to T. Rowe Price Group, Inc. (“T. Rowe Price”) (approximately 58%), Tydings & Rosenberg, LLP (“Tydings & Rosenberg”) (approximately 6%), Merrill Lynch & Co., Inc. (“Merrill Lynch”) (approximately 5%) and various other office tenants (approximately 25%). Approximately 6 % of the 100 East Pratt Building is currently vacant.

On September 6, 2005, we entered into a $105.0 million promissory note (the “Citigroup Note”) with Citigroup Global Markets Realty Corp. To secure our obligations under a guaranty of the Citigroup Note, we granted the lender a security interest in the 100 East Pratt Building. The Citigroup Note matures on June 11, 2017; however, the lender has the right at its option to cause the entire outstanding principal amount under the Citigroup Note, together with all accrued but unpaid interest, to be due on September 11, 2015. The per annum interest rate for the period from September 6, 2005 through September 10, 2015 is 5.0775%. From September 11, 2015 through June 11, 2017, the annual interest rate shall be equal to the greater of: (i) 5.0775% plus 2.0% or (ii) the Treasury Rate plus 2.0%.

Prior to September 11, 2015, we will pay interest only on the Citigroup Note in monthly installments of approximately $0.4 million. From and after September 11, 2015, we will pay the lender, in addition to the monthly installments of interest due and payable under the Citigroup Note, all excess cash flow from the 100 East Pratt Building to be applied to the outstanding principal amount under the Citigroup Note. We may prepay the Citigroup Note in full any time after July 11, 2015 without incurring a prepayment fee. If we prepay the Citigroup Note prior to July 11, 2015, we must pay a prepayment fee.

College Park Plaza Building

On June 21, 2005, we purchased a five-story office building containing approximately 179,000 rentable square feet (the “College Park Plaza Building”). The College Park Plaza Building is located on an approximate 10-acre parcel of land at 8909 Purdue Road in Indianapolis, Indiana. The purchase price of the College Park Plaza Building was approximately $26.9 million, plus closing costs. The College Park Plaza Building was purchased from College Park Plaza, LLC, which is not affiliated with us or our advisor. The College Park Plaza Building, which was constructed in 1998, is leased to Cardinal Health 100, Inc. (approximately 42%), J.F. Molloy & Associates, Inc. (approximately 31%), Republic Airways Holdings, Inc. (approximately 25%) and the General Services Administration on behalf of the U.S. Department of Agriculture (approximately 2%).

180 East 100 South Building

On July 6, 2005, we purchased an eight-story office building containing approximately 206,000 square feet (“180 E. 100 South Building”). The 180 E. 100 South Building is located on an approximate five-acre parcel of land at 180 E. 100 South in Salt Lake City, Utah. The purchase price of the 180 E. 100 South Building was approximately $46.5 million, plus closing costs. The 180 E. 100 South Building was purchased from QC Utah, LLC and QC Utah II, LLC, which are not affiliated with us or our advisor. The 180 E. 100 South Building is entirely leased to Questar Corporation.

Nashoba Buildings

On August 18, 2005, we acquired an approximate 99% interest in Nashoba View Ownership, LLC (the “Nashoba Joint Venture”), a joint venture between us and Tech Force, LLC (“Tech Force”), an unrelated party. Nashoba Joint Venture is the sole member of Wells REIT II–Robbins Road, LLC, the owner of a three-story office building containing approximately 298,000 rentable square feet and a two-story office building containing approximately 160,000 rentable square feet (the “Nashoba Buildings”). The Nashoba Buildings are located on an approximate 59-acre parcel of land at One Robbins Road and Four Robbins Road in Westford, Massachusetts.

The purchase price for our interest in Nashoba Joint Venture was approximately $92.5 million, plus closing costs, and was funded in part with an approximate $23.0 million fixed-rate interest-only loan secured by the property in favor of The Prudential Insurance Company of America (the “Prudential Loan”). The Prudential Loan requires monthly payments of approximately $0.1 million, bears an annual fixed interest rate of 5.07% and matures in September 2010. We may prepay the Prudential Loan at any date for a fee equal to the greater of (a) 1% of the outstanding principal balance prorated for the period remaining until maturity relative to the total loan term or (b) the present value of the remaining scheduled payments of principal and interest less the amount of principal being repaid. The Nashoba Buildings were purchased from Nashoba View Associates, LLC (in the case of One Robbins Road) and Nashoba View II Associates, LLC (in the case of Four Robbins Road), each of which is owned indirectly by a partnership between Tech Force and BIT Investment Seventeen, LLC, which are not affiliated with us or our advisor.

Under the terms of Nashoba Joint Venture’s Operating Agreement and based on our capital contribution, we own approximately 99% of Nashoba Joint Venture. Assuming the property generates sufficient operating cash flow, distributions will be made at our discretion as the appointed manager, in proportion to the owners’ respective ownership interests.

As the manager, we are responsible for the establishment of policy and operating procedures for Nashoba Joint Venture and shall manage the day-to-day business and affairs of Nashoba Joint Venture. Among other things, we have the right and sole authority, acting without the consent of Tech Force, to cause Nashoba Joint Venture to sell the Nashoba Buildings subject to a 5-year lock-out period. Furthermore, we have the authority to refinance the Prudential Loan or cause Nashoba Joint Venture to enter into new loan agreements subject to our covenant not to reduce the principal amount of the loan for such 5-year lock-out period. As we control Nashoba Joint Venture, the accounts of Nashoba Joint Venture will be consolidated into our consolidated financial statements. The Nashoba Buildings, which were constructed in 1982 (fully renovated in 1997) and 2002, are entirely leased to Lucent Technologies, Inc. (“Lucent”).

Baldwin Point Building

On August 26, 2005, we contributed approximately $27.9 million, plus closing costs, to 2420 Lakemont Avenue, LLC (the “Baldwin Point Joint Venture”), a joint venture between us and Barry Orlando Partners, L.P. (“BOP”), an unrelated party, for an ownership interest in Baldwin Point Joint Venture of approximately 97.2%. BOP contributed to Baldwin Point Joint Venture the fee interest in a four-story office building containing approximately 165,000 rentable square feet (the “Baldwin Point Building”) and a capital contribution in the amount of $800,000, and received a cash distribution, resulting in an ownership interest in Baldwin Point Joint Venture of approximately 2.8%. The Baldwin Point Building is located on a nine-acre parcel of land at Lakemont Avenue in Orlando, Florida.

Assuming the property generates sufficient operating cash flow, distributions will generally be made in the following order of priority: (1) to us in an amount equal to a 5.0% per annum cumulative, non-compounded preferred return based on our capital contributions; (2) to us until we receive cumulative distributions equal to our total capital contributions; (3) to BOP in an amount equal to a 5.0% per annum cumulative, non-compounded preferred return based on its capital contributions; (4) to BOP until it receives cumulative distributions equal its total capital contributions; and (5) to us and BOP proportional to our respective ownership interests in Baldwin Point Joint Venture.

We are responsible for the establishment of policy and operating procedures for Baldwin Point Joint Venture and will manage the day-to-day business and affairs of Baldwin Point Joint Venture. Among other things, we have the right and sole authority to borrow money on behalf of Baldwin Point Joint Venture and cause Baldwin Point Joint Venture to sell the Baldwin Point Building subject to a two-year lock-out period. As we control Baldwin Point Joint Venture, the accounts of Baldwin Point Joint Venture will be consolidated into our consolidated financial statements.

Construction of the Baldwin Point Building was completed in May 2005. Approximately 84% of the rentable square feet of the Baldwin Point Building is leased to The Travelers Indemnity Company, a subsidiary of St. Paul Travelers Companies, Inc. St. Paul Travelers Companies is traded on the New York Stock Exchange and operates as the fifth largest property and casualty insurance company in the United States. Approximately 15% of the Baldwin Point Building is occupied by various other office tenants. Approximately 1% of the Baldwin Point Building is currently vacant.

We have an option to purchase BOP’s interest in Baldwin Point Joint Venture commencing on the second anniversary of the contribution of the property by BOP to Baldwin Point Joint Venture. The exercise price of the option equals the capital contributed by BOP to Baldwin Point Joint Venture (originally $800,000), plus any unpaid preferred return due on such capital.

University Circle Buildings

On September 20, 2005, we purchased three six-story office buildings containing a total of approximately 451,000 rentable square feet (the “University Circle Buildings”) from University Circle Investors, LLC (the “UCI”), which is not affiliated with us or our advisor. The University Circle Buildings are located on a total of approximately 9.3 acres of land located at 1900, 1950 and 2000 University Avenue in East Palo Alto, California.

The purchase price of the University Circle Buildings was approximately $291.0 million, plus closing costs. The acquisition was funded in part by the assumption of a $118.3 million fixed-rate loan secured by the University Circle Buildings in favor of Teachers Insurance & Annuity Association of America (the “TIAA Loan”). On January 3, 2006, we prepaid the entire outstanding principal balance on the TIAA loan of $117.7 million and, additionally, paid a prepayment penalty of approximately $5.7 million. Pursuant to the terms of an earnout agreement entered into at closing between us and UCI, we paid UCI additional purchase price of $4.8 million for the procurement of qualified leases, as defined by the purchase and sale agreement, for vacant space in University Circle Buildings.

The University Circle Buildings, which were completed from 2001 to 2003, are leased to DLA Piper US LLP (“DLA Piper”) (approximately 26%), Bingham McCutchen, LLP (approximately 16%), Dewey Ballantine, LLP (approximately 13%) and various other office and retail tenants (approximately 43%). Approximately 2% of the University Circle Buildings are currently vacant.

919 Hidden Ridge Building

On November 15, 2005, we purchased a six-story office building containing approximately 250,000 rentable square feet (the “919 Hidden Ridge Building”, formerly known as the “MacArthur Ridge I Building”). The 919 Hidden Ridge Building is located on an approximate 6.5-acre parcel of land at 919 Hidden Ridge in Irving, Texas. The purchase price of the 919 Hidden Ridge Building was approximately $45.2 million, plus closing costs. The 919 Hidden Ridge Building was purchased from MP-2 Limited Partnership, which is not affiliated with us or our advisor. The 919 Hidden Ridge Building, which was completed in 1998, is entirely leased to Verizon Corporate Services Group, Inc.

5 Houston Center Building

On December 20, 2005, we purchased a 27-story office building containing approximately 581,000 rentable square feet (the “5 Houston Center Building”) from Crescent 5 Houston Center, L.P., which is not affiliated with us or our advisor. The building is located on approximately 1.43 acres of land located at 1401 McKinney Street in Houston, Texas.

The purchase price of the 5 Houston Center Building was approximately $166.0 million, plus closing costs, and was funded in part through the assumption of a $90.0 million fixed rate loan (the “Archon Loan”) secured by the 5 Houston Center Building in favor of Archon Financial. The Archon Loan requires monthly interest payments of approximately $0.4 million and matures on October 1, 2008. The annual interest rate of the Archon Loan is 5.001%. We may prepay the Archon Loan in full any time after October 2, 2006. If the prepayment occurs any time prior to June 1, 2008, the prepayment must be accompanied by a yield maintenance premium payment, which is equal to the excess of (i) the sum of the respective present values, computed as of the prepayment date, of the remaining scheduled payments of principal and interest discounted at the Treasury Constant Yield over (ii) the outstanding principal balance of the Archon Loan as of the date immediately prior to such prepayment.

The 5 Houston Center Building, which was completed in 2002, is leased to Ernst and Young U.S. L.L.P. (approximately 25%), Jackson Walker L.L.P. (approximately 12%), Jenkens and Gilchrist, P.C. (approximately 10%), Capgemini U.S. L.L.P. (approximately 8%) and various other office and retail tenants (approximately 44%). Approximately 1% of the 5 Houston Center Building is currently vacant.

The Key Center Complex

The Key Center Complex consists of a 57-story office tower containing approximately 1,321,100 rentable square feet, a 400-room full-service Marriott hotel and a 982-space parking garage. The Key Center Complex is located on a total of approximately 2.14 acres of land at 127 Public Square and 1360 West Mall Drive in Cleveland, Ohio.

On December 22, 2005, we completed the recapitalization and reconstitution of the entities that own the interests in the Key Center Complex. The recapitalized entities consist of Key Center Properties LLC (“KCP LLC”), a Delaware limited liability company, and Key Center Lessee Limited Partnership (“KCLLP”), an Ohio limited partnership. KCP LLC, a joint venture between us and Key Center Properties Limited Partnership (“KCPLP”), a wholly owned entity of The Richard E. Jacobs Group (“The Jacobs Group”), now holds all the interest in the Key Center Complex. The Jacobs Group, through its ownership of KCPLP, retained its 50% ownership interest in KCP LLC and will remain as the managing member of KCP LLC.

Through a combination of purchase consideration and debt contributions of approximately $315.7 million, we became entitled to all the benefits of ownership of the Key Center Complex, including the right to receive all net cash flow derived from the operation of the Key Center Complex, excluding a de minimis amount of revenue derived from the operation of the hotel. Our interest in KCP LLC was acquired from OTR, an Ohio general partnership, as nominee for the State Teachers Retirement Board of Ohio. Neither OTR nor KCPLP is affiliated with us or our advisor.

The gross investment of approximately $315.7 million was composed of the following:

•

a payment of approximately $72.9 million in consideration of acquiring OTR’s interest in KCP LLC, the reconstituted entity that now holds all the interests in the Key Center Complex, and in which we now own a 50% interest;

•	the Key Center Complex continuing to be subject to certain urban development grant mortgages in the principal amount of approximately $17.7 million (the “UDAG Loans”);

•	a loan to KCPLP, the Ohio limited partnership entity that owns the other 50% interest in KCP LLC, in the amount of approximately $72.9 million (the “KCPLP Loan”); and

•	the acquisition of the existing mortgage loans on the Key Center Complex in the principal amount of approximately $152.2 million (the “Mortgage Loans”).

Our payment to OTR, the KCPLP Loan and the acquisition of the Mortgage Loans were funded in part with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A.

The UDAG Loans mature on May 11, 2009 and do not bear interest, except for certain contingent interest payments based on net cash flow hurdles that are not anticipated to be achieved. The KCPLP Loan bears interest at an annual rate of 12.0% and is secured by a pledge of KCPLP’s interest in KCP LLC. The Mortgage Loans were acquired at par from Teachers Insurance and Annuity Association of America and New York State Teachers Retirement System, the prior holders of the mortgages and neither of whom are affiliated with us or our advisor. The Mortgage Loans, which continue to encumber the interests of KCP LLC in the Key Center Complex, bear interest at the annual rate of 8.59% and mature on July 6, 2008.

Key Center Tower. The Key Center Tower, which was completed in 1991, is leased to KeyBank (approximately 53%), Squire, Sanders and Dempsey (approximately 12%), Thompson Hine & Flory, LLP (approximately 13%) and various other office and retail tenants (approximately 15%). Approximately 7% of the Key Center Tower is currently vacant.

KeyBank, which is based in Cleveland and traded on the New York Stock Exchange, is one of the nation’s largest financial services companies. KeyBank, which employs approximately 20,000 people, reported a net worth, as of December 31, 2006, of approximately $7.7 billion. Squire Sanders, which was founded in 1890, is a multi-jurisdictional law firm with approximately 800 lawyers practicing in offices throughout the Americas, Europe and Asia. Squire Sanders is organized around four major practice areas: advocacy, business, capital markets and regulated industries. Thompson Hine, which was established in 1911, is among the largest business law firms in the U.S. Thompson Hine, which has more than 370 lawyers, has offices in Atlanta, Brussels, Cincinnati, Cleveland, Columbus, Dayton, New York and Washington, D.C.

The current aggregate annual base rent for KeyBank, Squire Sanders, Thompson Hine and the 14 other office tenants in the Key Center Tower is approximately $31.0 million. The average effective annual rental rate for the Key Center Tower in 2005 was $23.44 per square foot. The current weighted-average remaining lease term for KeyBank, Squire Sanders, Thompson Hine and the 10 other office tenants in the Key Center Tower is approximately 10 years. KeyBank has the right, at its option, to extend the initial term of its lease for three additional 10-year periods. Squire Sanders has the right, at its option, to extend the initial term of its lease for two additional five-year periods. Thompson Hine, which recently extended its lease agreement for an additional 10 years beyond its original lease expiration date of September 30, 2007, has the right, at its option, to extend the term of its lease for one additional five-year period.

The table below sets forth the lease expirations of the Key Center Tower for each of the next 10 years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2007	4	13,630	$110,580	1.0%
2008	1	18,915	$492,698	4.7%
2009	4	40,204	$1,389,585	13.2%
2010	1	5,824	$142,658	1.4%
2011	2	4,593	$223,032	2.1%
2012	1	156,967	$5,222,948	49.6%
2013	1	7,772	$155,460	1.5%
2014	1	62,571	$1,884,656	17.9%
2015	1	45,299	$917,233	8.6%
2016	0	0	$0	0.0%

The annual realty tax on the Key Center Tower Building was $0.5 million in 2006. The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Key Center Tower.

	Federal Tax Basis	Rate of Deprecation	Method of Depreciation	Depreciable Life
Land	$7,154,148	Non-Depreciable	N/A	N/A
Building	$263,793,763	Mid-Month Convention	Straight-Line	40 Years

Total	$270,947,911

We do not intend to make significant renovations or improvements to the Key Center Tower.

Key Center Marriott. The Key Center Marriott, which was completed in 1991, features 400 guest rooms, including 15 suites, a full-service restaurant, decorated meeting facilities in an approximately 15,000-square foot conference center, a full-service fitness center and pool, concierge level and other amenities. The Key Center Marriott, which is adjacent to the Key Center Tower and sits on approximately 0.8 acres of land, is located just off historic Public Square and directly abutting the West Mall. Approximately 200 parking spaces in the Key Center Garage are reserved for guests and employees of the Key Center Marriott. During 2005, the Key Center Marriott underwent full-scale room upgrades, which included the replacement of all mattresses, new bathrooms and installation of flat-screen televisions.

The Key Center Marriott has been part of the Marriott Hotels & Resorts chain since it opened in October 1991. Marriott Hotel Services, Inc., a subsidiary of Marriott International, Inc., manages the Key Center Marriott pursuant to a management agreement with KCLLP. The initial term of the management agreement with Marriott expires on December 30, 2021, and Marriott has the option to exercise three 10-year renewal terms. The base management fee is 3% of gross revenues derived from the Key Center Marriott. The management agreement also contains an incentive management fee that is calculated as 25% of net profit, in excess of the owner’s priority return, as defined by the management agreement and related amendments. The management agreement grants to Marriott a right of first refusal in the event of the sale of the Key Center Marriott. The management agreement also contains refinancing and sale incentive fees that would be due to Marriott from the owner in the event of a refinancing or sale of the Key Center Marriott above certain thresholds that include an assumed $39.0 million mortgage debt amount.

The Key Center Marriott will be operated by KCLLP, an entity in which we acquired a 99.9% interest as part of our recapitalization and reconstitution of KCP LLC. Key Center Lessee Corporation, an unaffiliated entity, owns the remaining 0.1% interest in KCLLP. We acquired our interest in KCLLP through Wells TRS II, LLC (“Wells TRS”), a wholly owned subsidiary organized as a Delaware limited liability company. Wells TRS has elected to be treated as a taxable REIT subsidiary; therefore, any earnings recognized by Wells TRS will be subject to federal and state income taxes.

2000 Park Lane Building

On December 27, 2005, we purchased a seven-story office building containing approximately 231,000 rentable square feet (the “2000 Park Lane Building”) from Legent Corporation, a subsidiary of Computer Associates International, Inc., in a sale-leaseback transaction for a purchase price of approximately $29.5 million, plus closing costs. Legent Corporation and Computer Associates International are not affiliated with us or our advisor. The acquisition was funded in part with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 2000 Park Lane Building, which was completed in 1993 and is located on approximately 13.1 acres of land at 2000 Park Lane in North Fayette, Pennsylvania, is leased to Fisher Scientific Company, LLC (approximately 66%) and Computer Associates International (approximately 24%). Approximately 10% of the 2000 Park Lane Building is currently vacant.

Tampa Commons Building

On December 27, 2005, we purchased a 13-story office building containing approximately 255,000 rentable square feet (the “Tampa Commons Building”). The Tampa Commons Building is located on approximately 2.89 acres of land at One North Dale Mabry Highway in Tampa, Florida. The purchase price of the Tampa Commons Building was approximately $49.1 million, plus closing costs. The acquisition was funded in part with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The Tampa Commons Building was purchased from Oppenheim Immobilian-Kapitalanlagegesellschaft, which is not affiliated with us or our advisor. The Tampa Commons Building, which was completed in 1984, is leased to Time Customer Service, Inc. (approximately 48%), Wilkes and McHugh, P.A. (approximately 16%), and various other office and retail tenants (approximately 36%).

LakePointe 5 Building and LakePointe 3 Land

On December 28, 2005, we purchased a four-story office building containing approximately 112,000 rentable square feet (the “LakePointe 5 Building”) and a 6.9-acre parcel of land (the “LakePointe 3 Land”), on which we constructed a four-story office building containing approximately 111,000 rentable square feet (the “LakePointe 3 Building”). The LakePointe 5 Building, which is located on an approximate 8.2-acre parcel of land, and the LakePointe 3 Building are located at 3735 and 3730 Glen Lake Drive in Charlotte, North Carolina. The LakePointe 5 Building and the LakePointe 3 Land were purchased from LakePointe Corporate Center Associates, a joint venture between Childress Klein Properties and TIAA-CREF. Neither Childress Klein nor TIAA-CREF is affiliated with us or our advisor.

The purchase price of the LakePointe 5 Building was approximately $20.7 million, plus closing costs, and the purchase price of the LakePointe 3 Land was approximately $2.5 million, plus closing costs. The acquisition of the LakePointe 5 Building was funded in part with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The acquisition of the LakePointe 3 Land and the construction of the LakePointe 3 Building was funded with approximately $6.5 million drawn on a construction loan with maximum available borrowings of approximately $17.1 million obtained from Wachovia Bank, N.A. (the “Construction Loan”). The Construction Loan requires monthly payments of interest only and matures on December 28, 2007. The interest rate of the Construction Loan, per annum, is the monthly LIBOR Index Rate offered by Wachovia Bank, N.A. plus 100 basis points. The Construction Loan is secured by a first deed to secure the debt and the assignment of leases, rents and contracts from the LakePointe 5 Building and the LakePointe 3 Building. As of March 23, 2007, we had $17.0 million outstanding under the Construction Loan.

Construction of the LakePointe 3 Building was completed in April 2006 at an approximate cost of $17.1 million. The LakePointe 3 Building is leased to The Lash Group, Inc. (approximately 58%) and Centex Construction Company, LLC (approximately 19%) under long-term lease agreements that commenced upon completion of the LakePointe 3 Building. Approximately 9% of the LakePointe 3 Building is leased to PL Subsidiary. Approximately 14% of the LakePointe 3 Building is currently vacant.

The LakePointe 5 Building, which was completed in 2001, is currently leased to The Lash Group (approximately 84%), First Franklin Financial Corporation (approximately 12%) and various other office tenants (approximately 4%).

One and Two SanTan Buildings

On April 18, 2006, we purchased two three-story office buildings containing a total of approximately 268,000 rentable square feet (the “SanTan Buildings”) for approximately $59.3 million, exclusive of closing costs and adjustments. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The SanTan Buildings are located on a total of approximately 16.4 acres of land at 3100-3200 West Ray Road in Chandler, Arizona. The SanTan Buildings were purchased from SanTan Office Venture I, L.L.C. and SanTan Office Venture II, L.L.C., which are not affiliated with us or our advisor. The SanTan Buildings, which were completed in 2000 and 2003, are leased to Toyota Motor Credit Corporation (approximately 45%), ISOLA USA Corporation (approximately 9%) and various other office tenants (approximately 46%).

On October 11, 2006, we entered into a $39.0 million interest-only mortgage note with Wachovia Bank, N.A. In consideration for the note, we granted to Wachovia Bank, N.A. a security interest in the right, title and interest in the SanTan Buildings. The proceeds of the note were used to pay down our $400.0 million line of credit with Wachovia Bank, N.A. The note matures on October 11, 2016 and carries a fixed interest rate of 5.83%.

263 Shuman Boulevard Building

On July 20, 2006, we purchased a five-story office building containing approximately 354,000 rentable square feet (the “263 Shuman Boulevard Building”) for approximately $55.3 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from this offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 263 Shuman Boulevard Building is located on an approximate 15.2-acre parcel of land at 263 Shuman Boulevard in Naperville, Illinois. The 263 Shuman Boulevard Building was purchased from 263 Shuman, LLC, which is not affiliated with us or our advisor. The 263 Shuman Boulevard Building, which was completed in 1986, is entirely leased to OfficeMax Incorporated.

11950 Corporate Boulevard Building

On August 9, 2006, we purchased a four-story office building containing approximately 227,000 rentable square feet (the “11950 Corporate Boulevard Building”) for approximately $44.0 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from this offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 11950 Corporate Boulevard Building is located on an approximate 13.2-acre parcel of land at 11950 Corporate Boulevard in Orlando, Florida. The 11950 Corporate Boulevard Building was purchased from 11950 Corporate Owner Corporation, which is not affiliated with us or our advisor. The 11950 Corporate Boulevard Building, which was completed in 2001, is entirely leased to Siemens Westinghouse Power Corporation (“Siemens Westinghouse”).

Edgewater Corporate Center Building

On September 6, 2006, we purchased a five-story office building containing approximately 180,000 rentable square feet (the “Edgewater Corporate Center Building”) for approximately $35.5 million, exclusive closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The Edgewater Corporate Center Building is located on an approximate 10.5-acre parcel of land at 3023 HSBC Way in Lancaster, South Carolina. The Edgewater Corporate Center Building was purchased from Edgewater Partners One, LLC, which is not affiliated with us or our advisor. The Edgewater Corporate Center Building, which was completed in 2006, is entirely leased to Decision One Mortgage Company, LLC (“Decision One”).

4300 Centreway Place Building

On September 19, 2006, we purchased a three-story office building containing approximately 139,000 rentable square feet (the “4300 Centreway Place Building”) for approximately $19.3 million, exclusive closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 4300 Centreway Place Building is located on an approximate 9.2-acre parcel of land at 4300 Centreway Place in Arlington, Texas. The 4300 Centreway Place Building was purchased from Petula Associates, LTD, which is not affiliated with us or our advisor. The 4300 Centreway Place Building, which was completed in 1998, is entirely leased to Aetna Life Insurance Company (“Aetna Life”).

80 Park Plaza Building

On September 21, 2006, we purchased a 26-story office building containing approximately 1.0 million rentable square feet (the “80 Park Plaza Building”) for approximately $147.5 million, exclusive closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 80 Park Plaza Building is located on an approximate 2.8-acre parcel of land at 1135-1155 Raymond Boulevard in Newark, New Jersey. The 80 Park Plaza Building was purchased from Newark Urban Renewal Investors, L.P., which is not affiliated with us or our advisor. The 80 Park Plaza Building, which was completed in 1979, is entirely leased to Public Service Electric and Gas Company (“PSE&G”).

On September 21, 2006, we entered into a $45.9 million interest-only mortgage note with Anglo Irish Bank Corporation plc (“Anglo Irish”). In consideration for the note, we granted to Anglo Irish a security interest in the right, title and interest in the 80 Park Plaza Building. The proceeds of the note were used to pay down our $400.0 million line of credit with Wachovia Bank, N.A. The note matures on September 21, 2016 and bears interest at LIBOR plus 130 basis points, compounded monthly. Principal and interest accrue over the term of the note and become payable at maturity.

International Financial Tower Building

On October 31, 2006, we purchased a 19-story office building containing approximately 630,000 rentable square feet (the “International Financial Tower “) for approximately $193.6 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The International Financial Tower is located on approximately 1.9 acres of land located at 95 Christopher Columbus Drive in Jersey City, New Jersey. The International Financial Tower was purchased from Financial Tower Jersey City, L.P., which is not affiliated with us or our advisor. The International Financial Tower, which was completed in 1989, is leased to Pershing, LLC (“Pershing”) (approximately 75%) and NTT Data USA, LLC (“NTT Data USA”) (approximately 22%) and various other office and retail tenants (approximately 3%).

Sterling Commerce Building

On December 21, 2006, we purchased a 12-story office building containing approximately 309,000 rentable square feet (the “Sterling Commerce Building”) for approximately $62.0 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The Sterling Commerce Building is located on approximately 17.1 acres of land located at 750 West John Carpenter Freeway in Irving, Texas. The Sterling Commerce Building was purchased from Sterling Commerce (America), Inc., which is not affiliated with us or our advisor. The Sterling Commerce Building, which was completed in 1999, is leased to Caremark Rx, Inc. (“Caremark”) (approximately 59%), Sterling Commerce (“Sterling”) (approximately 28%) and DG Systems, Inc. (approximately 8%). Approximately 3% of the Sterling Commerce Building is currently being used as cafeteria and fitness center space.

We acquired the following properties subsequent to December 31, 2006. As such, they are not reflected in the above property diversification tables.

One Century Place Building

On January 4, 2007, we purchased an eight-story office building containing approximately 539,000 rentable square feet (the “One Century Place Building”) for approximately $72.0 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The One Century Place Building is located on approximately 28.2 acres of land located at 26 Century Place Boulevard in Nashville,

Tennessee. The One Century Place Building was purchased from G&I IV OCP Venture, L.P., which is not affiliated with us or our advisor. The One Century Place Building, which was completed in 1991, is leased to Willis Corroon Corporation (“Willis”) (approximately 57%), Tennessee Valley Authority (“TVA”) (approximately 11%) and various other office tenants (approximately 30%). Approximately 2% of the One Century Place Building is currently vacant.

3000 Park Lane Land Parcel

On January 5, 2007, we purchased a 9.7-acre parcel of land located at 3000 Park Lane (the “3000 Park Lane Land”) in North Fayette, Pennsylvania for approximately $1.0 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering. The 3000 Park Lane Land was purchased from 3000 Park Lane Associates and Summit Park Associates, two entities that are not affiliated with us or our advisor.

120 Eagle Rock Building

On March 27, 2007, we purchased a three-story office building containing approximately 178,000 rentable square feet (the “120 Eagle Rock Building”) for approximately $34.5 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from our ongoing public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The 120 Eagle Rock Building is located on approximately 15.2 acres of land located at 120 Eagle Rock Avenue in East Hanover, New Jersey. The 120 Eagle Rock Building was purchased from Eagle Rock Offices, Inc., which is not affiliated with us or our advisor. The 120 Eagle Rock Building, which was completed in 1990, is leased to Ceridian Corporation (“Ceridian”) (approximately 28%), Market Measures Interactive, L.P. (“Market Measures”) (approximately 23%), The Prudential Insurance Company of America (“Prudential”) (approximately 9%) and various other office tenants (approximately 35%). Approximately 5% of the 120 Eagle Rock Building is currently vacant.

Competition

As we purchase properties to build our portfolio, we are in competition with other potential buyers for the same properties, which may result in an increase in the amount we must pay to acquire a property or may require us to locate another property that meets our investment criteria. Leasing of real estate is also highly competitive in the current market, and we will experience competition for tenants from owners and managers of competing projects. As a result, we may have to provide rent concessions, incur charges for tenant improvements or offer other inducements to enable us to timely lease vacant space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties to locate suitable purchasers.

Insurance

We believe that our properties are adequately insured.

SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2006, 2005, 2004, and the period from inception (July 3, 2003) to December 31, 2003 should be read in conjunction with the accompanying consolidated financial statements and related notes (amounts in thousands, except per-share data).

	December 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003
Total assets	$3,288,225	$2,688,883	$1,155,765	$1,652
Total stockholders’ equity	$2,268,020	$1,659,754	$677,115	$1
Outstanding debt	$774,523	$832,402	$350,505	—
Outstanding long-term debt	$756,727	$810,976	$233,977	—
Obligations under capital leases	$78,000	$78,000	$78,000	—

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Period from Inception (July 3, 2003) to December 31, 2003
Total revenues	$327,716	$164,454	$50,701	—
Net income (loss)	$11,268	$12,521	$(4,562)	—
Funds from operations(1)	$143,246	$80,236	$14,922	—
Cash flows from operations(2)	$151,084	$76,351	$22,722	$(44)
Cash flows used in investing activities (2)	$(682,478)	$(1,262,128)	$(919,658)	—
Cash flows provided by financing activities(2)	$542,142	$1,200,253	$917,655	$201
Dividends paid	$140,260	$80,586	$16,613	—
Per weighted-average common share data:
Net income (loss) – basic and diluted	$0.05	$0.09	$(0.15)	$(4.70)
Dividends declared	$0.60	$0.60	$0.49	—
Weighted-average common shares outstanding	237,373	139,680	31,372	—

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Funds From Operations” for information regarding why we present funds from operations and for a reconciliation of this non-GAAP financial measure to net income.

(2)	Prior period amounts adjusted to conform with current period presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and our consolidated financial statements and the notes thereto contained in this prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.” The following discussion and analysis should be read in conjunction with the Selected Financial Data included in this prospectus and our accompanying consolidated financial statements and notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” immediately preceding our “Estimated Use of Proceeds” section.

Overview

We were formed on July 3, 2003 to acquire and operate a diversified portfolio of commercial real estate primarily consisting of high-quality, income-producing office and industrial properties leased to creditworthy entities that are located in major metropolitan areas throughout the United States. We have no paid employees and are externally advised and managed by Wells Capital and Wells Management. We have elected to be taxed as a real estate investment trust for federal income tax purposes.

We commenced our initial public offering on December 1, 2003. During 2004, we began acquiring real estate assets and receiving investor proceeds under our initial public offering of common stock. We continued receiving investor proceeds and investing in real estate assets through December 31, 2006. Thus, our results of operations for the years ended December 31, 2006, 2005, and 2004 reflect growing operational revenues and expenses, fluctuating interest expense and general and administrative expenses. The increased operational revenues and expenses result from acquiring real properties, while the fluctuation in interest expense arise from using varying levels of short-term and long-term debt financing for our acquisitions. General and administrative expenses, as a percent of total revenues, decreased from approximately 9% for the year ended December 31, 2004 and approximately 6% for the year ended December 31, 2005 to approximately 4% for the year ended December 31, 2006, commensurate with the operational growth of the enterprise and the achievement of greater economies of scale.

During 2004, we raised approximately $792.0 million through the issuance of common stock and acquired an interest in 18 properties for an aggregate purchase price of approximately $1.0 billion. During 2005, we raised approximately $1.2 billion through the issuance of common stock and acquired an interest in 21 properties for an aggregate purchase price of approximately $1.5 billion. During 2006, we raised approximately $0.9 billion through the issuance of common stock and acquired an interest in 10 properties for an aggregate purchase price of approximately $0.6 billion. We have funded our property acquisitions with net proceeds from the issuance of our common stock and from third-party borrowings. As of December 31, 2006 and 2005, our third-party borrowings totaled approximately $774.5 million and $832.4 million, respectively.

General Economic Conditions and Real Estate Market Commentary

Management reviews a number of economic forecasts and market commentaries in order to evaluate general economic conditions and formulate a view of the current environment’s effect on the real estate markets in which we operate.

The U.S. economy has grown at a rate of 3.4% in 2006, which is up slightly from 3.2% growth in 2005. The economy grew at a 3.5% annual pace in the fourth quarter, up from 2.2% in the previous quarter. This slowdown of growth in the third quarter is primarily attributable to housing with residential investment falling 19.0%, the worst decrease in over a decade. This weakness in the housing sector was offset by fourth quarter growth in personal consumption expenditures, which rose 4.4% in the quarter and contributed 3.1% to gross domestic product (“GDP”). GDP growth for 2007 is expected to be 2.5% with estimated inflation at 2.0%.

The U.S. office real estate market is continuing to display strong growth through the first quarter of 2007, with steady declines in vacancy, positive absorption rates and moderate construction. These conditions are creating an acceleration in rent growth across most markets. National vacancy rates continue to trend downward with fourth quarter vacancy at 12.5%, down 0.35% from the third quarter and 1.05% from one year ago. Many markets are performing well due to job growth in the service-sector and a restraint on new supply. Improved job growth is not seen across the board, however, with coastal and energy markets doing well and the Midwest slightly lagging. A four-quarter average puts job growth at 2.5% since midyear 2005, which is reflected in steady positive absorption. Looking forward to the near-term, many economists anticipate that there may be a slowing in the economy due to a further housing correction, causing weaker employment growth and a downturn in demand for consumer-related finance. Such a slowing would likely also slow the growth in rental rates.

The real estate capital transactions market experienced a strong finish to the year with $45 billion of office properties changing hands in the fourth quarter. Office property sales in 2006 totaled $134 billion, an increase of 32% over prior year sales. REIT privatizations, the process of publicly traded REITs becoming privately held through merger or acquisition, accounted for $18 billion of volume in 2006. Cap rates, or first-year returns on real estate investments, for central business district properties are at an all-time low due to strong investor demand. Demand for office properties continues to be well distributed across the capital sector with equity funds, institutions, REITs, and foreign investors being the most competitive bidders for portfolios. A different capital sector has led acquisitions for each of the past four years, a further indication of the diversity of demand. Equity funds have replaced institutions as the largest purchaser of office properties in 2006. The spread between average cap rates and 10-year U.S. Treasuries continues to tighten, as cap rates compress and the U.S. Treasury rates increased from 2002 lows. In the medium-term, the combination of higher interest rates and slower rent growth could spell the end of the cap rate compression with cap rates expected to slightly increase over the next three years.

Impact of Economic Conditions on Our Portfolio

The level of cap rates is reflective of current market conditions and, as a result, is a major factor affecting the purchase prices of properties in which we invest. While some of the factors noted above indicate that future cap rates could remain stable or slightly improve, the extent to which our portfolio may be affected by future cap rate levels is dependent upon the extent of our future fundraising and investing activities. We expect to raise equity proceeds from the sale of our common stock at a rate consistent with the fourth quarter of 2006 and anticipate cap rates to remain stable; as such, absent a significant increase in investor proceeds raised, we do not anticipate that our portfolio will be significantly impacted by the market conditions described above in the near-term.

Liquidity and Capital Resources

Overview

From January 2004 through December 2006, we raised significant funds through the sale of our common stock under our public offerings. We primarily used the proceeds from these sales of common stock, net of offering costs and other expenses, to acquire real properties and fund certain capital improvements identified at the time of acquisition. We anticipate receiving proceeds from the sale of our common stock under our follow-on offering in the future, and investing such proceeds in future acquisitions of real properties. We also anticipate receiving proceeds from the sale of our common stock under our dividend reinvestment plan in the future, and using a significant portion of such proceeds to fund redemptions of our common stock under our share redemption program (“SRP”). We expect that our primary source of future operating cash flows will be cash generated from the operations of the properties currently in our portfolio and those to be acquired in the future. The amount of future dividends to be paid to our stockholders will be largely dependent upon the amount of cash generated from our operating activities, how quickly we are able to invest investor proceeds in quality income-producing assets, our expectations of future cash flows, and our determination of near-term cash needs for capital improvements, tenant re-leasing, redemptions of our common stock, and debt repayments.

The competition to acquire high-quality commercial office properties remains high. Timing differences arise between acquiring properties and raising capital and between making operating payments and collecting operating receipts. Accordingly, we may periodically be required to borrow funds on a short-term basis to meet our dividend payment schedule. Our primary focus, however, is to continue to maintain the quality of our portfolio. Thus, in this intensely competitive environment, we may opt to lower the dividend rather than compromise that quality or accumulate significant borrowings to meet a dividend level higher than operating cash flow would support. We continue to carefully monitor our cash flows and market conditions and their impact on our earnings and future dividend projections.

As of March 23, 2007, our total indebtedness was approximately $669.7 million, which consisted of fixed-rate mortgages on certain properties of approximately $585.5 million, a variable rate mortgage on a certain property of approximately $47.2 million, approximately $20.0 million outstanding under our $400.0 million Wachovia credit facility and $17.0 million outstanding under our construction line of credit. Based on the value of our borrowing-base properties, we had approximately $337.5 million in remaining capacity under our $400.0 million credit facility, of which $2.0 million was pledged in the form of letters of credit for future tenant improvements and leasing costs. We are likely to incur additional indebtedness even if we raise significant proceeds in this offering. We may incur indebtedness to acquire properties, to fund property improvements and other capital expenditures, to redeem shares under our share redemption program, to pay our dividend and for other purposes. As of March 23, 2007, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 20%.

Short-Term Liquidity and Capital Resources

During 2006, we generated net cash flows from operating activities of approximately $151.1 million, which is primarily comprised of receipts for rental income, tenant reimbursements, hotel income, and interest and other income, partially offset by payments for operating costs, interest expense, asset and property management fees, and general and administrative expenses. Such net cash flows from operating activities were primarily used to pay dividends to stockholders of approximately $140.3 million during the same period. During 2006, we raised proceeds from the sale of common stock under our public offerings, net of commissions, dealer-manager fees, and other offering costs, of approximately $777.4 million, which was used primarily to fund investments in real estate of approximately $663.4 million, net debt repayments and prepayment penalties of approximately $60.9 million, and redemptions of common stock of approximately $32.4 million. We expect to utilize the residual cash balance of approximately $46.1 million as of December 31, 2006 to satisfy current liabilities, pay future dividends, fund future acquisitions of real properties, or reduce indebtedness.

We intend to continue to generate capital from the sale of common stock under our follow-on offering and from third-party borrowings, and to use such capital primarily to fund future acquisitions of real estate. We expect that we will use a significant portion of the proceeds from sales under our dividend reinvestment plan to fund redemptions under the SRP. As of March 23, 2007, we had a remaining borrowing capacity of approximately $337.5 million under the Wachovia Line of Credit. Accordingly, we believe that we have adequate capacity to continue to expand our portfolio and meet our future operating cash flow needs. We expect to use substantially all of our future operating cash flow, after payments for certain capital expenditures, to pay dividends to stockholders.

On December 4, 2006, our board of directors declared a daily dividend for stockholders of record from December 16, 2006 through March 15, 2007 in an amount equal to an annualized dividend of $0.60 per share, which is consistent with the rate of dividends declared for each quarter of 2006 on a per-share basis. Such dividend was paid in March 2007.

We have a $400.0 million unsecured revolving financing facility (the “Wachovia Line of Credit”) with a syndicate of banks led by Wachovia Bank, N.A. (“Wachovia”). We have pledged approximately $2.0 million of our total borrowing capacity under the Wachovia Line of Credit to letters of credit for future tenant improvements and leasing costs.

The Wachovia Line of Credit contains, among others, the following restrictive covenants:

•	limits our ratio of debt to total asset value, as defined, to 50% or less at all times;

•	limits our ratio of secured debt to total asset value, as defined, to 40% or less at all times;

•	requires our ratio of unencumbered asset value, as defined, to total unsecured debt to be greater than 2:1 at all times;

•	requires maintenance of certain interest coverage ratios;

•	requires maintenance of certain minimum stockholders’ equity balances; and

•	limits investments that fall outside our core investments of improved office and industrial properties.

Under the terms of the Wachovia Line of Credit, we may borrow up to 50% of the unencumbered asset value, or the aggregate value of a subset of lender-approved properties. The Wachovia Line of Credit also stipulates that our net distributions, which equal total dividends and other distributions less the amount reinvested through our dividend reinvestment plan, may not exceed the greater of 90% of our Funds from Operations for the corresponding period or the minimum amount required in order for us to maintain our status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures. The Wachovia Line of Credit includes a cross-default provision that provides that a payment default under any recourse obligation of $10 million or more or any non-recourse obligation of $20.0 million or more by us, Wells OP II, or any of our subsidiaries constitutes a default under the credit facility.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflict committee of our board of directors approves the borrowing. Our charter also requires that we disclose the justification of any borrowings in excess of the 50% leverage guideline.

Long-term Liquidity and Capital Resources

We expect that our primary sources of capital over the long term will include proceeds from the sale of our common stock, proceeds from secured or unsecured borrowings from third-party lenders, and net cash flows from operations. We commenced our follow-on offering in November 2005. Our follow-on offering is scheduled to terminate on December 1, 2008. Thereafter, our board of directors may commence a second follow-on offering at that time. We expect that our primary uses of capital will be for property acquisitions, either directly or through investments in joint ventures, tenant improvements, offering-related costs, operating expenses, including interest expense on any outstanding indebtedness, and dividends. Over the next five years, we anticipate funding capital expenditures necessary for our properties, including building improvements, tenant improvements, and leasing commissions, of approximately $171.3 million, exclusive of costs of properties under development.

In determining how and when to allocate cash resources, we initially consider the source of the cash. We expect that substantially all future net operating cash flows, after payments for certain capital expenditures such as tenant improvements and leasing commissions, will be used to pay dividends. However, we may temporarily use other sources of cash, such as short-term borrowings, to fund dividends from time to time (see “Liquidity and Capital Resources – Overview” above). We expect to use substantially all net cash flows generated from raising equity or debt financing to fund acquisitions, certain capital expenditures identified upon acquisition, the repayment of outstanding borrowings, and the redemption of shares under the SRP. If sufficient equity or debt capital is not available, our future investments in real estate will be lower.

To the extent that future cash flows provided by operations are lower due to lower returns on properties, future dividends paid may be lower as well. Our cash flow from operations depends significantly on market rents and our tenants’ ability to make rental payments. We believe that the diversity of our tenant base and the concentration of creditworthy tenants in our portfolio help to mitigate the risk of a tenant defaulting on a lease. However, general economic downturns, downturns in one or more of our core markets, or downturns in the particular industries in which our tenants operate could adversely impact the ability of our tenants to make lease payments and our ability to re-lease space on favorable terms when leases expire. In the event of any of these situations, our cash flow and consequently our ability to meet capital needs, could adversely affect our ability to pay dividends in the future.

Contractual Obligations and Commitments

As of December 31, 2006, our contractual obligations are as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Outstanding debt obligations(1)	$774,523	$17,796	$241,625	$71,645	$443,457
Capital lease obligations(2)	78,000	—	—	—	78,000
Purchase obligations(3)	71,250	71,250	—	—	—
Operating lease obligations	3,120	60	120	120	2,820

Total	$926,893	$89,106	$241,745	$71,765	$524,277

(1)

Amounts include principal payments only. We made interest payments of $36.3 million during the year ended December 31, 2006 and expect to pay interest in future periods on outstanding debt obligations based on the rates and terms disclosed in Note 4 to our accompanying consolidated financial statements.

(2)

Amount includes principal payments only. We made interest payments of $4.7 million during the year ended December 31, 2006 and expect to pay interest in future periods based on the terms disclosed in Note 5 to our accompanying consolidated financial statements.

(3)

Represents a purchase commitment for the One Century Place Building, which was under contract at December 31, 2006. Refer to Note 5 of our accompanying consolidated financial statements for further explanation.

Results of Operations

Overview

Our results of operations are not indicative of those expected in future periods, as we expect that rental income, tenant reimbursements, property operating costs, asset and property management fees, depreciation, amortization, and net income will increase in future periods as a result of owning the assets we acquired prior to and during the periods presented for an entire period and as a result of anticipated future acquisitions of real estate assets.

We commenced our initial public offering on December 1, 2003. Following the receipt and acceptance of subscriptions for the minimum offering of $2,500,000 on January 22, 2004, we acquired 18 properties during the year ended December 31, 2004 and acquired 21 properties during the year ended December 31, 2005. During the year ended December 31, 2006, we acquired 10 properties, bringing our total portfolio to 49 properties as of December 31, 2006. Accordingly, the results of operations presented for the years ended December 31, 2006 and 2005, are not directly comparable.

Comparison of the year ended December 31, 2005 vs. the year ended December 31, 2006

Rental income and tenant reimbursements increased from approximately $135.0 million and $29.0 million, respectively, for the year ended December 31, 2005 to approximately $246.6 million and $57.7 million, respectively, for the year ended December 31, 2006, primarily as a result of the growth in the portfolio during 2006 and owning the properties acquired in 2005 for a full year. Rental income and tenant reimbursements are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during 2006 for an entire year and future acquisitions of real estate assets.

Hotel income and hotel operating costs increased from approximately $0.4 million and $0.4 million, respectively, for the year ended December 31, 2005 to approximately $23.4 million and $17.5 million, respectively, for the year ended December 31, 2006, primarily as a result of reflecting a full year of operations for the Key Center Marriott, a hotel property located in Cleveland, Ohio, which we acquired in the fourth quarter of 2005. The increase in profitability of this hotel property is primarily attributable to an increase in occupancy rates during 2006. Hotel income and hotel operating costs are expected to fluctuate in future periods commensurate with changes in supply and demand for hotel space in the Cleveland area, among other factors.

Property operating costs and asset and property management fees increased from approximately $45.8 million and $13.2 million, respectively, for the year ended December 31, 2005 to approximately $92.8 million and $25.5 million, respectively, for the year ended December 31, 2006, primarily as a result of the growth in the portfolio during 2006 and owning the properties acquired in 2005 for a full year. Property operating costs and asset and property management fees are expected to continue to increase in future periods, as compared to historical periods, due to owning the assets acquired during 2006 for an entire year and future acquisitions of real estate assets.

Depreciation of real estate and amortization of lease costs increased from approximately $24.5 million and $43.2 million, respectively, for the year ended December 31, 2005 to approximately $47.2 million and $84.8 million, respectively, for the year ended December 31, 2006, primarily due to the acquisition of properties during 2006 and owning the properties acquired in 2005 for a full year. Depreciation and amortization are expected to continue to increase in future periods, as compared to historical periods, due to owning the assets acquired during 2006 for an entire year and future acquisitions of real estate assets.

General and administrative expenses increased from approximately $9.1 million for the year ended December 31, 2005 to approximately $12.2 million for the year ended December 31, 2006, primarily due to increases in administrative reimbursements payable to Wells Capital and Wells Management as a result of acquiring additional properties during 2006 and owning the properties acquired in 2005 for a full year. General and administrative expenses, as a percent of total revenues, decreased from approximately 6% for the year ended December 31, 2005 to approximately 4% for the year ended December 31, 2006 as a result of achieving greater economies of scale with a larger portfolio of real estate assets. In connection with the acquisition of additional real estate assets, we anticipate future general and administrative expenses to continue to increase, as compared to historical periods.

Interest expense increased from approximately $25.1 million for the year ended December 31, 2005 to approximately $42.9 million for the year ended December 31, 2006, primarily due to new mortgage notes and mortgage notes assumed in connection with property acquisitions, as well as an increase in average borrowings and the interest rate under our line of credit. Average borrowings under our line of credit increased from approximately $23.1 million during 2005 to $176.7 million during 2006. Future levels of interest expense will vary, primarily based on the amounts of future borrowings and the costs of borrowings. Future borrowings will be used primarily to fund future acquisitions of real estate or interests therein. Accordingly, the amounts of future borrowings and future interest expense will largely depend on the level of additional proceeds we raise under our ongoing public offering, the opportunities to acquire real estate assets consistent with our investment objectives, and the timing of such future acquisitions.

We recognized a loss on early extinguishment of debt of approximately $1.1 million during the year ended December 31, 2006 in connection with prepaying the University Circle Buildings mortgage note in January 2006. The loss resulted from a prepayment penalty of approximately $5.7 million and a write-off of approximately $0.6 million in deferred financing costs, partially offset by a write-off of the unamortized fair value adjustment to debt of approximately $5.2 million.

Interest and other income decreased from approximately $9.6 million for the year ended December 31, 2005 to approximately $7.7 million for the year ended December 31, 2006, primarily as a result of lower average cash balances held during 2006 caused by timing differences between raising capital in our public offerings and closing on property acquisitions.

Net income and net income per share decreased from approximately $12.5 million and $0.09, respectively, for the year ended December 31, 2005 to approximately $11.3 million and $0.05, respectively, for the year ended December 31, 2006, primarily due to the decrease in interest and other income and the loss on early extinguishment of debt as described above. The increase in real estate operating income is largely offset by the increase in interest expense. We expect future real estate acquisitions to result in an increase in net income in future periods and expect future net income per share to fluctuate primarily based on the level of proceeds raised in our ongoing public offering and the rate at which we are able to invest such proceeds in income-generating real estate assets.

Comparison of the year ended December 31, 2004 vs. the year ended December 31, 2005

Rental income and tenant reimbursements increased from approximately $43.9 million and $6.8 million, respectively, for the year ended December 31, 2004 to approximately $135.0 million and $29.0 million, respectively, for the year ended December 31, 2005, primarily as a result of the growth in the portfolio during 2005 and owning the properties acquired in 2004 for a full year.

Property operating costs and asset and property management fees increased from approximately $12.8 million and $3.9 million, respectively, for the year ended December 31, 2004 to approximately $45.8 million and $13.2 million, respectively, for the year ended December 31, 2005, primarily as a result of the growth in the portfolio during 2005 and owning the properties acquired in 2004 for a full year.

Depreciation of real estate and amortization of lease costs increased from approximately $7.5 million and $12.0 million, respectively, for the year ended December 31, 2004 to approximately $24.5 million and $43.2 million, respectively, for the year ended December 31, 2005, primarily due to the acquisition of properties during 2005 and owning the properties acquired in 2004 for a full year.

General and administrative expenses increased from approximately $4.3 million for the year ended December 31, 2004 to approximately $9.1 million for the year ended December 31, 2005, primarily due to increases in administrative reimbursements payable to Wells Capital and Wells Management as a result of acquiring additional properties during 2005 and owning the properties acquired in 2004 for a full year. General and administrative expenses, as a percent of total revenues, decreased from approximately 9% for the year ended December 31, 2004 to approximately 6% for the year ended December 31, 2005.

Interest expense increased from approximately $17.6 million for year ended December 31, 2004 to approximately $25.1 million for the year ended December 31, 2005. The additional interest expense incurred during 2005 relates primarily to amounts drawn on our line of credit, new mortgage notes, and mortgage notes assumed in connection with acquisitions of properties during 2005, as well as 2004 borrowings being outstanding for a full year.

Interest and other income increased from approximately $2.9 million for the year ended December 31, 2004 to approximately $9.6 million for the year ended December 31, 2005, primarily as a result of interest earned on investor proceeds raised during 2005 prior to investing such proceeds in real estate assets.

We recognized net income and net income per share of approximately $12.5 million and $0.09, respectively, for the year ended December 31, 2005, as compared to net loss and net loss per share of approximately $4.6 million and $0.15, respectively, for the year ended December 31, 2004, primarily due to the increase in revenue generated from our growing portfolio of properties outpacing the increase in portfolio expenses during 2005, as compared to 2004.

Portfolio Information

As of December 31, 2006, we owned interests in 47 office properties, one industrial building, and one hotel located in 17 states and the District of Columbia. Of these properties, 43 are wholly owned and six are owned through consolidated joint ventures. As of December 31, 2006, our office and industrial properties were approximately 98% leased with an average lease term remaining of approximately 7.6 years.

As of December 31, 2006, our five highest geographic concentrations were as follows:

Location	2006 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2006 Annualized Gross Base Rents
Northern New Jersey	$38,938	2,264	13%
Cleveland	34,344	1,321	11%
Atlanta	29,740	1,777	10%
San Jose	27,297	451	9%
Houston	23,524	841	8%

	$153,843	6,654	51%

As of December 31, 2006, our five highest tenant industry concentrations were as follows:

Industry	2006 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2006 Annualized Gross Base Rents
Legal Services	$46,337	1,253	15%
Depository Institutions	45,195	1,638	15%
Communications	23,444	1,026	8%
Security & Commodity Brokers	22,246	686	7%
Business Services	21,461	1,019	7%

	$158,683	5,622	52%

As of December 31, 2006, our five highest tenant concentrations were as follows:

Tenant	2006 Annualized Gross Base Rents (in thousands)	Percentage of 2006 Annualized Gross Base Rents
Key Bank	$20,241	7%
Pershing	12,691	4%
T. Rowe Price	12,498	4%
Northrop Grumman	9,263	3%
PSE&G	8,582	3%

	$63,275	21%

For more information on our portfolio, please see “Description of Real Estate Investments.”

Funds From Operations

Funds from operations (“FFO”) is a non-GAAP financial measure and should not be viewed as an alternative to net income as a measurement of our operating performance. We believe that FFO is a beneficial indicator of the performance of equity REITs. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current National Association of Real Estate Investment Trust (“NAREIT”) definition. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do.

As presented below, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. Reconciliations of net income to FFO are presented below (in thousands):

	For the year ended December 31,
	2006	2005	2004
Net income (loss)	$11,268	$12,521	$(4,562)
Add:
Depreciation of real assets	47,214	24,505	7,456
Amortization of lease-related costs	84,764	43,210	12,028

FFO	$143,246	$80,236	$14,922

Weighted-average common shares outstanding	237,373	139,680	31,372

Set forth below is additional information related to certain cash and noncash items included in or excluded from net income (loss) above, which may be helpful in assessing our operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs. Please see the accompanying consolidated statements of cash flows for detail of our operating, investing, and financing cash activities.

Noncash Items Included in Net Income (Loss):

•	Straight-line rental revenue of approximately $22.7 million, $15.7 million, and $5.1 million was recognized for the years ended December 31, 2006, 2005, and 2004, respectively;

•

Amortization of above-market/below-market in-place leases and lease incentives was recognized as net decreases to rental income of approximately $12.8 million, $3.9 million, and $1.4 million for the years ended December 31, 2006, 2005, and 2004, respectively;

•

Amortization of deferred financing costs of approximately $0.9 million, $1.4 million, and $5.4 million was recognized as interest expense for the years ended December 31, 2006, 2005, and 2004, respectively;

•

Approximately $1.1 million was recognized as a loss on early extinguishment of debt for the year ended December 31, 2006 in connection with prepayment of the University Circle Buildings mortgage note during January 2006; and

Cash Item Excluded from Net Income (Loss):

•

Master lease proceeds relating to previous acquisitions of approximately $6.3 million and $15.4 million were collected during the years ended December 31, 2006 and 2005, respectively. Master lease proceeds are recorded as an adjustment to the basis of real estate assets during the period acquired and, accordingly, are not included in net income or FFO. We consider master lease proceeds when determining cash available for dividends to our stockholders.

Election as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and have operated as such beginning with our taxable year ended December 31, 2003. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income, as defined in the Code, to our stockholders, computed without regard to the dividends-paid deduction and by excluding our net capital gain. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

On October 4, 2005, we created Wells TRS II, LLC (“Wells TRS”), a wholly owned subsidiary of Wells REIT II that is organized as a Delaware limited liability company and includes the operations of, among other things, a full-service hotel. We have elected to treat Wells TRS as a taxable REIT subsidiary. We may perform additional, non-customary services for tenants of buildings that we own through Wells TRS, including any real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for us to continue to qualify as a REIT, our investments in taxable REIT subsidiaries cannot exceed 20% of the value of our total assets. Wells TRS had a net operating loss on an income tax basis for the years ended December 31, 2006 and 2005. The related deferred tax asset as of December 31, 2006 and 2005 is included in prepaid and other assets in the accompanying consolidated balance sheets. The related income tax benefit for the years ended December 31, 2006 and 2005 is included in the accompanying consolidated statements of operations.

No provision for federal income taxes has been made in our accompanying consolidated financial statements, other than the provision relating to Wells TRS, as we made distributions in excess of taxable income for the periods presented. We are subject to certain state and local taxes related to property operations in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk, as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per-square-foot basis, or in some cases, annual reimbursement of operating expenses above a certain per-square-foot allowance. However, due to the long-term nature of the leases, the leases may not re-set frequently enough to fully cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the audit committee of the board of directors.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on our estimate of their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on our determination of the relative fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers.

Factors we consider in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on our consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Estimates of the fair values of the tangible and intangible assets require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which would impact the amount of our reported net income.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we decrease the carrying value of the real estate and related intangible assets to the estimated fair values, as defined by Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recognize an impairment loss. Estimated fair values are calculated based on the following information, in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. We have determined that there has been no impairment in the carrying value of our real estate assets during the years ended December 31, 2006, 2005, and 2004.

Projections of expected future operating cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and could result in the misstatement of the carrying value of our real estate and related intangible assets and net income.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor, Wells Capital and its affiliates, whereby we pay certain fees and reimbursement to Wells Capital or its affiliates for acquisition fees, commissions, dealer-manager fees, asset and property management fees, construction fees, reimbursement of offering costs and reimbursement of operating costs. See Note 9 to our accompanying consolidated financial statements included herein for a discussion of the various related-party transactions, agreements and fees.

Commitments and Contingencies

We are subject to certain commitments and contingencies with regard to certain transactions. Refer to our accompanying consolidated financial statements for further explanation. Examples of such commitments and contingencies include:

•	Property under contract;

•	Operating lease obligations;

•	Obligations under capital leases;

•	Commitments under existing lease agreements; and

•	Litigation.

Subsequent Events

Sale of Shares of Common Stock

From January 1, 2007 through March 23, 2007, we raised approximately $229.3 million through the issuance of approximately 22.9 million shares of our common stock under our follow-on offering. As of March 23, 2007, approximately 198.4 million shares remained available for sale to the public under the follow-on offering, exclusive of shares available under our dividend reinvestment plan.

Declaration of Dividends

On March 2, 2007, the board of directors of Wells REIT II declared dividends for the second quarter of 2007 in an amount equal to an annualized dividend of $0.60 per share to be paid in June 2007. Such quarterly dividends are payable to the stockholders of record at the close of business on each day during the period from March 16, 2007 through June 15, 2007.

One Century Place Building Acquisition

On January 4, 2007, we purchased an 8-story office building containing approximately 539,000 rentable square feet located on an approximate 28.2-acre tract of land at 26 Century Boulevard in Nashville, Tennessee, for a total contract price of $72.0 million, exclusive of closing costs.

MARKET FOR AND DIVIDENDS ON COMPANY’S COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Stockholder Information

As of March 23, 2007, we had approximately 308.5 million shares of common stock outstanding held of record by a total of approximately 95,000 stockholders. The number of stockholders is based on the records of Wells Capital, who serves as our registrar and transfer agent.

Market Information

As our stock is currently not listed on a national securities exchange, there is no established public trading market for our common stock. Our charter also imposes restrictions on the ownership and transfer of our shares. Consequently, there is the risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder.

Distributions

We intend to make distributions each taxable year (not including a return of capital for federal income tax purposes) equal to at least 90% of our taxable income. One of our primary goals is to pay regular quarterly dividend distributions to our stockholders. We have declared and paid dividends quarterly based on daily record dates.

Quarterly distributions paid to the stockholders during 2005 and 2006 were as follows (in thousands, except per-share amounts):

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$12,901	$16,695	$23,588	$27,402	$80,586
Per-Share Investment Income	$0.082	$0.083	$0.083	$0.083	$0.331	(1)
Per-Share Return of Capital	$0.066	$0.067	$0.068	$0.068	$0.269	(2)

Total Per-Share Distribution	$0.148	$0.150	$0.151	$0.151	$0.600

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$30,413	$33,508	$36,640	$39,699	$140,260
Per-Share Investment Income	$0.081	$0.081	$0.082	$0.082	$0.326	(1)
Per-Share Return of Capital	$0.068	$0.068	$0.069	$0.069	$0.274	(2)

Total Per-Share Distribution	$0.149	$0.149	$0.151	$0.151	$0.600

(1)	Approximately 54% and 55% of the dividends paid during the years ended December 31, 2006 and 2005, respectively, were taxable to the investor as ordinary income.

(2)	Approximately 46% and 45% of the dividends paid during the years ended December 31, 2006 and 2005, respectively, were characterized as tax-deferred.

During the year ended December 31, 2004, approximately 25% and 75% of dividends paid were taxable to investors as ordinary income and characterized as tax-deferred, respectively. The amount of dividends paid and the taxable portion in prior periods are not necessarily indicative of amounts anticipated in future periods.

Dividends for the fourth quarter of 2006 were paid in December 2006 to stockholders of record during the period from September 16, 2006 through December 15, 2006. Dividends for the first quarter of 2007 have been declared by the board of directors at a rate consistent with our 2006 annualized dividend of $0.60 per share for stockholders of record during the period from December 16, 2006 to March 15, 2007 and were paid to stockholders in March 2007.

Redemption of Common Stock

We maintain a share redemption program (“SRP”) for stockholders who hold their shares for more than one year, subject to certain limitations. The SRP provides that for Ordinary Redemptions (those that do not occur within two years of death or “qualifying disability”), the initial price at which we may repurchase a share of common stock is $9.10 per share, or 91% of the price paid for those shares sold for less than $10.00 per share. This redemption price is expected to remain fixed until three years after we complete our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering (other than secondary offerings or offerings related to a dividend reinvestment plan, employee benefit plan, or the issuance of shares upon redemption of interests in Wells OP II). Thereafter, the redemption price for Ordinary Redemptions would equal 95% of our per share value as estimated by Wells Capital or another firm chosen by our board of directors for that purpose.

Redemptions sought within two years of the death or “qualifying disability” of a stockholder do not require a one-year holding period, and the redemption price is the amount paid for the shares until three years after completion of the above-mentioned offering stage. At that time, the redemption price would be the higher of the amount paid for the shares or 100% of our estimated per share value.

The limits on our ability to redeem shares under the amended program are set forth below:

•	We will not make an Ordinary Redemption (those that do not occur within two years of death or a “qualifying disability”) until one year after the issuance of the share to be redeemed.

•

We will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period.

•	We will limit all redemptions, other than those sought within two years of a stockholder’s death, so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Although there is no limit under the share redemption program on the number of shares we may redeem upon the death of stockholders, we are under no obligation to redeem such shares to the extent such redemptions would cause total redemptions to exceed the limits set forth immediately above.

Our board of directors may amend, suspend, or terminate the SRP at any time with 30 days’ notice. Approximately 3.8 million and 1.6 million shares were redeemed under the SRP, during the years ended December 31, 2006 and 2005, respectively.

Equity Compensation Plan Information

We have reserved 750,000 shares of common stock for issuance under our Stock Option Plan and 100,000 shares of common stock under the Independent Director Stock Option Plan. Both plans were approved by our stockholders in 2003 before we commenced our initial public offering. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	40,000	$12.00	810,000
Equity compensation plans not approved by security holders	—	—	—

Total	40,000	$12.00	810,000

FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material federal income tax considerations to us and our stockholders relating to this registration statement and our treatment as a REIT. The summary is not intended as a detailed description of the federal income tax consequences applicable to a particular stockholder in view of such stockholder’s particular circumstances, nor is it intended as a detailed description of the federal income tax consequences applicable to certain types of stockholders subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, broker-dealers and, except to the extent discussed below, tax-exempt organizations and non-U.S. persons). This summary does not address state, local or non-U.S. tax considerations. Also, this summary deals only with our stockholders who hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).

We base the information in this section on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership and sale of the offered stock, including the federal, state, local, non-U.S. and other tax consequences of such purchase, ownership or sale and of potential changes in applicable tax laws.

Federal Income Taxation of the Company

We have elected to be taxed as a REIT under the Code effective for the taxable year ending December 31, 2003. We believe that beginning with that taxable year we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such manner. We can provide no assurance, however, that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. We have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

DLA Piper US LLP is acting as tax counsel to us in connection with this offering. In October 2005, DLA Piper US LLP rendered an opinion to us that, commencing with our taxable year ending December 31, 2003, we were organized in conformity with the requirements for qualification and taxation as a REIT and our proposed method of operation would allow us to meet the requirements for qualification and taxation as a REIT under the Code. This opinion represented DLA Piper US LLP’s legal judgment based on (i) the law in effect as of October 18, 2005 and (ii) our representations as of that date with respect to factual matters concerning our business operations and our properties. DLA Piper US LLP has not independently verified these facts nor reviewed our compliance with REIT qualification standards since October 18, 2005 and will not review our compliance with REIT qualification standards on an ongoing basis. In addition, our qualification as a REIT depends, among other things, upon our meeting the various qualification tests imposed by the Code discussed below, including through annual operating results, asset diversification, distribution levels and diversity of stock ownership each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of our financial and operational results, we can give you no assurance that we will satisfy the REIT requirements on a continuing basis.

If we qualify as a REIT, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. To the extent that we are not subject to income tax on the income we distribute, we will avoid “double taxation,” or taxation at both the corporate and stockholder levels, which generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference.

Third, we will be subject to tax at the highest corporate income tax rate on net income from “foreclosure property” (generally property we acquire through foreclosure or after default on a loan secured by the property or a lease of the property) held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of business), we will be subject to a 100% tax on such income.

Fifth, if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met certain other requirements, we will be subject to a 100% tax on the net income attributable to the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Sixth, if we (1) fail to satisfy the REIT asset tests (discussed below) and continue to qualify as a REIT because we meet certain other requirements, we will have to pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time we failed to satisfy the asset tests or (2) if we fail to satisfy REIT requirements other than the gross income tests and the asset tests and continue to qualify as a REIT because we meet other requirements, we will have to pay $50,000 for each other failure.

Seventh, if we fail to distribute each year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which we pay income tax at the corporate level.

Eighth, if we acquire assets from a corporation generally subject to full corporate-level tax in a merger or other transaction in which our initial basis in the assets is determined by reference to the transferor corporation’s basis in the assets, the fair market value of the assets acquired in any such transaction exceeds the aggregate basis of such assets, and we subsequently recognize gain on the disposition of any such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate income tax rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, pursuant to guidelines issued by the IRS (the “Built-In Gain Rules”).

Ninth, subject to certain exceptions, we will be subject to a 100% tax on transactions with our “taxable REIT subsidiaries” if such transactions are not at arm’s length.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, income, assets and distributions.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association that:

(1)	is managed by one or more trustees or directors;

(2)	has transferable shares or transferable certificates of beneficial ownership;

(3)	would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

(5)	has at least 100 persons as beneficial owners;

(6)	during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include certain entities;

(7)	files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

(8)	meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) did not apply for the first taxable year for which we made an election to be taxed as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust. Our charter currently includes certain restrictions regarding the transfer of our common stock, which are intended to assist us in continuing to satisfy conditions (5) and (6). If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we have violated condition (6), we will be deemed to have satisfied condition (6) for that taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit, although the subsidiary may be subject to state and local income tax in some states. Unincorporated domestic entities that are wholly owned by a REIT, including single-member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiary ensure that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to its parent REIT. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of securities of taxable REIT subsidiaries held by the REIT cannot be worth more than 20% of the REIT’s total asset value. We currently have one taxable REIT subsidiary, which leases the hotel property that we own. We can give you no assurance that any taxable REIT subsidiaries that we form will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100% tax on services performed by our taxable REIT subsidiaries for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership and any debt securities issued by such partnership held by the REIT) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities and items of income of Wells OP II are treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, Wells OP II’s proportionate share of the assets, liabilities and items of income with respect to the partnerships (including the limited liability companies treated as partnerships) in which it holds an interest are considered assets, liabilities and items of income of Wells OP II for purposes of applying and meeting the various REIT requirements.

Income Tests

To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs or mortgages on real property (including “rents from real property” and, in certain circumstances, interest), and, as discussed below, income from certain temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence as well as from dividends, interest or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Prior to investing amounts received from the issuance of our stock and certain securities in real property assets, we may invest in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% gross income test only for one year from the receipt of proceeds. Accordingly, to the extent that we have not invested the offering proceeds in properties prior to the expiration of this one-year period, in order to satisfy the 75% gross income test, we may invest the offering proceeds in less liquid investments approved by our board of directors such as certain mortgage-backed securities or shares in other REITs. We intend to trace offering proceeds received for purposes of determining the one-year period for such investments. The IRS has not issued any rulings or regulations governing such tracing, so there can be no assurance that the IRS will agree with our methodology in this regard.

Rents that we receive or that we are deemed to receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, rent received from a tenant will not qualify as “rents from real property” if we own, or are treated as owning, 10% or more of (i) the total combined voting power of all classes of voting stock of a corporate tenant, (ii) the total value of shares of all classes of stock of a corporate tenant or (iii) the interests in total assets or net profits in any tenant which is an entity that is not a corporation. Third, rent attributable to personal property is generally excluded from “rents from real property,” except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its stockholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Our rental income should not cease to qualify as “rents from real property” merely because we perform a de minimis amount of services for tenants of a property that are not usually and customarily provided and are considered rendered to the occupant. The income from these services will be considered de minimis if the value of such services (valued at not less than 150% of our direct cost of performing such services) is less than 1% of the total income derived from such property, and such de minimis services income will not be treated as rents from real property.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related-party tenants.

Though neither Wells OP II nor we currently provide any services at our properties, we or Wells OP II may provide certain services with respect to our properties in the future. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Noncustomary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

If we fail one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Code. This relief generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not to willful neglect; and (2) we properly disclose the failure to the IRS. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “–Federal Income Taxation of the Company,” even if this relief provision applies, a 100% tax would be imposed on the greater of the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, except for stock or securities of REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in partnerships and other securities that qualify as “real estate assets” for purposes of the 75% asset test: (1) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer’s outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. The 10% value limitation will not apply, however, to (i) any security qualifying for the “straight debt exception” discussed below, (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay qualifying rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. For purposes of the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The straight debt exception starts with the definition of straight debt in Section 1361 of the Code (as modified) but permits certain contingent payments. The timing of payments of principal or interest may be contingent if such contingency causes specified limited changes to the debt’s effective yield to maturity or the REIT does not hold more than $1 million (by face amount or issue price) of the issuer’s debt instruments and not more than 12 months of unaccrued interest can be required to be prepaid on such debt instruments. In addition, the time or amount of payments may be contingent if such contingency arises only upon default or upon the issuer’s exercise of a prepayment right and such contingencies are consistent with customary commercial practice.

The straight debt exception will not apply to any securities issued by a corporation or partnership if the REIT and any controlled taxable REIT subsidiaries also own securities of such issuer that would not qualify for the straight debt exception and that are worth more than 1% of the issuer’s outstanding securities.

We believe that securities we own in any issuer that does not qualify as a REIT, qualified REIT subsidiary, or taxable REIT subsidiary, including debt securities, do not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. We can provide no assurance that the IRS will agree with our determinations in this regard.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. Even after the 30-day cure period, if we fail the 5% securities limitation or either of the 10% securities limitations, we may avoid disqualification as a REIT by disposing of a sufficient amount of non-qualifying assets to cure the violation if the assets causing the violation do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, provided that, in either case, the disposition occurs within six months following the last day of the quarter in which we first identified the violation. For other violations of any of the REIT asset tests due to reasonable cause, we may avoid disqualification as a REIT after the 30-day cure period by taking certain steps, including the disposition of sufficient non-qualifying assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the IRS that describes the non-qualifying assets. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

First, we must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to:

(1)	the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends-paid deduction and by excluding our net capital gain) and (b) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property

(2)	minus the sum of certain items of non-cash income.

We must pay these distributions in the taxable year to which they relate. Dividends distributed in the subsequent year, however, will be treated as if distributed in the prior year for purposes of such prior year’s 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November or December, the dividends were payable to stockholders of record on a specified date in such month, and the dividends were actually distributed during January of the subsequent year; or (2) the dividends were declared before we timely filed our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if distributed in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted.

Second, we must distribute during each calendar year at least the sum of:

(1)	85% of our ordinary income for that year;

(2)	95% of our capital gain net income for that year; and

(3)	any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends that are declared in October, November or December of the relevant taxable year, are payable to stockholders of record on a specified date in such month and are actually distributed during January of the subsequent year are treated as distributed in the prior year.

Third, if we dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid the 4% excise tax. In this regard, Wells OP II’s partnership agreement authorizes us, as the sole general partner of Wells OP II, to take such steps as may be necessary to cause Wells OP II to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for us to deduct dividends we distribute to our stockholders, such distributions must not be “preferential” within the meaning of Section 562(c) of the Code. Every holder of a particular class of stock must be treated the same as every other holder of shares of such class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We do not intend to make any preferential dividends.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, an agreement as to tax liability between us and an IRS district director or a statement by us attached to an amendment or supplement to our federal income tax return, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from an adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

Throughout the remainder of this discussion, we frequently will refer to “earnings and profits.” Earnings and profits is a concept used extensively throughout corporate tax law but it is undefined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain. At the close of any taxable year, a REIT cannot have accumulated C corporation earnings and profits and remain qualified as a REIT.

Statutory Relief

In addition to the statutory relief provisions discussed above, the American Jobs Creation Act of 2004 created additional relief provisions for REITs. If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect and we paid a penalty of $50,000 for each such failure.

Failure to Qualify

If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, but we also will not be required to make distributions during those years. In such event, to the extent of positive current or accumulated earnings and profits, our distributions to stockholders will be dividends that are eligible to be taxed to individuals at preferential rates under the Jobs and Growth Relief Reconciliation Act of 2003, as modified by subsequent legislation (the “2003 Act”) through 2010. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

The IRS may take the position that a specific sale-leaseback transaction, which we treat as a true lease, is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan. In this event, for purposes of the asset tests and the 75% gross income test, each such loan would likely be viewed as secured by real property to the extent of the fair market value of the underlying property. We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Taxation of U.S. Stockholders

When we use the term “U.S. Stockholder,” we mean a holder of common stock that for federal income tax purposes:

(1)	is a citizen or resident of the United States;

(2)	is a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

(3)	is an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	is a trust, provided that a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity classified as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally

Distributions to U.S. Stockholders, other than capital gain dividends (which are discussed below), will constitute taxable dividends up to the amount of our positive current or accumulated earnings and profits. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. However, there are exceptions: individual stockholders are taxed at such rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income that the REIT previously retained in a prior year and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable corporations (including taxable REIT subsidiaries) or (iii) income from sales of appreciated property subject to the Built-in Gain Rules. Because a REIT is not subject to tax on income distributed to its stockholders, the distributions made to corporate stockholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital (reducing the tax basis in the U.S. Stockholder’s shares of our common stock) and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions

Distributions to U.S. Stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held the stock. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. In the case of individuals, long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010), except that capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed depreciation deductions.

We may elect to retain and pay federal income tax on any net long-term capital gain. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Stockholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Stockholders’ shares will be increased in an amount equal to the excess of the amount of capital gain included in his or her income over the amount of tax he or she is deemed to have paid.

Certain Dispositions of Shares

In general, U.S. Stockholders will realize capital gain or loss on the sale of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received by the U.S. Stockholder on such disposition and (2) the U.S. Stockholder’s adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that a U.S. Stockholder holds for less than six months (after applying certain holding period rules) will be treated as long-term capital loss to the extent of any capital gain dividend the stockholder has received with respect to those shares.

The applicable tax rate will depend on the U.S. Stockholder’s holding period in the asset (generally, if the U.S. Stockholder has held the asset for more than one year, it will produce long-term capital gain) and the U.S. Stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of the capital gain realized by a non-corporate stockholder on the sale of common stock that would correspond to our “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of common stock that the U.S. Stockholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

If a U.S. Stockholder has shares of our common stock redeemed by us, such U.S. Stockholder will be treated as if such U.S. Stockholder sold the redeemed shares if all of such U.S. Stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Loss and Investment Interest Limitations

U.S. Stockholders may not treat distributions we make to them or any gain from disposing of our common stock as passive activity income. Therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends we pay (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock (or capital gain dividends) generally will be excluded from investment income unless the stockholder elects to have such gain taxed at ordinary income rates.

Treatment of Tax-Exempt Stockholders

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income (“UBTI”), unless the tax-exempt stockholder has borrowed to acquire or carry our shares of common stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. We expect that our ownership limitations will prevent us from becoming a pension-held REIT, unless our board of directors grants qualified trusts waivers from our ownership limitations.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States income taxation of non-U.S. Stockholders (beneficial owners of shares of our common stock who are not U.S. Stockholders) are complex. We intend the following discussion to be only a summary of these rules. Prospective non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our common stock, including any reporting requirements.

In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

A distribution payable out of our current or accumulated earnings and profits that is not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be subject to federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. A distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder’s basis in his or her common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.

As long as our stock is not regularly traded on an established securities market in the United States, distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty. If our shares of common stock are ever “regularly traded” on an established securities market in the United States, then, with respect to distributions by us that are attributable to gain from the sale or exchange of a United States real property interest, a non-U.S. Stockholder who does not own more than 5% of our common stock at any time during the taxable year: (i) will be taxed on such capital gain dividend as if the distribution was an ordinary dividend; (ii) will generally not be required to report distributions received from us on U.S. federal income tax returns; and (iii) will not be subject to a branch profits tax with respect to such distribution. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against his or her resulting federal income tax liability an amount equal to his or her proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent his or her proportionate share of this tax paid by us was to exceed his or her actual federal income tax liability.

We generally will be required to withhold tax from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% (as reduced or eliminated by tax treaties or otherwise) of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that we designated as capital gain dividends, will be treated as capital gain dividends for purposes of withholding. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder’s United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

We generally expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder, unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•

the non-U.S. Stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless our common stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of common stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity.” A REIT is “domestically controlled” under these rules if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA. We cannot assure non-U.S. Stockholders, however, that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Stockholder’s sale of common stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest, unless the common stock were “regularly traded” on an established securities market and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock was subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). However, even if our common stock is not a U.S. real property interest, a nonresident-alien individual’s gains from the sale of our common stock will be taxable if the nonresident-alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident-alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of common stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased common stock is “regularly traded” on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of common stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange or that we will be a domestically controlled qualified investment entity.

If a non-U.S. Stockholder has shares of our common stock redeemed by us, such non-U.S. Stockholder will be treated as if such non-U.S. Stockholder sold the redeemed shares if all of such non-U.S. Stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. Non-U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Upon the death of a nonresident-alien individual, that individual’s common stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and to payments of the proceeds of the sale of our common stock, unless an exception applies. Further, under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 28% for 2006 on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

(1)	the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

(2)	the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

(3)	the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee’s return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

(4)	the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding.

In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s federal income tax liability and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

Non-U.S. Stockholders

Generally, information reporting will apply to payments of distributions on our common stock and backup withholding at a rate of 28% may apply, unless the payee certifies that he or she is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding, unless the non-U.S. Stockholder certifies as to his or her non-U.S. status or otherwise establishes an exemption and provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition of our common stock by a non-U.S. Stockholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply, unless the broker has documentary evidence as to the non-U.S. Stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. These Treasury regulations require some stockholders to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Tax Aspects of Wells OP II

General

We expect that substantially all of our investments will be held through Wells OP II. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive distributions from the partnership. We include in our income our proportionate share of Wells OP II’s income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of the assets held by Wells OP II in the REIT asset tests.

Tax Allocations with Respect to Our Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner’s adjusted basis in the property rather than the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Future contributions to Wells OP II may take the form of appreciated property. Consequently, the Wells OP II partnership agreement requires tax allocations be made in a manner consistent with Section 704(c) of the Code.

In general, partners who contribute their interests in properties to Wells OP II (the “Contributing Partners”) will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of Wells OP II. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Wells OP II may cause us to be allocated lower depreciation and other deductions and cause Contributing Partners to be allocated less taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements, and Contributing Partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See “ — Annual Distribution Requirements.”

With respect to any property purchased by Wells OP II, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

Our adjusted tax basis in our interest in Wells OP II generally:

(1)	will be equal to the amount of cash and the basis of any other property that we contribute to Wells OP II;

(2)	will be increased by (a) our allocable share of Wells OP II’s income and (b) our allocable share of indebtedness of Wells OP II; and

(3)	will be reduced, but not below zero, by our allocable share of (a) losses suffered by Wells OP II, (b) the amount of cash distributed to us, and (c) constructive distributions resulting from a reduction in our share of indebtedness of Wells OP II.

If the allocation of our distributive share of Wells OP II’s loss exceeds the adjusted tax basis of our partnership interest in Wells OP II, the recognition of such excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our partnership interest. To the extent that Wells OP II’s distributions, or any decrease in our share of the indebtedness of Wells OP II (such decreases being considered a cash distribution to the partners), exceed our adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income normally will be characterized as a capital gain if the interest in Wells OP II has been held for longer than one year, subject to reduced tax rates described above (See “ — Taxation of U.S. Stockholders — Capital Gain Distributions”). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties

Our share of the gain realized by Wells OP II on the sale of any property held by Wells OP II as inventory or other property held primarily for sale to customers in the ordinary course of Wells OP II’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “ — Requirements for Qualification — Income Tests.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of Wells OP II’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We, however, do not presently intend to acquire or hold or allow Wells OP II to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or Wells OP II’s trade or business.

State and Local Tax

We may be subject to state and local tax in various states and localities. Our stockholders may also be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (“IRA”). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (“Benefit Plan”), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•

whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Treatment of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan that are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan, unless an administrative or statutory exemption applies. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (“Plan Assets Regulation”). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to Wells Capital, our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by Wells Capital of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If Wells Capital or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons who are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, Wells Capital and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•

sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that was registered under the Securities Exchange Act of 1934 within the specified period. In addition, we have well in excess of 100 independent stockholders.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. Our shares are subject to certain restrictions on transferability. The Plan Assets Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability that is designed to comply with applicable state or federal laws or avoid a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” In addition, a security may be “freely transferable” under these circumstances for purposes of the Plan Assets Regulation despite the imposition of a requirement that not less than a minimum number of shares of such security be transferred provided that requirement does not prevent transfer of all of the then-remaining shares held by an investor. The minimum investment in our shares is less than $10,000 and the transfer restrictions on our shares are designed to comply with certain state securities law requirements; thus, we believe these restrictions should not cause our shares to be deemed not to be “freely transferable.”

Assuming that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our common stock and the offering takes place as described in this prospectus, our common stock should constitute “publicly-offered securities” and, accordingly, we believe our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, Wells Capital, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets,” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

Eventually, we may engage a third-party valuation firm to value our shares; however, we intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. (We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Wells OP II). Furthermore, until we have completed our offering stage, our advisor has indicated that it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. Although this approach to valuing our shares has the advantage of avoiding the cost of paying for appraisals or other valuation services, the estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio.

After three years from completion of our offering stage, the estimated value of our shares will be based upon a number of assumptions that may not be accurate or complete. We do not currently anticipate obtaining appraisals for our properties and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our properties nor will they represent the amount of net proceeds that would result from an immediate sale of our properties. For these reasons, the estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following:

•

the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

Our amended and restated charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which 900,000,000 shares are designated as common stock with a par value of $0.01 per share, and 100,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares.

As of March 23, 2007, we had approximately 308.5 million shares of common stock outstanding held by a total of approximately 95,000 stockholders and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to our stockholders upon request and without charge. We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of our board of directors, a majority of the independent directors, the president or upon the written request of stockholders holding at least 10% of the shares entitled to be cast on any issue proposed to be considered at the special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast is sufficient to elect a director. However, we have recently amended our Corporate Governance Guidelines with respect to the election of our directors to enhance our stockholders’ ability to influence the composition of our board of directors in an uncontested election. See “Management – Amended Corporate Governance Guidelines Relating to Election of Directors.”

Our charter provides that, to the extent permitted by Maryland law, the concurrence of the board is not required in order for the stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that Maryland law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares entitled to vote on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment in property;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.

Wells Capital is selected and approved as our advisor annually by our directors. While the stockholders do not have the ability to vote to replace Wells Capital or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Restriction on Ownership of Shares

Ownership Limit

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences did not apply until after the first taxable year for which we made an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our charter contains a limitation on ownership that prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares unless exempted by our board of directors. Our charter provides that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless the transfer is approved by our board of directors based upon receipt of information that such transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

Shares that, if transferred, would be in excess of the 9.8% ownership limit (without an exemption from our board of directors) will be transferred automatically to a trust effective on the day before the reported transfer of such shares. The record holder of the shares that are held in trust will be required to submit such number of shares to us in the name of the trustee of the trust. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

At our direction, the trustee will transfer the shares held in trust to a person whose ownership will not violate the ownership limit. The transfer shall be made within 20 days of our receipt of notice that shares have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (1) the price per share in the transaction that caused the ownership limit violation or (2) the market price per share on the date of the transfer or redemption.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event, or (2) transfers or receives shares subject to such limitations is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit also does not apply to the underwriter in an offering of shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Any person who owns 5% or more of our outstanding shares during any taxable year will be asked to deliver to us a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly. We have approximately 95,000 common stock holders of record.

Suitability Standards and Minimum Purchase Requirements

State law and our charter require that purchasers of our stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution — Minimum Purchase Requirements.” The standards apply not only to purchasers in this offering, but also to potential purchasers of your shares. As a result, the requirements regarding suitability and minimum purchase amounts, which are applicable until our shares of common stock are listed on a national securities exchange, may make it more difficult for you to sell your shares.

Dividends

Dividends will be paid on a quarterly basis regardless of the frequency with which such dividends are declared. Dividends will be paid to investors who are stockholders as of the record dates selected by our board of directors. We expect to calculate our quarterly dividends based upon daily record dates so that our investors will be entitled to be paid dividends immediately upon purchasing our shares. We expect to make quarterly dividend payments following such calculation.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). See “Federal Income Tax Considerations — Annual Distribution Requirements.”

Dividends will be declared at the discretion of our board of directors. Our board will be guided, in substantial part, by its desire to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, dividends may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow that we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make dividends relatively uniform. We may borrow money, issue securities or sell assets in order to make dividend distributions.

We are not prohibited from distributing our own securities in lieu of making cash dividends to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash dividends may incur transaction expenses in liquidating the securities.

Dividend Reinvestment Plan

We have adopted an amended and restated dividend reinvestment plan that allows you to have dividends and other distributions otherwise distributable to you invested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. The full text of our amended and restated dividend reinvestment plan is included as Appendix B to this prospectus.

Eligibility

All of our stockholders are eligible to participate in our dividend reinvestment plan except for restrictions imposed by us in order to comply with the securities laws of various jurisdictions. We may elect to deny your participation in this plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national securities exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Election to Participate

Assuming you are eligible, you may elect to participate in our dividend reinvestment plan by completing the Subscription Agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may generally continue to purchase shares under our dividend reinvestment plan until we have terminated the plan. You can choose to have all or a portion of your dividends reinvested through our dividend reinvestment plan. You may also change the percentage of your dividends that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchase shares in this offering other than through a participating broker-dealer, through the dealer manager.

Stock Purchases

Shares will be purchased under our dividend reinvestment plan on the quarterly distribution payment dates. The purchase of fractional shares is a permissible, and likely, result of the reinvestment of dividends under the plan.

The purchase price per share will be the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm chosen for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Wells OP II). Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio.

Account Statements

Our dealer manager or a participating broker-dealer will provide a confirmation of your quarterly purchases under the dividend reinvestment plan. The dealer manager or participating broker-dealer will provide the confirmation to you or your designee within five business days after the end of each quarter, which confirmation is to disclose the following information:

•	each distribution reinvested for your account during the quarter;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year.

Fees and Commissions

No selling commissions or dealer manager fees are payable on shares sold under the dividend reinvestment plan, and we will not receive a fee for selling shares under the dividend reinvestment plan. Sales under this plan, however, will result in greater fee income for our advisor. See “Management Compensation.”

Voting

You may vote all whole shares acquired through our dividend reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until three years after our offering stage is complete, we expect that (i) we will sell shares under our dividend reinvestment plan at $9.55 per share; (ii) no secondary trading market for our shares will develop; and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until three years after our offering stage is complete, participants in our dividend reinvestment plan will be treated as having received a dividend of $10.00 for each $9.55 reinvested by them under the plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders — Distributions Generally.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.

Termination of Participation

You may terminate your participation in our dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation to the extent that a reinvestment of your dividends in our shares would cause you to exceed the ownership limitation contained in our charter.

Amendment or Termination of Plan

We may amend or terminate our dividend reinvestment plan for any reason at any time, provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of the board of directors) will only take effect upon 10 days’ written notice to participants.

Share Redemption Program

We have adopted a share redemption program that enables stockholders to sell their shares to us, subject to the limitations described below. The program contains different rules for redemptions sought within two years of a stockholder’s death or “qualifying disability” (as defined below). We refer to redemptions that do not occur within two years of a stockholder’s death or qualifying disability as “Ordinary Redemptions.”

For Ordinary Redemptions, the initial price at which we will repurchase a share under the share redemption program is 91% of the price at which we sold the share. We will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. We define the completion of our offering stage to be upon the termination of our first public equity offering that is followed by a one-year period in which we do not engage in another public equity offering. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Wells OP II).

Three years after we complete our offering stage, the redemption price for Ordinary Redemptions will equal 95% of the estimated per share value of our shares, as estimated by our advisor or another firm chosen for that purpose. We will report this redemption price in the annual report and the three quarterly reports that we publicly file with the SEC.

There are several limitations on our ability to redeem shares:

•	We will not make an Ordinary Redemption until one year after the issuance of the share to be redeemed.

•

We will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period.

•	We will limit Ordinary Redemptions and those in connection with a “qualifying disability” so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Although there is no limit under the share redemption program in the number of shares we may redeem upon the death of stockholders, we are under no obligation to redeem such shares to the extent such redemptions would cause total redemptions to exceed the limits set forth immediately above.

Subject to the limitations described above, we will redeem shares on the last business day of each month. Requests for redemption must be received at least five business days before a month-end redemption date in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption, we will honor redemption requests at the applicable month-end on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in you owning less than half of the minimum amount required by applicable state law, then we would redeem all of your shares; and (ii) if a pro rata redemption would result in you owning more than half but less than all of the amount required by applicable state law, then we would not redeem any shares that would reduce your holdings below the minimum amount. In the event that you seek the redemption of all of your shares, there is no holding-period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we do not completely satisfy your redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we can redeem under the program, we will treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless you withdraw the request before the next date for redemptions. You may withdraw a redemption request upon written notice to us at the address below before the date for redemption.

In several respects we treat redemptions sought within two years of a stockholder’s death or “qualifying disability” (as defined below) differently from Ordinary Redemptions. First, there is no requirement that the shares be outstanding for at least a year before being redeemed. Second, the redemption price equals 100% of the price at which we sold the share until three years after we complete our offering stage. At that time, the redemption price will be 100% of the price at which we sold the share or 100% of the estimate of our per share value, whichever is greater. Finally, there are the differences in the limitations imposed on different types of redemptions as described in the bullets above.

In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” are limited to the following: (i) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act or waiver of insurance premiums will not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age,

•	temporary disabilities and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special redemption terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.

A stockholder that is a trust may only redeem on the terms available in connection with the death or disability of a stockholder if the deceased or disabled was the sole beneficiary of the trust or if the only other beneficiary of the trust was the spouse of the deceased or disabled.

Qualifying stockholders who desire to redeem their shares must give written notice to Wells Investment Securities, our dealer manager for our ongoing public offering, at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, ATTN: Investor Services. Wells Investment Securities is responsible for all services to be performed in connection with the share redemption program, although it has outsourced clerical duties to our advisor.

Our board of directors may amend, suspend or terminate the share redemption program upon 30 days’ notice. We will notify you of such developments (i) in the annual or quarterly reports mentioned above or (ii) by means of a separate mailing, accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. During a public offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

Our share redemption program only provides stockholders a limited ability to redeem shares for cash until a secondary market develops for the shares, at which time the program will terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a “Roll-up Transaction” (defined below) involving us and the issuance of securities of an entity, which we refer to as a “Roll-up Entity,” that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties will be obtained from a competent independent appraiser. The properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date immediately preceding the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.

A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•

a transaction involving the conversion to corporate, trust, or association form of only us if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to Wells Capital or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

(A)	remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously; or

(B)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•

that would result in the stockholders having democracy rights in a Roll-up Entity that are less than those provided in our bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and dissolution of us;

•

that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•

in which investors’ rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

Wells Operating Partnership II, L.P., which we refer to as “Wells OP II,” was formed in July 2003 to acquire, own and operate properties on our behalf. As a result of this structure, we are considered to be an umbrella partnership real estate investment trust, or UPREIT. An UPREIT is a structure REITs often use to acquire real property from owners on a tax deferred basis (the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties). Such owners may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of Wells OP II are deemed to be assets and income of the REIT.

We expect that substantially all of our assets will be held by Wells OP II. We are the sole general partner of Wells OP II and, as of March 23, 2007, owned approximately 99.9% of the equity interests in Wells OP II. As the sole general partner, we have the exclusive power to manage and conduct the business of Wells OP II. Wells Capital is the sole limited partner of Wells OP II, which interests it purchased for $200,000 in 2003.

The following is a summary of material provisions of the limited partnership agreement of Wells OP II. This summary is qualified by the specific language in the limited partnership agreement. You should refer to the actual limited partnership agreement for more detail. You may request a copy of the partnership agreement, at no cost, by writing or telephoning us as set forth below at “Where You Can Find More Information.”

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to Wells OP II as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Wells OP II will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If Wells OP II requires additional funds at any time in excess of capital contributions made by us and Wells Capital or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to Wells OP II on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Wells OP II to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of Wells OP II and us.

Operations

The limited partnership agreement of Wells OP II provides that, so long as we remain qualified as a REIT, Wells OP II is to be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for tax purposes. As general partner of Wells OP II, we are also empowered to do anything to ensure that Wells OP II will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in Wells OP II being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The limited partnership agreement provides that Wells OP II will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts that we, as general partner, determine. The effect of these distributions will be that a holder of one unit of limited partnership interest in Wells OP II will receive the same amount of annual cash flow distributions as the amount of annual dividends paid to the holder of one of our shares.

Similarly, the limited partnership agreement provides that taxable income is allocated to the partners of Wells OP II in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury regulations, the effect of these allocations will be that a holder of one unit of limited partnership interest in Wells OP II will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Wells OP II. Losses cannot be passed through to our stockholders.

If Wells OP II liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

As Wells OP II’s general partner, we generally have complete and exclusive discretion to manage and control Wells OP II’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine Wells OP II with another entity.

Wells OP II pays all the administrative and operating costs and expenses it incurs in acquiring and operating real properties. Wells OP II also pays all of our administrative costs and expenses and such expenses are treated as expenses of Wells OP II. Such expenses include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we incur for which we are not reimbursed by Wells OP II are costs and expenses relating to properties we own outside of Wells OP II. We pay the expenses relating to such properties directly.

Exchange Rights

The limited partners of Wells OP II have the right to cause Wells OP II to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units for cash or by issuing one share of our common stock for each limited partnership unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.

Furthermore, limited partners may exercise their exchange rights only after their limited partnership units have been outstanding for one year. A limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units. In that case, he must exercise his exchange right for all of his units.

Change in General Partner

We are generally not allowed to withdraw as the general partner of Wells OP II or transfer our general partnership interest in Wells OP II (except to a wholly owned subsidiary). The principal exception to this is if we merge with another entity and (1) the holders of a majority of partnership units (including those we hold) approve the transaction; (2) the limited partners receive or have the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (3) we are the surviving entity and our stockholders do not receive cash, securities, or other property in the transaction; or (4) the successor entity contributes substantially all of its assets to Wells OP II in return for an interest in Wells OP II and agrees to assume all obligations of the general partner of Wells OP II. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners may not transfer their interests in Wells OP II, in whole or in part, without our written consent as the general partner. In addition, pursuant to our charter, Wells Capital may not transfer its interest in Wells OP II as long as it is acting as our advisor.

Amendment of Limited Partnership Agreement

An amendment to the limited partnership agreement requires the consent of the holders of a majority of the partnership units (including the partnership units we hold). Additionally, we, as general partner, must approve any amendment. However, certain amendments require the consent of the holders of a majority of the partnership units (excluding the partnership units we or one of our affiliates holds). Such amendments include:

•

any amendment affecting the exchange right to the detriment of the limited partners (except for certain business combinations where we merge with another entity and leave Wells OP II in existence to hold all the assets of the surviving entity);

•	any amendment that would adversely affect the limited partners’ rights to receive distributions, except for amendments we make to create and issue preferred partnership units;

•	any amendment that would alter how we allocate profits and losses, except for amendments we make to create and issue preferred partnership units; and

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of 475,000,000 shares through Wells Investment Securities, our dealer manager, a registered broker-dealer affiliated with Wells Capital, our advisor. Of this amount, we are offering 300,000,000 shares in our primary offering at a price of $10.00 per share (except as noted below) on a “best efforts” basis, which means that the dealer manager must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of the shares. We are offering the remaining 175,000,000 shares through our dividend reinvestment plan at a purchase price equal to the higher of $9.55 per share or 95% of the estimated value of a share as estimated by our advisor or another firm we choose for that purpose. We expected to sell the 300,000,000 primary offering shares over the two-year period that commenced November 10, 2005. If however, based on current sales projections, we have extended the offering until the earlier of the sale of all 300,000,000 shares or December 1, 2008. Under rules recently promulgated by the SEC, in some circumstances we could continue the primary offering until as late as June 1, 2009. We may continue to offer the 175,000,000 dividend reinvestment plan shares beyond these dates until we have sold all of these shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement. We reserve the right to terminate this offering at any time.

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, Wells Investment Securities, our dealer manager and affiliate, will receive selling commissions of 7.0% of the gross offering proceeds and a dealer manager fee of 2.5% of the gross offering proceeds for shares sold in our primary offering. With respect to our dividend reinvestment plan, we will not pay selling commissions or the dealer manager fee. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

We currently expect the dealer manager to utilize three channels to sell our shares, each of which has a different selling commission and dealer manager fee structure. The dealer manager may authorize other broker-dealers that are members of the NASD, which we refer to as participating broker-dealers, to sell our shares. Our first distribution channel involves those participating broker-dealers compensated solely on a commission basis for the sale. Our second distribution channel will be sales through investment advisory representatives affiliated with a participating broker-dealer in which the representative is compensated for investment advisory services on a fee-for-service basis. Our third distribution channel will be sales through independent investment advisers (i.e., they are not affiliated with a broker-dealer) and through banks acting as trustees or fiduciaries.

In the event of the sale of shares in our primary offering by a participating broker-dealer involving a registered representative compensated on a commission basis for the sale, the dealer manager will reallow to the participating broker-dealer the full selling commissions earned in connection with such sale. Such selling commissions will ordinarily be 7.0% of the gross offering proceeds attributable to the participating broker-dealer. To the extent permitted by the contractual arrangements between a participating broker-dealer and the dealer manager, a participating broker-dealer may waive a portion of its selling commissions; in such instances, the purchase price would be correspondingly reduced so that the net proceeds to us from the sale would remain the same. If an investor were to pay less than $10.00 per share, the savings would represent the per share waiver of selling commissions by the investor’s participating broker-dealer (assuming the investor was not eligible for the volume discounts described below).

In the event of the sale of shares in our primary offering through an investment advisory representative affiliated with a participating broker-dealer in which the representative is compensated on a fee-for-service basis by the investor, the dealer manager will waive its right to a commission, and we will sell such shares for $9.30 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable.

The dealer manager may, and does in most cases, reallow to participating broker-dealers a portion of the dealer manager fee earned on the proceeds raised by the participating broker-dealer. This reallowance would be in the form of a marketing fee, which fee may not exceed, and generally equals, 1.5% of the gross sales attributable to the participating broker-dealer.

In the event of the sale of shares in our primary offering through an independent investment adviser (or bank acting as a trustee or fiduciary), the dealer manager will waive its right to a selling commission and will reduce the dealer manager fee to 1.5% of gross offering proceeds. We will sell such shares for $9.20 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable and that the dealer manager fee will be reduced from 2.5% to 1.5%, or by approximately $0.10 per share.

In addition to the compensation described above, we will also reimburse the dealer manager and its affiliates for some of their costs in connection with the offering as described in the table below, which table sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by the NASD assuming we sell all of the shares offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and

Participating Broker-Dealer Compensation

Dealer manager fee (maximum)	$75,000,000
Selling commissions (maximum)	$210,000,000
Salary allocations of sales managers and their support personnel(1)	$1,600,000	(2)
Expense reimbursements for retail seminars(3)(4)	$6,620,000	(2)
Expense reimbursements for educational conferences(4)(5)	$4,400,000	(2)
Legal fees allocable to dealer manager(4)	$500,000	(2)
Reimbursement of due diligence expenses(4) (6)	$100,000	(2)

Total	$298,220,000

(1)	These costs are borne by Wells Capital and are not reimbursed by us.

(2)	Amounts shown are estimates.

(3)

These amounts consist primarily of reimbursements for travel, meals, lodging and attendance fees incurred by employees of Wells Investment Securities, Wells Capital or one of their affiliates to attend retail seminars sponsored by participating broker-dealers.

(4)

Subject to the cap on organization and offering expenses described below, we will reimburse Wells Investment Securities or its affiliates for these expenses. In some cases, these payments will serve to reimburse Wells Investment Securities for amounts it has paid to participating broker-dealers for the items noted.

(5)

These amounts consist of expense reimbursements for actual costs incurred in connection with attending educational conferences hosted by us. The expenses consist of the travel, meals and lodging of (i) representatives of participating broker-dealers and (ii) wholesalers and other NASD-registered personnel associated with Wells Investment Securities. All conferences will be held in the vicinity of our headquarters, which is in Norcross, Georgia, unless the NASD permits a conference in another location.

(6)

We may reimburse the dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses up to a maximum of 0.5% of our gross offering proceeds. In many cases, however, a marketing fee agreement between the dealer manager and the participating broker-dealer will provide that neither we nor the dealer manager will be obligated to reimburse the due diligence expenses of the participating broker-dealer. Because of those marketing fee arrangements, we expect the total amount of our reimbursement of bona fide due diligence expenses of broker-dealers will be far less than the 0.5% of gross offering proceeds permitted by the NASD.

As required by the rules of the NASD, total underwriting compensation will not exceed 10% of our gross offering proceeds, except for bona fide due diligence expenses, which will not exceed 0.5% of our gross offering proceeds. The NASD and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. With Wells Capital’s obligation to reimburse us to the extent the organization and offering expenses (other than the dealer manager fee and selling commissions) exceed 2% of our gross offering proceeds, our total organization and offering expenses are capped at 11.5% of the gross proceeds of our primary offering and 2% of the gross proceeds of our dividend reinvestment plan offering, as shown in the following table:

Organization and Offering Expenses

Expense	Maximum Percent of Gross Offering Proceeds
	Primary Offering	Dividend Reinvestment Plan Offering
Selling commissions	7.0%	—
Dealer manager fee	2.5%	—
All other organization and offering expenses	2.0%	2.0%

Total	11.5%	2.0%

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities. See “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

We may sell shares in our primary offering to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives for $9.30 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares.

Our directors and officers and directors, officers and employees of Wells Capital or its affiliates may purchase shares in our primary offering at a discount. The purchase price for such shares shall be $9.05 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Wells Capital and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

An investor purchasing more than 50,000 shares at any one time through a single participating broker-dealer will be eligible for a discount on the purchase price of the shares above 50,000. The selling commission payable to the participating broker-dealer will be commensurately reduced. The following table shows the discounted price per share and reduced selling commissions payable for volume discounts.

Shares Purchased in the Transaction			Commission Rate (Based on a $10.00 Price Per Share)	Price Per Share to Investor
1	to	50,000	7.0%	$10.00
50,001	to	100,000	6.0%	$9.90
100,001	to	200,000	5.0%	$9.80
200,001	to	300,000	4.0%	$9.70
300,001	to	400,000	3.0%	$9.60
400,001	to	500,000	2.0%	$9.50
500,001		and up	1.0%	$9.40

The reduced selling price per share and selling commissions are applied to the incremental shares falling within the indicated range only. All commission rates are calculated assuming a $10.00 price per share. Thus, for example, an investment of $1,249,996 would result in a total purchase of 126,020 shares as follows:

•	50,000 shares at $10.00 per share (total: $500,000) and a 7.0% commission;

•	50,000 shares at $9.90 per share (total: $495,000) and a 6.0% commission; and

•	26,020 shares at $9.80 per share (total: $254,996) and a 5.0% commission.

If an investor eligible for a volume discount were to pay less than indicated by the table above, the savings would represent the per share waiver of selling commissions by the investor’s participating broker-dealer.

Subscription Procedures

To purchase shares in this offering, you must complete the Subscription Agreement, a sample of which is contained in this prospectus as Appendix A. You should pay for your shares by check payable to “Wells Real Estate Investment Trust II, Inc.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name under the joint authorization of the dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the Subscription Agreement that you have received a copy of this prospectus. In order to ensure that you have had sufficient time to review this prospectus, we will refund your subscription amount upon written request to the Company if your request is received within five business days of the earlier of (i) your completion of the Subscription Agreement or (ii) your receipt of this prospectus. To revoke your subscription and receive a refund of your subscription amount, send your written request (including the date upon which you completed your subscription agreement or received this prospectus, as applicable) to the following address:

Wells Investment Securities, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Attn: Client Services

Telephone: (800) 557-4830 or (770) 243-8282

Fax: (770) 243-8198

E-mail: client.services@wellsref.com

www.wellsref.com

Investors who desire to purchase shares in this offering at regular intervals may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, the dealer manager by completing an automatic investment plan enrollment form. Participation in the automatic investment plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000. The minimum periodic investment is $100 per month.

We will provide a confirmation of your monthly purchases under the automatic investment plan within five business days after the end of each month. The confirmation will disclose the following information:

•	the amount of the investment;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

We will pay dealer manager fees and selling commissions in connection with sales under the automatic investment plan to the same extent that we pay those fees and commissions on shares sold in this offering outside of the automatic investment plan.

You may terminate your participation in the automatic investment plan at any time by providing us with written notice. If you elect to participate in the automatic investment plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Suitability Standards

Those selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the prospective stockholder regarding such person’s financial situation and investment objectives. In making this determination, those selling shares on our behalf have a responsibility to ascertain that the prospective stockholder:

•	meets the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on the prospective stockholder’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation;

•	is in a financial position appropriate to enable the prospective stockholder to realize to a significant extent the benefits described in this prospectus of an investment in the shares; and

•	has apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that the stockholder may lose the entire investment;

•	the lack of liquidity of the shares;

•	the restrictions on transferability of the shares;

•	the background and qualifications of Wells Capital and its affiliates; and

•	the tax consequences of the investment.

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors. Those selling shares on our behalf must maintain or cause to be maintained, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for each stockholder.

Minimum Purchase Requirements

For your initial investment in our shares, you must invest at least $1,000, except as described below. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

The minimum purchase for Maine, New York and North Carolina investors is $2,500, except for IRAs, which must invest a minimum of $1,000. The minimum purchase amount for Minnesota investors is $2,500, except for IRAs and other qualified retirement plans, which must invest a minimum of $2,000.

Except in the states of Ohio, Maine, Minnesota, Nebraska and Washington, if you have purchased units or shares in other Wells-sponsored public programs, you may invest less than the minimum amount set forth above, but in no event less than $25. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $25, except for additional purchases of shares pursuant to our dividend reinvestment plan or reinvestment plans of other Wells-sponsored public real estate programs.

Until our shares of common stock are listed on a national securities exchange, unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements described above, except for the following transfers without consideration: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper US LLP, Raleigh, North Carolina. DLA Piper US LLP has reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and in October 2005 rendered an opinion to us that, commencing with our taxable year ending December 31, 2003, we were organized in conformity with the requirements for qualification and taxation as a REIT and our proposed method of operation would allow us to meet the requirements for qualification and taxation as a REIT under the Code.

EXPERTS

The consolidated financial statements and schedule of Wells Real Estate Investment Trust II, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Statement of Revenues Over Certain Operating Expenses of International Financial Tower for the year ended December 31, 2005 appearing in this Prospectus and Registration Statement has been audited by Frazier & Deeter, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

One of our affiliates also maintains an Internet site at http://www.wellsref.com at which there is additional information about us and our affiliates. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying consolidated balance sheets of Wells Real Estate Investment Trust II, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wells Real Estate Investment Trust II, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 9, 2007

F-2

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per-share data)

	December 31,
	2006	2005
Assets:
Real estate assets, at cost:
Land	$370,971	$277,097
Buildings and improvements, less accumulated depreciation of $79,175 and $31,961 as of December 31, 2006 and 2005, respectively	1,922,523	1,589,689
Intangible lease assets, less accumulated amortization of $106,147 and $43,538 as of December 31, 2006 and 2005, respectively	458,917	390,001
Construction in progress	420	6,040

Total real estate assets	2,752,831	2,262,827
Cash and cash equivalents	46,100	35,352
Tenant receivables, net of allowance for doubtful accounts of $1,548 and $735 as of December 31, 2006 and 2005, respectively	53,372	27,887
Prepaid expenses and other assets	35,554	44,033
Deferred financing costs, less accumulated amortization of $1,535 and $614 as of December 31, 2006 and 2005, respectively	3,184	3,231
Deferred lease costs, less accumulated amortization of $52,906 and $20,929 as of December 31, 2006 and 2005, respectively	319,184	237,553
Investment in bonds	78,000	78,000

Total assets	$3,288,225	$2,688,883

Liabilities:
Line of credit and notes payable	$774,523	$832,402
Accounts payable, accrued expenses, and accrued capital expenditures	41,817	31,694
Due to affiliates	13,977	8,220
Dividends payable	7,317	5,142
Deferred income	9,138	8,387
Intangible lease liabilities, less accumulated amortization of $10,638 and $3,894 as of December 31, 2006 and 2005, respectively	92,343	62,560
Obligations under capital leases	78,000	78,000

Total liabilities	1,017,115	1,026,405

Commitments and Contingencies	—	—

Minority Interest	3,090	2,724

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; 280,119,233 and 197,403,280 shares issued and outstanding as of December 31, 2006 and 2005, respectively	2,801	1,974
Additional paid-in capital	2,491,817	1,752,162
Cumulative distributions in excess of earnings	(225,549)	(94,382)
Other comprehensive loss	(1,049)	—

Total stockholders’ equity	2,268,020	1,659,754

Total liabilities, minority interest, and stockholders’ equity	$3,288,225	$2,688,883

See accompanying notes.

F-3

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$246,610	$134,972	$43,864
Tenant reimbursements	57,679	29,036	6,837
Hotel income	23,427	446	—

	327,716	164,454	50,701
Expenses:
Property operating costs	92,824	45,843	12,836
Hotel operating costs	17,523	421	—
Asset and property management fees:
Related-party	20,621	10,639	3,098
Other	4,911	2,539	823
Depreciation	47,214	24,505	7,456
Amortization	84,764	43,210	12,028
General and administrative	12,156	9,056	4,339

	280,013	136,213	40,580

Real estate operating income	47,703	28,241	10,121

Other income (expense):
Interest expense	(42,912)	(25,098)	(17,610)
Loss on early extinguishment of debt	(1,115)	—	—
Interest and other income	7,705	9,557	2,921

	(36,322)	(15,541)	(14,689)

Income (loss) before minority interest and income tax benefit	11,381	12,700	(4,568)
Minority interest in (earnings) loss of consolidated entities	(501)	(220)	6

Income (loss) before income tax benefit	10,880	12,480	(4,562)
Income tax benefit	388	41	—

Net income (loss)	$11,268	$12,521	$(4,562)

Per-share information—basic and diluted:
Net income (loss) available to common stockholders	$0.05	$0.09	$(0.15)

Weighted-average common shares outstanding—basic and diluted	237,373	139,680	31,372

See accompanying notes.

F-4

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per-share amounts)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2003	—	$—	$1	$—	$—	$1
Issuance of common stock	79,201	792	791,220	—	—	792,012
Redemptions of common stock	(69)	(1)	(689)	—	—	(690)
Dividends ($0.49 per share)	—	—	—	(18,577)	—	(18,577)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(75,241)	—	—	(75,241)
Other offering costs	—	—	(15,828)	—	—	(15,828)
Net loss	—	—	—	(4,562)	—	(4,562)

Balance, December 31, 2004	79,132	791	699,463	(23,139)	—	677,115
Issuance of common stock	119,875	1,199	1,197,555	—	—	1,198,754
Redemptions of common stock	(1,604)	(16)	(15,304)	—	—	(15,320)
Dividends ($0.60 per share)	—	—	—	(83,764)	—	(83,764)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(113,017)	—	—	(113,017)
Other offering costs	—	—	(16,535)	—	—	(16,535)
Net income	—	—	—	12,521	—	12,521

Balance, December 31, 2005	197,403	1,974	1,752,162	(94,382)	—	1,659,754
Issuance of common stock	86,526	865	864,395	—	—	865,260
Redemptions of common stock	(3,810)	(38)	(36,236)	—	—	(36,274)
Dividends ($0.60 per share)	—	—	—	(142,435)	—	(142,435)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(77,814)	—	—	(77,814)
Other offering costs	—	—	(10,690)	—	—	(10,690)
Components of comprehensive income:
Net income	—	—	—	11,268	—	11,268
Loss on interest rate swap	—	—	—	—	(1,049)	(1,049)

Comprehensive income						10,219

Balance, December 31, 2006	280,119	$2,801	$2,491,817	$(225,549)	$(1,049)	$2,268,020

See accompanying notes.

F-5

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$11,268	$12,521	$(4,562)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	47,214	24,505	7,456
Other amortization	97,755	47,146	13,422
Amortization of deferred financing costs and fair market value adjustments on notes payable	1,812	1,396	5,407
Loss on early extinguishment of debt	1,115	—	—
Minority interest in earnings (loss) of consolidated entities	501	220	(6)
Changes in assets and liabilities:
Increase in tenant receivables, net	(25,485)	(19,593)	(7,500)
Decrease (increase) in prepaid expenses and other assets	4,642	(4,609)	(1,810)
Increase in accounts payable and accrued expenses	7,460	6,450	9,907
Increase in due to affiliates	4,051	1,336	—
Increase in deferred income	751	6,979	408

Net cash provided by operating activities	151,084	76,351	22,722
Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(663,351)	(1,248,296)	(907,589)
Proceeds from master leases	6,344	15,437	—
Acquisition fees paid	(16,097)	(25,253)	(12,069)
Deferred lease costs paid	(9,374)	(4,016)	—

Net cash used in investing activities	(682,478)	(1,262,128)	(919,658)
Cash Flows from Financing Activities:
Deferred financing costs paid	(1,491)	(3,650)	(6,382)
Proceeds from line of credit and notes payable	754,076	592,363	911,607
Repayments of line of credit and notes payable	(809,253)	(360,676)	(675,620)
Prepayment penalty on early extinguishment of debt	(5,734)	—	—
Contributions from minority interest partners	—	726	—
Distributions paid to minority interest partners	(135)	(227)	—
Issuance of common stock	859,961	1,194,594	790,270
Redemptions of common stock	(32,421)	(15,320)	(690)
Dividends paid to stockholders	(140,260)	(80,586)	(16,613)
Commissions on stock sales and related dealer-manager fees paid	(71,547)	(109,424)	(72,848)
Other offering costs paid	(11,054)	(17,547)	(12,069)

Net cash provided by financing activities	542,142	1,200,253	917,655
Net increase in cash and cash equivalents	10,748	14,476	20,719

Cash and cash equivalents, beginning of period	35,352	20,876	157

Cash and cash equivalents, end of period	$46,100	$35,352	$20,876

See accompanying notes.

F-6

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006, 2005, and 2004

1.	ORGANIZATION

Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. Wells REIT II engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Wells REIT II was incorporated on July 3, 2003 and commenced operations on January 22, 2004. Wells REIT II conducts business primarily through Wells Operating Partnership II, L.P. (“Wells OP II”), a Delaware limited partnership. Wells REIT II is the sole general partner of Wells OP II and possesses full legal control and authority over the operations of Wells OP II. Wells REIT II owns more than 99.9% of the equity interests in Wells OP II. Wells Capital, Inc. (“Wells Capital”), the external advisor to Wells REIT II, is the sole limited partner of Wells OP II. Wells OP II acquires, develops, owns, leases, and operates real properties directly, through wholly owned subsidiaries or through joint ventures. References to Wells REIT II herein shall include Wells REIT II, all subsidiaries of Wells REIT II, including consolidated joint ventures, Wells OP II, and Wells OP II’s subsidiaries. See Note 9 for a discussion of the advisory services provided by Wells Capital.

As of December 31, 2006, Wells REIT II owned interests in 47 office properties, one industrial building, and one hotel, comprising approximately 14.5 million square feet of commercial office space located in 17 states and the District of Columbia. Forty-three of the properties are wholly owned and six are owned through consolidated joint ventures. As of December 31, 2006, the office and industrial properties were approximately 98% leased.

On December 1, 2003, Wells REIT II commenced its initial public offering of up to 785.0 million shares of common stock, of which 185.0 million shares were reserved for issuance through Wells REIT II’s dividend reinvestment plan, pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933. Except for continuing to offer shares for sale through its dividend reinvestment plan, Wells REIT II stopped offering shares for sale under its initial public offering on November 26, 2005. Wells REIT II raised gross offering proceeds of approximately $2.0 billion from the sale of approximately 197.1 million shares under its initial public offering, including shares sold under the dividend reinvestment plan through March 2006. On November 10, 2005, Wells REIT II commenced a follow-on offering of up to 300.6 million shares of common stock, of which 0.6 million shares were reserved for issuance under Wells REIT II’s dividend reinvestment plan, pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933. On April 14, 2006, Wells REIT II amended the aforementioned registration statements to offer in a combined prospectus 300.6 million shares registered under the follow-on offering and 174.4 million unsold shares related to the dividend reinvestment plan and registered under the initial public offering. As of December 31, 2006, Wells REIT II had raised gross offering proceeds of approximately $885.0 million from the sale of approximately 88.5 million shares under the follow-on offering.

As of December 31, 2006, Wells REIT II has raised gross offering proceeds from the sale of common stock under the initial public offering and follow-on offering of approximately $2.9 billion. After deductions from such gross offering proceeds for payments of acquisition fees of approximately $56.9 million, selling commissions and dealer-manager fees of approximately $266.1 million, other organization and offering expenses of approximately $43.1 million, and common stock redemptions of approximately $54.8 million under the share redemption program, Wells REIT II had received aggregate net offering proceeds of approximately $2.4 billion. Substantially all of Wells REIT II’s net offering proceeds have been invested in real properties.

Wells REIT II’s stock is not listed on a public securities exchange. However, Wells REIT II’s charter requires that, in the event that Wells REIT II’s stock is not listed on a national securities exchange by October 2015,

F-7

Wells REIT II must seek stockholder approval of either an extension or amendment of this listing deadline or to begin liquidating investments and distributing the resulting proceeds to the stockholders. In the event that Wells REIT II seeks stockholder approval for an extension or amendment to this listing date and does not obtain it, Wells REIT II will then be required to seek stockholder approval to liquidate. In this circumstance, if Wells REIT II seeks and does not obtain approval to liquidate, Wells REIT II will not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Wells REIT II's consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Wells REIT II, Wells OP II, and any variable interest entity (“VIE”) in which Wells REIT II or Wells OP II is deemed the primary beneficiary. With respect to entities that are not VIEs, Wells REIT II's consolidated financial statements shall also include the accounts of any entity in which Wells REIT II, Wells OP II, or its subsidiaries owns a controlling financial interest and any limited partnership in which Wells REIT II, Wells OP II, or its subsidiaries owns a controlling general partnership interest. In determining whether Wells REIT II or Wells OP II has a controlling interest, the following factors are considered, among other things: the ownership of voting interests, protective rights and participatory rights of the investors.

Wells REIT II owns a 50% interest in an office tower, a full-service hotel, and a parking garage (collectively, the “Key Center Complex”) through its ownership in Key Center Properties LLC (“KCP LLC”), a joint venture between Wells REIT II and Key Center Properties Limited Partnership (“KCPLP”). Wells REIT II has a note receivable due from KCPLP for approximately $72.9 million, which approximates KCPLP’s minority interest in KCP LLC. Wells REIT II has concluded that KCP LLC and KCPLP are both VIEs in which Wells REIT II is the primary beneficiary. Accordingly, Wells REIT II has included the accounts of KCP LLC and KCPLP in the accompanying consolidated financial statements and eliminated the aforementioned note receivable and 50% minority interest in KCP LLC. The minority interest in KCPLP that is included in the accompanying consolidated balance sheets represents claims against specific, rather than general, assets and liabilities of KCPLP.

Wells REIT II owns interests in four real properties through its majority ownership in the following entities: Wells REIT II/Lincoln-Highland Landmark III, LLC, Nashoba View Ownership, LLC, and 2420 Lakemont Avenue, LLC (collectively, the “Joint Ventures”). Wells REIT II has concluded that each of the Joint Ventures should be consolidated and has, therefore, included the accounts of the consolidated Joint Ventures in the accompanying consolidated financial statements.

All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, application of acquisition fees incurred, and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Wells REIT II capitalizes interest while the

F-8

development of a real estate asset is in progress. Interest of approximately $162,000 and $4,000 was capitalized during the years ended December 31, 2006 and 2005, respectively.

Wells REIT II’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Building	40 years
Building improvements	5-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Wells REIT II continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction, in which Wells REIT II has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate and related intangible assets may not be recoverable, Wells REIT II assesses the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, Wells REIT II decreases the carrying value of the real estate and related intangible assets to the estimated fair values, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recognizes an impairment loss. Estimated fair values are calculated based on the following information in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. Wells REIT II has determined that there has been no impairment in the carrying value of real estate assets held by Wells REIT II to date.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Wells REIT II allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on Wells REIT II’s estimate of their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs

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associated with obtaining a new tenant include commissions, tenant improvements and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

As of December 31, 2006 and 2005, Wells REIT II had gross above-market in-place leases of approximately $147.7 million and $122.8 million, respectively, and gross intangible absorption period costs of approximately $417.3 million and $310.7 million, respectively, which are recorded as intangible lease assets. As of December 31, 2006 and 2005, Wells REIT II had gross intangible lease origination costs of approximately $354.1 million and $253.9 million, respectively, which are included in deferred lease costs, and gross below-market in-place leases of approximately $103.0 million and $66.5 million, respectively, which are recorded as intangible lease liabilities.

During the years ended December 31, 2006, 2005, and 2004, Wells REIT II recognized amortization expense related to intangible lease origination and absorption period costs of approximately $84.1 million, $43.1 million, and $12.0 million, respectively. In addition, Wells REIT II recognized amortization of above-market and below-market in-place leases of approximately $12.8 million, $3.9 million, and $1.4 million for the years ended December 31, 2006, 2005, and 2004, respectively, as a net decrease to rental income.

The net intangible assets and liabilities as of December 31, 2006 will be amortized as follows (in thousands):

	Intangible Lease Assets		Intangible Lease Origination Costs	Intangible Below-Market In-Place Lease Liabilities
	Above-Market In-Place Lease Assets	Absorption Period Costs
For the year ending December 31:
2007	$19,179	$56,122	$39,682	$9,812
2008	18,533	51,806	38,955	9,806
2009	17,302	45,999	37,466	9,759
2010	16,227	41,280	35,591	9,551
2011	14,246	35,558	31,764	9,194
Thereafter	36,105	106,560	118,754	44,221

	$121,592	$337,325	$302,212	$92,343

Weighted-Average Amortization Period	7 years	7 years	9 years	11 years

Cash and Cash Equivalents

Wells REIT II considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair

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value. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Wells REIT II adjusted the allowance for doubtful accounts by recording provisions for bad debts of approximately $813,000, $365,000, and $432,000 for the years ended December 31, 2006, 2005, and 2004, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of escrow accounts held by lenders to pay future real estate taxes, insurance and tenant improvements, earnest money paid in connection with future acquisitions and borrowings, other escrow accounts created in connection with the acquisition of real estate assets, notes receivable, deferred tax asset, prepaid taxes, insurance and operating costs, hotel inventory, and the fair value of an interest rate swap agreement. Prepaid expenses and other assets will be expensed as incurred or reclassified to other asset accounts upon being put into service in future periods. Balances without future economic benefit are written off as they are identified.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized on a straight-line basis over the term of the related financing arrangements. Wells REIT II recognized amortization of deferred financing costs for the years ended December 31, 2006, 2005, and 2004 of approximately $0.9 million, $1.4 million, and $5.4 million, respectively, which is included in interest expense in the accompanying consolidated statements of operations.

Deferred Lease Costs

Deferred lease costs are comprised of costs incurred to acquire operating leases, including intangible lease origination costs, and are capitalized and amortized on a straight-line basis over the terms of the related leases. Wells REIT II recognized amortization of deferred lease costs of approximately $32.0 million, $16.2 million, and $4.7 million for the years ended December 31, 2006, 2005, and 2004, respectively, the majority of which is recorded as amortization. Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are written off.

Investment in Bonds and Obligations Under Capital Leases

In connection with the acquisition of certain real estate assets, Wells REIT II has assumed investments in bonds and corresponding obligations under capital leases. Wells REIT II records the bonds at net principal value and obligations under capital leases at the present value of the expected payments. The related amounts of interest income and expense are recognized as earned in equal amounts and, accordingly, do not impact net income (loss).

Line of Credit and Notes Payable

Certain mortgage notes included in line of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Wells REIT II adjusts the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method.

Minority Interest

Minority interest represents the equity interests of consolidated subsidiaries that are not owned by Wells REIT II. Minority interest is adjusted for contributions, distributions and earnings (loss) attributable to the minority

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interest partners of the consolidated joint ventures. Pursuant to the terms of the consolidated joint venture agreements, all earnings and distributions are allocated to partners in accordance with the terms of the respective partnership agreements. Earnings allocated to such minority interest partners are recorded as minority interest in (earnings) loss of consolidated entities in the accompanying consolidated statements of operations.

Preferred Stock

Wells REIT II is authorized to issue up to 100,000,000 shares of one or more classes or series of preferred stock with a par value of $0.01 per share. Wells REIT II’s board of directors may determine the relative rights, preferences, and privileges of each class or series of preferred stock issued, which may be more beneficial than the rights, preferences, and privileges attributable to Wells REIT II’s common stock. To date, Wells REIT II has not issued any shares of preferred stock.

Common Stock

The par value of Wells REIT II’s issued and outstanding shares of common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

Dividends

In order to maintain its status as a REIT, Wells REIT II is required by the Internal Revenue Code of 1986, as amended (the “Code”), to make distributions to stockholders each taxable year equal to at least 90% of its REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”).

Dividends to be distributed to the stockholders are determined by the board of directors of Wells REIT II and are dependent upon a number of factors relating to Wells REIT II, including funds available for payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements and annual distribution requirements in order to maintain Wells REIT II’s status as a REIT under the Code.

Interest Rate Swap Agreements

Wells REIT II has entered into interest rate swap agreements to hedge its exposure to changing interest rates on variable rate debt instruments. Wells REIT II accounts for interest rate swap agreements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Accordingly, the fair value of all interest rate swap agreements are included in either prepaid expenses and other assets or accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets. The change in fair value of the effective portion of an interest rate swap agreement that is designated as a hedge is recorded as other comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity. All other changes in fair values of interest rate swap agreements are recorded as other income (expense) in the accompanying consolidated statements of operations. Net amounts received or paid under interest rate swap agreements are recorded as adjustments to interest expense as incurred.

Financial Instruments

Wells REIT II considers its cash and cash equivalents, accounts receivables, accounts payable, investment in bonds, obligations under capital leases, line of credit, and notes payable to meet the definition of financial instruments. As of December 31, 2006 and 2005, the carrying value of cash and cash equivalents, accounts receivables, accounts payable, investment in bonds, and obligations under capital leases approximated their fair value. As of December 31, 2006 and 2005, the estimated fair value of Wells REIT II’s line of credit and notes payable was approximately $769.2 million and $824.0 million, respectively.

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Revenue Recognition

All leases on real estate assets held by Wells REIT II are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred and are billed to tenants pursuant to the terms of the underlying leases. Rental income and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Other rental income is recognized once the tenant has lost the right to lease the space and Wells REIT II has satisfied all obligations under the related lease or lease termination agreement.

In conjunction with certain acquisitions, Wells REIT II has entered into master lease agreements with various sellers whereby the sellers are obligated to pay rent pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the property acquisition. These master leases were established at the time of acquisition to mitigate the potential negative effects of lost rental revenues and expense reimbursement income. Wells REIT II records payments received under master lease agreements as a reduction of the basis of the underlying property rather than rental income. Wells REIT II received proceeds from master leases of $6.3 million, $15.4 million, and $0 during the years ended December 31, 2006, 2005, and 2004, respectively. In addition, as of December 31, 2006 and 2005, approximately $0 and $0.6 million, respectively, of master lease proceeds were held in escrow, which are included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

Wells REIT II owns an interest in a full-service hotel. Revenues derived from the operations of the hotel include, but are not limited to, revenues from rental of rooms, food and beverage sales, telephone usage, and other service revenues. Revenue is recognized when rooms are occupied, when services have been performed, and when products are delivered.

Stock-based Compensation

SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123-R”), which replaces SFAS No. 123, Accounting and Disclosure for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, became effective on January 1, 2006 and applies to all transactions involving the issuance of equity securities, including, among others, common stock and stock options, in exchange for goods and services. Pursuant to SFAS 123-R, Wells REIT II recognizes the fair values of all stock options granted to directors or employees over the respective weighted-average vesting periods. To date, the options granted by Wells REIT II have not had significant values.

Earnings Per Share

Earnings per share are calculated based on the weighted-average number of common shares outstanding during each period. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive using the treasury stock method because the exercise price of the options exceeds the current offering price of Wells REIT II’s common stock.

Income Taxes

Wells REIT II has elected to be taxed as a REIT under the Code and has operated as such beginning with its taxable year ended December 31, 2003. To qualify as a REIT, Wells REIT II must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income to its stockholders. As a REIT, Wells REIT II generally is not subject to income tax on income it distributes to stockholders. Wells REIT II is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying consolidated financial statements.

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On October 4, 2005, Wells REIT II created Wells TRS II, LLC (“Wells TRS”), a wholly owned subsidiary of Wells REIT II that is organized as a Delaware limited liability company and includes the operations of, among other things, a full-service hotel. Wells REIT II has elected to treat Wells TRS as a taxable REIT subsidiary. Wells REIT II may perform additional, non-customary services for tenants of buildings owned by Wells REIT II through Wells TRS, including any real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for Wells REIT II to continue to qualify as a REIT, Wells REIT II’s investments in taxable REIT subsidiaries cannot exceed 20% of the value of the total assets of Wells REIT II. In accordance with SFAS No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted rates expected to be in effect when the temporary differences reverse.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures required for fair value measurements under GAAP. SFAS 157 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement. SFAS 157 will be effective for Wells REIT II beginning January 1, 2008. Wells REIT II is currently assessing the provisions and evaluating the financial statement impact of SFAS 157 on its consolidated financial statements and accompanying notes.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for Wells REIT II beginning December 31, 2006. The adoption of this guidance has not had a material impact on Wells REIT II’s consolidated financial statements or accompanying notes.

In July 2006, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, derecognition, and measurement of uncertain tax positions. FIN 48 will be effective for Wells REIT II beginning January 1, 2007. Wells REIT II is in the process of evaluating the impact of FIN 48 on its consolidated financial statements and accompanying notes.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the method to account for and report changes in accounting principles and corrections of errors. Previously, most voluntary changes in accounting principles required recognition as a cumulative effect adjustment to net income during the period in which the change was adopted. Conversely, in circumstances where applicable accounting guidance does not include specific transition provisions, SFAS 154 requires retrospective application to prior periods’ unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 was effective for Wells REIT II beginning January 1, 2006 and has not had an impact on its consolidated financial statements or accompanying notes.

3.	REAL ESTATE ACQUISITIONS

As of December 31, 2006, Wells REIT II owned interests in 49 properties with aggregate purchase prices of approximately $3.1 billion. These interests were obtained through the acquisition of 18 properties during the year ended December 31, 2004 for an aggregate purchase price of approximately $1.0 billion, exclusive of closing

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costs and acquisition fees, the acquisition of 21 properties during the year ended December 31, 2005 for an aggregate purchase price of approximately $1.5 billion, exclusive of closing costs and acquisition fees, and the acquisition of the following 10 properties during the year ended December 31, 2006 (dollars in thousands):

Property	Acquisition Date	Location	Approximate Square Feet	Purchase Price(1)
LakePointe 3(2)	April 7, 2006	Charlotte, NC	111,000	$9,958
One SanTan	April 18, 2006	Chandler, AZ	134,000	32,113
Two SanTan	April 18, 2006	Chandler, AZ	134,000	27,091
263 Shuman Boulevard	July 20, 2006	Naperville, IL	354,000	55,318
11950 Corporate Boulevard	August 9, 2006	Orlando, FL	227,000	44,000
Edgewater Corporate Center	September 6, 2006	Lancaster, SC	180,000	35,502
4300 Centreway Place	September 19, 2006	Arlington, TX	139,000	19,250
80 Park Plaza	September 21, 2006	Newark, NJ	1,000,000	147,500
International Financial Tower	October 31, 2006	Jersey City, NJ	630,000	193,600
Sterling Commerce	December 21, 2006	Irving, TX	309,000	62,000

Total			3,218,000	$626,332

(1)	Purchase prices are presented exclusive of closing costs and acquisition fees.
(2)	Land was purchased in December 2005; however, construction of the building was completed in April 2006.

4.	LINE OF CREDIT AND NOTES PAYABLE

The following table summarizes the terms of Wells REIT II’s indebtedness outstanding as of December 31, 2006 and 2005 (in thousands):

	Rate		Term Debt or Interest Only		Maturity	Amount Outstanding as of December 31,
Facility						2006	2005
Line of credit	6.30% - $86.0 million 6.32% - $40.0 million		Interest Only		5/9/2008	$126,000	$214,000
100 East Pratt Street Building mortgage note	5.08%		Interest Only		6/11/2017	105,000	105,000
Wildwood Buildings mortgage note	5.00%		Interest Only		12/1/2014	90,000	90,000
5 Houston Center Building mortgage note	5.00%		Interest Only		10/1/2008	90,000	90,000
Manhattan Towers Building mortgage note	5.65%		Interest Only		1/6/2017	75,000	—
One West Fourth Street Building mortgage note	5.80%		Term Debt		12/10/2018	48,414	49,662
80 Park Plaza Building mortgage note	LIBOR + 130bp	(1)	Interest Only	(2)	9/21/2016	46,667	—
800 North Frederick Building mortgage note	4.62%		Interest Only		11/11/2011	46,400	46,400
SanTan Corporate Center mortgage note	5.83%		Interest Only		10/11/2016	39,000	—
Highland Landmark Building mortgage note	4.81%		Interest Only		1/10/2012	30,840	30,840
9 Technology Drive Building mortgage note	4.31%		Interest Only		2/1/2008	23,800	23,800
One and Four Robbins Road Buildings mortgage note	5.07%		Interest Only		9/5/2010	23,000	23,000
LakePointe 3 construction loan	LIBOR + 100bp	(3)	Interest Only		12/31/2007	17,027	6,476
Key Center Complex mortgage notes	5.43%		Interest Only		4/16/2012 & 11/30/2012	13,375	12,571
University Circle Buildings mortgage note	6.04%		Term Debt		1/1/2011	—	122,932
Finley Road and Opus Place Buildings mortgage note	3.74%		Interest Only		2/4/2006	—	17,721

Total indebtedness						$774,523	$832,402

(1)

Wells REIT II is party to an interest rate swap agreement, which generally fixes its interest rate on the 80 Park Plaza Building mortgage note at 6.575% per annum, and terminates on September 21, 2016.

(2)	Principal and interest accrue over the term of the note and become payable at maturity. Interest compounds monthly.
(3)

The LakePointe 3 construction loan represents a construction loan to fund up to $17.1 million of the costs to build an office building in Charlotte, North Carolina. Wells REIT II was party to an interest rate swap agreement, which generally fixed its interest rate on the LakePointe 3 construction loan at 4.84% per annum, and terminated on February 2, 2007.

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The line of credit represents a $400.0 million unsecured revolving financing facility (the “Wachovia Line of Credit”) with a syndicate of banks led by Wachovia Bank, N.A. (“Wachovia”). Wells REIT II can borrow up to 50% of the unencumbered asset value, or the aggregate value of a subset of lender-approved properties. Unencumbered asset value is calculated as the annualized net operating income of the lender-approved properties owned for four consecutive fiscal quarters divided by 8.25%, plus the book value, computed in accordance with GAAP, of such properties acquired during the most recently ended four fiscal quarters, plus the GAAP book value of construction-in-process properties included in the lender-approved subset (the “borrowing capacity”). As of December 31, 2006, Wells REIT II had a remaining borrowing capacity of up to approximately $231.5 million under the Wachovia Line of Credit.

The Wachovia Line of Credit contains borrowing arrangements that include interest costs based on, at the option of Wells REIT II, LIBOR for 7-, 30-, 60-, 90-, or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”), or the floating base rate. The applicable margin for LIBOR Loans is based on the ratio of debt to total asset value. The base rate for any day is the higher of Wachovia’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points. Under the terms of the Wachovia Line of Credit, accrued interest shall be payable in arrears on the first day of each calendar month. In addition, unused fees are assessed on a quarterly basis at a rate of 0.125% or 0.175% per annum of the amount by which the facility exceeds outstanding borrowings plus letters of credit. The maturity date of May 9, 2008 may be extended to May 9, 2009 if Wells REIT II seeks an extension and meets the related conditions set forth in the agreement. Wells REIT II can repay the Wachovia Line of Credit at any time without premium or penalty. The interest rate as of December 31, 2006 was 6.30% on $86.0 million of the outstanding balance and 6.32% on the remaining $40.0 million. The interest rate as of December 31, 2005 was 5.23% on $134.0 million of the outstanding balance and 5.31% on the remaining $80.0 million.

As of December 31, 2006 and 2005, Wells REIT II’s weighted-average interest rate on its line of credit and notes payable was approximately 5.43% and 5.21%, respectively. Wells REIT II made interest payments, including amounts capitalized, of approximately $36.3 million, $16.7 million, and $8.1 million during the years ended December 31, 2006, 2005, and 2004, respectively. These interest payments exclude a $5.7 million prepayment penalty paid in 2006 related to the University Circle Buildings mortgage note, which is recorded as a component of the loss on early extinguishment of debt in the accompanying consolidated statements of operations.

The following table summarizes the aggregate maturities of Wells REIT II’s indebtedness as of December 31, 2006 (in thousands):

2007	$17,796
2008	240,663
2009	962
2010	24,067
2011	47,578
Thereafter	443,457

Total	$774,523

5.	COMMITMENTS AND CONTINGENCIES

Property Under Contract

On December 27, 2006, Wells REIT II entered into an agreement to acquire an 8-story office building containing approximately 539,000 rentable square feet located on an approximate 28.2-acre tract of land at 26 Century Boulevard in Nashville, Tennessee (the “One Century Place Building”) for a total contract price of $72.0 million, exclusive of closing costs. In connection with the execution of this agreement, Wells REIT II paid a deposit of $750,000 to an escrow agent, which is included in prepaid expenses and other assets in the accompanying consolidated balance sheets. On January 4, 2007, Wells REIT II closed on the acquisition of the One Century Place Building.

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Obligations Under Operating Leases

Wells REIT II owns one property that is subject to a ground lease with an expiration date of December 31, 2058. As of December 31, 2006, the remaining required payments under the terms of this ground lease are as follows (in thousands):

2007	$60
2008	60
2009	60
2010	60
2011	60
Thereafter	2,820

Total	$3,120

Obligations Under Capital Leases

Certain properties are subject to ground leases, which meet the qualifications of a capital lease. Each of such obligations require payments equal to the amounts of principal and interest receivable of related investments in bonds, which mature in 2012. The required payments under the terms of the leases are as follows as of December 31, 2006 (in thousands):

2007	$4,680
2008	4,680
2009	4,680
2010	4,680
2011	4,680
Thereafter	81,300

104,700
Amounts representing interest	(26,700)

Total	$78,000

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Wells REIT II to expend capital to expand an existing property or provide other expenditures for the benefit of the tenant. As of December 31, 2006, no tenants have exercised such options that had not been materially satisfied.

Litigation

Wells REIT II is from time to time a party to legal proceedings, which arise in the ordinary course of its business. Wells REIT II is not currently involved in any legal proceedings for which the outcome is reasonably likely to have a material adverse effect on the results of operations or financial condition of Wells REIT II. Wells REIT II is not aware of any such legal proceedings contemplated by governmental authorities.

6.	STOCKHOLDERS’ EQUITY

Stock Option Plan

Wells REIT II maintains a stock option plan that provides for grants of “non-qualified” stock options to be made to selected employees of Wells Capital and Wells Management Company, Inc. (“Wells Management”)

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(the “Stock Option Plan”). A total of 750,000 shares have been authorized and reserved for issuance under the Stock Option Plan. As of December 31, 2006, no stock options have been granted under the plan.

Under the Stock Option Plan, the exercise price per share for the options must be the greater of (1) $11.00 or (2) the fair market value (as defined in the Stock Option Plan) on the date the option is granted. The conflicts committee of Wells REIT II’s board of directors, upon recommendation and consultation with Wells Capital, may grant options under the plan. The conflicts committee has the authority to set the term and vesting period of the stock options as long as no option has a term greater than five years from the date the stock option is granted. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price, or other terms of the Stock Option Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Option Plan or with respect to any option as necessary. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT II’s outstanding shares. No option may be sold, pledged, assigned, or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

Independent Director Stock Option Plan

Wells REIT II maintains an independent director stock option plan that provides for grants of stock to be made to independent directors of Wells REIT II (the “Director Plan”). A total of 100,000 shares have been authorized and reserved for issuance under the Director Plan.

Under the Director Plan, options to purchase 2,500 shares of common stock at $12.00 per share are granted upon initially becoming an independent director of Wells REIT II. Of these options, 20% are exercisable immediately on the date of grant. An additional 20% of these options become exercisable on each anniversary for four years following the date of grant. Additionally, effective on the date of each annual stockholder meeting, beginning in 2004, each independent director will be granted options to purchase 1,000 additional shares of common stock at the greater of (1) $12.00 per share or (2) the fair market value (as defined in the Director Plan) on the last business day preceding the date of the annual stockholder meeting. These options are 100% exercisable two years after the date of grant. All options granted under the Director Plan expire no later than the tenth anniversary of the date of grant and may expire sooner if the independent director dies, is disabled, or ceases to serve as a director. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price, or other terms of the Director Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Director Plan or with respect to any option as necessary. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT II’s outstanding shares. No option may be sold, pledged, assigned, or transferred by an independent director in any manner other than by will or the laws of descent or distribution.

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A summary of stock option activity under Wells REIT II’s Director Plan during the years ended December 31, 2006, 2005, and 2004 follows:

	Number	Exercise Price	Exercisable
Outstanding as of December 31, 2003	—	—	—
Granted	28,000	$12

Outstanding as of December 31, 2004	28,000	$12	4,000
Granted	8,000	$12

Outstanding as of December 31, 2005	36,000	$12	8,000
Granted	7,000	$12
Terminated(1)	(3,000)	$12

Outstanding as of December 31, 2006	40,000	$12	19,000

(1)

One of Wells REIT II’s independent directors passed away in 2006, prior to the date of the annual meeting. Of the 4,500 options granted to this director, 1,500 options are exercisable by his estate for a period of one year following his death. The remaining 3,000 shares were terminated and are available for future issuance under the plan.

Wells REIT II implemented SFAS 123-R using the modified prospective transition method, under which compensation expense is required to be recognized over the remaining requisite service period for the estimated fair values of (i) the unvested portion of previously issued awards that remain outstanding as of January 1, 2006 and (ii) any awards issued, modified, repurchased, or cancelled after January 1, 2006. Based on the following assumptions, the fair value of options granted under the Independent Director Plan in 2006, 2005, and 2004 is insignificant. Wells REIT II estimated the fair value of such options using the Black-Scholes-Merton model with the following assumptions:

	2006	2005	2004
Risk-free rate	4.61%	3.81%	3.88%
Projected future dividend yield	6.00%	6.00%	6.00%
Expected life of the options	6 years	6 years	6 years
Volatility	0.161	0.168	0.212

As none of the options described above have been exercised, Wells REIT II does not have relevant historical data on which to base an estimate of the expected life of the independent director options. The expected life of such options has been estimated to equal one-half of the sum of the contractual term (10 years), plus the weighted-average vesting period (2 years). As Wells REIT II’s common stock is not publicly traded, Wells REIT II does not have relevant historical data on which to base an estimate of volatility in the value of such options. The volatility of such options has been estimated to equal the average fluctuations in historical stock prices of publicly traded companies that are otherwise similar to Wells REIT II. The weighted-average contractual remaining life for options that were exercisable as of December 31, 2006 was approximately seven years.

Dividend Reinvestment Plan

Wells REIT II maintains the Dividend Reinvestment Plan (“DRP”) that allows common stockholders to elect to reinvest an amount equal to the dividends declared on their common shares in additional shares of Wells REIT II’s common stock in lieu of receiving cash dividends. Under the DRP, shares may be purchased by participating stockholders at the higher of $9.55 per share or 95% of the estimated per-share value, as estimated by Wells Capital or another firm chosen by the board of directors for that purpose. Participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of Wells REIT II’s stock. The board of directors, by majority vote, may amend or terminate the DRP for any reason, provided that any

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amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of the board of directors) will only take effect upon 10 days’ written notice to participants.

Share Redemption Program

Wells REIT II maintains a Share Redemption Program (“SRP”), amended effective September 9, 2006, for stockholders who hold their shares for more than one year, subject to certain limitations. The SRP provides that for Ordinary Redemptions (those that do not occur within two years of death or “qualifying disability,” as defined in the SRP), the initial price at which Wells REIT II may repurchase a share of common stock is $9.10 per share, or 91% of the price paid for those shares sold for less than $10.00 per share. This redemption price is expected to remain fixed until three years after Wells REIT II completes its offering stage. Wells REIT II will view its offering stage as complete upon the termination of its first public equity offering that is followed by a one-year period during which it does not engage in another public equity offering (other than secondary offerings or offerings related to a DRP, employee benefit plan, or the issuance of shares upon redemption of interests in Wells OP II). Thereafter, the redemption price for Ordinary Redemptions would equal 95% of the per-share value of Wells REIT II as estimated by Wells Capital or another firm chosen by the board of directors for that purpose.

Redemptions sought within two years of the death or “qualifying disability” of a stockholder do not require a one-year holding period, and the redemption price is the amount paid for the shares until three years after completion of the above-mentioned offering stage. At that time, the redemption price would be the higher of the amount paid for the shares or 100% of the estimated per-share value of Wells REIT II.

The limits on Wells REIT II’s ability to redeem shares under the amended program are set forth below:

•	Wells REIT II will not make an Ordinary Redemption until one year after the issuance of the share to be redeemed.

•

Wells REIT II will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under Wells REIT II’s DRP during such period.

•	Wells REIT II will limit Ordinary Redemptions and those upon the qualifying disability of a stockholder so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from Wells REIT II’s DRP during the calendar year or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Although there is no limit under the SRP on the number of shares Wells REIT II may redeem upon the death of stockholders, Wells REIT II is under no obligation to redeem such shares to the extent such redemptions would cause total redemptions to exceed the two limits set forth immediately above.

The board of directors may amend, suspend, or terminate the SRP at any time with 30 days’ notice. Approximately 3.8 million and 1.6 million shares were redeemed under the SRP, during the years ended December 31, 2006 and 2005, respectively.

7.	OPERATING LEASES

Wells REIT II’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease agreement, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Wells REIT II retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon

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the terms of the respective leases and the creditworthiness of the tenant, however generally are not significant. Therefore, exposure to credit risk exists to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets.

Wells REIT II’s tenants are generally of “investment-grade” quality and there are no significant concentrations of credit risk within any particular tenant. Tenants in the legal services and depository institution industries each comprise 15% of Wells REIT II’s 2006 annualized gross base rent. Wells REIT II’s properties are located in 17 states and the District of Columbia. As of December 31, 2006, approximately 13%, 11%, and 10% of Wells REIT II’s office and industrial properties are located in Northern New Jersey, metropolitan Cleveland, and metropolitan Atlanta, respectively.

The future minimum rental income from Wells REIT II’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, as of December 31, 2006 is as follows (in thousands):

2007	$265,003
2008	262,710
2009	260,624
2010	251,688
2011	224,507
Thereafter	942,506

Total	$2,207,038

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8.	SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES

Outlined below are significant noncash investing and financing transactions for the years ended December 31, 2006, 2005, and 2004 (in thousands):

	Years Ended December 31,
	2006	2005	2004
Investment in real estate funded with other assets	$3,521	$345	$—

Acquisition fees applied to real estate assets	$17,199	$24,074	$15,646

Other assets assumed upon acquisition of properties	$—	$9,378	$—

Assumption of bonds and related obligations under capital leases upon acquisition of properties	$—	$—	$78,000

Notes payable assumed upon acquisition of properties	$—	$225,932	$115,485

Proceeds from note payable placed in escrow	$1,644	$23,912	$—

Fair market value adjustments to increase (decrease) notes payable upon acquisition of properties	$—	$366	$(967)

Other liabilities assumed upon acquisition of properties	$964	$12,622	$3,822

Accrued capital expenditures and deferred lease costs	$8,518	$4,562	$4,148

Accrued redemptions of common stock	$3,853	$—	$—

Loss on interest rate swap	$1,049	$—	$—

Acquisition fees due to affiliate	$3,499	$2,397	$3,759

Commissions on stock sales and related dealer-manager fees due to affiliate	$1,052	$84	$651

Other offering costs due to affiliate	$2,383	$2,747	$3,759

Dividends payable	$7,317	$5,142	$1,964

Contributions from minority interest partners	$—	$793	$1,112

Discounts applied to issuance of common stock	$5,299	$4,160	$1,742

9.	RELATED-PARTY TRANSACTIONS

Advisory Agreement

Wells REIT II and Wells Capital are party to an advisory agreement (the “Advisory Agreement”) under which Wells Capital receives the following fees and reimbursements:

•	Reimbursement of organization and offering costs paid by Wells Capital on behalf of Wells REIT II, not to exceed 2.0% of gross offering proceeds;

•

Acquisition fees of 2.0% of gross offering proceeds, subject to certain limitations; Wells REIT II also reimburses Wells Capital for expenses it pays to third parties in connection with acquisitions or potential acquisitions;

•

Monthly asset management fees equal to one-twelfth of 0.75% of the cost of (i) all properties of Wells REIT II and (ii) investments in joint ventures. The amount of these fees paid in any calendar quarter may not exceed 0.25% of the net asset value of those investments at each quarter-end after deducting debt used to acquire or refinance properties;

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•

Reimbursement for all costs and expenses Wells Capital incurs in fulfilling its duties as the asset portfolio manager, including (i) wages and salaries and other employee-related expenses of Wells Capital’s employees, who perform a full range of real estate services for Wells REIT II, including management, administration, operations, and marketing, and are billed to Wells REIT II based on the amount of time spent on Wells REIT II by such personnel, provided that such expenses are not reimbursed if incurred in connection with services for which Wells Capital receives a disposition fee (described below) or an acquisition fee, and (ii) amounts paid for IRA custodial service costs allocated to Wells REIT II accounts;

•

For any property sold by Wells REIT II, a disposition fee equal to 1.0% of the sales price, with the limitation that the total real estate commissions (including such disposition fee) for any Wells REIT II property sold may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property;

•	Incentive fee of 10% of net sales proceeds remaining after stockholders have received distributions equal to the sum of the stockholders’ invested capital plus an 8% return of invested capital; and

•	Listing fee of 10% of the excess by which the market value of the stock plus dividends paid prior to listing exceeds the sum of 100% of the invested capital plus an 8% return on invested capital.

Either party may terminate the Advisory Agreement without cause or penalty upon providing 60 days’ written notice to the other. Under the terms of the Advisory Agreement, Wells REIT II is required to reimburse Wells Capital for certain organization and offering costs up to the lesser of actual expenses or 2% of gross equity proceeds raised. As of December 31, 2006, Wells REIT II has incurred and charged to additional paid-in capital cumulative other offering costs of approximately $31.7 million related to the initial public offering and $11.4 million related to the follow-on offering, which represents approximately 1.6% and 1.3% of cumulative gross proceeds raised by Wells REIT II under each offering, respectively.

Dealer-Manager Agreement

Wells REIT II is party to a Dealer-Manager Agreement with Wells Investment Securities, Inc. (“WIS”), whereby WIS, an affiliate of Wells Capital, performs the dealer-manager function for Wells REIT II. For these services, WIS earns a commission of up to 7% of the gross offering proceeds from the sale of the shares of Wells REIT II, of which substantially all is re-allowed to participating broker dealers. Effective beginning in the fourth quarter of 2005, Wells REIT II no longer pays commissions on shares issued under the DRP.

Additionally, Wells REIT II is required to pay WIS a dealer-manager fee of 2.5% of the gross offering proceeds from the sale of Wells REIT II’s stock at the time the shares are sold. Under the dealer-manager agreement, up to 1.5% of the gross offering proceeds may be reallowed by WIS to participating broker dealers. Wells REIT II pays no dealer-manager fees on shares issued under its DRP.

Property Management, Leasing, and Construction Agreement

Wells REIT II and Wells Management are party to a Master Property Management, Leasing, and Construction Agreement (the “Management Agreement”) under which Wells Management receives the following fees and reimbursements in consideration for supervising the management, leasing, and construction of certain Wells REIT II properties:

•	Property management fees in an amount equal to a percentage negotiated for each property managed by Wells Management of the gross monthly income collected for that property for the preceding month;

•

Leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management serves as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses to be paid to Wells REIT II during the applicable term of

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the lease, provided, however, that no commission shall be payable as to any portion of such term beyond ten years;

•	Initial lease-up fees for newly constructed properties under the agreement, generally equal to one month’s rent;

•	Fees equal to a specified percentage of up to 5% of all construction build-out funded by Wells REIT II, given as a leasing concession, and overseen by Wells Management; and

•	Other fees as negotiated with the addition of each specific property covered under the agreement.

Related-Party Costs

Pursuant to the terms of the agreements described above, Wells REIT II incurred the following related-party costs for the years ended December 31, 2006, 2005, and 2004 (in thousands):

	Years Ended December 31,
	2006	2005	2004
Commissions(1) (2)	$56,183	$83,048	$55,441
Dealer-manager fees(1)	21,631	29,969	19,800
Asset management fees	19,952	10,417	3,032
Acquisition fees(3)	17,199	23,892	15,828
Other offering costs(1)	10,690	16,535	15,828
Administrative reimbursements	5,993	3,831	1,247
Property management fees	669	222	66
Construction fees	150	—	—

Total	$132,467	$167,914	$111,242

(1)	Commissions, dealer-manager fees, and other offering costs are charged against stockholders’ equity as incurred.
(2)	Substantially all commissions were re-allowed to participating broker dealers during 2006, 2005, and 2004.
(3)

Acquisition fees are capitalized to prepaid expenses and other assets as incurred and allocated to properties upon funding acquisitions, or repaying debt used to finance property acquisitions, with investor proceeds.

Wells REIT II incurred no related-party disposition fees, incentive fees, listing fees, or leasing commissions during the years ended December 31, 2006, 2005, and 2004.

Due to Affiliates

The detail of amounts due to affiliates is provided below as of December 31, 2006 and 2005 (in thousands):

	December 31,
	2006	2005
Asset and property management fees due to Wells Capital	$5,457	$2,086
Acquisition fees due to Wells Capital	3,499	2,397
Other offering cost reimbursements due to Wells Capital	2,383	2,747
Other administrative reimbursements due to Wells Capital and/or Wells Management	1,586	906
Commissions and dealer-manager fees due to WIS	1,052	84

Total	$13,977	$8,220

Economic Dependency

Wells REIT II has engaged Wells Capital and its affiliates, Wells Management and WIS, to provide certain services that are essential to Wells REIT II, including asset management services, supervision of the management

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and leasing of some properties owned by Wells REIT II, asset acquisition and disposition services, the sale of shares of Wells REIT II’s common stock, as well as other administrative responsibilities for Wells REIT II, including accounting services, stockholder communications, and investor relations. As a result of these relationships, Wells REIT II is dependent upon Wells Capital, Wells Management, and WIS.

Wells Capital, Wells Management, and WIS are all owned and controlled by Wells Real Estate Funds, Inc. (“WREF”). The operations of Wells Capital, Wells Management, and WIS represent substantially all of the business of WREF. Accordingly, Wells REIT II focuses on the financial condition of WREF when assessing the financial condition of Wells Capital, Wells Management, and WIS. In the event that WREF were to become unable to meet its obligations as they become due, Wells REIT II might be required to find alternative service providers.

Future net income generated by WREF will be largely dependent upon the amount of fees earned by Wells Capital and Wells Management based on, among other things, the level of investor proceeds raised and the volume of future acquisitions and dispositions of real estate assets by Wells REIT II and other WREF-sponsored programs, as well as dividend income earned from equity interests in another REIT. As of December 31, 2006, Wells REIT II believes that WREF is generating adequate cash flow from operations and has adequate liquidity available in the form of cash on hand and current receivables necessary to meet its current and future obligations as they become due.

10.	INCOME TAXES

Wells REIT II’s income tax basis net income for the years ended December 31, 2006, 2005, and 2004 (in thousands) follows:

	2006	2005	2004
GAAP basis financial statement net income (loss)	$11,268	$12,521	$(4,562)
Increase (decrease) in net loss resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	67,162	35,541	9,791
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(16,671)	(9,987)	(3,290)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	6,914	3,602	1,394
Bad debt expense for financial reporting purposes in excess of amounts for income tax purposes	569	338	402
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	6,945	1,361	144

Income tax basis net income, prior to dividends paid deduction	$76,187	$43,376	$3,879

As of December 31, 2006, the tax basis carrying value of Wells REIT II’s total assets was approximately $3.23 billion. For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. Wells REIT II’s distributions per common share are summarized as follows:

	2006	2005	2004
Ordinary income	54%	55%	25%
Capital gains	—	—	—
Return of capital	46%	45%	75%

Total	100%	100%	100%

F-25

As of December 31, 2006, Wells TRS had net operating loss carryforwards of approximately $1.0 million, which will begin to expire, if not utilized, in 2025. Accordingly, Wells REIT II recorded a deferred tax asset and recognized the related tax benefit in the accompanying consolidated balance sheets and statements of operations, respectively. The income tax benefit reported in the accompanying consolidated statements of operations relates entirely to the operations of Wells TRS and consists of the following (in thousands):

	Years Ended December 31,
	2006	2005
Federal	$322	$36
State	66	5

Total	$388	$41

Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal rate primarily due to the effect of state income taxes (net of federal benefit). A reconciliation of the federal statutory income tax rate to Wells REIT II’s effective tax rate for the year ended December 31, 2006 and 2005 is as follows:

	Years Ended December 31,
	2006	2005
Federal statutory income tax rate	34.00%	34.00%
State income taxes, net of federal benefit	6.93%	4.62%

Effective tax rate	40.93%	38.62%

Components of the deferred tax asset and deferred tax liability as of December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005
Deferred tax asset:
Net operating loss carryforward	$429	$41

	$429	$41

Deferred tax liability	$—	$—

Net deferred tax asset	$429	$41

The deferred tax asset is included in prepaid and other assets in the accompanying consolidated balance sheets and is considered a current asset.

11.	QUARTERLY RESULTS (unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2006 and 2005 (in thousands), except per-share data:

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$73,568	$79,005	$80,160	$94,983
Net income (loss)	$(881)	$4,086	$2,637	$5,426
Basic and diluted net income per share	$0.00	$0.02	$0.01	$0.02
Dividends per share	$0.15	$0.15	$0.15	$0.15

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	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$30,245	$35,781	$44,333	$54,095
Net income	$810	$1,429	$5,246	$5,036
Basic and diluted net income per share(1)	$0.01	$0.01	$0.03	$0.03
Dividends per share	$0.15	$0.15	$0.15	$0.15

(1)

The total of the four quarterly amounts for the year ended December 31, 2005 does not equal the total for the year then ended. These differences result from the increase in weighted-average shares outstanding over the year.

12.	SUBSEQUENT EVENT

Sale of Shares of Common Stock

From January 1, 2007 through February 28, 2007, Wells REIT II raised approximately $145.4 million through the issuance of approximately 14.5 million shares of common stock under its follow-on offering. As of February 28, 2007, approximately 204.1 million shares remained available for sale to the public under the follow-on offering, exclusive of shares available under Wells REIT II’s DRP.

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Wells Real Estate Investment Trust II, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2006

(in thousands)

					Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2006			Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (h)
Description	Location	Ownership Percentage	Encumbrances		Land	Buildings and Improvements	Total		Land	Buildings and Improvements	Total
WEATHERFORD CENTER HOUSTON	Houston, TX	100%	None		$6,100	$28,905	$35,005	$1,766	$6,241	$30,530	$36,771	$5,245	1980	02/10/2004	0 to 40 years
NEW MANCHESTER ONE	Douglasville, GA	100%	18,000	(a)	600	13,225	13,825	5,797	618	19,004	19,622	1,838	2003	03/19/2004	0 to 40 years
333 & 777 REPUBLIC DRIVE	Allen Park, MI	100%	None		4,400	12,716	17,116	444	4,502	13,058	17,560	1,557	2000	03/31/2004	0 to 40 years
MANHATTAN TOWERS	Manhattan Beach, CA	100%	75,000		11,200	72,467	83,667	2,859	11,459	75,067	86,526	9,621	1985	04/02/2004	0 to 40 years
9 TECHNOLOGY DRIVE	Westborough, MA	100%	23,800		5,570	38,218	43,788	497	5,627	38,658	44,285	5,233	1987	05/27/2004	0 to 40 years
180 PARK AVENUE	Florham Park, NJ	100%	None		10,802	62,595	73,397	1,883	11,050	64,230	75,280	10,013	1982	06/23/2004	0 to 40 years
ONE GLENLAKE PARKWAY	Atlanta, GA	100%	60,000	(b)	5,846	66,681	72,527	1,090	5,934	67,683	73,617	6,934	2003	06/25/2004	0 to 40 years
80 M STREET	Washington, DC	100%	None		26,248	76,269	102,517	327	26,806	76,038	102,844	9,930	2001	06/29/2004	0 to 40 years
ONE WEST FOURTH STREET	Winston-Salem, NC	100%	48,414		2,711	69,383	72,094	354	2,721	69,727	72,448	5,876	2002	07/23/2004	0 to 40 years
3333 FINLEY ROAD	Downers Grove, IL	100%	None		6,925	34,575	41,500	630	7,015	35,115	42,130	2,386	1999	08/04/2004	0 to 40 years
1501 OPUS PLACE	Downers Grove, IL	100%	None		3,579	17,220	20,799	328	3,625	17,502	21,127	1,198	1988	08/04/2004	0 to 40 years
2500 WINDY RIDGE PARKWAY	Atlanta, GA	100%	32,000		7,410	60,601	68,011	445	7,485	60,971	68,456	4,647	1985	09/20/2004	0 to 40 years
4100-4300 WILDWOOD PARKWAY	Atlanta, GA	100%	25,000		13,761	31,785	45,546	491	13,898	32,139	46,037	2,618	1996	09/20/2004	0 to 40 years
4200 WILDWOOD PARKWAY	Atlanta, GA	100%	33,000		8,472	44,221	52,693	524	8,546	44,671	53,217	3,976	1998	09/20/2004	0 to 40 years
EMERALD POINT	Dublin, CA	100%	None		8,643	32,344	40,987	(1,011)	8,799	31,177	39,976	6,872	1999	10/14/2004	0 to 40 years
800 NORTH FREDERICK	Gaithersburg, MD	100%	46,400		22,758	43,174	65,932	582	22,925	43,589	66,514	4,237	1986	10/22/2004	0 to 40 years
THE CORRIDORS III	Downers Grove, IL	100%	None		2,524	35,016	37,540	755	2,558	35,737	38,295	4,624	2001	11/01/2004	0 to 40 years
HIGHLAND LANDMARK III (c)	Downers Grove, IL	95%	30,840		3,028	47,454	50,482	67	3,054	47,495	50,549	8,095	2000	12/27/2004	0 to 40 years
180 PARK AVENUE 105	Florham Park, NJ	100%	None		4,501	47,957	52,458	381	4,501	48,338	52,839	6,128	2001	03/14/2005	0 to 40 years
4241 IRWIN SIMPSON	Mason, OH	100%	None		1,270	28,688	29,958	719	1,299	29,378	30,677	1,596	1997	03/17/2005	0 to 40 years
8990 DUKE ROAD	Mason, OH	100%	None		520	8,681	9,201	151	522	8,830	9,352	546	2001	03/17/2005	0 to 40 years
5995 OPUS DRIVE	Minnetonka, MN	100%	None		2,693	14,670	17,363	2,516	2,737	17,142	19,879	2,268	1988	04/05/2005	0 to 40 years
215 DIEHL ROAD	Naperville, IL	100%	None		3,452	17,456	20,908	3,240	3,472	20,676	24,148	1,579	1988	04/19/2005	0 to 40 years
100 EAST PRATT	Baltimore, MD	100%	105,000		31,234	140,217	171,451	21,969	31,777	161,643	193,420	10,748	1975/1991	05/12/2005	0 to 40 years
COLLEGE PARK PLAZA	Indianapolis, IN	100%	None		2,822	22,910	25,732	406	2,822	23,316	26,138	2,250	1998	06/21/2005	0 to 40 years
180 E 100 SOUTH	Salt Lake City, UT	100%	None		5,626	38,254	43,880	62	5,629	38,313	43,942	2,973	1955	07/06/2005	0 to 40 years
ONE ROBBINS ROAD (d)	Westford, MA	99%	12,556		5,391	33,788	39,179	—	5,391	33,788	39,179	1,617	1981	08/18/2005	0 to 40 years
FOUR ROBBINS ROAD (d)	Westford, MA	99%	10,444		2,950	32,544	35,494	—	2,950	32,544	35,494	2,395	2001	08/18/2005	0 to 40 years
BALDWIN POINT (e)	Orlando, FL	97%	None		2,920	19,794	22,714	1,342	2,921	21,135	24,056	1,172	2005	08/26/2005	0 to 40 years
1900 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		8,722	107,730	116,452	1,277	8,803	108,926	117,729	8,356	2001	09/20/2005	0 to 40 years
1950 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		10,040	93,716	103,756	8,958	10,134	102,580	112,714	4,481	2002	09/20/2005	0 to 40 years
2000 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		8,731	76,842	85,573	1,221	8,818	77,976	86,794	3,136	2003	09/20/2005	0 to 40 years
MACARTHUR RIDGE	Irving, TX	100%	None		2,680	42,269	44,949	182	2,680	42,451	45,131	4,443	1998	11/15/2005	0 to 40 years
5 HOUSTON CENTER	Houston, TX	100%	90,000		8,186	147,653	155,839	848	8,188	148,499	156,687	9,948	2002	12/20/2005	0 to 40 years
KEY CENTER TOWER (f)	Cleveland, OH	50%	7,685	(g)	7,269	244,424	251,693	3,102	7,454	247,341	254,795	11,765	1991	12/22/2005	0 to 40 years
KEY CENTER MARRIOTT (f)	Cleveland, OH	50%	5,690		3,473	34,458	37,931	1,406	3,629	35,708	39,337	1,534	1991	12/22/2005	0 to 40 years
2000 PARK LANE	North Fayette, PA	100%	None		1,381	21,855	23,236	694	1,412	22,518	23,930	1,229	1993	12/27/2005	0 to 40 years
TAMPA COMMONS	Tampa, FL	100%	None		5,150	41,372	46,522	1,158	5,268	42,412	47,680	3,582	1984	12/27/2005	0 to 40 years
LAKEPOINTE 5	Charlotte, NC	100%	None		2,150	14,930	17,080	320	2,199	15,201	17,400	1,208	2001	12/28/2005	0 to 40 years
LAKEPOINTE 3	Charlotte, NC	100%	17,027		2,488	5,483	7,971	7,425	2,488	12,908	15,396	391	2006	12/28/2005	0 to 40 years
ONE SANTAN CORPORATE CENTER	Chandler, AZ	100%	18,000		4,871	24,669	29,540	(1,376)	4,948	23,216	28,164	585	2000	04/18/2006	0 to 40 years
TWO SANTAN CORPORATE CENTER	Chandler, AZ	100%	21,000		3,174	21,613	24,787	937	3,245	22,479	25,724	943	2003	04/18/2006	0 to 40 years
263 SHUMAN BOULEVARD	Naperville, IL	100%	None		7,142	41,535	48,677	5,865	7,233	47,309	54,542	988	1986	07/20/2006	0 to 40 years

F-28

Wells Real Estate Investment Trust II, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2006

(in thousands)

				Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2006			Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (h)
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements	Total		Land	Buildings and Improvements	Total
11950 CORPORATE BOULEVARD	Orlando, FL	100%	None	3,519	38,332	41,851	809	3,581	39,079	42,660	773	2001	08/09/2006	0 to 40 years
EDGEWATER CORPORATE CENTER	Lancaster, SC	100%	None	1,409	28,393	29,802	682	1,432	29,052	30,484	372	2006	09/06/2006	0 to 40 years
4300 CENTREWAY PLACE	Arlington, TX	100%	None	2,539	13,919	16,458	137	2,557	14,038	16,595	244	1998	09/15/2006	0 to 40 years
80 PARK PLAZA	Newark, NJ	100%	46,667	31,766	109,952	141,718	2,152	32,221	111,649	143,870	1,749	1979	09/21/2006	0 to 40 years
INTERNATIONAL FINANCIAL TOWER	Jersey City, NJ	100%	None	29,061	141,544	170,605	660	29,159	142,106	171,265	1,371	1989	10/31/2006	0 to 40 years
STERLING COMMERCE	Irving, TX	100%	None	8,639	43,980	52,619	259	8,638	44,240	52,878	52	1999	12/21/2006	0 to 40 years

Total—100% REIT II Properties				$366,346	$2,486,477	$2,852,823	$85,330	$370,971	$2,567,182	$2,938,153	$185,322

(a)	As a result of the acquisition of the New Manchester One Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $18.0 million.
(b)	As a result of the acquisition of the One Glenlake Parkway Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $60.0 million.
(c)	Wells REIT II acquired an approximate 95.0% interest in the Highland Landmark III Building through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(d)	Wells REIT II acquired an approximate 99.3% interest in the One Robbins Road and Four Robbins Road Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(e)	Wells REIT II acquired an approximate 97.3% interest in the Baldwin Point Building through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(f)	Wells REIT II acquired an approximate 50.0% interest in the Key Center Tower and Key Center Marriott Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(g)	Property is owned subject to a long-term ground lease.
(h)	Wells REIT II assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, Lease Intangibles are amortized over the respective lease term, Building Improvements are depreciated over 5-25 years and Buildings are depreciated over 40 years.

F-29

Wells Real Estate Investment Trust II, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2006

(in thousands)

	2006	2005	2004
Real Estate:
Balance at the beginning of the year	$2,338,326	$955,399	$—
Additions to/improvements of real estate	608,930	1,382,927	955,399
Write-offs of intangible assets (1)	(3,145)	—	—
Write-offs of fully depreciated/amortized assets	(5,958)	—	—

Balance at the end of the year	$2,938,153	$2,338,326	$955,399

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$75,499	$16,909	$—
Depreciation and amortization expense	116,306	58,590	16,909
Write-offs of intangible assets (1)	(525)	—	—
Write-offs of fully depreciated/amortized assets	(5,958)	—	—

Balance at the end of the year	$185,322	$75,499	$16,909

(1)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments and terminations.

F-30

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

Atlanta, Georgia

We have audited the accompanying statement of revenues over certain operating expenses of International Financial Tower (the “Building”) for the year ended December 31, 2005. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of International Financial Tower’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of International Financial Tower for the year ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

January 12, 2007

F-31

International Financial Tower

Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2005 (audited)

and the nine months ended September 30, 2006 (unaudited)

(in thousands)

	2006	2005
	(Unaudited)
Revenues:
Base rent	$12,212	$14,276
Tenant reimbursements	4,963	8,320
Other revenues	762	957

Total revenues	17,937	23,553

Expenses:
Ground lease	4,954	6,605
Real estate taxes	2,047	2,241
Operating services	1,970	2,700
Utilities	1,712	2,653
Leasing and management fees	599	741
General and administrative	225	241

Total expenses	11,507	15,181

Revenues over certain operating expenses	$6,430	$8,372

See accompanying notes.

F-32

International Financial Tower

Notes to Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2005 (audited)

and the nine months ended September 30, 2006 (unaudited)

1. Description of Real Estate Property Acquired

On October 31, 2006, Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), through a wholly owned subsidiary, acquired International Financial Tower (the “Building”), a 19-story office building containing approximately 629,922 square feet located on approximately 1.9 acres in Jersey City, New Jersey from Financial Tower Jersey City, L.P. (the “Seller”). Total consideration for the acquisition was approximately $193.6 million. Wells REIT II is a Maryland corporation that engages in the acquisition and ownership of commercial real estate properties throughout the United States. Wells REIT II was incorporated on July 3, 2003 and has elected to be taxed as a real estate investment trust for federal income tax purposes.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells REIT II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased rental revenue by approximately $1.61 million for the year ended December 31, 2005 and decreased rental revenue by approximately $0.03 million for the nine months ended September 30, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-33

International Financial Tower

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2005 (audited)

and the nine months ended September 30, 2006 (unaudited)

4. Description of Leasing Arrangements

The Building is approximately 100% leased, with Pershing, LLC (“Pershing”) and NTT Data USA, LLC (“NTT”) leasing approximately 97% of the Building’s rentable square footage under long-term lease agreements. Pershing and NTT contributed approximately 70% and 26%, respectively, of rental income for the year ended December 31, 2005. Under the terms of the Pershing and NTT leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base year. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2006	$16,494
2007	17,150
2008	16,815
2009	16,264
2010	16,832
Thereafter	171,117

$254,672

Subsequent to December 31, 2005, Pershing and NTT will contribute approximately 85% and 14%, respectively, of the future minimum rental income from the leases in place at that date.

6. Ground Lease

During the year ended December 31, 2005 and the nine months ended September 30, 2006, fee title to the land on which the Building is situated was held by an affiliated entity of the Seller, which leased the land to the Seller. The Building recognized ground lease expense of approximately $6.6 million for the year ended December 31, 2005 and approximately $5.0 million for the nine months ended September 30, 2006. Prior to Wells REIT II’s acquisition of the Building, the Seller terminated the ground lease and acquired the land from its affiliated entity. Wells REIT II acquired fee title to the land as part of its acquisition of the Building. As such, the Building will not incur ground lease expense in the future.

7. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2006 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

F-34

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

Summary of Unaudited Pro Forma Financial Statements

This pro forma information should be read in conjunction with the consolidated financial statements and notes for the year ended December 31, 2006 of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) included in this prospectus and the financial statements and notes of certain acquired properties included in various current reports previously filed as Form 8-K.

The following unaudited pro forma balance sheet as of December 31, 2006 has been prepared to give effect to the acquisitions of the One Century Place Building, the 3000 Park Lane Land and the 120 Eagle Rock Building (the “Q1 2007 Acquisitions”) as if the acquisitions occurred on December 31, 2006. Other adjustments provided in the following unaudited pro forma balance sheet are comprised of certain pro forma financing-related activities, including, but not limited to, capital raised through the issuance of additional common stock through the acquisition date of the 120 Eagle Rock Building and pay-down of acquisition-related debt subsequent to the pro forma balance sheet date.

The following unaudited pro forma statement of operations for the year ended December 31, 2006 has been prepared to give effect to the acquisitions of the SanTan Buildings, the 263 Shuman Building, the 11950 Corporate Boulevard Building, the Edgewater Corporate Center, the 4300 Centreway Place Building, the 80 Park Plaza Building, the International Financial Tower Building, the Sterling Commerce Building (the “2006 Acquisitions”) and the Q1 2007 Acquisitions as if the acquisitions occurred on January 1, 2006. The 3000 Park Lane Land had no operations during the year ended December 31, 2006 and, accordingly, has not been included in the pro forma statement of operations for the year ended December 31, 2006. Wells REIT II acquired the LakePointe 3 Land on December 28, 2005 and construction of the LakePointe 3 Building was completed in April 2006. The operations of the LakePointe 3 Building for the year ended December 31, 2006 are included in the historical operations of Wells REIT II.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the 2006 Acquisitions and the Q1 2007 Acquisitions been consummated as of January 1, 2006. In addition, the pro forma balance sheet includes pro forma allocations of the purchase prices of assets based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition of the Q1 2007 Acquisitions. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

F-35

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET

DECEMBER 31, 2006

(in thousands, except share amounts)

(unaudited)

ASSETS

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments								Pro Forma Total
		Q1 2007 Acquisitions
		One Century Place		3000 Park Lane Land		120 Eagle Rock		Other
Real estate assets, at cost:
Land	$370,971	$8,900	(b)	$1,028	(b)	$2,700	(b)	$610	(c)	$384,306
		55	(c)	16	(c)	26	(c)
Buildings and improvements, less accumulated depreciation	1,922,523	36,443	(b)	—		21,044	(b)	3,979	(c)	1,984,690
		386	(c)			315	(c)
Intangible lease assets, less accumulated amortization	458,917	21,510	(b)	—		8,720	(b)	—		489,147
Construction in progress	420	—		—		—		—		420

Total real estate assets	2,752,831	67,294		1,044		32,805		4,589		2,858,563

Cash and cash equivalents	46,100	(18,425	) (b)	(1,028	) (b)	(14,803	) (b)	209,830	(d)	18,432
								(4,742	) (e)
								(198,500	) (f)
Tenant receivables, net of allowance for doubtful accounts	53,372	—		—		—		—		53,372
Prepaid expenses and other assets	35,554	(441	) (c)	(16	) (c)	(341	) (c)	4,742	(e)	34,159
		(750	) (b)					(4,589	) (c)
Deferred financing costs, less accumulated amortization	3,184	—		—		—		—		3,184
Deferred lease costs, less accumulated amortization	319,184	4,879	(b)	—		2,494	(b)	—		326,557
Investments in bonds	78,000	—		—		—		—		78,000

Total assets	$3,288,225	$52,557		$—		$20,155		$11,330		$3,372,267

F-36

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET (CONTINUED)

DECEMBER 31, 2006

(in thousands, except share amounts)

(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro-Forma Adjustments							Pro Forma Total
		Q1 2007 Acquisitions
		One Century Place		3000 Park Lane Land	120 Eagle Rock		Other
Liabilities:
Line of credit and notes payable	$774,523	$52,500	(b)	$—	$20,000	(b)	$(198,500	) (f)	$648,523
Accounts payable, accrued expenses, and accrued capital expenditures	41,817	56	(b)	—	127	(b)	—		42,000
Due to affiliates	13,977	—		—	—		—		13,977
Dividends payable	7,317	—		—	—		—		7,317
Deferred income	9,138	—		—	—		—		9,138
Intangible lease liabilities, less accumulated amortization	92,343	1	(b)	—	28	(b)	—		92,372
Obligations under capital leases	78,000	—		—	—		—		78,000

Total liabilities	1,017,115	52,557		—	20,155		(198,500)		891,327

Minority Interest	3,090	—		—	—		—		3,090

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; and 280,119,233 shares issued and outstanding as of December 31, 2006	2,801	—		—	—		237	(d)	3,038
Additional paid-in capital	2,491,817	—		—	—		209,593	(d)	2,701,410
Cumulative distributions in excess of earnings	(225,549)	—		—	—		—		(225,549)
Other comprehensive loss	(1,049)	—		—	—		—		(1,049)

Total stockholders’ equity	2,268,020	—		—	—		209,830		2,477,850

Total liabilities, minority interest, redeemable common stock and stockholders’ equity	$3,288,225	$52,557		$—	$20,155		$11,330		$3,372,267

F-37

(a)	Historical financial information is derived from Wells REIT II’s consolidated balance sheet as of December 31, 2006 included in this prospectus.
(b)	Reflects the purchase price of the assets and liabilities obtained by Wells REIT II in connection with the respective acquisition, net of any purchase price adjustments.
(c)	Reflects deferred project costs applied to land and building at approximately 2.312% of the cash paid for purchase upon acquisition and subsequent pay-down of acquisition-related borrowings.
(d)	Reflects capital raised through issuance of additional common stock subsequent to December 31, 2006 through March 27, 2007, the date of the acquisition of the 120 Eagle Rock Building, net of organizational and offering costs, commissions and dealer-manager fees.
(e)	Reflects deferred project costs capitalized as a result of additional capital raised as described in note (d) above.
(f)	Reflects partial pay-down of acquisition-related borrowings using capital raised described in note (d) above.

The accompanying notes are an integral part of this statement.

F-38

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except for per share amounts)

(unaudited)

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments						Pro Forma Total
				Q1 2007 Acquisitions
		2006 Acquisitions		One Century Place		120 Eagle Rock
Revenues:
Rental income	$246,610	$37,725	(b)	$8,510	(b)	$3,898	(b)	$296,743
Tenant reimbursements	57,679	19,746	(c)	876	(c)	491	(c)	78,792
Hotel income	23,427	—		—		—		23,427

	327,716	57,471		9,386		4,389		398,962
Expenses:
Property operating costs	92,824	29,594	(d)	4,442	(d)	1,543	(d)	128,403
Hotel operating costs	17,523	—		—		—		17,523
Asset and property management fees:
Related-party	20,621	2,764	(e)	320	(e)	156	(e)	23,861
Other	4,911	—		—		—		4,911
Depreciation	47,214	4,794	(f)	921	(f)	534	(f)	53,463
Amortization	84,764	16,688	(g)	4,306	(g)	2,033	(g)	107,791
General and administrative	12,156	—		—		—		12,156

	280,013	53,840		9,989		4,266		348,108

Real estate operating income	47,703	3,631		(603)		123		50,854
Other income (expense):
Interest expense	(42,912)	(3,886	) (h)	—		—		(46,798)
Loss on early extinguishment of debt	(1,115)	—		—		—		(1,115)
Interest and other income	7,705	—		—		—		7,705

	(36,322)	(3,886)		—		—		(40,208)

Income (loss) before minority interest and income tax benefit	11,381	(255)		(603)		123		10,646
Minority interest in (earnings) loss of consolidated entities	(501)	—		—		—		(501)

Income (loss) before income tax benefit	10,880	(255)		(603)		123		10,145
Income tax benefit	388	—		—		—		388

Net income (loss)	$11,268	$(255)		$(603)		$123		$10,533

Net income (loss) per share—basic and diluted	$0.05							$0.03

Weighted-average common shares outstanding—basic and diluted	237,373							309,312

F-39

(a)	Historical financial information derived from Wells REIT II’s consolidated statement of operations for the year ended December 31, 2006 included in this prospectus.
(b)	Rental income consists primarily of base rent, parking income and amortization of above-market lease assets and below-market lease liabilities. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2006.
(c)	Consists of operating cost reimbursements.
(d)	Consists of property operating expenses.
(e)	Asset management fees calculated as 0.75% of the cost of the acquisitions on an annual basis limited to 1% of the net asset value of such acquisitions after deducting debt used to finance acquisitions.
(f)	Depreciation expense on portion of purchase price allocated to Building is recognized using the straight-line method and a 40-year life.
(g)	Amortization of deferred leasing costs and lease intangibles is recognized using the straight-line method over the lives of the respective leases.
(h)	Represents interest expense on the $39.0 million mortgage loan that was originated on September 28, 2006 and is collateralized by the SanTan Buildings and the $45.9 million mortgage loan originated on September 21, 2006 in connection with the acquisition of 80 Park Plaza. The SanTan mortgage loan bears interest at a fixed rate of 5.83% and matures on October 11, 2016. The 80 Park Plaza mortgage loan bears interest at 6.575% and matures on September 30, 2016.

The accompanying notes are an integral part of this statement.

F-40

Wells Real Estate Investment Trust II, Inc. Appendix A

WELLS Real Estate Funds™

Subscription Agreement and Investor Instructions

Second Offering

SAMPLE

Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription.

1. INVESTMENT INFORMATION

A minimum investment of $1,000 is required, except for certain states that require a higher minimum investment as set forth in the Prospectus under "Plan of Distribution—Minimum Purchase Requirements." A CHECK SHOULD BE MADE PAYABLE TO THE ORDER OF "WELLS REAL ESTATE INVESTMENT TRUST II, INC." FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR. Investors who have satisfied the minimum purchase requirements in another public real estate program sponsored by Wells Capital, Inc. or its affiliates may invest as little as $25, except for residents of Maine, Minnesota, Nebraska, or Washington. Only persons meeting the standards set forth under the section of the Prospectus entitled "Suitability Standards" may purchase shares. Please indicate the state in which the sale was made if other than state of residence.

All additional investments must be for at least $25. If additional investments in the Company are made, the investor agrees to notify the participating broker/dealer ("Broker/Dealer") or investment adviser named in Section 8 of the Subscription Agreement.

Note: THE COMPANY WILL NOT ACCEPT CASH, CASHIER'S CHECKS UNDER $10,000, STARTER OR COUNTER CHECKS, MONEY ORDERS, THIRD PARTY CHECKS, OR TRAVELER'S CHECKS DUE TO ANTI-MONEY LAUNDERING CONSIDERATIONS.

2. TYPE OF OWNERSHIP

Please check the appropriate box to indicate the account type of investor subscribing.

3. REGISTRATION AND CONTACT INFORMATION

Please enter the exact name in which the Shares are to be held:

- Joint tenants with right of survivorship or tenants-in-common, include the names of both investors
- Partnerships or corporations, include the name of an individual to whom correspondence will be addressed
- Trusts should include the name(s) of the trustee(s)

All investors must complete the space provided for taxpayer identification number or Social Security number. By signing in Section 7, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee. Indicate the birth date of the registered owner unless the registered owner is a legal entity.

4. INSTITUTIONAL INFORMATION

If the investment is being made for an IRA account, the custodian information should be entered here. Fill in the Custodian Name, Address, Telephone Number, and Tax ID, along with the Custodian Account Number. An authorized individual must sign the form approving the investment and include either the Custodian's Signature Guarantee Stamp or a Corporate Resolution naming the authorized signer along with an example of their signature.

5. ELECTRONIC DELIVERY ELECTION

Wells encourages you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of shareholder communications. By electing to receive shareholder communications electronically, you authorize Wells REIT II to either (i) e-mail shareholder communications to you directly or (ii) make them available on its Web site at www.wellsref.com and notify you via e-mail when such documents are available. The shareholder communications we may send electronically include prospectus supplements, quarterly reports, annual reports, proxy materials, and any other documents that may be required to be delivered to shareholders under federal or state securities laws. This does not include account-specific information, such as quarterly account statements, tax information, and trade confirmations. You will not receive paper copies of these electronic materials unless you request them. Wells may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration by calling the Wells Client Services department at 800-557-4830 or by sending an e-mail to client.services@wellsref.com. In addition, by consenting to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of shareholder relations materials.

6. DIVIDENDS

ONLY ONE OF THE OPTIONS MAY BE SELECTED. IF THIS SECTION IS NOT COMPLETED, DIVIDENDS WILL BE PAID TO THE REGISTERED OWNER (OR CUSTODIAN, IF APPLICABLE.)

A-1

Please check the appropriate block to indicate to whom the dividends should be paid, in what form they should be paid, and the address of the individual(s) or institution receiving the distribution if dividends are to be paid to a third party. If no blocks are checked in this section, the funds will be paid to the registered owner (or custodian if applicable).

To receive your dividends via Electronic Funds Transfer, please check the highlighted box on the subscription document.

7. SUBSCRIBER SIGNATURES

Please separately initial the representations in paragraphs (a) through (d) where indicated. Please note the higher suitability requirements described in the Prospectus for residents of Arizona, California, Iowa, Kansas, Maine, Massachusetts, Michigan, Missouri, New Jersey, Ohio, and Tennessee and the requirement that residents of Iowa, Missouri, and Pennsylvania have a net worth of at least ten times their investment in Wells REIT II. Residents of Ohio must have a net worth of at least ten times their investment in Wells REIT II and its affiliates. The Office of the Kansas Securities Commissioner recommends that residents of Kansas not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. Each investor must sign and date this section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation, or trust, a general partner, officer, or trustee of the entity must sign.

Note: THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.

8. BROKER/DEALER OR REGISTERED INVESTMENT ADVISER (RIA) INFORMATION

Who must sign this section. If the investment is made through an investment adviser unaffiliated with a broker/dealer ("Registered Investment Adviser"), Section 8 must be signed by an authorized representative of the Registered Investment Adviser. If the investment is made through a bank acting in a trustee or fiduciary capacity (a "Bank"), there is a separate subscription agreement that must be obtained from the Dealer-Manager to complete the investment. Otherwise, this section must be signed by an authorized representative of the participating Broker/Dealer.

Required Representations. By signing this section, the Broker/Dealer or Registered Investment Adviser represents that it has made every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each investor based on information provided by the investor regarding the investor's financial situation and investment objectives. In making this determination, the Broker/Dealer or Registered Investment Adviser ascertained that the prospective shareholder:

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation, and other investments of the prospective shareholder, as well as any other pertinent factors. The Broker/Dealer or Registered Investment Adviser agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the shareholder for a period of six years.

In addition, the registered representative of a Broker/Dealer represents that he or she and the Broker/Dealer are duly licensed to offer the shares in the state where the investment was made and in the state of the investor's address set forth in Section 3 of the Subscription Agreement. A Registered Investment Adviser represents that such adviser is either registered under the Investment Advisers Act of 1940 or exempt from registration.

Commission. Please provide the Representative Commission Code to prevent potential delays in processing. Also, Broker/Dealers should select only **one** commission rate. "Full commission" may not be selected if the investment is made through an investment adviser representative compensated on a fee-for-service basis in connection with the sale or if the purchase is for a Broker/Dealer, its retirement plan, or its representative (or the retirement plan or family members of its representative).

Note: The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed to one of the addresses noted at the top of the Subscription Agreement by the Broker/Dealer or Registered Investment Adviser, as applicable. Only **original**, completed copies of Subscription Agreements can be accepted. The Company cannot accept **photocopied** or otherwise duplicated Subscription Agreements.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT, PLEASE CALL 800-557-4830.

SAMPLE

A-2

Wells Real Estate Funds

Wells Real Estate Investment Trust II, Inc.
Subscription Agreement – Second Offering

See pages 1 & 2 for instructions.

Regular Mail:
Wells Real Estate Funds • P.O. Box 2828 • Norcross, GA 30091-2828

Overnight Address:
Wells Real Estate Funds • 6200 The Corners Parkway • Norcross, GA 30092-3365

For additional questions or assistance, please call Client Services at 800-557-4830 or 770-243-8282. You may also contact us by e-mail at client.services@wellsref.com or visit our Web site at www.wellsref.com.

1. Investment Information

☐ I have an existing account at Wells. My **Account Number** is ____________

Investment Type (Please check one)

☐ Initial Investment (Minimum $1,000 — Some states may have higher minimums — see Prospectus for details)
☐ Additional Investment (Minimum $25)

Dollar Amount $ ____________
In the event of a discrepancy between the dollar amount indicated above and that of the actual check(s) received, the check amount(s) will govern.

State in which sale was made if other than state of residence ____________

Method of Payment
☐ Check Enclosed ☐ Wire ☐ Transfer Request ☐ Check Under Separate Cover
(Check Under Separate Cover may delay the processing of your investment)

Please make check(s) payable to: **Wells Real Estate Investment Trust II, Inc.**

WE DO NOT ACCEPT Cashier's Checks under $10,000, Money Orders, Traveler's Checks, Starter Checks, Counter Checks, Third Party Checks, or Cash due to Anti-Money Laundering considerations.

2. Type of Ownership

☐ Individual
☐ IRA Type ____________
☐ Joint Tenants with Right of Survivorship
☐ Trust/Trust Type ____________
Please specify Family, Living, Revocable, etc.
☐ Transfer on Death (some states prohibit)
May be chosen in conjunction with other ownership types.
☐ UGMA State ____________
☐ UTMA State ____________
☐ Community Property
☐ Tenants-in-Common
☐ Qualified Plan ___ MPPP ___ Profit-Sharing Plan ___ Keogh
☐ Other ____________

3. Registration and Contact Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ M.D. ☐ Ph.D. ☐ D.D.S. ☐ Other ____________

1st Registration Last Name/Entity First Middle Social Security/Taxpayer ID Number Birth Date

2nd Registration Last Name/Entity First Middle Social Security/Taxpayer ID Number Birth Date

Investor **Street** Address (Required by USA PATRIOT Act) City State Zip

Investor **Mailing** Address (if different) City State Zip

Investor Business Telephone Investor Home Telephone

☐ U.S. Citizen ☐ Resident Alien - Country of Origin ________ ☐ Nonresident Alien - Country of Origin ________

A U.S. **street** address and a U.S. Social Security number or Taxpayer Identification Number are required to open an account. In addition, Nonresident Aliens must also supply IRS Form W-8BEN.

4. Institutional Information

Custodian Name

Custodian Address

City State Zip

Telephone Custodian Tax ID

Custodian Account Number

Custodian Signature (Required)

[Affix Signature Guarantee Stamp Here]

5. Electronic Delivery Election

Please carefully review the accompanying instructions and, if you desire, check the item below.

☐ Yes, I would like to receive shareholder communications electronically.

My e-mail address is ____________.

Your e-mail address will be held in confidence and used only for matters relating to your Wells investments.

6. Dividend Information

NOTE: If you have checked "IRA" in Section 2 and listed Reliance Trust Company as custodian in Section 4, please disregard this section unless you are selecting dividend reinvestment. If requesting an IRA trustee-to-trustee transfer, please complete the transfer paperwork of the accepting institution, Medallion Signature Guarantee stamp required. For all other options the Reliance Trust Company Quarterly IRA Distribution form is required.

ATTACH VOIDED CHECK HERE

ONLY ONE OF THE FOLLOWING OPTIONS MAY BE SELECTED. If this section is not completed, dividends will be paid to the registered owner (or custodian, if applicable) at the address above.

☐ I prefer to participate in the Dividend Reinvestment Plan. (Attach Dividend Reinvestment Plan – Discounted Shares form, if applicable.)
☐ I prefer to receive a dividend check at the address of record for my account.
☐ I prefer to receive my dividends via an Electronic Funds Transfer into the following checking account:

Institution Name Account Name Institution ABA # Account Number

NOTE: A voided **check** must be attached. By enclosing a voided check, you authorize and direct Wells REIT II to begin making electronic deposits into the checking account designated on the attached voided check. An automated deposit entry shall constitute your receipt for each transaction. This authority is to remain in force until Wells REIT II has received written notification from you of its termination at such time and in such manner as to give Wells REIT II reasonable time to act on it.

☐ I prefer that my dividends be paid to a third party for the benefit of the registered owner at the following address:

Last Name/Entity First Middle Telephone Number

Address

City State Zip External Account Number

A-3

7. Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Wells REIT II to accept this subscription, I hereby represent and warrant to you as follows:

Primary Investor	Secondary Investor	
Initials	Initials	(a) I have received the Prospectus, and accept the conditions of the Wells Real Estate Funds Privacy Notice. I understand that I am entitled to a refund of my subscription amount upon written request to the Company if the request is received within five (5) business days of either (i) completion of the Subscription Agreement or (ii) my receipt of the Prospectus, whichever is earlier.
Initials	Initials	(b) I have (i) a net worth (exclusive of home, home furnishings, and automobiles) of $150,000 or more; or (ii) a net worth (as described above) of at least $45,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $45,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "Suitability Standards." I will not purchase additional Shares unless I meet these suitability requirements at the time of purchase.
Initials	Initials	(c) I acknowledge that the Shares are not liquid.
Initials	Initials	(d) I am purchasing the Shares for my own account. (Fiduciaries should make the representation if purchasing for the fiduciary account.)

I declare that the information supplied above is true and correct and may be relied upon by Wells REIT II in connection with my investment in Wells REIT II.

Under penalty of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number; (b) I am not subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding; and (c) I am a U.S. Citizen unless I have indicated otherwise in Section 3.

I understand that I will not be admitted as a shareholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act, and depositing of funds.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor or Trustee | Signature of Joint Owner, if applicable | Date

PLEASE NOTE THAT THIS MUST BE SIGNED AND INITIALED BY TRUSTEE(S) IF A QUALIFIED PLAN. THIS APPLICATION WILL NOT BE PROCESSED IF ANY SIGNATURES OR INITIALS ARE MISSING.

8. Broker/Dealer or Registered Investment Adviser (RIA) Information

☐ THIS IS A CHANGE IN BROKER/DEALER OR RIA
The Broker/Dealer or RIA must make the representations described in the Instructions to this Agreement by signing below to complete order.

FOR EXPEDITED PROCESSING
Rep. Commission Code

BROKER/DEALER OR RIA

Broker/Dealer or RIA Firm Name

IARD/CRD number (if applicable)

Authorized Signature (if necessary) | Date

Broker/Dealer or RIA Firm Telephone Number

INDIVIDUAL REPRESENTATIVE(S)

Broker/Dealer Account Number (if applicable)

Primary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)
Secondary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)
Tertiary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)

Firm Name (if different from Broker/Dealer or RIA name) | Office Address | City | State | Zip | Office Telephone

THIS SUBSCRIPTION WAS MADE AS FOLLOWS:

☐ Through a participating Broker/Dealer – Indicate the one correct commission rate below.
- ___ (1) Full commission
- ___ (2) Waiver of selling commission; purchase through an affiliated investment adviser
- ___ (3) Waiver of selling commission; purchase is for participating Broker/Dealer or its retirement plan, or for a representative of participating Broker/Dealer or his or her retirement plan or family member(s)

☐ Through an RIA unaffiliated with a Broker/Dealer (Certification of Client Suitability Form must be attached)

I am aware of all of the Prospectus Supplements that constitute a part of the Prospectus as of this date. I have ensured that all such Prospectus Supplements were delivered to the investor prior to the investor's completion of the Subscription Agreement.

Primary Representative Signature | Date | Secondary Representative Signature | Date | Tertiary Representative Signature | Date

PLEASE NOTE THAT THIS SUBSCRIPTION AGREEMENT CANNOT BE PROCESSED WITHOUT THE SIGNATURES OF ALL REPRESENTATIVES LISTED ABOVE.

Special Instructions

☐ I would like my RIA fees deducted from my investor's dividends (optional) and have attached the Authorization to Make Payments Out of Dividends form.
☐ Other ______

For Internal Use Only – Second Offering

Accepted by: ______

Batch: ______ Cert: ______ Wells Account: ______

A-4 RT2FORMPRO2OFFS07-04 (4571)

© 2007 Wells Real Estate Funds

SAMPLE

A PPENDIX B

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 185,000,000.

2. Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3. Dividend Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. To the extent required by state securities laws, such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will pay no selling commissions or the dealer manager fee in connection with Distributions.

4. Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company, the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and, to the extent required by state securities laws, make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid quarterly based on daily record dates as authorized and declared by the Company’s board of directors.

5. Purchase of Shares. Participants will acquire Common Stock at a price equal to the higher of $9.55 per share or 95% of the estimated value of one share as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. Participants in the DRP may also purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed the Ownership Limit (unless exempted by the Company’s board of directors).

6. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7. Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

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8. Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all of the whole shares acquired by the Participant through the DRP. Fractional shares will not be voted.

9. Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof.

10. Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least 10 business days prior to the last day of the fiscal period to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11. Amendment or Termination of DRP by the Company. The board of directors of the Company may amend or terminate the DRP for any reason; provided that any amendment that adversely affects the rights or obligations of a Participant (as determined in the sole discretion of the board of directors) shall only take effect upon 10 days’ written notice to the Participants.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13. Governing Law. This DRP shall be governed by the laws of the State of Maryland.

14. Effective Date. The DRP became effective on November 26, 2003. This amended and restated DRP shall become effective as provided in Section 11.

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We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “ Risk Factors” beginning on page 22 to read about risks you should consider before buying shares of our common stock.

WELLS REAL ESTATE

INVESTMENT TRUST II, INC.

Maximum Offering of

475,000,000 Shares

of Common Stock

PROSPECTUS

WELLS INVESTMENT

SECURITIES, INC.

April 24, 2007

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 7 DATED APRIL 18, 2008

TO THE PROSPECTUS DATED APRIL 24, 2007

This document supplements, and should be read in conjunction with, our prospectus dated April 24, 2007 relating to our offering of 475,000,000 shares of common stock. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of our public offerings;

•	information regarding revisions to suitability standards in Iowa, Kansas, New Mexico, North Carolina and Pennsylvania;

•	information regarding our real estate acquisitions and related financings since April 24, 2007;

•	information regarding our indebtedness;

•	risks related to our corporate structure and our international investments;

•	information regarding amendments to our bylaws and code of ethics;

•	updated information regarding legal actions against related parties;

•	updated biographical information related to Messrs. Wells, Williams and Jarrett;

•	a clarification regarding our charter-imposed borrowing limitation;

•	information regarding a rescission offer currently being conducted in Pennsylvania;

•	information regarding the renewal of our advisory agreement;

•	information regarding the market price of and distributions on our common stock and related stockholder matters;

•

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 27, 2008;

•	our audited financial statements as of and for the year ended December 31, 2007 as filed in our Annual Report on Form 10-K, filed on March 27, 2008;

•	audited financial statements of certain property acquisitions; and

•	unaudited pro forma financial information for the year ended December 31, 2007.

Status of Our Public Offerings

We commenced our initial public offering of 785 million shares of common stock on December 1, 2003, which consisted of a 600 million-share primary offering and a 185 million-share offering under our dividend reinvestment plan. We stopped making offers under the primary offering on November 26, 2005. We raised gross offering proceeds of approximately $2.0 billion from the sale of approximately 197.1 million shares in our initial public offering, including shares sold under the dividend reinvestment plan after the primary offering terminated.

On November 10, 2005, we commenced this offering of 300.6 million shares of common stock. Of these shares, we are offering 300 million shares in a primary offering and 0.6 million shares under our dividend reinvestment plan. On April 14, 2006, we amended the registration statements for this offering and our initial public offering in order to offer in a combined prospectus the 300.6 million shares registered under the follow-on offering and 174.4 million unsold shares related to the dividend reinvestment plan and registered under the initial public offering. As of March 28, 2008, we had received gross offering proceeds of approximately $2.0 billion from the sale of approximately 204.1 million shares in this follow-on offering, including dividend reinvestment plan shares sold under the combined prospectus.

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As of March 28, 2008, we had received aggregate gross offering proceeds of approximately $4.0 billion from the sale of approximately 401.2 million shares in our public offerings. After incurring approximately $79.8 million in acquisition fees, approximately $368.1 million in selling commissions and dealer-manager fees, approximately $54.4 million in other organization and offering expenses, and funding common stock redemptions of approximately $131.2 million pursuant to the share redemption program, as of March 28, 2008, we had raised aggregate net offering proceeds available for investment in properties of approximately $3.4 billion, substantially all of which had been invested in real estate properties.

Revisions to Suitability Standards in Iowa, Kansas, New Mexico, North Carolina and Pennsylvania

We will not sell shares to investors in Iowa, Kansas, New Mexico, North Carolina and Pennsylvania unless they meet the following special suitability standards:

Investors must have either (1) a net worth of at least $250,000, or (2) gross annual income of at least $70,000 and a net worth of at least $70,000.

Iowa investors must also have a net worth of at least 10 times their aggregate investment in us and our affiliates. Pennsylvania investors must also have a net worth of at least 10 times their investment in us. The Office of the Kansas Securities Commissioner recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth, which consists of cash, cash equivalents and readily marketable securities.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

The Sponsor and those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Information regarding our real estate acquisitions and related financings since April 24, 2007

Acquisition of the Pasadena Corporate Park Buildings

On July 11, 2007, we purchased two three-story office buildings and a one-story retail building collectively containing approximately 265,000 rentable square feet (the “Pasadena Corporate Park Buildings”) for approximately $116.0 million, exclusive of closing costs. The acquisition was funded with net proceeds raised in this offering. The Pasadena Corporate Park Buildings are located on approximately 8.2 acres of land located at 3453 – 3475 East Foothill Boulevard in Pasadena, California. The Pasadena Corporate Park Buildings were purchased from IndyMac Bank, F.S.B., which is not affiliated with us or our advisor, Wells Capital, Inc. (“Wells Capital”).

The Pasadena Corporate Park Buildings are leased to IndyMac Bank (“IndyMac”) (approximately 71%), Tetra Tech, Inc. (“Tetra Tech”) (approximately 27%) and two retail tenants (approximately 2%). The current aggregate annual base rent for IndyMac, Tetra Tech and the other two tenants of the Pasadena Corporate Park Buildings is approximately $8.8 million. The current weighted-average remaining lease term for IndyMac, Tetra Tech and the other two tenants of the Pasadena Corporate Park Buildings is approximately 10 years.

IndyMac is the seventh largest savings and loan and second largest independent mortgage lender in the nation. IndyMac operates as a hybrid thrift/mortgage banker, providing financing for the acquisition, development, and improvement of single-family homes. IndyMac also provides financing secured by single-family homes and other banking products. The IndyMac lease commenced in July 2007 and expires in July 2017. IndyMac has the right to extend the term of its lease for three successive five-year periods.

Tetra Tech is a leading provider of specialized management consulting and technical services in the areas of resource management, infrastructure, and communications. Tetra Tech may extend the term of its lease for two additional five-year periods.

We do not intend to make significant renovations or improvements to the Pasadena Corporate Park Buildings. We believe that the Pasadena Corporate Park Buildings are adequately insured.

Acquisition of the 7031 Columbia Gateway Drive Building

On July 12, 2007, we purchased a five-story office building containing approximately 248,000 rentable square feet (the “7031 Columbia Gateway Drive Building”) for approximately $62.1 million, exclusive of closing costs. The 7031 Columbia Gateway Drive

2

Building is located on an approximate 14.6-acre parcel of land at 7031 Columbia Gateway Drive, Columbia, Maryland. The 7031 Columbia Gateway Drive Building was purchased from the Columbia Gateway Office Corporation, which is not affiliated with us or our advisor. The acquisition was funded with net proceeds raised in this offering.

The 7031 Columbia Gateway Drive Building, which was completed in 2000, is entirely leased to Micros Systems, Inc. (“Micros”). Micros is a leading worldwide designer, manufacturer, marketer, and servicer of enterprise information solutions for the global hospitality and specialty retail industries. Micros reported a net worth, as of March 31, 2007, of approximately $533.9 million.

We do not intend to make significant renovations or improvements to the 7031 Columbia Gateway Drive Building in the near term. We believe that the 7031 Columbia Gateway Drive Building is adequately insured.

Acquisition of Cranberry Woods Drive Land Parcel

On August 1, 2007, we purchased an 83.4 acre parcel of land (the “Cranberry Woods Drive Land”) for approximately $14.6 million, exclusive of closing costs, with the intent of constructing three office buildings with an aggregate total of approximately 792,000 gross square feet at 900 – 1100 Cranberry Woods Drive in Cranberry, Pennsylvania (the “Cranberry Woods Drive Buildings”). The Cranberry Woods Drive Land Parcel was purchased from Mine Safety Appliances Company, which is not affiliated with us or our advisor. The acquisition of the Cranberry Woods Drive Land was funded with net proceeds raised in this offering.

We entered into a development agreement with Trammell Crow Development & Investment, Inc. (the “Developer”) to complete the construction of the Cranberry Woods Drive Buildings at a total estimated cost of approximately $166.4 million, which will be funded with net proceeds raised in this offering and proceeds from our line of credit with Wachovia Bank, N.A. (“Wachovia”). The Cranberry Woods Drive Buildings are scheduled to be constructed in two phases, with the first phase (approximately 423,000 gross square feet) scheduled to be completed in 2009 and the second phase (approximately 369,000 gross square feet) to be completed in 2010.

Upon completion of construction, the Cranberry Woods Drive Buildings will be entirely leased to Westinghouse Electric Company, LLC (“Westinghouse”) under a 15-year net lease. Westinghouse is a subsidiary of Toshiba Corporation and provides fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry. Westinghouse has the right, at its option, to extend the term of its lease for two additional five-year periods.

Acquisition of the 222 East 41st Street Building

On August 17, 2007, we purchased a 25-story office building containing approximately 372,000 rentable square feet (the “222 East 41st Street Building”) for approximately $319.8 million, exclusive of closing costs. The 222 East 41 st Street Building is located on approximately 0.5 acres of land located at 222 East 41st Street in New York City, New York. We purchased the 222 East 41st Street Building subject to a ground lease that expires on March 31, 2051. The current annual rent due under the ground lease is approximately $1.2 million.

The acquisition was funded with net proceeds raised in this offering, the assumption of a $130.3 million variable rate loan secured by the 222 East 41st Street Building in favor of Anglo Irish Bank (described below) and proceeds from our $400 million line of credit with Wachovia. The 222 East 41st Street Building was purchased from Zeta-Ceres, L.P., which is not affiliated with us or our advisor.

In connection with the acquisition of the 222 East 41st Street Building, on August 16, 2007 we obtained a $130.3 million loan (the “Anglo Irish Loan”) secured by the 222 East 41st Street Building in favor of Anglo Irish Bank Corporation, PLC (“Anglo Irish Bank”). We may prepay the Anglo Irish Loan in full or in part at any time subject to the payment of a cost maintenance fee, as defined by the loan agreement. The Anglo Irish Loan bears interest at LIBOR plus 120 basis points and matures on August 16, 2017. The interest payment date is the 16th of each month; however, under the terms of the loan agreement, the monthly debt service is to be capitalized and added to the outstanding balance of the Anglo Irish Loan as it becomes due.

In connection with obtaining the Anglo Irish Loan, we entered into an interest rate swap agreement with Anglo Irish Bank. The effective date of the interest rate swap agreement is August 16, 2007 and terminates August 16, 2017. Under the terms of the interest rate swap agreement, we will pay Anglo Irish Bank monthly interest at a fixed rate of 5.475% and receive a monthly payment from Anglo Irish Bank equal to LIBOR. The interest rate swap effectively fixes our interest rate on the Anglo Irish Loan at 5.475% plus 120 basis points, which is used to determine the amount of monthly debt service to be added to the Anglo Irish Loan and paid off at maturity.

The 222 East 41st Street Building, which was completed in 2001, is leased to Jones Day (approximately 81%), Council of the European Union (“Council of the EU”) (approximately 10%) and various other office tenants (approximately 6%). Approximately 3% of the 222 East 41st Street Building is currently vacant. The current aggregate annual base rent for Jones Day, Council of the EU and the other four tenants of the 222 East 41st Street Building is approximately $21.2 million. The current weighted-average remaining lease term for Jones Day, Council of the EU and the other four tenants of the 222 East 41st Street Building is approximately 9 years.

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Jones Day is a law firm acting as principal outside counsel to, or providing significant legal representation for, more than half of the Fortune 500 companies, as well as a wide variety of other entities, including privately held companies, financial institutions, investment firms, health care providers, retail chains, foundations, educational institutions, and individuals. Jones Day employs over 2,200 lawyers in 30 locations worldwide. The Jones Day lease commenced on September 2001 and expires in October 2016. Jones Day has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

Council of the EU is the governing body of the European Union. The Council of the EU lease commenced in July 2003 and expires in July 2013. Council of the EU has the right, at its option, to terminate its lease as of November 2010 for a termination fee of $420,000.

We do not intend to make significant renovations or improvements to the 222 East 41st Street Building. We believe that the 222 East 41st Street is adequately insured.

Acquisition of the Bannockburn Lake III Building

On September 10, 2007, we purchased a three-story office building containing approximately 106,000 rentable square feet (the “Bannockburn Lake III Building”) for approximately $20.2 million, exclusive of closing costs. The Bannockburn Lake III Building is located on an approximate 10.2-acre parcel of land at 2355 Waukegan Road, Bannockburn, Illinois. The Bannockburn Lake III Building was purchased from BRE Acquisitions V, LLC, which is not affiliated with us or our advisor. The acquisition of the Bannockburn Lake III Building was funded with net proceeds raised in this offering and proceeds from our $400 million line of credit with Wachovia.

The Bannockburn Lake III Building, which was completed in 1987, is entirely leased to TAP Pharmaceutical Products, Inc. (“TAP”). TAP is a joint venture between two global pharmaceutical companies, Abbott Laboratories and Takeda Pharmaceutical Company Limited. TAP develops and markets pharmaceutical products primarily for the United States. TAP reported a net worth, as of September 30, 2007, of approximately $305.1 million.

Based on the current condition of the Bannockburn Lake III Building, we do not believe it will be necessary to make significant renovations to the Bannockburn Lake III Building in the near term. We believe that the Bannockburn Lake III Building is adequately insured.

Acquisition of the 1200 Morris Drive Building

On September 14, 2007, we purchased a three-story office building containing approximately 114,000 rentable square feet (the “1200 Morris Drive Building”) for approximately $29.3 million, exclusive of closing costs. The 1200 Morris Drive Building is located on an approximate 11.7-acre parcel of land at 1200 Morris Drive in Wayne, Pennsylvania. The 1200 Morris Drive Building was purchased from 1200 Morris Drive Corporation, which is not affiliated with us or our advisor. The acquisition of the 1200 Morris Drive Building was funded with net proceeds raised in this offering and proceeds from our $400 million line of credit with Wachovia.

The 1200 Morris Drive Building, which was constructed in 1985, is entirely leased to Shire Pharmaceuticals, Inc. (“Shire”). Shire is a subsidiary of Shire Plc, a global specialty biopharmaceutical company that reported a net worth, as of September 30, 2007 of approximately $1.0 billion. The current annual base rent under the Shire lease is approximately $2.7 million. The current remaining lease term on the Shire lease is approximately 10 years. Shire has the right to extend the term of its lease for one successive five-year period.

Based on the current condition of the 1200 Morris Drive Building, we do not believe it will be necessary to make significant renovations to the 1200 Morris Drive Building in the near term. We believe that the 1200 Morris Drive Building is adequately insured.

Acquisition of South Jamaica Street Buildings

On September 26, 2007, we purchased one five-story office building and three four-story office buildings containing approximately 478,000 rentable square feet (the “South Jamaica Street Buildings”) for approximately $138.5 million, exclusive of closing costs. The South Jamaica Street Buildings are located on an approximate 30.8-acre parcel of land at 9127, 9189, 9191 and 9193 South Jamaica Street, Englewood, Colorado. The South Jamaica Street Buildings were purchased from CH2M HILL Companies, Inc. (“CH2M HILL”), which is not affiliated with us or our advisor. The acquisition of the South Jamaica Street Buildings was funded with net proceeds raised in this offering and proceeds from our $400 million line of credit with Wachovia.

The South Jamaica Street Buildings, which were completed between 2002 and 2007, are entirely leased to CH2M HILL. CH2M HILL is a global firm providing engineering, construction, operations, and related technical services to public and private clients. CH2M HILL reported a net worth, as of September 30, 2007, of approximately $439.4 million. The current annual base rent under the CH2M HILL lease is approximately $10.0 million. The current remaining lease term on the CH2M HILL lease is approximately 10 years. CH2M HILL has the right to extend the term of its lease for two successive five- or ten-year periods.

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Based on the current condition of the South Jamaica Street Buildings, we do not believe it will be necessary to make significant renovations to the South Jamaica Street Buildings in the near term. We believe that the South Jamaica Street Buildings are adequately insured.

Acquisition of Wells International RE II

On October 2, 2007, we acquired Wells International RE II Limited (“Wells International”), a Cypriot corporation, for approximately $32.0 million. Wells International is party to a shared construction agreement with an unrelated third party for the development of a nine-story office tower in Moscow, Russia (“Dvintsev Business Center Tower B”). Construction of Dvintsev Business Center Tower B, which will contain approximately 136,000 rentable square feet, is expected to be completed in late 2008. Upon its completion, Wells International will acquire Dvintsev Business Center Tower B for a purchase price of approximately $63.2 million towards which Wells International will receive a credit of $32.0 million plus additional earnest money deposits made by Wells International during the construction phase.

On October 2, 2007, in anticipation of its future acquisition of Dvintsev Business Center Tower B, Wells International entered into a seven-year, unsecured, fixed rate line of credit with Zenit Bank for 930.0 million Russian rubles (“Zenit Bank Line”). Prior to Wells International’s acquisition of the Dvintsev Business Center Tower B, the Zenit Bank Line is unsecured and bears interest at a fixed rate of 11.61%. After Wells International acquires the Dvintsev Business Center Tower B, the Zenit Bank Line becomes secured and the fixed interest rate drops to 11.0%. As of October 31, 2007, no amounts have been drawn from the Zenit Bank line of credit. In connection with entering into the Zenit Bank Line, we entered into a foreign currency exchange agreement with Wachovia, under which we will purchase 802.4 million Russian rubles at a fixed price of $0.04 per Russian ruble from September 2008 through March 2009.

Acquisition of the 25th Avenue West Buildings

On November 5, 2007, we purchased two two-story office buildings containing approximately 156,000 aggregate rentable square feet (the “25th Avenue West Buildings”) for approximately $35.0 million, exclusive of closing costs. The 25th Avenue West Buildings are located on an approximate 8.75-acre parcel of land at 15815 and 16201 25th Avenue West in Lynwood, Washington. The 25th Avenue West Buildings were purchased from Opus Northwest, LLC, which is not affiliated with us or our advisor. The acquisition of the 25th Avenue West Buildings was funded with net proceeds raised in this offering and proceeds from our $400 million line of credit with Wachovia.

The 15815 25th West Avenue Building, which was constructed in 2007, is entirely leased to Comcast of Washington II, Inc, which is a subsidiary of Comcast Corporation (“Comcast”). Comcast is a provider of cable, entertainment and communications products and services. With 24.1 million cable customers, 12.4 million high-speed Internet customers and 3.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content. Comcast reported a net worth, as of September 30, 2007, of approximately 41.9 billion. The current annual base rent under the Comcast lease is approximately $1.5 million. The current remaining lease term on the Comcast lease is approximately 10 years. Comcast has the right to extend the term of its lease for two successive five-year periods. The 16201 25th Avenue West Building was completed in 2007 and is currently vacant.

Based on the current condition of the 25th Avenue West Buildings, we do not believe it will be necessary to make significant renovations to the 25th Avenue West Buildings in the near term. We believe that the 25th Avenue West Buildings are adequately insured.

Acquisition of the 13655 Riverport Drive Building

On February 1, 2008, we purchased one five-story office building containing approximately 189,000 rentable square feet (the “13655 Riverport Drive Building”) for approximately $31.6 million, exclusive of closing costs. The 13655 Riverport Drive Building is located on an approximate 13.4-acre parcel of land at 13655 Riverport Drive in St. Louis, Missouri. The 13655 Riverport Drive Building was purchased from United HealthCare Services, Inc. (“UHCS”), which is not affiliated with us or our advisor. The acquisition of the 13655 Riverport Drive Building was funded with net proceeds raised in this offering.

The 13655 Riverport Drive Building, which was constructed in 1998, is entirely leased to UHCS, a wholly-owned subsidiary of UnitedHealth Group Inc. Through its subsidiaries, UHCS designs products, provides services and applies technologies that improve access to health and well-being services. The current annual base rent under the UHCS lease is approximately $2.5 million. The current remaining lease term on the UHCS lease is approximately 10 years. UHCS has the right to extend the term of its lease for two successive five-year periods. UHCS has the right, at its option, to terminate its lease effective January 2015 for a termination fee of approximately $3.2 million.

Based on the current condition of the 13655 Riverport Drive Building, we do not believe it will be necessary to make significant renovations to the 13655 Riverport Drive Building in the near term. We believe that the 13655 Riverport Drive Building is adequately insured.

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Acquisition of the 11200 West Parkland Avenue Building

On March 3, 2008, we purchased one three-story office building containing approximately 230,000 rentable square feet (the “11200 West Parkland Avenue Building”) for approximately $23.6 million, exclusive of closing costs. The 11200 West Parkland Avenue Building is located on an approximate 18.1-acre parcel of land at 11200 West Parkland Avenue in Milwaukee, Wisconsin. The 11200 West Parkland Avenue Building was purchased from Washington Mutual Bank, which is not affiliated with us or our advisor. The acquisition of the 11200 West Parkland Avenue Building was funded with net proceeds raised in this offering.

The 11200 West Parkland Avenue Building, which was constructed in 1990, is entirely leased to Wells Fargo Bank, N.A. (“Wells Fargo”). Wells Fargo is a diversified financial services company providing banking, insurance, investments, mortgage and consumer finance for more than 23 million customers through 6,100 stores, the internet and other distribution channels across North America, Canada, and internationally. The current annual base rent under the Wells Fargo lease is approximately $3.6 million. The current remaining lease term on the Wells Fargo lease is approximately nine years. Wells Fargo has the right to extend the term of its lease for two successive five-year periods. Wells Fargo has the right, at its option, to terminate its lease effective November 2013 for a termination fee equal to the unamortized value of all leasing costs and capital expenditures paid in connection with the Wells Fargo lease.

Based on the current condition of the 11200 West Parkland Avenue Building, we do not believe it will be necessary to make significant renovations to the 11200 West Parkland Avenue Building in the near term. We believe that the 11200 West Parkland Avenue Building is adequately insured.

Indebtedness

As of March 28, 2008, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 22%. As of March 28, 2008, we had total outstanding indebtedness of $923.4 million, which consisted of $5.0 million outstanding under a fixed-rate line of credit, $100.0 million outstanding under an unsecured variable-rate term loan, and $818.4 million outstanding under mortgage loans with fixed interest rates, or with interest rates that are effectively fixed when considered in connection with an interest rate swap agreement. We currently have no amount outstanding under our $450.0 million unsecured revolving financing facility (the “Wachovia Line of Credit”). Based on the value of our borrowing-base properties, we had approximately $274.9 million in remaining capacity under the Wachovia Line of Credit, of which approximately $2.5 million was pledged in the form of letters of credit for future tenant improvements and leasing costs.

Risks Related to Our Corporate Structure

The following risk factor relates to our dependence on our advisor and should be read together with the risk factors disclosed in the prospectus.

Our operating performance could suffer if Wells Capital or its affiliates incur significant losses, including those losses that may result from being the general partner of other entities or the guarantor of debt held by other entities.

We are dependent on Wells Capital and its affiliates to select investments and conduct our operations. Thus, adverse changes to our relationship with or the financial health of Wells Capital and its affiliates, including changes arising from litigation or as a result of having to perform under guarantees, could hinder their ability to successfully manage our operations and our portfolio of investments. Wells Real Estate Funds, (“WREF”), the sole stockholder of Wells Capital, currently guarantees unsecured debt held by Wells Timberland REIT Inc., a WREF-sponsored product that is in the start-up phase of its operations, equal to approximately $139.7 million as of February 29, 2008.

In addition, as a general partner to many WREF-sponsored programs, Wells Capital may have contingent liability for the obligations of such partnerships. Enforcement of such obligations against Wells Capital could result in a substantial reduction of its net worth. If such liabilities affected the level of services that Wells Capital or its affiliates could provide, our operations and financial performance could suffer.

Risks Related to Our International Investments

The following risk factors relate to our investments in properties located outside the United States and should be read together with the risk factors disclosed in the prospectus.

We are subject to additional risks from our international investments.

In anticipation of the future acquisition of an office property that is currently under construction in Russia, we acquired a wholly owned Cypriot subsidiary through which we created and acquired a wholly owned Russian operating entity in 2007. We may also purchase additional properties located outside the United States. These investments may be affected by factors particular to the laws and business

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practices of the jurisdictions in which the properties are located. These laws and business practices may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments include the following risks:

•	the burden of complying with a wide variety of foreign laws, including:

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such laws; and

•

existing or new laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates and changes in other operating expenses in particular countries;

•	possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments;

•	adverse market conditions caused by terrorism, civil unrest, and changes in national or local governmental or economic conditions;

•

the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost, and terms of mortgage funds resulting from varying national economic policies;

•	general political and economic instability in certain regions;

•	the potential difficulty of enforcing obligations in other countries;

•	our willingness, or inability as a result of the United States Foreign Corrupt Practices Act, to comply with local business customs in certain regions; and

•	our advisor’s limited experience and expertise in foreign countries relative to its experience and expertise in the United States.

Investments in properties outside the United States may subject us to foreign currency risks, which may adversely affect distributions to our stockholders.

Investments outside the United States may be subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. As a result, changes in exchange rates of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of stockholders’ equity. Our ability to hedge such currency risk may be limited or cost prohibitive in certain countries.

Foreign currency gains may threaten our REIT status, and foreign currency losses may reduce the income received from our foreign investments. Further, bank accounts held in a foreign currency, which are not considered cash or cash equivalents, may threaten our status as a REIT.

Foreign currency gains and bank accounts held in a foreign currency may threaten our REIT status, and foreign currency losses may reduce the income received from our foreign investments.

Foreign currency gains that we derive from certain of our investments will be treated as qualifying income for purposes of the REIT income tests if such gains are derived with respect to underlying income that itself qualifies for purposes of the REIT income tests, such as interest on loans that are secured by mortgages on real property. Other foreign currency gains, however, will be treated as income that does not qualify under the 95% or 75% gross income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that those technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements. Further, bank accounts held in a foreign currency, which are not considered cash or cash equivalents, may threaten our status as a REIT.

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Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

Foreign taxes we incur will not be creditable to or otherwise pass through to our stockholders.

Taxes that we pay in foreign jurisdictions may not be passed through to, or be used by our stockholders as a foreign tax credit or otherwise.

Amendment to Our Bylaws

On May 3, 2007 our board of directors amended our bylaws to permit the 2007 annual stockholder meeting be held during the month of September instead of during the month of July. This amendment does not affect the month for the annual meetings to be held in years subsequent to 2007.

Amendment to Our Code of Ethics

On May 1, 2007 our audit committee approved an amendment to our Code of Ethics (the “Code”) that applies to all of our executive officers and directors, including but not limited to, our principal executive officer and principal financial officer. The amendment to the Code deleted the requirement that the receipt of entertainment from any company with which we have current or prospective business dealings be “business related” in order to avoid characterization as a potential conflict of interest. Such entertainment is still required to be reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety.

Assertion of Legal Actions Against Related Parties

On March 12, 2007, a stockholder of Piedmont Office Realty Trust, Inc., formerly known as Wells Real Estate Investment Trust, Inc. (referenced herein as “Piedmont REIT”) filed a putative class action and derivative complaint, styled Washtenaw County Employees’ Retirement System v. Wells Real Estate Investment Trust, Inc., et al., in the United States District Court for the District of Maryland against, among others, Piedmont REIT, our advisor, certain affiliates of WREF and certain of our officers and directors who formerly served as officers or directors of Piedmont REIT prior to the closing of the internalization transaction on April 16, 2007. The complaint alleges, among other things, violations of the federal proxy rules and breaches of fiduciary duty arising from the Piedmont REIT internalization transaction and the related proxy statement filed with the SEC on February 26, 2007, as amended. The complaint seeks, among other things, unspecified monetary damages and nullification of the Piedmont REIT internalization transaction. On April 9, 2007, the court denied the plaintiff’s motion for an order enjoining the internalization transaction. On April 17, 2007, the court granted the defendants’ motion to transfer venue to the United States District Court for the Northern District of Georgia, and the case was docketed in the Northern District of Georgia on April 24, 2007. On June 7, 2007, the court granted a motion to designate the class lead plaintiff and class co-lead counsel. On June 27, 2007, the plaintiff filed a seven-count amended complaint, which attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the Piedmont REIT proxy statement filed with the SEC on February 26, 2007 and derivative claims on behalf of Piedmont REIT. On July 9, 2007, the court denied the plaintiff’s motion for expedited discovery related to an anticipated motion for a preliminary injunction. On August 13, 2007, the defendants filed a motion to dismiss the amended complaint. On March 31, 2008, the court granted in part defendants’ motion to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding the failure to disclose in the Piedmont REIT proxy statement details of certain expressions of interest in acquiring Piedmont REIT. Our advisor and officers and directors who are named in the complaint intend to vigorously defend this action. Any financial loss incurred by Wells Capital, Wells Management, or their affiliates could hinder their ability to successfully manage our operations and our portfolio of investments.

On August 24, 2007, two stockholders of Piedmont REIT filed a derivative complaint styled Donald and Donna Goldstein, Derivatively on behalf of Defendant Wells Real Estate Investment Trust, Inc. v. Leo F. Wells, III, et al., in the Superior Court of Fulton County, Georgia, on behalf of Piedmont REIT against, among others, our advisor, certain affiliates of WREF and certain of our officers and directors who formerly served as officers and directors of Piedmont REIT prior to the closing of the Piedmont REIT internalization transaction on April 16, 2007. The complaint alleges, among other things, that the consideration paid by Piedmont REIT as part of the internalization transaction was excessive; that the defendants breached their fiduciary duties to Piedmont REIT; and that the internalization transaction unjustly enriched the defendants. The complaint seeks, among other things, a judgment declaring that the defendants have committed breaches of their fiduciary duties and were unjustly enriched at the expense of Piedmont REIT; monetary damages equal to the amount by which Piedmont REIT has been damaged by the defendants; an order awarding Piedmont REIT restitution from the defendants and ordering disgorgement of all profits and benefits obtained by the defendants from their wrongful conduct and fiduciary breaches; an order rescinding the internalization transaction; and the establishment of a constructive trust upon any benefits improperly received by the defendants as a result of their wrongful conduct. On October 19, 2007, the court verbally granted the defendants’ motion for a protective order (and entered a written order on October 24) staying discovery until the court rules on the defendants’ motion to dismiss the complaint. On October 31, 2007, the defendants filed their motion to dismiss the plaintiffs’ derivative complaint. On December 19, 2007, the Court entered an order allowing the plaintiffs to take limited written discovery on the issue of derivative demand, but the discovery stay

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entered in October 2007 otherwise remains in effect. The defendants responded to the limited discovery requested by the plaintiffs. On January 10, 2008, the plaintiffs filed an amended complaint, which contains substantially the same counts against the same defendants as the original complaint with certain additional factual allegations based primarily on events occurring after the original complaint was filed. In addition, the plaintiffs have responded to the defendants’ motion to dismiss this lawsuit. A hearing on the motion to dismiss was held on February 22, 2008, and on March 13, 2008, the court granted the motion to dismiss.

Updated Biographical Information

Please note the following additional biographical information with respect to Leo F. Wells, III, Douglas P. Williams and Jess E. Jarratt:

•

Leo F. Wells, III, our President and one of our directors, and Douglas P. Williams, our Executive Vice President, Secretary and Treasurer and one of our directors, resigned from their respective positions as directors of Wells Timberland REIT, Inc. on June 22, 2007.

•

Jess E. Jarratt, a Senior Vice President of our advisor and President of Wells Timberland Management Organization, LLC, was elected as a director of Wells Timberland REIT Inc. on June 22, 2007. Mr. Jarratt received a Bachelor of Science degree in Forestry from Texas A&M University and a Master of Business Administration degree from the University of North Texas.

Borrowing Policies Clarification

The Pennsylvania Securities Commission has requested that we clarify that our charter limitation on borrowings is 100% of our net assets, which is equivalent to 50% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets.

Pennsylvania Rescission Offer

We are currently conducting a rescission offer in connection with the sale of approximately $1.7 million shares of our common stock to 120 residents of the Commonwealth of Pennsylvania. The terms of the rescission offer provide that we will repurchase the securities for the purchase price of such securities for cash plus 6% interest from the date of purchase less any dividends, interest payments or cash distributions paid to date. This offer will remain open for 30 days from the date Pennsylvania investors receive notice of such rescission offer. If the securities subject to this offer are no longer owned, we will pay the amount described above, less the amount received upon the disposition of the security, plus 6% interest from the date of disposition. We expect that this offer will be funded with cash flow from operations. The proceeds from the sale of additional securities in Pennsylvania will not be needed to fund this rescission offer.

Renewal of Advisory Agreement

On February 20, 2008, we renewed our advisory agreement (the “Renewed Advisory Agreement”) with Wells Capital. The Renewed Advisory Agreement is effective through April 30, 2008. The terms of the Renewed Advisory Agreement are identical to those of the advisory agreement that was in effect through February 29, 2008.

Market Price of and Distributions on Our Common Stock and Related Stockholder Matters

Market Information

As of February 29, 2008, we had approximately 379.7 million shares of common stock outstanding held of record by a total of approximately 108,000 stockholders. The number of stockholders is based on the records of Wells Capital, which serves as our registrar and transfer agent. There is no established public trading market for our common stock. Under our charter, certain restrictions are imposed on the ownership and transfer of shares.

Distributions

We intend to make distributions each taxable year (not including a return of capital for federal income tax purposes) equal to at least 90% of our taxable income. One of our primary goals is to pay regular quarterly dividend distributions to our stockholders. We have declared and paid dividends quarterly based on daily record dates.

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Quarterly distributions paid to the stockholders during 2006 and 2007 were as follows (in thousands, except per-share amounts):

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$30,413	$33,508	$36,640	$39,699	$140,260
Per-Share Investment Income	$0.081	$0.081	$0.082	$0.082	$0.326	(1)
Per-Share Return of Capital	$0.068	$0.068	$0.069	$0.069	$0.274	(2)

Total Per-Share Distribution	$0.149	$0.149	$0.151	$0.151	$0.600

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total Cash Distributed	$43,081	$46,889	$50,941	$53,926	$194,837
Per-Share Investment Income	$0.086	$0.087	$0.088	$0.088	$0.349	(1)
Per-Share Return of Capital	$0.062	$0.063	$0.063	$0.063	$0.251	(2)

Total Per-Share Distribution	$0.148	$0.150	$0.151	$0.151	$0.600

(1)	Approximately 58% and 54% of the dividends paid during the years ended December 31, 2007 and 2006, respectively, were taxable to the investor as ordinary income.
(2)	Approximately 42% and 46% of the dividends paid during the years ended December 31, 2007 and 2006, respectively, were characterized as tax-deferred.

During the year ended December 31, 2005, approximately 55% and 45% of dividends paid were taxable to investors as ordinary income and characterized as tax-deferred, respectively. The amount of dividends paid and the taxable portion in prior periods are not necessarily indicative of amounts anticipated in future periods.

Dividends for the fourth quarter of 2007 were paid in December 2007 to stockholders of record for the period from September 16, 2007 through December 15, 2007. Dividends for the first quarter of 2008 have been declared by the board of directors at a rate consistent with our 2007 annualized dividend of $0.60 per share for stockholders of record for the period from December 16, 2007 to March 15, 2008 and were paid to stockholders in March 2008.

Redemption of Common Stock

We maintain a share redemption program (the “SRP”) that allows stockholders who have held their shares for more than one year to redeem those shares, subject to certain limitations. Under the SRP, “Ordinary Redemptions” (those that do not occur within two years of death or “qualifying disability,” as defined by the SRP), are currently redeemable at the lesser of $9.10 per share, or 91% of the price paid for those shares. The redemption price is expected to remain fixed until three years after we complete our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering (other than secondary offerings or offerings related to a dividend reinvestment plan, employee benefit plan, or the issuance of shares upon redemption of interests in Wells OP II). Thereafter, the redemption price for Ordinary Redemptions would equal 95% of our per-share value as estimated by Wells Capital or another firm chosen by our board of directors for that purpose.

Redemptions sought within two years of the death or “qualifying disability” of a stockholder do not require a one-year holding period, and the redemption price is the amount paid for the shares until three years after completion of the above-mentioned offering stage. At that time, the redemption price would be the higher of the amount paid for the shares or 100% of our estimated per-share value. We will honor all redemption requests that are made within two years following the death of a stockholder.

The redemption limits set forth in the amended SRP are summarized below:

•	We will not make an Ordinary Redemption until one year after the issuance of the shares to be redeemed.

•

We will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period.

•	We will limit Ordinary Redemptions and those upon the qualifying disability of a stockholder so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from our dividend reinvestment plan during the calendar year, or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

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Under the terms of our Corporate Governance Guidelines, until our board of directors decides to commence a liquidation of Wells REIT II, we may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without the approval of our stockholders. Approximately 5.9 million and 3.8 million shares were redeemed under the SRP, during the years ended December 31, 2007 and 2006, respectively.

We secured insurance-backed funding for the redemption of shares under our SRP in the event that we receive an unusually large number of redemption requests due to the death of investors. The insurance proceeds will be paid to us after a quarterly adjusted deductible is met, currently $18.5 million for the quarter ended December 31, 2007. The deductible adjusts with additional investment proceeds raised and with the changing demographics of our stockholder base (age, gender, etc.). The maximum dollar value of proceeds that we can collect under the insurance agreement is $6.0 billion in aggregate or $5.0 million for any individual redemption request. The insurance agreement expires in June 2016 unless it expires earlier upon the occurrence of one of the following liquidity events: (i) the listing of our shares on a national exchange, (ii) our liquidation, or (iii) the acquisition of a majority of our shares by an unaffiliated entity or a merger in which we are not the surviving entity. Under our Corporate Governance Guidelines, we must seek the approval of our stockholders prior to terminating this insurance program.

All of the shares that we redeemed pursuant to our SRP program during the quarter ended December 31, 2007 are provided below (in thousands, except per-share amounts):

Period	Total Number of Shares Redeemed(1)	Average Price Paid per Share	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2007	604	$9.50	(2)
November 2007	642	$9.37	(2)
December 2007	454	$9.25	(2)

(1)	We announced the commencement of the program on December 10, 2003 and amendments to the program on April 22, 2004; March 28, 2006; May 11, 2006; August 10, 2006; and August 8, 2007.
(2)	We currently limit the dollar value of shares that may yet be redeemed under the program as described above.

Unregistered Issuance of Stock Options

During 2007 we issued options to purchase 7,500 shares of common stock to our independent directors under our Independent Director Stock Option Plan. These options were issued with an exercise price of $12 per share and were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as the securities were issued privately to five accredited investors.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and notes thereto. This discussion contains forward-looking statements, which can be identified with the use of forward-looking terminology such as “may,” “will,” “intend,” or similar words. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated see “Risk Factors” in the prospectus.

Overview

We were formed on July 3, 2003 to acquire and operate a diversified portfolio of commercial real estate primarily consisting of high-quality, income-producing office and industrial properties leased to creditworthy entities that are primarily located in major metropolitan areas throughout the United States. We are externally advised and managed by our advisor and Wells Management Company, Inc. (“Wells Management”). We have elected to be taxed as a real estate investment trust for federal income tax purposes.

We commenced our initial public offering on December 1, 2003. During 2004, we began acquiring real estate assets and receiving investor proceeds under our initial public offering of common stock. We continued receiving investor proceeds and investing in real estate assets through December 31, 2007. Thus, our results of operations for the years ended December 31, 2007, 2006, and 2005 reflect growing operational revenues and expenses and fluctuating interest and general and administrative expenses. The increases in operational revenues and expenses result from acquiring real properties, while the fluctuations in interest expense arise from using varying

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levels of short-term and long-term debt financing to fund such acquisitions. Commensurate with the operational growth of the enterprise and the achievement of greater economies of scale, general and administrative expenses have decreased as a percent of total revenues from approximately 6% for the year ended December 31, 2005 to approximately 4% for the years ended December 31, 2006 and 2007.

During 2004, we raised approximately $0.8 billion through the issuance of common stock and acquired interests in 18 properties for an aggregate purchase price of approximately $1.0 billion. During 2005, we raised approximately $1.2 billion through the issuance of common stock and acquired interests in 21 properties for an aggregate purchase price of approximately $1.5 billion. During 2006, we raised approximately $0.9 billion through the issuance of common stock and acquired interests in 10 properties for an aggregate purchase price of approximately $0.6 billion. During 2007, we raised approximately $1.0 billion through the issuance of common stock and acquired interests in 11 properties for an aggregate purchase price of approximately $0.8 billion. We have funded our property acquisitions with a combination of net proceeds from the issuance of our common stock and from third-party borrowings. As of December 31, 2007 and 2006, our third-party borrowings totaled approximately $928.3 million and $774.5 million, respectively.

General Economic Conditions and Real Estate Market Commentary

Management reviews a number of economic forecasts and market commentaries in order to evaluate general economic conditions and to formulate a view of the current environment’s effect on the real estate markets in which we operate.

As measured by the U.S. gross domestic product the U.S. economy’s growth rate declined from 2.9% in 2006 to 2.2% in 2007, primarily due to declines in private inventory investment and residential fixed investment and decelerations in exports, the majority of which occurred in the fourth quarter of 2007.

The market fundamentals underlying the U.S. office markets remained healthy through the end of 2007, as evidenced by a steady average vacancy rate of 12.5% for the fourth quarter. However, recent trends in declining employment growth rates and new office supply coming online suggest that market fundamentals could begin to deteriorate in 2008. However, as measured by office vacancy rates, the magnitude of deterioration is anticipated to be modest and will vary across markets.

The year 2007 was a record year for portfolio and individual property sale transactions. Total transaction volume for the year approximated $211 billion, an increase of 55% over 2006. Results for 2007 were primarily attributable to several large portfolio sales that closed during the first half of the year. Credit market disruptions that originated in the single-family housing sector spread to the commercial sector by mid-year, and as a result, the pace of sale transactions declined significantly during the second half of the year.

The valuation of commercial office buildings may be impacted by a recent increase in capitalization rates, or the first year rate of return required by an investor. Following the disruptions in the credit markets, capitalization rates started rising in the second half of 2007 after a five-year continuous decline. Looking ahead to 2008, capitalization rates may continue to increase, although the magnitude of such increases may be more modest for higher-quality properties. Ultimately, property valuations will be determined by a combination of capitalization rates and underlying property fundamentals. Capitalization rate movements will be significantly influenced by factors such as the amount of capital awaiting investment in real estate and the availability of debt financing. From a fundamentals standpoint, the office sector of the real estate market may struggle over the near-term with slowing rental rate growth and the potential for increases in vacancy rates, especially in markets with a large concentration of mortgage lending firms. However, a moderate supply of office space, the potential for inflation, and a large amount of equity capital in the marketplace, should lend support for existing Class-A property values.

Impact of Economic Conditions on our Portfolio

A strong tenant credit base with an average credit rating of BBB+ (for tenants with credit ratings), coupled with the lack of near-term lease rollover, should position Wells REIT II to withstand a market downturn or a possible recession. Diversifying our portfolio by tenant, tenant industry, geography, and lease expiration date reduces our exposure to any one determinant and provides additional confidence in our ability to manage unfavorable market conditions. As of December 31, 2007, our borrowings comprised less than 23% of our total assets, which allows considerable financial flexibility. Further, the majority of our borrowings are in the form of fixed-rate financings, which helps to insulate the portfolio from interest rate fluctuations.

Liquidity and Capital Resources

Overview

From January 2004 through December 2007, we raised significant funds through the sale of our common stock under this offering. We primarily used the proceeds from these sales of common stock, net of offering costs and other expenses, to acquire real properties and fund capital improvements. We anticipate receiving proceeds from the sale of our common stock under this offering in the future and investing such proceeds in future acquisitions of real properties. We also anticipate receiving proceeds from the sale of our common stock under our dividend reinvestment plan in the future, and using a significant portion of such proceeds to fund redemptions of

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our common stock under our share redemption program (“SRP”). We expect that our primary source of future operating cash flows will be cash generated from the operations of the properties currently in our portfolio and those to be acquired in the future. The amount of future dividends to be paid to our stockholders will be largely dependent upon the amount of cash generated from our operating activities, how quickly we are able to invest investor proceeds in quality income-producing assets, our expectations of future cash flows, and our determination of near-term cash needs for capital improvements, tenant re-leasing, redemptions of our common stock, and debt repayments.

The competition to acquire high-quality commercial office properties remains high. Timing differences arise between acquiring properties and raising capital and between making operating payments and collecting operating receipts. Accordingly, we may periodically be required to borrow funds on a short-term basis to meet our dividend payment schedule. Our primary focus, however, is to continue to maintain the quality of our portfolio. Thus, in this intensely competitive environment, we may opt to lower the dividend rather than compromise that quality or accumulate significant borrowings to meet a dividend level higher than operating cash flow would support. We continue to carefully monitor our cash flows and market conditions and their impact on our earnings and future dividend projections.

Short-Term Liquidity and Capital Resources

During 2007, we generated net cash flows from operating activities of approximately $197.2 million, which is primarily comprised of receipts for rental income, tenant reimbursements, hotel income, and interest and other income, partially offset by payments for operating costs, interest expense, asset and property management fees, and general and administrative expenses. From net cash flows from operating activities and cash on hand, we paid dividends to stockholders of approximately $194.8 million during 2007. During 2007, we also generated net cash flows of approximately $962.6 million from the sale of common stock under this offering, net of redemptions, and from additional borrowings, of which we invested approximately $925.4 million in real estate. We expect to utilize the residual cash balance on hand as of December 31, 2007 of approximately $47.5 million to satisfy current liabilities, pay future dividends, fund future acquisitions of real properties, or to reduce indebtedness.

We intend to continue to generate capital from the sale of common stock under this offering and from third-party borrowings, and to use such capital primarily to fund future acquisitions of real estate. We expect that we will use a significant portion of the proceeds from sales under our dividend reinvestment plan to fund redemptions under the SRP. As of February 29, 2008, we had remaining borrowing capacity of approximately $450.0 million under our Wachovia Line of Credit. Accordingly, we believe that we have adequate capacity to continue to expand our portfolio and meet our future operating cash flow needs. We expect to use substantially all of our future operating cash flow, after payments for certain capital expenditures, to pay dividends to stockholders.

On December 4, 2007, our board of directors declared a daily dividend for stockholders of record from December 16, 2007 through March 15, 2008 in an amount equal to an annualized dividend of $0.60 per share, which is consistent with the rate of dividends declared for each quarter of 2007 on a per-share basis. Such dividend was paid in March 2008.

We have an unsecured revolving financing facility (the Wachovia Line of Credit) with a syndicate of banks led by Wachovia Bank, N.A. (“Wachovia”). We have pledged approximately $2.5 million of our total borrowing capacity under the Wachovia Line of Credit to letters of credit for future tenant improvements and leasing costs. In January 2008, we extended the maturity date of the Wachovia Line of Credit from May 9, 2008 to May 9, 2009 and entered into a $100.0 million unsecured term loan with a syndicate of banks led by Wachovia, which also expires on May 9, 2009. The term loan bears interest at either a rate of LIBOR for 7-, 30-, 60-, 90-, or 180-day periods, plus an applicable margin, or the floating base rate, as defined, at our option. In February 2008, we exercised the accordion feature of the Wachovia Line of Credit, thereby increasing our total borrowing capacity under this facility from $400.0 million to $450.0 million.

The Wachovia Line of Credit contains, among others, the following restrictive covenants:

•	limits our ratio of debt-to-total asset value, as defined, to 50% or less at all times;

•	limits our ratio of secured debt-to-total asset value, as defined, to 40% or less at all times;

•	requires our ratio of unencumbered asset value, as defined, to total unsecured debt to be greater than 2:1 at all times;

•	requires maintenance of certain interest coverage ratios;

•	requires maintenance of certain minimum stockholders’ equity balances; and

•	limits investments that fall outside our core investments of improved office and industrial properties.

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Under the terms of the Wachovia Line of Credit, we may borrow up to 50% of the unencumbered asset value or the aggregate value of a subset of lender-approved properties. The Wachovia Line of Credit also stipulates that our net distributions, which equal total dividends and other distributions less the amount reinvested through our dividend reinvestment plan, may not exceed the greater of 90% of our Funds from Operations for the corresponding period or the minimum amount required in order for us to maintain our status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures. The Wachovia Line of Credit includes a cross-default provision that provides that a payment default under any recourse obligation of $10 million or more or any non-recourse obligation of $20.0 million or more by us, Wells OP II, or any of our subsidiaries constitutes a default under the credit facility.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflict committee of our board of directors approves the borrowing. Our charter also requires that we disclose the justification of any borrowings in excess of the 50% leverage guideline.

Long-term Liquidity and Capital Resources

We expect that our primary sources of capital over the long term will include proceeds from the sale of our common stock, proceeds from secured or unsecured borrowings from third-party lenders, and net cash flows from operations. As of February 29, 2008, approximately 123.3 million shares remain available for sale under our follow-on offering, which will expire upon the earlier of the sale of all 300.0 million shares or November 10, 2008. Thereafter, we expect to commence a second follow-on offering pursuant to a registration statement on Form S-11 that we filed with the SEC on July 9, 2007. We may continue to offer the 175.0 million dividend reinvestment plan shares beyond these dates until we have sold all of these shares through the reinvestment of dividends. We expect that our primary uses of capital will be for property acquisitions, either directly or through investments in joint ventures, tenant improvements, offering-related costs, operating expenses, interest expense, and dividends. Over the next five years, we anticipate funding capital expenditures necessary for our properties, including building improvements, tenant improvements, and leasing commissions, of approximately $222.4 million, exclusive of costs of properties under development.

In determining how and when to allocate cash resources, we initially consider the source of the cash. We expect that substantially all future net operating cash flows will be used to pay dividends. However, we may temporarily use other sources of cash, such as short-term borrowings, to fund dividends from time to time (see “Liquidity and Capital Resources – Overview” above). We expect to use substantially all net cash flows generated from raising equity or debt financing to fund acquisitions, certain capital expenditures identified upon acquisition, the repayment of outstanding borrowings, and the redemption of shares under the SRP. If sufficient equity or debt capital is not available, our future investments in real estate will be lower.

To the extent that future cash flows provided by operations are lower due to lower returns on properties, future dividends paid may be lower as well. Our cash flow from operations depends significantly on market rents and our tenants’ ability to make rental payments. We believe that the diversity of our tenant base and the concentration of creditworthy tenants in our portfolio help to mitigate the risk of a tenant defaulting on a lease. However, general economic downturns, downturns in one or more of our core markets, or downturns in the particular industries in which our tenants operate could adversely impact the ability of our tenants to make lease payments and our ability to re-lease space on favorable terms when leases expire. In the event of any of these situations, our cash flow and consequently our ability to meet capital needs, could adversely affect our ability to pay dividends in the future.

Contractual Obligations and Commitments

As of December 31, 2007, our contractual obligations are as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Outstanding debt obligations(1)	$928,297	$198,663	$25,029	$100,362	$604,243
Capital lease obligations(2)	78,000	—	—	78,000	—
Purchase obligations(3)	301,096	116,900	184,196	—	—
Operating lease obligations	124,695	1,210	2,420	2,555	118,510

Total	$1,432,088	$316,773	$211,645	$180,917	$722,753

(1)

Amounts include principal payments only. We made interest payments, including amounts capitalized, of approximately $36.3 million during the year ended December 31, 2007 and expect to pay interest in future periods on outstanding debt obligations based on the rates and terms disclosed in Note 4 to our accompanying consolidated financial statements.

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(2)

Amount includes principal payments only. We made interest payments of approximately $4.7 million during the year ended December 31, 2007 and expect to pay interest in future periods based on the terms disclosed in Note 5 to our accompanying consolidated financial statements.

(3)

Represents purchase commitments for the Three Glenlake Building, the Cranberry Woods Buildings, and Dvintsev Business Center Tower B, which were under contract or under construction at December 31, 2007 and the foreign currency exchange contract. Refer to Note 5 of our accompanying consolidated financial statements for further explanation.

Results of Operations

Overview

Our results of operations are not indicative of those expected in future periods, as we expect that rental income, tenant reimbursements, property operating costs, asset and property management fees, depreciation, amortization, and net income will increase in future periods as a result of owning the assets we acquired prior to and during the periods presented for an entire period and as a result of anticipated future acquisitions of real estate assets.

We commenced our initial public offering on December 1, 2003. Following the receipt and acceptance of subscriptions for the minimum offering of $2,500,000 on January 22, 2004, we acquired 18 properties during the year ended December 31, 2004, acquired 21 properties during the year ended December 31, 2005, and acquired 10 properties during the year ended December 31, 2006. During the year ended December 31, 2007, we acquired 11 properties, bringing our total portfolio to 60 properties as of December 31, 2007. Accordingly, the results of operations presented for the years ended December 31, 2007 and 2006, are not directly comparable.

Comparison of the year ended December 31, 2006 vs. the year ended December 31, 2007

Rental income and tenant reimbursements increased from approximately $246.5 million and $57.7 million, respectively, for the year ended December 31, 2006 to approximately $322.5 million and $83.9 million, respectively, for the year ended December 31, 2007, primarily as a result of the growth in the portfolio. Rental income and tenant reimbursements are expected to continue to increase in future periods, as compared to historical periods, as a result of owning recently acquired properties for an entire period and future acquisitions of real estate assets.

Other rental income increased from approximately $78,000 for the year ended December 31, 2006 to approximately $2.8 million for the year ended December 31, 2007, as a result of earning fees related to lease restructuring activities primarily at 5 Houston Center and 100 E. Pratt. Unlike the majority of rental income, which is recognized ratably over long-term contracts, fees earned in connection with lease restructurings are recognized once we have completed our obligation to provide space to the tenant.

Property operating costs and asset and property management fees increased from approximately $92.8 million and $25.5 million, respectively, for the year ended December 31, 2006 to approximately $137.4 million and $32.9 million, respectively, for the year ended December 31, 2007, primarily as a result of the growth in the portfolio. Property operating costs and asset and property management fees are expected to continue to increase in future periods, as compared to historical periods, due to owning recently acquired properties for an entire period and future acquisitions of real estate assets.

Depreciation increased from approximately $47.2 million for the year ended December 31, 2006 to approximately $61.3 million for the year ended December 31, 2007, primarily as a result of the growth in the portfolio. Depreciation is expected to continue to increase in future periods, as compared to historical periods, due to owning the recently acquired properties for an entire period and future acquisitions of real estate assets.

Amortization increased from approximately $84.8 million for the year ended December 31, 2006 to approximately $115.5 million for the year ended December 31, 2007, primarily due to the growth in the portfolio and recognizing write-offs of unamortized lease-specific assets related to an early termination of the right to lease space at 5 Houston Center of approximately $5.2 million during the first quarter of 2007. Exclusive of the aforementioned write-off of $5.2 million, amortization is expected to increase in future periods, as compared to historical periods, due to owning the recently acquired properties for an entire year and future acquisitions of real estate assets.

General and administrative expenses increased from approximately $12.2 million for the year ended December 31, 2006 to approximately $18.6 million for the year ended December 31, 2007, primarily due to the increase in the size of our portfolio of real estate assets. As a percent of total revenues, general and administrative expenses remained stable at approximately 4% for the years ended December 31, 2006 and 2007.

Interest expense increased from approximately $42.9 million for the year ended December 31, 2006 to approximately $50.0 million for the year ended December 31, 2007, primarily due to obtaining new mortgage notes, partially offset by a decrease in the average

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balance outstanding under the Wachovia Line of Credit. Future levels of interest expense will vary primarily based on the amounts of future borrowings and the costs of borrowings. We anticipate that future borrowings will be used primarily to fund future acquisitions of real estate or interests therein. Accordingly, the amounts of future borrowings and future interest expense will depend largely upon the level of additional proceeds that we are able to raise under this offering, the opportunities to acquire real estate assets consistent with our investment objectives, the timing of such future acquisitions, and changes in market interest rates.

We recognized a loss on early extinguishment of debt of approximately $1.1 million during the year ended December 31, 2006 in connection with prepaying the University Circle Buildings mortgage note in January 2006. The loss resulted from a prepayment penalty of approximately $5.7 million and a write-off of approximately $0.6 million in deferred financing costs, partially offset by a write-off of the unamortized fair value adjustment to debt of approximately $5.2 million.

We recognized a loss on interest rate swaps that do not qualify for hedge accounting treatment of approximately $12.2 million for the year ended December 31, 2007, compared to a gain of approximately $14,000 for the year ended December 31, 2006, primarily due to a market value adjustment to the interest rate swap agreement on the 222 E. 41st Street Building loan prompted by declines in market interest rates occurring in the third and fourth quarters of 2007 and a revised economic outlook, which anticipates additional declines in market interest rates. We anticipate that future gains and losses on our interest rate swaps that do not qualify for hedge accounting treatment will fluctuate primarily as a result of additional changes in market interest rates and changes in the economic outlook for future market rates. Market value adjustments to swaps that qualify for hedge accounting treatment do not impact net income (loss).

We recognized a loss on foreign currency exchange contract of approximately $470,000 due to a market value adjustment to our foreign currency exchange contract prompted by the decline in value of the U.S. Dollar compared to the Russian ruble.

Interest and other income increased from approximately $7.7 million for the year ended December 31, 2006 to approximately $9.0 million for the year ended December 31, 2007, primarily as a result of holding higher average cash balances in 2007 due to timing differences between raising capital in our public offerings and closing on property acquisitions.

We recognized net income and net income per share of approximately $11.3 million and $0.05, respectively, for the year ended December 31, 2006, as compared to a net loss and net loss per share of approximately $4.7 million and $0.01, respectively, for the year ended December 31, 2007. These decreases are primarily attributable to the loss on interest rate swaps that do not qualify for hedge accounting treatment and increase in interest expense as described above. Absent additional fluctuations in the value of our interest rate swaps that do not qualify for hedge accounting treatment, we expect future earnings to increase as a result of current and future real estate acquisitions, and expect future net income per share to fluctuate primarily based on the level of proceeds raised in this offering and the rate at which we are able to invest such proceeds in income-generating real estate assets.

Comparison of the year ended December 31, 2005 vs. the year ended December 31, 2006

Rental income and tenant reimbursements increased from approximately $134.9 million and $29.0 million, respectively, for the year ended December 31, 2005 to approximately $246.5 million and $57.7 million, respectively, for the year ended December 31, 2006, primarily as a result of the growth in the portfolio.

Hotel income and hotel operating costs increased from approximately $0.4 million and $0.4 million, respectively, for the year ended December 31, 2005 to approximately $23.4 million and $17.5 million, respectively, for the year ended December 31, 2006, primarily as a result of reflecting a full year of operations for the Key Center Marriott, a hotel property located in Cleveland, Ohio, which we acquired in the fourth quarter of 2005. The increase in profitability of this hotel property is primarily attributable to an increase in occupancy rates during 2006.

Property operating costs and asset and property management fees increased from approximately $45.8 million and $13.2 million, respectively, for the year ended December 31, 2005 to approximately $92.8 million and $25.5 million, respectively, for the year ended December 31, 2006, primarily as a result of the growth in the portfolio.

Depreciation of real estate and amortization of lease costs increased from approximately $24.5 million and $43.2 million, respectively, for the year ended December 31, 2005 to approximately $47.2 million and $84.8 million, respectively, for the year ended December 31, 2006, primarily as a result of growth in the portfolio.

General and administrative expenses increased from approximately $9.1 million for the year ended December 31, 2005 to approximately $12.2 million for the year ended December 31, 2006, primarily as a result of growth in the portfolio. As a percent of total revenues, general and administrative expenses decreased from approximately 6% for the year ended December 31, 2005 to approximately 4% for the year ended December 31, 2006, as a result of achieving greater economies of scale with a larger portfolio of real estate assets.

Interest expense increased from approximately $25.1 million for the year ended December 31, 2005 to approximately $42.9 million for the year ended December 31, 2006, primarily due to new mortgage notes and mortgage notes assumed in connection with

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property acquisitions, as well as an increase in average borrowings and the interest rate under our line of credit. Average borrowings under our line of credit increased from approximately $23.1 million during 2005 to $176.7 million during 2006.

We recognized a loss on early extinguishment of debt of approximately $1.1 million during the year ended December 31, 2006 in connection with prepaying the University Circle Buildings mortgage note in January 2006. The loss resulted from a prepayment penalty of approximately $5.7 million and a write-off of approximately $0.6 million in deferred financing costs, partially offset by a write-off of the unamortized fair value adjustment to debt of approximately $5.2 million.

Interest and other income decreased from approximately $9.6 million for the year ended December 31, 2005 to approximately $7.7 million for the year ended December 31, 2006, primarily as a result of holding lower average cash balances during 2006 due to timing differences between raising capital in our public offerings and closing on property acquisitions.

Net income and net income per share decreased from approximately $12.5 million and $0.09, respectively, for the year ended December 31, 2005 to approximately $11.3 million and $0.05, respectively, for the year ended December 31, 2006, primarily due to a timing difference in raising capital through the issuance of shares under our public offerings in advance of investing a portion of such capital in real estate assets.

Portfolio Information

As of December 31, 2007, we owned interests in 57 office properties, one industrial building, one hotel, and one office property under construction, located in 21 states and the District of Columbia. Fifty-four of these properties are wholly owned and six are owned through consolidated joint ventures. As of December 31, 2007, our office and industrial properties were approximately 98% leased with an average lease term remaining of approximately 7.3 years.

As of December 31, 2007, our five highest geographic concentrations were as follows:

Location	2007 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2007 Annualized Gross Base Rents
Northern New Jersey	$41,221	2,442	11%
Cleveland	34,912	1,321	9%
Atlanta	30,483	1,777	8%
San Jose	28,339	451	8%
Chicago	24,520	1,441	7%

	$159,475	7,432	43%

As of December 31, 2007, our five highest tenant industry concentrations were as follows:

Industry	2007 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2007 Annualized Gross Base Rents
Legal Services	$68,840	1,578	18%
Depository Institutions	52,467	1,848	14%
Business Services	26,055	1,081	7%
Security & Commodity Brokers	22,000	702	6%
Communications	19,778	1,115	5%

	$189,140	6,324	50%

As of December 31, 2007, our five highest tenant concentrations were as follows:

Tenant	2007 Annualized Gross Base Rents (in thousands)	Percentage of 2007 Annualized Gross Base Rents
Key Bank	$20,456	5%
Jones Day	17,986	5%
T. Rowe Price	13,091	4%
Pershing	11,288	3%
AT&T	10,271	3%

	$73,092	20%

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Funds From Operations

Funds from operations (“FFO”) is a non-GAAP financial measure and should not be viewed as an alternative to net income as a measurement of our operating performance. We believe that FFO is a beneficial indicator of the performance of equity REITs. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do.

In addition to presenting FFO in accordance with the current NAREIT definition, we also present FFO, as adjusted to exclude market value adjustments to interest rate swap contracts that do not qualify for hedge accounting treatment. We believe that FFO, as adjusted, is a meaningful supplemental measure of our operating performance because, to the extent that the underlying contracts remain in effect for their respective terms, the intra-term gains or losses will remain unrealized. While FFO, as adjusted, differs from NAREIT’s definition of FFO and, as a result, may not be comparable to that of other REITs and real estate companies, we believe that by excluding the effects of market value adjustments to our interest rate swap contracts that do not qualify for hedge accounting treatment (but that management has nonetheless entered into for hedging purposes), management and investors are presented with an indicator of our operating performance that more closely achieves the intended objectives of FFO disclosures because market value adjustments to swaps that qualify for hedge accounting treatment are recorded in other comprehensive loss and do not impact net income under GAAP or, thus, the calculation of FFO under the NAREIT definition.

Reconciliations of net income (loss) to FFO and to FFO, as adjusted to exclude market value adjustments to our derivative contracts, are presented below (in thousands):

	For the year ended December 31,
	2007	2006	2005
Net income (loss)	$(4,668)	$11,268	$12,521
Add:
Depreciation of real assets	61,289	47,214	24,505
Amortization of lease-related costs	115,540	84,764	43,210

FFO	172,161	143,246	80,236
Loss (gain) on interest rate swaps that do not qualify for hedge accounting treatment	12,173	(14)	—

FFO, as adjusted to exclude market value adjustments to our interest rate swaps that do not qualify for hedge accounting treatment	$184,334	$143,232	$80,236

Weighted-average common shares outstanding	328,615	237,373	139,680

Set forth below is additional information related to certain cash and noncash items included in or excluded from net income (loss) above, which may be helpful in assessing our operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs. Please see the accompanying consolidated statements of cash flows for detail of our operating, investing, and financing cash activities.

Noncash Items Included in Net Income (Loss):

•

Deferred rental revenues (including straight-line rental revenues) of approximately $16.4 million, $22.7 million, and $15.7 million was recognized for the years ended December 31, 2007, 2006, and 2005, respectively;

18

•	Deferred rental expenses included in operating expenses of approximately $0.4 million was recognized for the year ended December 31, 2007;

•

Amortization of above-market/below-market in-place leases of approximately $12.7 million, $12.8 million, and $3.9 million was recognized for the years ended December 31, 2007, 2006, and 2005, respectively;

•

Amortization of deferred financing costs, discounts on notes payable, and interest accrued into the basis of notes payable of approximately $8.6 million, $0.9 million, and $1.4 million was recognized as interest expense for the years ended December 31, 2007, 2006, and 2005, respectively;

•	Approximately $0.5 million was recognized as a loss on foreign currency exchange contract for the year ended December 31, 2007; and

•

Approximately $1.1 million was recognized as a loss on early extinguishment of debt for the year ended December 31, 2006 in connection with prepayment of the University Circle Buildings mortgage note during January 2006.

Cash Item Excluded from Net Income (Loss):

•

Master lease proceeds recorded as adjustments to the basis of real estate assets in the period acquired of approximately $1.4 million, $6.3 million, and $15.4 million were collected during the years ended December 31, 2007, 2006, and 2005, respectively. We consider master lease proceeds when determining cash available for dividends to our stockholders.

Election as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and have operated as such beginning with our taxable year ended December 31, 2003. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted taxable income, as defined in the Code, to our stockholders, computed without regard to the dividends-paid deduction and by excluding our net capital gain. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes.

Wells TRS II, LLC (“Wells TRS”) is our wholly owned subsidiary. Wells TRS is organized as a Delaware limited liability company and includes the operations of, among other things, a full-service hotel. We have elected to treat Wells TRS as a taxable REIT subsidiary. We may perform additional, non-customary services for tenants of buildings that we own through Wells TRS, including any real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for us to continue to qualify as a REIT, our investments in taxable REIT subsidiaries cannot exceed 20% of the value of our total assets. Deferred tax assets and liabilities related to Wells TRS are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted rates expected to be in effect when the temporary differences reverse.

No provision for federal income taxes has been made in our accompanying consolidated financial statements, other than the provision relating to Wells TRS, as we made distributions in excess of taxable income for the periods presented. We are subject to certain state and local taxes related to property operations in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk, as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per-square-foot basis, or in some cases, annual reimbursement of operating expenses above a certain per-square-foot allowance. However, due to the long-term nature of the leases, the leases may not reset frequently enough to fully cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions.

19

These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the audit committee of the board of directors.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, we allocate the purchase price of properties to tangible assets, consisting of land and building, and identified intangible assets and liabilities, including the value in-place leases, based in each case on our estimate of their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on our determination of the relative fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors we consider in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

Intangible Assets and Liabilities Arising from In-Place Leases where We are the Lessor

As further described below, in-place leases where we are the lessor may have values related to: direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, tenant relationships, and effective contractual rental rates that are above or below market rates:

•

Direct costs associated with obtaining a new tenant, including commissions, tenant improvements and other direct costs, are estimated based on management’s consideration of current market costs to execute a similar lease. Such direct costs are included in intangible lease origination costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•

The value of opportunity costs associated with lost rentals avoided by acquiring an in-place lease is calculated based on the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Such opportunity costs are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•

The value of tenant relationships is calculated based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. Values associated with tenant relationships are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

•

The value of effective rental rates of in-place leases that are above or below the market rates of comparable leases is calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The

20

capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

Intangible Assets and Liabilities Arising from In-Place Leases where We are the Lessee

In-place ground leases where we are the lessee may have value associated with effective contractual rental rates that are above or below market rates. Such values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market in-place lease values are recorded as intangible lease liabilities or assets and amortized as an adjustment to property operating cost over the remaining term of the respective leases.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we decrease the carrying value of the real estate and related intangible assets to the estimated fair values, pursuant to the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recognize an impairment loss. Estimated fair values are calculated based on the following information, in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. We have determined that there has been no impairment in the carrying value of our real estate assets to date.

Projections of expected future operating cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and could result in the misstatement of the carrying value of our real estate and related intangible assets and net income.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates, whereby we pay certain fees and reimbursements to our advisor or its affiliates, for acquisition fees, commissions, dealer-manager fees, asset and property management fees, construction fees, reimbursement of other offering costs, and reimbursement of operating costs. See Note 9 to our accompanying consolidated financial statements for a discussion of the various related-party transactions, agreements, and fees.

Commitments and Contingencies

We are subject to certain commitments and contingencies with regard to certain transactions. Refer to Note 5 of our accompanying consolidated financial statements for further explanation. Examples of such commitments and contingencies include:

•	Property under construction;

•	Properties under contract;

•	Obligations under operating leases;

•	Obligations under capital leases;

•	Commitments under existing lease agreements; and

•	Litigation.

Subsequent Events

Subsequent to December 31, 2007, we sold additional shares of common stock as more fully explained in this supplement no. 7 under the heading “Status of Our Public Offerings.” On February 1, 2008, we acquired the 13655 Riverport Drive Building as described under the heading “Acquisition of the 13655 Riverport Drive Building.” On March 3, 2008, we acquired the 11200 West Parkland Avenue Building as described under the heading “Acquisition of the 11200 West Parkland Avenue Building.”

21

On February 22, 2008 we entered into an agreement to purchase five office buildings containing approximately one million rentable square feet located in an office park in Atlanta, Georgia for $275.3 million, exclusive of closing costs. In connection with the execution of the agreement, we paid a deposit of $3.0 million to an escrow agent, which will be applied to the purchase price at closing.

On March 3, 2008, our board of directors declared dividends for the second quarter of 2008 in an amount equal to an annualized dividend of $0.60 per share to be paid in June 2008. Such quarterly dividends are payable to the stockholders of record at the close of business on each day during the period from March 16, 2008 through June 15, 2008.

Experts

The consolidated financial statements of Wells Real Estate Investment Trust II, Inc. at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, appearing in this supplement to the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Statement of Certain Operating Expenses Over Revenues of Pasadena Corporate Park Buildings for the year ended December 31, 2006 and the Statement of Revenues Over Certain Operating Expenses of 222 East 41st Street for the year ended December 31, 2006 appearing in this supplement to the Prospectus and Registration Statement have been audited by Frazier & Deeter, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

22

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006, and 2005	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2007, 2006, and 2005	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006, and 2005	F-6

Notes to Consolidated Financial Statements	F-7

Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization	F-27
Pasadena Corporate Park Buildings

Independent Auditors’ Report	F-30

Statements of Certain Operating Expenses Over Revenues for the year ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).	F-31

Notes to Statements of Certain Operating Expenses Over Revenues for the year ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).	F-32
222 East 41st Street Building

Independent Auditors’ Report	F-35

Statements of Revenues Over Certain Operating Expenses for the year ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).	F-36

Notes to Statements of Revenues Over Certain Operating Expenses for the year ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).	F-37
Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements	F-40

Pro Forma Balance Sheet for the year ended December 31, 2007 (unaudited)	F-41

Pro Forma Statement of Operations for the year ended December 31, 2007 (unaudited)	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying consolidated balance sheets of Wells Real Estate Investment Trust II, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wells Real Estate Investment Trust II, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 26, 2008

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per-share data)

	December 31,
	2007	2006
Assets:
Real estate assets, at cost:
Land	$494,431	$370,971
Buildings and improvements, less accumulated depreciation of $139,940 and $79,175 as of December 31, 2007 and 2006, respectively	2,364,471	1,922,523
Intangible lease assets, less accumulated amortization of $184,532 and $106,147 as of December 31, 2007 and 2006, respectively	587,185	458,917
Construction in progress	17,279	420

Total real estate assets	3,463,366	2,752,831
Cash and cash equivalents	47,513	46,100
Tenant receivables, net of allowance for doubtful accounts of $1,747 and $1,548 as of December 31, 2007 and 2006, respectively	70,409	51,897
Prepaid expenses and other assets	86,636	37,029
Deferred financing costs, less accumulated amortization of $2,668 and $1,535 as of December 31, 2007 and 2006, respectively	3,881	3,184
Intangible lease origination costs, less accumulated amortization of $93,356 and $51,867 as of December 31, 2007 and 2006, respectively	319,496	302,212
Deferred lease costs, less accumulated amortization of $2,942 and $1,039 as of December 31, 2007 and 2006, respectively	32,857	16,972
Investment in bonds	78,000	78,000

Total assets	$4,102,158	$3,288,225

Liabilities:
Lines of credit and notes payable	$928,297	$774,523
Accounts payable, accrued expenses, and accrued capital expenditures	59,627	41,817
Due to affiliates	13,385	13,977
Dividends payable	9,710	7,317
Deferred income	16,436	9,138
Intangible lease liabilities, less accumulated amortization of $21,270 and $10,638 as of December 31, 2007 and 2006, respectively	109,149	92,343
Obligations under capital leases	78,000	78,000

Total liabilities	1,214,604	1,017,115

Commitments and Contingencies	—	—

Minority Interest	3,170	3,090

Redeemable Common Stock	596,464	—

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; 371,510,095 and 280,119,233 shares issued and outstanding as of December 31, 2007 and 2006, respectively	3,715	2,801
Additional paid-in capital	3,311,895	2,491,817
Cumulative distributions in excess of earnings	(427,857)	(225,549)
Redeemable common stock	(596,464)	—
Other comprehensive loss	(3,369)	(1,049)

Total stockholders’ equity	2,287,920	2,268,020

Total liabilities, minority interest, redeemable common stock, and stockholders’ equity	$4,102,158	$3,288,225

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

	Years Ended December 31,
	2007	2006	2005
Revenues:
Rental income	$322,506	$246,532	$134,945
Tenant reimbursements	83,861	57,679	29,036
Hotel income	24,000	23,427	446
Other rental income	2,783	78	27

	433,150	327,716	164,454
Expenses:
Property operating costs	137,425	92,824	45,843
Hotel operating costs	18,004	17,523	421
Asset and property management fees:
Related-party	28,078	20,621	10,639
Other	4,838	4,911	2,539
Depreciation	61,289	47,214	24,505
Amortization	115,540	84,764	43,210
General and administrative	18,580	12,156	9,056

	383,754	280,013	136,213

Real estate operating income	49,396	47,703	28,241

Other income (expense):
Interest expense	(49,950)	(42,912)	(25,098)
Loss on early extinguishment of debt	—	(1,115)	—
Gain (loss) on interest rate swaps	(12,173)	14	—
Loss on foreign currency exchange contract	(470)	—	—
Interest and other income	9,019	7,691	9,557

	(53,574)	(36,322)	(15,541)

Income (loss) before minority interest and income tax benefit (expense)	(4,178)	11,381	12,700

Minority interest in earnings of consolidated entities	(30)	(501)	(220)

Income (loss) before income tax benefit (expense)	(4,208)	10,880	12,480
Income tax benefit (expense)	(460)	388	41

Net income (loss)	$(4,668)	$11,268	$12,521

Per-share information – basic and diluted:
Net income (loss) available to common stockholders	$(0.01)	$0.05	$0.09

Weighted-average common shares outstanding – basic and diluted	328,615	237,373	139,680

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per-share amounts)

	Common Stock		Additional	Cumulative Distributions in	Redeemable	Other	Total
	Shares	Amount	Paid-In Capital	Excess of Earnings	Common Stock	Comprehensive Loss	Stockholders’ Equity
Balance, January 1, 2005	79,132	$791	$699,463	$(23,139)	$—	$—	$677,115
Issuance of common stock	119,875	1,199	1,197,555	—	—	—	1,198,754
Redemptions of common stock	(1,604)	(16)	(15,304)	—	—	—	(15,320)
Dividends ($0.60 per share)	—	—	—	(83,764)	—	—	(83,764)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(113,017)	—	—	—	(113,017)
Other offering costs	—	—	(16,535)	—	—	—	(16,535)
Net income	—	—	—	12,521	—	—	12,521

Balance, December 31, 2005	197,403	1,974	1,752,162	(94,382)	—	—	1,659,754
Issuance of common stock	86,526	865	864,395	—	—	—	865,260
Redemptions of common stock	(3,810)	(38)	(36,236)	—	—	—	(36,274)
Dividends ($0.60 per share)	—	—	—	(142,435)	—	—	(142,435)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(77,814)	—	—	—	(77,814)
Other offering costs	—	—	(10,690)	—	—	—	(10,690)
Components of comprehensive income:
Net income	—	—	—	11,268	—	—	11,268
Market value adjustment to interest rate swap	—	—	—	—	—	(1,049)	(1,049)

Comprehensive income							10,219

Balance, December 31, 2006	280,119	2,801	2,491,817	(225,549)	—	(1,049)	2,268,020
Adjustment resulting from the adoption of FIN 48 (Note 10)	—	—	—	(410)	—	—	(410)

Balance, January 1, 2007	280,119	2,801	2,491,817	(225,959)	—	(1,049)	2,267,610
Issuance of common stock	97,251	973	971,541	—	—	—	972,514
Redemptions of common stock	(5,860)	(59)	(55,347)	—	—	—	(55,406)
Redeemable common stock	—	—	—	—	(596,464)	—	(596,464)
Dividends ($0.60 per share)	—	—	—	(197,230)	—	—	(197,230)
Commissions and discounts on stock sales and related dealer-manager fees	—	—	(86,376)	—	—	—	(86,376)
Other offering costs	—	—	(9,740)	—	—	—	(9,740)
Components of comprehensive loss:
Net loss	—	—	—	(4,668)	—	—	(4,668)
Foreign currency translation adjustment	—	—	—	—	—	1	1
Market value adjustment to interest rate swap	—	—	—	—	—	(2,321)	(2,321)

Comprehensive loss							(6,988)

Balance, December 31, 2007	371,510	$3,715	$3,311,895	$(427,857)	$(596,464)	$(3,369)	$2,287,920

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$(4,668)	$11,268	$12,521
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	61,289	47,214	24,505
Other amortization	128,510	97,755	47,146
Loss (gain) on interest rate swaps	12,173	(14)	—
Loss on foreign currency exchange contract	470	—	—
Non-cash interest expense	8,214	1,812	1,396
Loss on early extinguishment of debt	—	1,115	—
Minority interest in earnings of consolidated entities	30	501	220
Changes in assets and liabilities:
Increase in tenant receivables, net	(18,763)	(24,010)	(19,593)
Decrease (increase) in prepaid expenses and other assets	(7,813)	3,181	(4,609)
Increase in accounts payable and accrued expenses	10,117	7,460	6,450
Increase in due to affiliates	303	4,051	1,336
Increase in deferred income	7,298	751	6,979

Net cash provided by operating activities	197,160	151,084	76,351

Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(925,415)	(663,351)	(1,248,296)
Proceeds from master leases	1,385	6,344	15,437
Acquisition fees paid	(21,059)	(16,097)	(25,253)
Lease costs paid	(18,472)	(9,374)	(4,016)

Net cash used in investing activities	(963,561)	(682,478)	(1,262,128)

Cash Flows from Financing Activities:
Deferred financing costs paid	(1,925)	(1,491)	(3,650)
Proceeds from lines of credit and notes payable	561,940	754,076	592,363
Repayments of lines of credit and notes payable	(415,174)	(809,253)	(360,676)
Prepayment penalty on early extinguishment of debt	—	(5,734)	—
Contributions from minority interest partners	122	—	726
Distributions paid to minority interest partners	(72)	(135)	(227)
Issuance of common stock	964,878	859,961	1,194,594
Redemptions of common stock	(59,505)	(32,421)	(15,320)
Dividends paid to stockholders	(194,837)	(140,260)	(80,586)
Commissions on stock sales and related dealer-manager fees paid	(77,892)	(71,547)	(109,424)
Other offering costs paid	(9,722)	(11,054)	(17,547)

Net cash provided by financing activities	767,813	542,142	1,200,253

Net increase in cash and cash equivalents	1,412	10,748	14,476
Effect of foreign exchange rate on cash and cash equivalents	1	—	—
Cash and cash equivalents, beginning of period	46,100	35,352	20,876

Cash and cash equivalents, end of period	$47,513	$46,100	$35,352

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2006, and 2005

1.	ORGANIZATION

Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. Wells REIT II engages in the acquisition and ownership of commercial real estate properties, including properties that are under construction, are newly constructed, or have operating histories. Wells REIT II was incorporated on July 3, 2003 and commenced operations on January 22, 2004. Wells REIT II conducts business primarily through Wells Operating Partnership II, L.P. (“Wells OP II”), a Delaware limited partnership. Wells REIT II is the sole general partner of Wells OP II and possesses full legal control and authority over the operations of Wells OP II. Wells REIT II owns more than 99.9% of the equity interests in Wells OP II. Wells Capital, Inc. (“Wells Capital”), the external advisor to Wells REIT II, is the sole limited partner of Wells OP II. Wells OP II acquires, develops, owns, leases, and operates real properties directly, through wholly owned subsidiaries or through joint ventures. References to Wells REIT II herein shall include Wells REIT II and all subsidiaries of Wells REIT II, including consolidated joint ventures, Wells OP II, and Wells OP II’s direct and indirect subsidiaries. See Note 9 for a discussion of the advisory services provided by Wells Capital.

As of December 31, 2007, Wells REIT II owned interests in 57 office properties, one industrial building, one hotel, and one office property under construction, comprising approximately 17.0 million square feet of commercial office space located in 21 states and the District of Columbia. Fifty-four of the properties are wholly owned and six are owned through consolidated joint ventures. As of December 31, 2007, the office and industrial properties were approximately 98% leased.

On December 1, 2003, Wells REIT II commenced its initial public offering of up to 785.0 million shares of common stock, of which 185.0 million shares were reserved for issuance through Wells REIT II’s dividend reinvestment plan, pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933. Except for continuing to offer shares for sale through its dividend reinvestment plan, Wells REIT II stopped offering shares for sale under its initial public offering on November 26, 2005. Wells REIT II raised gross offering proceeds of approximately $2.0 billion from the sale of approximately 197.1 million shares under its initial public offering, including shares sold under the dividend reinvestment plan through March 2006. On November 10, 2005, Wells REIT II commenced a follow-on offering of up to 300.6 million shares of common stock, of which 0.6 million shares were reserved for issuance under Wells REIT II’s dividend reinvestment plan, pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933. On April 14, 2006, Wells REIT II amended the aforementioned registration statements to offer in a combined prospectus 300.6 million shares registered under the follow-on offering and 174.4 million unsold shares related to the dividend reinvestment plan originally registered under the initial public offering. As of December 31, 2007, Wells REIT II had raised gross offering proceeds of approximately $1.9 billion from the sale of approximately 185.8 million shares under the follow-on offering.

As of December 31, 2007, Wells REIT II has raised gross offering proceeds from the sale of common stock under the initial public offering and follow-on offering of approximately $3.8 billion. After deductions from such gross offering proceeds for payments of acquisition fees of approximately $76.2 million, selling commissions and dealer-manager fees of approximately $352.4 million, other organization and offering expenses of approximately $52.8 million, and common stock redemptions of approximately $113.4 million under the share redemption program, Wells REIT II had received aggregate net offering proceeds of approximately $3.2 billion. Substantially all of Wells REIT II’s net offering proceeds have been invested in real properties and related assets. As of December 31, 2007, approximately 133.3 million shares remain available for sale to the public under the follow-on offering, exclusive of shares available under the dividend reinvestment plan.

On July 9, 2007, Wells REIT II filed a registration statement with the SEC to register 375.0 million shares of its common stock, of which up to 300.0 million shares are to be offered in a primary offering for $10 per share, with volume discounts available to investors who purchase more than 50,000 shares at any one time. As described in the registration statement, discounts may also be available for other categories of purchasers. The remaining 75.0 million shares of common stock are to be offered under Wells REIT II’s amended and restated dividend reinvestment plan at a purchase price equal to the higher of $9.55 per share or 95% of the estimated value of a share of its common stock. Wells REIT II has not issued any shares under the aforementioned registration statement as it has not been declared effective by the SEC. Wells REIT II does not expect to commence an offering under the aforementioned registration statement until the earlier of the date Wells REIT II sells all the shares available for sale in its current offering or November 10, 2008.

Wells REIT II’s stock is not listed on a public securities exchange. However, Wells REIT II’s charter requires that if Wells REIT II’s stock is not listed on a national securities exchange by October 2015, Wells REIT II must either seek stockholder approval to extend or amend this listing deadline or stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. If Wells REIT II seeks stockholder approval to extend or amend this listing date and does not obtain it, Wells REIT II will then be required to seek stockholder approval to liquidate. In this circumstance, if Wells REIT II seeks and does not obtain approval to liquidate, Wells REIT II will not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Wells REIT II’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Wells REIT II, Wells OP II, and any variable interest entity (“VIE”) in which Wells REIT II or Wells OP II is deemed the primary beneficiary. With respect to entities that are not VIEs, Wells REIT II’s consolidated financial statements shall also include the accounts of any entity in which Wells REIT II, Wells OP II, or its subsidiaries owns a controlling financial interest and any limited partnership in which Wells REIT II, Wells OP II, or its subsidiaries owns a controlling general partnership interest. In determining whether Wells REIT II or Wells OP II has a controlling interest, the following factors are considered, among other things: the ownership of voting interests, protective rights, and participatory rights of the investors.

Wells REIT II owns a 50% interest in an office tower, a full-service hotel, and a parking garage (collectively, the “Key Center Complex”) through its ownership in Key Center Properties LLC (“KCP LLC”), a joint venture between Wells REIT II and Key Center Properties Limited Partnership (“KCPLP”). Wells REIT II has a note receivable due from KCPLP for approximately $72.9 million, which approximates KCPLP’s minority interest in KCP LLC. Wells REIT II has concluded that KCP LLC and KCPLP are both VIEs in which Wells REIT II is the primary beneficiary. Accordingly, Wells REIT II has included the accounts of KCP LLC and KCPLP in the accompanying consolidated financial statements and eliminated the aforementioned note receivable and 50% minority interest in KCP LLC. The minority interest in KCPLP that is included in the accompanying consolidated balance sheets represents claims against specific, rather than general, assets and liabilities of KCPLP.

In addition, Wells REIT II owns controlling interests in four real properties through its majority ownership in the following entities: Wells REIT II/Lincoln-Highland Landmark III, LLC; Nashoba View Ownership, LLC; and 2420 Lakemont Avenue, LLC (collectively, the “Joint Ventures”). Therefore, the accounts of each of the Joint Ventures are included in the accompanying consolidated financial statements.

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, application of acquisition fees incurred, and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Wells REIT II capitalizes interest while the development of a real estate asset is in progress. Interest of approximately $74,000 and $162,000 was capitalized during the years ended December 31, 2007 and 2006, respectively.

Wells REIT II’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Building	40 years
Building improvements	5-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Wells REIT II continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction, in which Wells REIT II has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that suggest that the carrying amounts of real estate and related intangible assets may not be recoverable, Wells REIT II assesses the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, Wells REIT II decreases the carrying value of the real estate and related intangible assets to the estimated fair values, pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recognizes an impairment loss. Estimated fair values are calculated based on the following information in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value. Wells REIT II has determined that there has been no impairment in the carrying value of real estate assets held by Wells REIT II to date.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Wells REIT II allocates the purchase price of properties to tangible assets, including land and building, and identified intangible assets and liabilities, including the value of in-place leases, based in each case on Wells REIT II’s estimate of their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

Intangible Assets and Liabilities Arising from In-Place Leases where Wells REIT II is the Lessor

As further described below, in-place leases with Wells REIT II as the lessor may have values related to: direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, tenant relationships, and effective contractual rental rates that are above or below market rates:

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Direct costs associated with obtaining a new tenant, including commissions, tenant improvements, and other direct costs, are estimated based on management’s consideration of current market costs to execute a similar lease. Such direct costs are included in intangible lease origination costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of opportunity costs associated with lost rentals avoided by acquiring an in-place lease is calculated based on the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Such opportunity costs are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of tenant relationships is calculated based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. Values associated with tenant relationships are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

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The value of effective rental rates of in-place leases that are above or below the market rates of comparable leases is calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

As of December 31, 2007 and 2006, Wells REIT II had the following gross intangible in-place lease assets and liabilities (in thousands):

	Intangible Lease Assets		Intangible	Intangible
For the year ended December 31:	Above-Market In-Place Lease Assets	Absorption Period Costs	Lease Origination Costs	Below-Market In-Place Lease Liabilities
2006	$147,749	$417,315	$354,080	$102,981

2007	$156,447	$506,024	$412,852	$130,419

During the years ended December 31, 2007, 2006, and 2005, Wells REIT II recognized the following amortization of intangible lease assets and liabilities (in thousands):

	Intangible Lease Assets		Intangible	Intangible
For the year ended December 31:	Above-Market In-Place Lease Assets	Absorption Period Costs	Lease Origination Costs	Below-Market In-Place Lease Liabilities
2005	$7,071	$27,013	$16,128	$3,178

2006	$19,492	$52,290	$31,796	$6,744

2007	$22,997	$68,273	$45,632	$10,969

The net intangible assets and liabilities as of December 31, 2007 will be amortized as follows (in thousands):

	Intangible Lease Assets		Intangible	Intangible
For the year ending December 31:	Above-Market In-Place Lease Assets	Absorption Period Costs	Lease Origination Costs	Below-Market In-Place Lease Liabilities
2008	$20,315	$65,016	$46,300	$13,017
2009	19,061	59,090	44,761	12,969
2010	18,001	54,325	42,891	12,756
2011	14,874	45,054	38,250	12,394
2012	10,406	36,366	33,004	11,796
Thereafter	28,182	107,917	114,290	46,217

	$110,839	$367,768	$319,496	$109,149

Weighted-Average Amortization Period	6 years	7 years	8 years	9 years

Intangible Assets and Liabilities Arising from In-Place Leases where Wells REIT II is the Lessee

In-place ground leases with Wells REIT II as the lessee may have value associated with effective contractual rental rates that are above or below market rates. Such values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) management’s estimate of fair market lease rates for the corresponding in-place lease, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market in-place lease values are recorded as intangible lease liabilities or assets and amortized as an adjustment to property operating cost over the remaining term of the respective leases. Wells REIT II had a gross below-market lease asset of approximately $109.2 million as of December 31, 2007 and recognized amortization of this asset of approximately $0.6 million in 2007.

As of December 31, 2007, the net below-market lease asset will be amortized as follows (in thousands):

For the year ending December 31:
2008	$2,004
2009	2,004
2010	2,004
2011	2,004
2012	2,004
Thereafter	98,558

$108,578

Remaining Amortization Period	54 years

Cash and Cash Equivalents

Wells REIT II considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Wells REIT II adjusted the allowance for doubtful accounts by recording provisions for bad debts of approximately $199,000, $813,000, and $365,000 for the years ended December 31, 2007, 2006, and 2005, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of operations.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of earnest money and deposits paid in connection with future acquisitions and borrowings, escrow accounts held by lenders to pay future real estate taxes, insurance and tenant improvements, notes receivable, non-tenant receivables, prepaid taxes, insurance and operating costs, hotel inventory, the fair value of an interest rate swap agreement, and deferred tax assets. Prepaid expenses and other assets will be expensed as incurred or reclassified to other asset accounts upon being put into service in future periods. Balances without future economic benefit are written off as they are identified.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized on a straight-line basis over the term of the related financing arrangements. Wells REIT II recognized amortization of deferred financing costs for the years ended December 31, 2007, 2006, and 2005 of approximately $1.2 million, $0.9 million, and $1.4 million, respectively, which is included in interest expense in the accompanying consolidated statements of operations.

Deferred Lease Costs

Deferred lease costs are comprised of costs incurred to acquire operating leases and are capitalized and amortized on a straight-line basis over the terms of the related leases. Wells REIT II recognized amortization of deferred lease costs of approximately $1.9 million, $0.9 million, and $0.1 million for the years ended December 31, 2007, 2006, and 2005, respectively, the majority of which is recorded as amortization. Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are written off.

Investment in Bonds and Obligations Under Capital Leases

In connection with the acquisition of certain real estate assets, Wells REIT II has assumed investments in bonds and corresponding obligations under capital leases. Wells REIT II records the bonds at net principal value and obligations under capital leases at the present value of the expected payments. The related amounts of interest income and expense are recognized as earned in equal amounts and, accordingly, do not impact net income (loss).

Lines of Credit and Notes Payable

Certain mortgage notes included in lines of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Wells REIT II adjusts the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method.

Minority Interest

Minority interest represents the equity interests of consolidated subsidiaries that are not owned by Wells REIT II. Minority interest is adjusted for contributions, distributions, and earnings attributable to the minority interest partners of the consolidated joint ventures. Pursuant to the terms of the consolidated joint venture agreements, all earnings and distributions are allocated to partners in accordance with the terms of the respective partnership agreements. Earnings allocated to such minority interest partners are recorded as minority interest in earnings of consolidated entities in the accompanying consolidated statements of operations.

Redeemable Common Stock

Wells REIT II’s share redemption program requires Wells REIT II to honor all redemption requests made within two years following the death of a stockholder. Wells REIT II has secured insurance-backed funding for the redemption of shares under its share redemption program in the event Wells REIT II receives an unusually large number of redemption requests due to the death of investors. As the decision to honor redemptions sought within two years following the death of a stockholder is outside of the control of Wells REIT II, and the insurance agreement provides Wells REIT II with the ability to fund all of such redemptions, the present value of the future estimated deductible amounts under the insurance agreement are recorded as redeemable common stock in the temporary equity section of the accompanying consolidated balance sheet.

Further, upon being tendered for redemption by the holder, Wells REIT II reclassifies redeemable common shares from temporary equity to a liability at settlement value. As of December 31, 2007 and December 31, 2006, shares tendered for redemption and not yet redeemed of $0 and approximately $3.9 million, respectively, are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets. As of December 31, 2007, Wells REIT II overfunded $246,000 of redemptions to the transfer agent, which is included in prepaid and other assets in the accompanying consolidated balance sheet.

Preferred Stock

Wells REIT II is authorized to issue up to 100.0 million shares of one or more classes or series of preferred stock with a par value of $0.01 per share. Wells REIT II’s board of directors may determine the relative rights, preferences, and privileges of each class or series of preferred stock issued, which may be more beneficial than the rights, preferences, and privileges attributable to Wells REIT II’s common stock. To date, Wells REIT II has not issued any shares of preferred stock.

Common Stock

The par value of Wells REIT II’s issued and outstanding shares of common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

Dividends

In order to maintain its status as a REIT, Wells REIT II is required by the Internal Revenue Code of 1986, as amended (the “Code”), to make distributions to stockholders each taxable year equal to at least 90% of its REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”). Dividends to be distributed to the stockholders are determined by the board of directors of Wells REIT II and are dependent upon a number of factors relating to Wells REIT II, including funds available for payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain Wells REIT II’s status as a REIT under the Code.

Interest Rate Swap Agreements

Wells REIT II has entered into interest rate swaps in order to mitigate its interest rate risk on related financial instruments. Wells REIT II does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may not qualify for hedge accounting treatment. Wells REIT II records the fair value of its interest rate swap agreements as either prepaid expenses and other assets or accounts payable, accrued expenses, and accrued capital expenditures. Changes in the fair value of the effective portion of an interest rate swap agreement that is designated as a hedge is recorded as other comprehensive loss in the accompanying consolidated statement of stockholders’ equity. The ineffective portion of the hedge, if any, is recognized in current earnings during the period of change in fair value. Changes in the fair value of interest rate swap agreements that do not qualify for hedge accounting treatment are recorded as gain (loss) on interest rate swaps in the accompanying consolidated statements of operations. Net amounts received or paid under interest rate swap agreements are recorded as adjustments to interest expense as incurred.

Foreign Currency Exchange Contract

Wells REIT II has entered into a foreign currency exchange contract to hedge the exposure to fluctuations in the foreign exchange rate. The contract does not qualify for hedge accounting treatment; therefore, changes in the fair value of the foreign currency exchange contract are recorded as a gain (loss) on foreign currency exchange contract in the accompanying consolidated statements of operations. Wells REIT II records the fair value of its foreign currency exchange contract as accounts payable, accrued expenses, and accrued capital expenditures.

Financial Instruments

As of December 31, 2007 and 2006, the estimated fair value of Wells REIT II’s lines of credit and notes payable was approximately $919.6 million and $769.2 million, respectively. The fair value was obtained from discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements.

Revenue Recognition

All leases on real estate assets held by Wells REIT II are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred and are billed to tenants pursuant to the terms of the underlying leases. Rental income and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Lease termination fees are recorded as other rental income and recognized once the tenant has lost the right to lease the space and Wells REIT II has satisfied all obligations under the related lease or lease termination agreement.

In conjunction with certain acquisitions, Wells REIT II has entered into master lease agreements with various sellers, whereby the sellers are obligated to pay rent pertaining to certain non-revenue producing spaces either at the time of, or subsequent to, the property acquisition. These master leases were established at the time of acquisition to mitigate the potential negative effects of lost rental revenues and expense reimbursement income. Wells REIT II records payments received under master lease agreements as a reduction of the basis of the underlying property rather than rental income. Wells REIT II received proceeds from master leases of $1.4 million, $6.3 million, and $15.4 during the years ended December 31, 2007, 2006, and 2005, respectively.

Wells REIT II owns an interest in a full-service hotel. Revenues derived from the operations of the hotel include, but are not limited to, revenues from rental of rooms, food and beverage sales, telephone usage, and other service revenues. Revenue is recognized when rooms are occupied, when services have been performed, and when products are delivered.

Earnings Per Share

Basic earnings (loss) per share is calculated as net income (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share equals basic earnings (loss) per share, adjusted to reflect the dilution that would occur if all outstanding securities convertible into common shares or contracts to issue common shares were converted/exercised and the related proceeds were used to repurchase common shares. As the exercise price of Wells REIT II’s director stock options exceeds the current offering price of Wells REIT II’s common stock, the impact of assuming that the outstanding director stock options have been exercised is anti-dilutive. Therefore, basic earnings (loss) per share equals diluted earnings (loss) per share for each of the periods presented.

Income Taxes

Wells REIT II has elected to be taxed as a REIT under the Code and has operated as such beginning with its taxable year ended December 31, 2003. To qualify as a REIT, Wells REIT II must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income, as defined by the Code, to its stockholders. As a REIT, Wells REIT II generally is not subject to income tax on income it distributes to stockholders. Wells REIT II is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying consolidated financial statements.

Wells TRS II, LLC (“Wells TRS”) is a wholly owned subsidiary of Wells REIT II and is organized as a Delaware limited liability company, which owns, among other things, a full-service hotel. Wells REIT II has elected to treat Wells TRS as a taxable REIT subsidiary. Wells REIT II may perform additional, non-customary services for tenants of buildings owned by Wells REIT II through Wells TRS, including any real estate or non-real estate related services; however, any earnings related to such services are subject to federal and state income taxes. In addition, for Wells REIT II to continue to qualify as a REIT, Wells REIT II’s investments in taxable REIT subsidiaries cannot exceed 20% of the value of the total assets of Wells REIT II. Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Wells REIT II records interest and penalties related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of operations.

Foreign Currency Translation

Wells REIT II has a Russian investment, which uses the local currency as its functional currency. Accordingly, the assets and liabilities of the Russian investment are translated at the exchange rate in place as of the balance sheet date, and the revenues and expenses of the Russian investment are translated at the average exchange rate over the period of Wells REIT II’s ownership. Net exchange gains or losses resulting from the translation of the financial statements of the Russian investment are recorded in other comprehensive loss in the accompanying consolidated statement of stockholders’ equity.

The Russian investment may have transactions denominated in currencies other than its functional currency or the U.S. Dollar. Such transactions may result in gains or losses due to a difference in the exchange rate in place when the transaction is initiated and the exchange rate in place when the transaction is settled. Such transaction gains or losses are included in earnings.

Accounting Adjustments

In 2007, Wells REIT II recorded certain out-of-period adjustments (the “Accounting Adjustments”), which impact the comparability of the results of operations for the years ended December 31, 2007, 2006 and 2005. The Accounting Adjustments resulted in total charges of approximately $1.9 million, which are included in Wells REIT II’s net loss for the year ended December 31, 2007 and are described below:

•	A $1.1 million charge to tenant reimbursement revenues to reduce estimated amounts due from tenants to reflect actual reimbursable expenses for 2006.

•	A $0.3 million charge to amortization expense and a $0.1 million charge to rental income to write-off intangible lease assets related to a 2005 lease termination.

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A $0.3 million charge to rental income to adjust deferred rental revenues for a tenant allowance provided in connection with a lease executed in 2006, which should have been accounted for as a lease concession.

•	A $0.1 million charge to asset and property management fees – other for 2006 accrued incentive management fees related to the Key Center Marriott.

We believe that the Accounting Adjustments, considered individually and in the aggregate, are not material to Wells REIT II’s consolidated financial statements for the years ended December 31, 2007, 2006 or 2005. In making this assessment, we have considered qualitative and quantitative factors, including the impact to the individual financial statement captions impacted for each period presented, the non-cash nature of the Accounting Adjustments, and Wells REIT II’s substantial stockholders’ equity balances at the end of each year presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures required for fair value measurements under GAAP. SFAS 157 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement. In February 2008, the FASB issued Staff Position No. SFAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”). FSP 157-1, which is effective upon the initial adoption of SFAS 157, excludes SFAS Statement No. 13, Accounting for Leases (“SFAS 13”), as well as other accounting pronouncements that address fair value measurements on lease classification or measurement under SFAS 13, from the scope of SFAS 157. In February 2008, the FASB issued Staff Position No. SFAS 157-2, Effective Date of FASB Statement No.157 (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for all nonrecurring nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. Accordingly, FSP 157-2 will be effective for Wells REIT II beginning January 1, 2009, and all other aspects of SFAS 157 will be effective for Wells REIT II beginning January 1, 2008. Wells REIT II is currently assessing the provisions and has not yet determined the financial impact, if any, on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for Wells REIT II beginning January 1, 2008. Wells REIT II is currently assessing the provisions and has not yet determined the financial impact, if any, on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) requires, among other things, for (i) transaction costs related to business combinations to be expensed as incurred and (ii) preacquisition contingencies related to contractual obligations and purchase price contingencies to be recorded at fair value as of the acquisition date. SFAS 141(R) will be effective for Wells REIT II beginning January 1, 2009. Wells REIT II is currently assessing the provisions of SFAS 141(R) and has not yet determined the financial impact, if any, on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 requires, among other things, for (i) noncontrolling ownership interests to be classified as equity, instead of as a minority interest component of mezzanine equity, and (ii) earnings from noncontrolling interests to be included in earnings from consolidated subsidiaries with an additional disclosure of the allocation of such earnings between controlling and noncontrolling interests on the face of the statement of operations. SFAS 160 will be effective for Wells REIT II beginning January 1, 2009. Wells REIT II is currently assessing the provisions of SFAS 160 and has not yet determined the financial impact, if any, on its consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07-1, Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies, which provides guidance for determining which entities fall within the scope of the AICPA Audit and Accounting Guide for Investment Companies and requires additional disclosures for certain of those entities. In October 2007, the FASB elected to indefinitely defer the effective date of SOP 07-1. As such, Wells REIT II has postponed its evaluation of the provisions of SOP 07-1 and related impact on its consolidated financial statements.

3.	REAL ESTATE ACQUISITIONS

During the year ended December 31, 2007, Wells REIT II acquired the following 11 properties (dollars in thousands):

Property	Acquisition Date	Location	Approximate Square Feet	Purchase Price(1)
One Century Place	January 4, 2007	Nashville, TN	539,000	$72,000
120 Eagle Rock	March 27, 2007	East Hanover, NJ	178,000	34,500
Pasadena Corporate Park	July 11, 2007	Pasadena, CA	265,000	116,000
7031 Columbia Gateway Drive	July 12, 2007	Columbia, MD	248,000	62,100
Cranberry Woods Drive (2)	August 1, 2007	Cranberry Township, PA	—	14,594
222 East 41st Street	August 17, 2007	New York, NY	372,000	319,800
Bannockburn Lake III	September 10, 2007	Bannockburn, IL	106,000	20,164
1200 Morris Drive	September 14, 2007	Wayne, PA	114,000	29,250
South Jamaica Street	September 26, 2007	Englewood, CO	478,000	138,491
15815 25th Avenue West	November 5, 2007	Lynnwood, WA	87,000	23,800
16201 25th Avenue West	November 5, 2007	Lynnwood, WA	69,000	11,200

Total			2,456,000	$841,899

(1)	Purchase prices are presented exclusive of closing costs and acquisition fees.
(2)	Land was purchased in August 2007; however, construction of the buildings has not been completed as of December 31, 2007 (see Note 5).

4.	LINES OF CREDIT AND NOTES PAYABLE

The following table summarizes the terms of Wells REIT II’s indebtedness outstanding as of December 31, 2007 and 2006 (in thousands):

		Term Debt or			Amount Outstanding as of December 31,
Facility	Rate	Interest Only		Maturity	2007	2006
222 E. 41st Street Building mortgage note	LIBOR + 120bp (1)	Interest Only	(3)	8/16/2017	$133,260	$ —
100 East Pratt Street Building mortgage note	5.08%	Interest Only		6/11/2017	105,000	105,000
Wildwood Buildings mortgage note	5.00%	Interest Only		12/1/2014	90,000	90,000
5 Houston Center Building mortgage note	5.00%	Interest Only		10/1/2008	90,000	90,000
Wachovia Line of Credit	6.08% -$50.0 million 5.72% -$17.0 million 5.94% -$12.0 million 5.91% - $5.0 million	Interest Only		5/9/2008	84,000	126,000
Manhattan Towers Building mortgage note	5.65%	Interest Only		1/6/2017	75,000	75,000
80 Park Plaza Building mortgage note	LIBOR + 130bp (2)	Interest Only	(3)	9/21/2016	49,875	46,667
263 Shuman Boulevard Building mortgage note	5.55%	Interest Only		7/1/2017	49,000	—
One West Fourth Street Building mortgage note	5.80%	Term Debt		12/10/2018	46,841	48,414
800 North Frederick Building mortgage note	4.62%	Interest Only		11/11/2011	46,400	46,400
SanTan Corporate Center mortgage notes	5.83%	Interest Only		10/11/2016	39,000	39,000
Highland Landmark Building mortgage note	4.81%	Interest Only		1/10/2012	33,038	30,840
9 Technology Drive Building mortgage note	4.31%	Interest Only		2/1/2008	23,800	23,800
One and Four Robbins Road Buildings mortgage note	5.07%	Interest Only		9/5/2010	23,000	23,000
215 Diehl Road Building mortgage note	5.55%	Interest Only		7/1/2017	21,000	—
Key Center Complex mortgage notes	5.43%	Interest Only		4/16/2012 & 11/30/2012	14,180	13,375
Bank Zenit Line of Credit	11.61%	Interest Only		10/2/2014	4,903	—
LakePointe 3 construction loan	LIBOR + 100bp (4)	Interest Only		12/31/2007	—	17,027

Total indebtedness					$928,297	$774,523

(1)

Wells REIT II is party to an interest rate swap agreement, which fixes its interest rate on the 222 E. 41st Street Building mortgage note at 6.675% per annum and terminates on August 16, 2017. This interest rate swap agreement does not qualify for hedge accounting treatment; therefore, changes in fair value are recorded as gain (loss) on interest rate swaps in the accompanying consolidated statements of operations.

(2)

Wells REIT II is party to an interest rate swap agreement, which fixes its interest rate on the 80 Park Plaza Building mortgage note at 6.575% per annum and terminates on September 21, 2016. This interest rate swap agreement qualifies for hedge accounting treatment; therefore, changes in fair value are recorded as other comprehensive loss in the accompanying consolidated statement of stockholders’ equity.

(3)	Interest accrues over the term of the note, and principal and interest are payable at maturity. Interest compounds monthly.
(4)

The LakePointe 3 construction loan represents a construction loan to fund up to $17.1 million of the costs to build an office building in Charlotte, North Carolina. Wells REIT II was party to an interest rate swap agreement, which generally fixed its interest rate on the LakePointe 3 construction loan at 4.84% per annum and terminated on February 2, 2007. This interest rate swap agreement does not qualify for hedge accounting treatment; therefore, changes in fair value are recorded as gain (loss) on interest rate swaps in the accompanying consolidated statements of operations. The entire construction loan was repaid in May 2007.

Wells REIT II has an unsecured revolving financing facility (the “Wachovia Line of Credit”) with a syndicate of banks led by Wachovia Bank, N.A. (“Wachovia”). Wells REIT II can borrow up to 50% of the unencumbered asset value or the aggregate value of a subset of lender-approved properties. Unencumbered asset value is calculated as the annualized net operating income of the lender-approved properties owned for four consecutive fiscal quarters divided by 8.25%, plus the book value, computed in accordance with GAAP, of such properties acquired during the most recently ended four fiscal quarters, plus the GAAP book value of construction-in-process properties included in the lender-approved subset (the “borrowing capacity”). As of December 31, 2007, Wells REIT II had total borrowing capacity under the Wachovia Line of Credit of $400.0 million, of which approximately $277.0 million remained available for new borrowings.

The Wachovia Line of Credit contains borrowing arrangements that include interest costs based on, at the option of Wells REIT II, LIBOR for 7-, 30-, 60-, 90-, or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”), or the floating base rate. The applicable margin for LIBOR Loans is based on the ratio of debt to total asset value. The base rate for any day is the higher of Wachovia’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points. Under the terms of the Wachovia Line of Credit, accrued interest shall be payable in arrears on the first day of each calendar month. In addition, unused fees are assessed on a quarterly basis at a rate of 0.125% or 0.175% per annum of the amount by which the facility exceeds outstanding borrowings plus letters of credit. Wells REIT II can repay the Wachovia Line of Credit at any time without premium or penalty. The interest rate as of December 31, 2007 was 6.08% on $50.0 million of the outstanding balance, 5.72% on $17.0 million of the outstanding balance, 5.94% on $12.0 million of the outstanding balance, and 5.24% on the remaining $5.0 million. The interest rate as of December 31, 2006 was 6.30% on $86.0 million of the outstanding balance and 6.32% on the remaining $40.0 million.

On October 2, 2007, in anticipation of its future acquisition an office tower in Moscow, Russia (see Note 5), Wells REIT II entered into a 7-year, unsecured, fixed-rate line of credit with Bank Zenit for 930.0 million Russian rubles (“Bank Zenit Line of Credit”). Currently, the Bank Zenit Line of Credit is unsecured and bears interest at a fixed rate of 11.61%. Upon acquisition of the Russian office tower, the Bank Zenit Line of Credit will become secured and the interest rate will decline to 11.0%. As of December 31, 2007, 120.4 million Russian rubles have been drawn and 809.6 million Russian rubles remain available under the Bank Zenit Line of Credit. In connection with entering into the Bank Zenit Line of Credit, Wells REIT II entered into a foreign currency exchange contract to mitigate the risk of changes in foreign currency exchange rates (see Note 5).

As of December 31, 2007 and 2006, Wells REIT II’s weighted-average interest rate on its lines of credit and notes payable was approximately 5.59% and 5.43%, respectively. Wells REIT II made interest payments, including amounts capitalized, of approximately $36.3 million, $35.5 million, and $16.7 million during the years ended December 31, 2007, 2006, and 2005, respectively. In addition, Wells REIT II paid a $5.7 million penalty in 2006 related to the University Circle Buildings mortgage note, which is recorded as a component of the loss on early extinguishment of debt in the accompanying consolidated statements of operations.

The following table summarizes the aggregate maturities of Wells REIT II’s indebtedness as of December 31, 2007 (in thousands):

2008	$198,663
2009	962
2010	24,067
2011	47,578
2012	52,784
Thereafter	604,243

Total	$928,297

In January 2008, Wells REIT II extended the maturity date of the Wachovia Line of Credit from May 9, 2008 to May 9, 2009, and also entered into a $100.0 million unsecured term loan with a syndicate of banks led by Wachovia Bank, N.A., which expires on May 9, 2009. The loan bears interest, at the option of Wells REIT II, of LIBOR for 7-, 30-, 60-, 90-, or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20%, or the floating base rate. In February 2008, Wells REIT II exercised the accordion feature of the Wachovia Line of Credit thereby increasing our total borrowing capacity to $450.0 million under this facility.

5.	COMMITMENTS AND CONTINGENCIES

Property Under Construction

On August 1, 2007, Wells REIT II executed a development agreement with an unrelated third party for the purpose of constructing three office buildings with an aggregate total of approximately 772,000 rentable square feet at 900-1100 Cranberry Woods Drive in Cranberry, Pennsylvania (the “Cranberry Woods Drive Buildings”). As of December 31, 2007, Wells REIT II had approximately $152.1 million in costs remaining to be incurred under the agreement. The Cranberry Woods Drive Buildings are scheduled to be constructed in two phases, with the first phase (approximately 413,000 rentable square feet) scheduled to be completed in 2009 and the second phase (approximately 359,000 rentable square feet) to be completed in 2010. Upon completion of construction, the Cranberry Woods Drive Buildings will be entirely leased to Westinghouse Electric Company, LLC.

Three Glenlake Building

On August 10, 2007, Wells REIT II entered into an agreement to acquire a 95% interest in a 14-story office building located in Atlanta, Georgia (the “Three Glenlake Building”) for approximately $100.6 million. The Three Glenlake Building is currently under construction and is expected to be completed in April 2008. The Three Glenlake Building has been pre-leased to Newell Rubbermaid, Inc., at rental rates to be determined based on total construction costs. In connection with the execution of this agreement, Wells REIT II paid an earnest money deposit of $10.0 million in 2007.

Dvintsev Business Center-Tower B

On October 2, 2007, Wells REIT II acquired 100% of Wells International RE II Limited (“Wells International”), a Cypriot corporation, for approximately $32.0 million. Wells International is party to a shared construction agreement with an unrelated third party for the development of a nine-story office tower in Moscow, Russia (“Dvintsev Business Center-Tower B”). Additional earnest money deposits of $4.9 million have been paid as of December 31, 2007. Construction of Dvintsev Business Center-Tower B, which will contain approximately 136,000 rentable square feet, is expected to be completed in late 2008. Upon its completion, Wells International will acquire Dvintsev Business Center-Tower B for a purchase price of approximately $63.2 million towards which Wells International will receive a credit of $32.0 million plus additional earnest money deposits made by Wells International during the construction phase.

Foreign Currency Exchange Contract

In connection with entering into the Bank Zenit Line of Credit, on October 2, 2007, Wells REIT II entered into a foreign currency exchange contract to hedge exposure to fluctuations in the foreign exchange rate. The contract obligates Wells REIT II to purchase 802.4 million Russian rubles at a fixed price of $0.04 per Russian ruble from September 2008 through March 2009.

Obligations Under Operating Leases

Wells REIT II owns two properties that are subject to ground leases with expiration dates of December 31, 2058 and February 28, 2062. As of December 31, 2007, the remaining required payments under the terms of these ground leases are as follows (in thousands):

2008	$1,210
2009	1,210
2010	1,210
2011	1,210
2012	1,345
Thereafter	118,510

Total	$124,695

Obligations Under Capital Leases

Certain properties are subject to ground leases, which meet the qualifications of a capital lease. Each of such obligations require payments equal to the amounts of principal and interest receivable of related investments in bonds, which mature in 2012. The required payments under the terms of the leases are as follows as of December 31, 2007 (in thousands):

2008	$4,680
2009	4,680
2010	4,680
2011	4,680
2012	81,300

100,020
Amounts representing interest	(22,020)

Total	$78,000

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Wells REIT II to expend capital to expand an existing property or provide other expenditures for the benefit of the tenant. As of December 31, 2007, no tenants have exercised such options that had not been materially satisfied.

Litigation

From time to time, Wells REIT II is party to legal proceedings, which arise in the ordinary course of its business. Wells REIT II is not currently involved in any legal proceedings for which the outcome is reasonably likely to have a material adverse effect on the results of operations or financial condition of Wells REIT II. Wells REIT II is not aware of any such legal proceedings contemplated by governmental authorities.

6.	STOCKHOLDERS’ EQUITY

Stock Option Plan

Wells REIT II maintains a stock option plan that provides for grants of “non-qualified” stock options to be made to selected employees of Wells Capital and Wells Management Company, Inc. (“Wells Management”) (the “Stock Option Plan”). A total of 750,000 shares have been authorized and reserved for issuance under the Stock Option Plan. As of December 31, 2007, no stock options have been granted under the plan.

Under the Stock Option Plan, the exercise price per share for the options must be the greater of (1) $11.00 or (2) the fair market value (as defined in the Stock Option Plan) on the date the option is granted. The conflicts committee of Wells REIT II’s board of directors, upon recommendation and consultation with Wells Capital, may grant options under the plan. The conflicts committee has the authority to set the term and vesting period of the stock options as long as no option has a term greater than five years from the date the stock option is granted. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price, or other terms of the Stock Option Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Option Plan or with respect to any option as necessary. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT II’s outstanding shares. No option may be sold, pledged, assigned, or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

Independent Director Stock Option Plan

Wells REIT II maintains an independent director stock option plan that provides for grants of stock to be made to independent directors of Wells REIT II (the “Director Plan”). A total of 100,000 shares have been authorized and reserved for issuance under the Director Plan.

Under the Director Plan, options to purchase 2,500 shares of common stock at $12.00 per share are granted upon initially becoming an independent director of Wells REIT II. Of these options, 20% are exercisable immediately on the date of grant. An additional 20% of these options become exercisable on each anniversary for four years following the date of grant. Additionally, effective on the date of each annual stockholder meeting, beginning in 2004, each independent director will be granted options to purchase 1,000 additional shares of common stock at the greater of (1) $12.00 per share or (2) the fair market value (as defined in the Director Plan) on the last business day preceding the date of the annual stockholder meeting. These options are 100% exercisable two years after the date of grant. All options granted under the Director Plan expire no later than the tenth anniversary of the date of grant and may expire sooner if the independent director dies, is disabled, or ceases to serve as a director. In the event of a corporate transaction or other recapitalization event, the conflicts committee will adjust the number of shares, class of shares, exercise price, or other terms of the Director Plan to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Director Plan or with respect to any option as necessary. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers, or any of their affiliates, would exceed 10% of Wells REIT II’s outstanding shares. No option may be sold, pledged, assigned, or transferred by an independent director in any manner other than by will or the laws of descent or distribution.

A summary of stock option activity under Wells REIT II’s Director Plan during the years ended December 31, 2007, 2006, and 2005, follows:

	Number	Exercise Price	Exercisable
Outstanding as of January 1, 2005	28,000	$12	4,000
Granted	8,000	$12

Outstanding as of December 31, 2005	36,000	$12	8,000
Granted	7,000	$12
Terminated	(3,000)	$12

Outstanding as of December 31, 2006	40,000	$12	19,000
Granted	7,500	$12
Terminated	(18,000)	$12

Outstanding as of December 31, 2007	29,500	$12	16,500

Wells REIT II has evaluated the fair values of options granted in 2007, 2006, and 2005 using the Black-Scholes-Merton model and concluded that such values are insignificant. The weighted-average contractual remaining life for options that were exercisable as of December 31, 2007, was approximately seven years.

Dividend Reinvestment Plan

Wells REIT II maintains a dividend reinvestment plan (the “DRP”) that allows common stockholders to elect to reinvest an amount equal to the dividends declared on their common shares in additional shares of Wells REIT II’s common stock in lieu of receiving cash dividends. Under the DRP, shares may be purchased by participating stockholders at the higher of $9.55 per share or 95% of the estimated per-share value, as estimated by Wells Capital or another firm chosen by the board of directors for that purpose. Participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of Wells REIT II’s stock. The board of directors, by majority vote, may amend or terminate the DRP for any reason, provided that any amendment that adversely affects the rights or obligations of a participant (as determined in the sole discretion of the board of directors) will only take effect upon 10 days’ written notice to participants.

Share Redemption Program

Wells REIT II maintains a share redemption program (the “SRP”) that allows stockholders who have held their shares for more than one year to redeem those shares, subject to certain limitations. Under the SRP, “Ordinary Redemptions” (those that do not occur within two years of death or qualifying disability) are currently redeemable at the lesser of $9.10 per share, or 91% of the price paid for those shares. This redemption price is expected to remain fixed until three years after Wells REIT II completes its offering stage. Wells REIT II will view its offering stage as complete upon the termination of its first public equity offering that is followed by a one-year period during which it does not engage in another public equity offering (other than secondary offerings or offerings related to a dividend reinvestment program, employee benefit plan, or the issuance of shares upon redemption of interests in Wells OP II). Thereafter, the redemption price for Ordinary Redemptions would equal 95% of the per-share value of Wells REIT II as estimated by Wells Capital or another firm chosen by the board of directors for that purpose.

Redemptions sought within two years of the death or “qualifying disability” of a stockholder do not require a one-year holding period, and the redemption price is the amount paid for the shares until three years after completion of the above-mentioned offering stage. At that time, the redemption price would be the higher of the amount paid for the shares or 100% of the estimated per-share value of Wells REIT II. Wells REIT II will honor all redemption requests that are made within two years following the death of a stockholder.

The redemption limits set forth in the amended SRP are summarized below:

•	Wells REIT II will not make an Ordinary Redemption until one year after the issuance of the shares to be redeemed.

•

Wells REIT II will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under Wells REIT II’s dividend reinvestment plan during such period.

•	Wells REIT II will limit Ordinary Redemptions and those upon the qualifying disability of a stockholder so that the aggregate of such redemptions during any calendar year do not exceed:

•	100% of the net proceeds from Wells REIT II’s dividend reinvestment plan during the calendar year, or

•	5% of the weighted-average number of shares outstanding in the prior calendar year.

Under the terms of our Corporate Governance Guidelines, until our board of directors decides to commence a liquidation of Wells REIT II, we may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without the approval of stockholders. Approximately 5.9 million and 3.8 million shares were redeemed under the SRP, during the years ended December 31, 2007 and 2006, respectively.

7.	OPERATING LEASES

Wells REIT II’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease agreement, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Wells REIT II retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, however generally are not significant. Therefore, exposure to credit risk exists to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets.

Wells REIT II’s tenants are generally of “investment-grade” quality and there are no significant concentrations of credit risk within any particular tenant. Tenants in the legal services and depository institution industries each comprise 18% and 14%, respectively, of Wells REIT II’s 2007 annualized gross base rent. Wells REIT II’s properties are located in 21 states and the District of Columbia. As of December 31, 2007, approximately 11%, 9%, and 8% of Wells REIT II’s office and industrial properties are located in Northern New Jersey, metropolitan Cleveland, and metropolitan Atlanta, respectively.

The future minimum rental income from Wells REIT II’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, as of December 31, 2007, is as follows (in thousands):

2008	$342,416
2009	343,999
2010	336,660
2011	304,463
2012	268,528
Thereafter	1,023,953

Total	$2,620,019

8.	SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES

Outlined below are significant noncash investing and financing transactions for the years ended December 31, 2007, 2006, and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Investment in real estate funded with other assets	$750	$3,521	$345

Acquisition fees applied to real estate assets	$19,229	$17,199	$24,074

Other assets assumed upon acquisition of properties	$—	$—	$9,378

Other liabilities assumed upon acquisition of properties	$1,708	$964	$12,622

Market value adjustment to interest rate swap that qualifies for hedge accounting treatment	$2,321	$1,049	$—

Proceeds from note payable in escrow	$—	$1,644	$23,912

Notes payable assumed upon acquisition of properties	$—	$—	$225,932

Fair market value adjustments to increase (decrease) notes payable upon acquisition of properties	$—	$—	$366

Accrued capital expenditures and deferred lease costs	$6,743	$8,518	$4,562

Accrued redemptions of common stock	$—	$3,853	$—

Acquisition fees due to affiliate	$1,738	$3,499	$2,397

Commissions on stock sales and related dealer-manager fees due to affiliate	$1,900	$1,052	$84

Other offering costs due to affiliate	$2,401	$2,383	$2,747

Dividends payable	$9,710	$7,317	$5,142

Contributions from minority interest partners	$—	$—	$793

Discounts applied to issuance of common stock	$7,636	$5,299	$4,160

Redeemable common stock	$596,464	$—	$—

9.	RELATED-PARTY TRANSACTIONS

Advisory Agreement

Wells REIT II and Wells Capital are party to an advisory agreement (the “Advisory Agreement”) under which Wells Capital receives the following fees and reimbursements:

•	Reimbursement of organization and offering costs paid by Wells Capital on behalf of Wells REIT II, not to exceed 2.0% of gross offering proceeds;

•

Acquisition fees of 2.0% of gross offering proceeds, subject to certain limitations; Wells REIT II also reimburses Wells Capital for expenses it pays to third parties in connection with acquisitions or potential acquisitions;

•

Monthly asset management fees equal to one-twelfth of 0.75% of the cost of (i) all properties of Wells REIT II and (ii) investments in joint ventures. The amount of these fees paid in any calendar quarter may not exceed 0.25% of the net asset value of those investments at each quarter-end after deducting debt used to acquire or refinance properties;

•

Reimbursement for all costs and expenses Wells Capital incurs in fulfilling its duties as the asset portfolio manager, including (i) wages and salaries and other employee-related expenses of Wells Capital’s employees, who perform a full range of real estate services for Wells REIT II, including management, administration, operations, and marketing, and are billed to Wells REIT II based on the amount of time spent on Wells REIT II by such personnel, provided that such expenses are not reimbursed if incurred in connection with services for which Wells Capital receives a disposition fee (described below) or an acquisition fee, and (ii) amounts paid for IRA custodial service costs allocated to Wells REIT II accounts;

•

For any property sold by Wells REIT II, a disposition fee equal to 1.0% of the sales price, with the limitation that the total real estate commissions (including such disposition fee) for any Wells REIT II property sold may not exceed the lesser of (i)

6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property;

•	Incentive fee of 10% of net sales proceeds remaining after stockholders have received distributions equal to the sum of the stockholders’ invested capital plus an 8% return of invested capital; and

•	Listing fee of 10% of the excess by which the market value of the stock plus dividends paid prior to listing exceeds the sum of 100% of the invested capital plus an 8% return on invested capital.

Either party may terminate the Advisory Agreement without cause or penalty upon providing 60 days’ prior written notice to the other. Under the terms of the Advisory Agreement, Wells REIT II is required to reimburse Wells Capital for certain organization and offering costs up to the lesser of actual expenses or 2% of gross equity proceeds raised. As of December 31, 2007, Wells REIT II has incurred and charged to additional paid-in capital cumulative other offering costs of approximately $31.7 million related to the initial public offering and $21.1 million related to the follow-on offering, which represents approximately 1.6% and 1.1% of cumulative gross proceeds raised by Wells REIT II under each offering, respectively.

Dealer-Manager Agreement

Wells REIT II is party to a Dealer-Manager Agreement with Wells Investment Securities, Inc. (“WIS”), whereby WIS, an affiliate of Wells Capital, performs the dealer-manager function for Wells REIT II. For these services, WIS earns a commission of up to 7% of the gross offering proceeds from the sale of the shares of Wells REIT II, of which substantially all is re-allowed to participating broker dealers. Wells REIT II pays no commissions on shares issued under its DRP.

Additionally, Wells REIT II is required to pay WIS a dealer-manager fee of 2.5% of the gross offering proceeds from the sale of Wells REIT II’s stock at the time the shares are sold. Under the dealer-manager agreement, up to 1.5% of the gross offering proceeds may be re-allowed by WIS to participating broker dealers. Wells REIT II pays no dealer-manager fees on shares issued under its DRP.

Property Management, Leasing, and Construction Agreement

Wells REIT II and Wells Management are party to a Master Property Management, Leasing, and Construction Agreement (the “Management Agreement”) under which Wells Management receives the following fees and reimbursements in consideration for supervising the management, leasing, and construction of certain Wells REIT II properties:

•	Property management fees in an amount equal to a percentage negotiated for each property managed by Wells Management of the gross monthly income collected for that property for the preceding month;

•

Leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management serves as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses to be paid to Wells REIT II during the applicable term of the lease, provided, however, that no commission shall be payable as to any portion of such term beyond ten years;

•	Initial lease-up fees for newly constructed properties under the agreement, generally equal to one month’s rent;

•	Fees equal to a specified percentage of up to 5% of all construction build-out funded by Wells REIT II, given as a leasing concession, and overseen by Wells Management; and

•	Other fees as negotiated with the addition of each specific property covered under the agreement.

Related-Party Costs

Pursuant to the terms of the agreements described above, Wells REIT II incurred the following related-party costs for the years ended December 31, 2007, 2006, and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Commissions (1) (2)	$62,063	$56,183	$83,048
Asset management fees	25,932	19,952	10,417
Dealer-manager fees (1)	24,313	21,631	29,969
Acquisition fees (3)	19,298	17,199	23,892
Other offering costs (1)	9,740	10,690	16,535
Administrative reimbursements	8,808	5,993	3,831
Property management fees	2,146	669	222
Construction fees	52	150	—

Total	$152,352	$132,467	$167,914

(1)	Commissions, dealer-manager fees, and other offering costs are charged against stockholders’ equity as incurred.
(2)	Substantially all commissions were re-allowed to participating broker dealers during 2007, 2006, and 2005.
(3)

Acquisition fees are capitalized to prepaid expenses and other assets as incurred and allocated to properties upon using investor proceeds to fund acquisitions or repay debt used to finance property acquisitions.

Wells REIT II incurred no related-party disposition fees, incentive fees, listing fees, or leasing commissions during the years ended December 31, 2007, 2006, and 2005.

Due to Affiliates

The detail of amounts due to affiliates is provided below as of December 31, 2007 and 2006 (in thousands):

	December 31,
	2007	2006
Asset and property management fees due to Wells Capital and/or Wells Management	$5,053	$5,457
Other offering cost reimbursements due to Wells Capital	2,401	2,383
Administrative reimbursements due to Wells Capital and/or Wells Management	2,293	1,586
Commissions and dealer-manager fees due to WIS	1,900	1,052
Acquisition fees due to Wells Capital	1,738	3,499

Total	$13,385	$13,977

Economic Dependency

Wells REIT II has engaged Wells Capital and its affiliates, Wells Management and WIS, to provide certain services that are essential to Wells REIT II, including asset management services, supervision of the property management and leasing of some properties owned by Wells REIT II, asset acquisition and disposition services, the sale of shares of Wells REIT II’s common stock, as well as other administrative responsibilities for Wells REIT II, including accounting services, stockholder communications, and investor relations. As a result of these relationships, Wells REIT II is dependent upon Wells Capital, Wells Management, and WIS.

Wells Capital, Wells Management, and WIS are owned and controlled by Wells Real Estate Funds, Inc. (“WREF”). The operations of Wells Capital, Wells Management, and WIS represent substantially all of the business of WREF. Accordingly, Wells REIT II focuses on the financial condition of WREF when assessing the financial condition of Wells Capital, Wells Management, and WIS. In the event that WREF were to become unable to meet its obligations as they become due, Wells REIT II might be required to find alternative service providers.

Future net income generated by WREF will be largely dependent upon the amount of fees earned by Wells Capital and Wells Management based on, among other things, the level of investor proceeds raised and the volume of future acquisitions and dispositions of real estate assets by Wells REIT II and other WREF-sponsored programs, as well as dividend income earned from equity interests in another REIT. In addition, WREF guarantees unsecured debt held by another WREF-sponsored product that is in the start-up phase of its operations equal to approximately $139.7 million as of February 29, 2008. As of December 31, 2007, Wells REIT II believes that WREF is generating adequate cash flow from operations and has adequate liquidity available in the form of cash on hand and current receivables necessary to meet its current and future obligations as they become due.

10.	INCOME TAXES

Wells REIT II’s income tax basis net income for the years ended December 31, 2007, 2006, and 2005 (in thousands) follows:

	2007	2006	2005
GAAP basis financial statement net income (loss)	$(4,668)	$11,268	$12,521
Increase (decrease) in net income (loss) resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	94,109	67,162	35,541
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(7,780)	(16,671)	(9,987)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	8,344	6,914	3,602
Loss (gain) on interest rate swaps that do not qualify for hedge accounting treatment for financial reporting purposes in excess of amounts for income tax purposes	12,173	(14)	—
Bad debt expense for financial reporting purposes in excess of amounts for income tax purposes	1,656	569	338
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	9,554	6,959	1,361

Income tax basis net income, prior to dividends paid deduction	$113,388	$76,187	$43,376

As of December 31, 2007, the tax basis carrying value of Wells REIT II’s total assets was approximately $4.1 billion. For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. Wells REIT II’s distributions per common share are summarized as follows:

	2007	2006	2005
Ordinary income	58%	54%	55%
Capital gains	—	—	—
Return of capital	42%	46%	45%

Total	100%	100%	100%

Upon adopting Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007, Wells REIT II wrote-off deferred tax assets classified as prepaid expenses and other assets of approximately $388,000 and recorded a liability for unrecognized tax benefits of approximately $22,000 as reductions to the January 1, 2007 balance of stockholders’ equity. As of December 31, 2007, returns for the calendar years 2003 through 2006 remain subject to examination by U.S. or various state tax jurisdictions.

The income tax (expense) benefit reported in the accompanying consolidated statements of operations relates entirely to the operations of Wells TRS and consists of the following (in thousands):

	Years Ended December 31,
	2007	2006	2005
Federal	$(356)	$322	$36
State	(69)	66	5
Other	(35)	—	—

Total	$(460)	$388	$41

Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal rate primarily due to the effect of state income taxes (net of federal benefit). A reconciliation of the federal statutory income tax rate to Wells TRS’s effective tax rate for the years ended December 31, 2007, 2006, and 2005 is as follows:

	Years Ended December 31,
	2007	2006	2005
Federal statutory income tax rate	34.00%	34.00%	34.00%
State income taxes, net of federal benefit	6.58%	6.93%	4.62%
Other	3.37%	—	—

Effective tax rate	43.95%	40.93%	38.62%

As of December 31, 2007, Wells REIT II had no deferred tax assets or deferred tax liabilities. At December 31, 2006, Wells REIT II had a deferred tax asset from a net operating loss carryforward of $429,000 and no deferred tax liabilities.

11.	QUARTERLY RESULTS (UNAUDITED)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2007 and 2006 (in thousands), except per-share data:

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$98,422	$105,486	$110,805	$118,437
Net income (loss)	$(2,610)	$7,676	$(2,453)	$(7,281)

Basic and diluted net income (loss) per share(1)	$(0.01)	$0.02	$(0.01)	$(0.02)
Dividends per share	$0.15	$0.15	$0.15	$0.15

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$73,568	$79,005	$80,160	$94,983
Net income	$(881)	$4,086	$2,637	$5,426
Basic and diluted net income per share	$0.00	$0.02	$0.01	$0.02
Dividends per share	$0.15	$0.15	$0.15	$0.15

(1)	The sum of the quarterly amounts do not equal loss per share for the year ended December 31, 2007, because shares are not issued ratably over the course of the year.

12.	SUBSEQUENT EVENTS

Sale of Shares of Common Stock

From January 1, 2008 through February 29, 2008, Wells REIT II raised approximately $100.0 million through the issuance of approximately 10.0 million shares of common stock under its follow-on offering. As of February 29, 2008, approximately 123.3 million shares remained available for sale to the public under the follow-on offering, exclusive of shares available under the DRP.

Property Under Contract

On February 22, 2008 Wells REIT II entered into an agreement to purchase five office buildings containing approximately one million rentable square feet located in an office park in Atlanta, Georgia, for $275.3 million, exclusive of closing costs. In connection with the execution of the agreement, Wells REIT II paid a deposit of $3.0 million to an escrow agent, which will be applied to the purchase price at closing.

Declaration of Dividends

On March 3, 2008, the board of directors of Wells REIT II declared dividends for the second quarter of 2008 in an amount equal to an annualized dividend of $0.60 per share to be paid in June 2008. Such quarterly dividends are payable to the stockholders of record at the close of business on each day during the period from March 16, 2008 through June 15, 2008.

Wells Real Estate Investment Trust II, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2007

(in thousands)

					Initial Cost				Gross Amount at Which Carried at December 31, 2007
Description	Location	Ownership Percentage	Encumbrances		Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation and Amortization	Date of Construction	Date Acquired	Life on which Depreciation and Amortization is Computed (h)
WEATHERFORD CENTER HOUSTON	Houston, TX	100%	None		$6,100	$28,905	$35,005	$2,355	$6,241	$31,119	$37,360	$7,190	1980	2/10/2004	0 to 40 years
NEW MANCHESTER ONE	Douglasville, GA	100%	18,000	(a)	600	13,225	13,825	5,796	618	19,003	19,621	2,542	2003	3/19/2004	0 to 40 years
333 & 777 REPUBLIC DRIVE	Allen Park, MI	100%	None		4,400	12,716	17,116	444	4,502	13,058	17,560	2,114	2000	3/31/2004	0 to 40 years
MANHATTAN TOWERS	Manhattan Beach, CA	100%	75,000		11,200	72,467	83,667	3,097	11,459	75,305	86,764	13,209	1985	4/2/2004	0 to 40 years
9 TECHNOLOGY DRIVE	Westborough, MA	100%	23,800		5,570	38,218	43,788	4,949	5,627	43,110	48,737	7,285	1987	5/27/2004	0 to 40 years
180 PARK AVENUE	Florham Park, NJ	100%	None		10,802	62,595	73,397	1,882	11,050	64,229	75,279	13,991	1982	6/23/2004	0 to 40 years
ONE GLENLAKE PARKWAY	Atlanta, GA	100%	60,000	(b)	5,846	66,681	72,527	357	5,934	66,950	72,884	9,509	2003	6/25/2004	0 to 40 years
80 M STREET	Washington, DC	100%	None		26,248	76,269	102,517	357	26,806	76,068	102,874	13,858	2001	6/29/2004	0 to 40 years
ONE WEST FOURTH STREET	Winston- Salem, NC	100%	46,841		2,711	69,383	72,094	(390)	2,721	68,983	71,704	8,281	2002	7/23/2004	0 to 40 years
3333 FINLEY ROAD	Downers Grove, IL	100%	None		6,925	34,575	41,500	630	7,015	35,115	42,130	3,385	1999	8/4/2004	0 to 40 years
1501 OPUS PLACE	Downers Grove, IL	100%	None		3,579	17,220	20,799	328	3,625	17,502	21,127	1,701	1988	8/4/2004	0 to 40 years
2500 WINDY RIDGE PARKWAY	Atlanta, GA	100%	32,000		7,410	60,601	68,011	(312)	7,485	60,214	67,699	5,679	1985	9/20/2004	0 to 40 years
4100—4300 WILDWOOD PARKWAY	Atlanta, GA	100%	25,000		13,761	31,785	45,546	491	13,898	32,139	46,037	3,635	1996	9/20/2004	0 to 40 years
4200 WILDWOOD PARKWAY	Atlanta, GA	100%	33,000		8,472	44,221	52,693	523	8,546	44,670	53,216	5,709	1998	9/20/2004	0 to 40 years
EMERALD POINT	Dublin, CA	100%	None		8,643	32,344	40,987	(3,281)	8,799	28,907	37,706	6,959	1999	10/14/2004	0 to 40 years
800 NORTH FREDERICK	Gaithersburg, MD	100%	46,400		22,758	43,174	65,932	582	22,925	43,589	66,514	6,164	1986	10/22/2004	0 to 40 years
THE CORRIDORS III	Downers Grove, IL	100%	None		2,524	35,016	37,540	211	2,558	35,193	37,751	5,320	2001	11/1/2004	0 to 40 years
HIGHLAND LANDMARK III (c)	Downers Grove, IL	95%	33,038		3,028	47,454	50,482	3,437	3,054	50,865	53,919	11,288	2000	12/27/2004	0 to 40 years
180 PARK AVENUE 105	Florham Park, NJ	100%	None		4,501	47,957	52,458	751	4,501	48,708	53,209	9,653	2001	3/14/2005	0 to 40 years
4241 IRWIN SIMPSON	Mason, OH	100%	None		1,270	28,688	29,958	719	1,299	29,378	30,677	2,478	1997	3/17/2005	0 to 40 years
8990 DUKE ROAD	Mason, OH	100%	None		520	8,681	9,201	151	522	8,830	9,352	853	2001	3/17/2005	0 to 40 years
5995 OPUS DRIVE	Minnetonka, MN	100%	None		2,693	14,670	17,363	2,516	2,737	17,142	19,879	3,678	1988	4/5/2005	0 to 40 years
215 DIEHL ROAD	Naperville, IL	100%	21,000		3,452	17,456	20,908	3,240	3,472	20,676	24,148	2,516	1988	4/19/2005	0 to 40 years
100 EAST PRATT	Baltimore, MD	100%	105,000		31,234	140,217	171,451	25,924	31,777	165,598	197,375	18,008	1975/1991	5/12/2005	0 to 40 years
COLLEGE PARK PLAZA	Indianapolis, IN	100%	None		2,822	22,910	25,732	686	2,822	23,596	26,418	3,781	1998	6/21/2005	0 to 40 years
180 E 100 SOUTH	Salt Lake City, UT	100%	None		5,626	38,254	43,880	62	5,629	38,313	43,942	5,028	1955	7/6/2005	0 to 40 years
ONE ROBBINS ROAD (d)	Westford, MA	99%	12,556		5,391	33,788	39,179	19	5,391	33,807	39,198	2,788	1981	8/18/2005	0 to 40 years
FOUR ROBBINS ROAD (d)	Westford, MA	99%	10,444		2,950	32,544	35,494	—	2,950	32,544	35,494	4,161	2001	8/18/2005	0 to 40 years
BALDWIN POINT (e)	Orlando, FL	97%	None		2,920	19,794	22,714	1,331	2,921	21,124	24,045	2,132	2005	8/26/2005	0 to 40 years
1900 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		8,722	107,730	116,452	1,080	8,803	108,729	117,532	14,903	2001	9/20/2005	0 to 40 years
1950 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		10,040	93,716	103,756	9,261	10,134	102,883	113,017	8,129	2002	9/20/2005	0 to 40 years
2000 UNIVERSITY CIRCLE	East Palo Alto, CA	100%	None		8,731	76,842	85,573	1,222	8,819	77,976	86,795	5,555	2003	9/20/2005	0 to 40 years
MACARTHUR RIDGE	Irving, TX	100%	None		2,680	42,269	44,949	304	2,680	42,573	45,253	8,486	1998	11/15/2005	0 to 40 years
5 HOUSTON CENTER	Houston, TX	100%	90,000		8,186	147,653	155,839	(5,759)	8,186	141,894	150,080	17,849	2002	12/20/2005	0 to 40 years
KEY CENTER TOWER (f)	Cleveland, OH	50%	8,014	(g)	7,269	244,424	251,693	8,398	7,454	252,637	260,091	23,179	1991	12/22/2005	0 to 40 years
KEY CENTER MARRIOTT (f)	Cleveland, OH	50%	6,165		3,473	34,458	37,931	2,217	3,629	36,519	40,148	3,067	1991	12/22/2005	0 to 40 years
2000 PARK LANE	North Fayette, PA	100%	None		1,381	21,855	23,236	694	1,412	22,518	23,930	2,401	1993	12/27/2005	0 to 40 years
TAMPA COMMONS	Tampa, FL	100%	None		5,150	41,372	46,522	2,348	5,268	43,602	48,870	7,190	1984	12/27/2005	0 to 40 years
LAKEPOINTE 5	Charlotte, NC	100%	None		2,150	14,930	17,080	120	2,199	15,001	17,200	1,660	2001	12/28/2005	0 to 40 years

LAKEPOINTE 3	Charlotte, NC	100%	None		2,488	5,483	7,971	7,840	2,546	13,265	15,811	1,028	2006	12/28/2005	0 to 40 years
ONE SANTAN CORPORATE CENTER	Chandler, AZ	100%	18,000		4,871	24,669	29,540	(1,381)	4,948	23,211	28,159	1,595	2000	4/18/2006	0 to 40 years
TWO SANTAN CORPORATE CENTER	Chandler, AZ	100%	21,000		3,174	21,613	24,787	375	3,245	21,917	25,162	2,155	2003	4/18/2006	0 to 40 years
263 SHUMAN BOULEVARD	Naperville, IL	100%	49,000		7,142	41,535	48,677	6,482	7,233	47,926	55,159	3,262	1986	7/20/2006	0 to 40 years
11950 CORPORATE BOULEVARD	Orlando, FL	100%	None		3,519	38,332	41,851	809	3,581	39,079	42,660	2,895	2001	8/9/2006	0 to 40 years
EDGEWATER CORPORATE CENTER	Lancaster, SC	100%	None		1,409	28,393	29,802	682	1,432	29,052	30,484	1,689	2006	9/6/2006	0 to 40 years
4300 CENTREWAY PLACE	Arlington, TX	100%	None		2,539	13,919	16,458	834	2,557	14,735	17,292	1,250	1998	9/15/2006	0 to 40 years
80 PARK PLAZA	Newark, NJ	100%	49,875		31,766	109,952	141,718	2,159	32,221	111,656	143,877	8,199	1979	9/21/2006	0 to 40 years
INTERNATIONAL FINANCIAL TOWER	Jersey City, NJ	100%	None		29,061	141,544	170,605	5,112	29,712	146,005	175,717	8,447	1989	10/31/2006	0 to 40 years
STERLING COMMERCE	Irving, TX	100%	None		8,639	43,980	52,619	1,179	8,752	45,046	53,798	3,381	1999	12/21/2006	0 to 40 years
ONE CENTURY PLACE	Nashville, TN	100%	None		8,955	58,339	67,294	2,406	9,106	60,594	69,700	5,568	1991	1/4/2007	0 to 40 years
2000 PARK LANE LAND	North Fayette, PA	100%	None		1,044	—	1,044	12	1,056	—	1,056	0	N/A	1/5/2007	0 to 40 years
120 EAGLE ROCK	East Hanover, NJ	100%	None		2,726	30,078	32,804	490	2,762	30,532	33,294	1,915	1990	3/27/2007	0 to 40 years
EAST FOOTHILLS BOULEVARD	Pasadena, CA	100%	None		53,099	59,630	112,729	35	53,099	59,665	112,764	1,081	1965/2000/ 2002/2003	7/11/2007	0 to 40 years
7031 COLUMBIA GATEWAY DRIVE	Columbia, MD	100%	None		10,232	54,070	64,302	32	10,232	54,102	64,334	976	2000	7/12/2007	0 to 40 years
CRANBERRY WOODS DRIVE	Cranberry Township, PA	100%	None		15,512	—	15,512	8,904	15,512	8,904	24,416	0	N/A	8/1/2007	0 to 40 years
222 EAST 41ST STREET	New York City, NY	100%	133,260	(g)	—	324,520	324,520	865	—	325,385	325,385	3,899	2001	8/17/2007	0 to 40 years
BANNOCKBURN LAKE III	Bannockburn, IL	100%	None		7,635	11,002	18,637	76	7,663	11,050	18,713	191	1987	9/10/2007	0 to 40 years
1200 MORRIS DRIVE	Wayne, PA	100%	None		3,723	20,597	24,320	2,849	3,786	23,383	27,169	219	1985	9/14/2007	0 to 40 years
SOUTH JAMAICA STREET	Englewood, CO	100%	None		13,429	109,781	123,210	1,806	13,589	111,427	125,016	1,289	2002/2003/ 2007	9/26/2007	0 to 40 years
15815 25TH AVENUE WEST	Lynnwood, WA	100%	None		3,896	17,144	21,040	—	3,896	17,144	21,040	80	2007	11/5/2007	0 to 40 years
16201 25TH AVENUE WEST	Lynnwood, WA	100%	None		2,035	9,262	11,297	—	2,035	9,262	11,297	39	2007	11/5/2007	0 to 40 years

Total—100% REIT II Properties					$488,632	$3,180,900	$3,669,532	$118,306	$494,431	$3,293,407	$3,787,838	$324,472

(a)	As a result of the acquisition of the New Manchester One Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $18.0 million.
(b)	As a result of the acquisition of the One Glenlake Parkway Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $60.0 million.
(c)	Wells REIT II acquired an approximate 95.0% interest in Highland Landmark III Building through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(d)	Wells REIT II acquired an approximate 99.3% interest in the One Robbins Road and Four Robbins Road Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(e)	Wells REIT II acquired an approximate 97.3% interest in the Baldwin Point Building through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(f)	Wells REIT II acquired an approximate 50.0% interest in the Key Center Tower and Key Center Marriott Buildings through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(g)	Property is owned subject to a long-term ground lease.
(h)	Wells REIT II assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term. Lease Intangibles are amortized over the respective lease term, Building Improvements are depreciated over 5-25 years and Buildings are depreciated over 40 years.

Wells Real Estate Investment Trust II, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2007

(dollars in thousands)

	2007	2006	2005
Real Estate:
Balance at the beginning of the year	$2,938,153	$2,338,326	$955,399
Additions to/improvements of real estate	863,782	608,930	1,382,927
Write-offs of tenant improvements	(547)	—	—
Write-offs of intangible assets(1)	(10,015)	(3,145)	—
Write-offs of fully depreciated/amortized assets	(3,535)	(5,958)	—

Balance at the end of the year	$3,787,838	$2,938,153	$2,338,326

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$185,322	$75,499	$16,909
Depreciation and amortization expense	145,107	116,306	58,590
Write-offs of tenant improvements	(105)	—	—
Write-offs of intangible assets(1)	(2,317)	(525)	—
Write-offs of fully depreciated/amortized assets	(3,535)	(5,958)	—

Balance at the end of the year	$324,472	$185,322	$75,499

(1)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments and terminations.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

Atlanta, Georgia

We have audited the accompanying statement of certain operating expenses over revenues of the Pasadena Corporate Park Buildings (the “Buildings”) for the year ended December 31, 2006. This statement is the responsibility of the Buildings’ management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of certain operating expenses over revenues was prepared for the purpose of complying with the rules of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Buildings’ revenues and expenses.

In our opinion, the statement of certain operating expenses over revenues referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Buildings for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

September 21, 2007

Pasadena Corporate Park Buildings

Statements of Certain Operating Expenses Over Revenues

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

(in thousands)

	2007	2006
	(Unaudited)
Revenues:
Base rent	$1,132	$2,270
Tenant reimbursements	50	71
Other revenues	2	3

Total revenues	1,184	2,344
Expenses:
Utilities	372	721
Real estate taxes	349	695
Cleaning	199	344
Insurance	147	285
Administrative	63	132
Other	192	279

Total expenses	1,322	2,456

Certain operating expenses over revenues	$(138)	$(112)

See accompanying notes.

Pasadena Corporate Park Buildings

Notes to Statements of Certain Operating Expenses Over Revenues

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

1. Description of Real Estate Property Acquired

On July 11, 2007, Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), through a wholly owned subsidiary, acquired the Pasadena Corporate Park Buildings (the “Buildings”), two three-story office buildings and a one-story retail building collectively containing approximately 265,000 rentable square feet located on approximately 8.2 acres in Pasadena, California from IndyMac Bank, Inc. (the “Seller” or “IndyMac”). Total consideration for the acquisition was approximately $116.0 million, exclusive of closing costs. Wells REIT II is a Maryland corporation that engages in the acquisition and ownership of commercial real estate properties throughout the United States. Wells REIT II was incorporated on July 3, 2003 and has elected to be taxed as a real estate investment trust for federal income tax purposes.

2. Basis of Accounting

The accompanying statements of certain operating expenses over revenues are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Buildings after their acquisition by Wells REIT II.

3. Significant Accounting Policies

Rental Revenues

The acquisition of the Buildings represents a partial sale-leaseback. The Seller occupies approximately 190,000 square feet of the Buildings. Prior to the acquisition of the Buildings by Wells REIT II, there was no lease in place for the Seller’s space. Therefore, no base rent or tenant reimbursements attributable to the Seller’s space is presented in the Statement of Certain Operating Expenses Over Revenues for the periods presented. The base rent and tenant reimbursements recognized in the Statement of Certain Operating Expenses Over Revenues represents revenue earned from the three tenants occupying the remaining space.

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased rental revenue by approximately $141,700 for the year ended December 31, 2006 and by approximately $30,200 for the six months ended June 30, 2007.

Pasadena Corporate Park Buildings

Notes to Statements of Certain Operating Expenses Over Revenues (continued)

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

On July 11, 2007, Wells REIT II entered into a long-term lease agreement with IndyMac for approximately 71% of the Buildings’ rentable square footage. Under the terms of the IndyMac lease, the tenant is required to reimburse to the landlord its proportionate share of the Buildings’ operating expenses in excess of a fixed expense stop amount. Tetra Tech, Inc. (“Tetra Tech”) leases approximately 27% of the Buildings’ rentable square footage under a long-term lease that requires the tenant to reimburse to the landlord its proportionate share of the Buildings’ operating expenses in excess of a base year. Tetra Tech contributed approximately 91% of the rental income for the year ended December 31, 2006 and the six months ended June 30, 2007. The remaining rentable square footage is leased to two retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

5. Future Minimum Rental Commitments

At December 31, 2006, future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2007	$2,204
2008	2,204
2009	2,171
2010	2,269
2011	2,272
Thereafter	7,657

$18,777

Pasadena Corporate Park Buildings

Notes to Statements of Certain Operating Expenses Over Revenues (continued)

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

Future minimum rents related to the IndyMac lease described above are as follows (in thousands):

2007	$3,124
2008	6,659
2009	6,792
2010	6,928
2011	7,066
Thereafter	42,113

$72,682

Subsequent to July 11, 2007, IndyMac and Tetra Tech will contribute approximately 79% and 18%, respectively, of the future minimum rental income from the leases in place at that date.

7. Interim Unaudited Financial Information

The Statement of Certain Operating Expenses Over Revenues for the six months ended June 30, 2007 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

Atlanta, Georgia

We have audited the accompanying statement of revenues over certain operating expenses of 222 East 41st Street (the “Building”) for the year ended December 31, 2006. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Building for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

October 31, 2007

222 East 41st Street

Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

(in thousands)

	2007	2006
	(Unaudited)
Revenues:
Base rent	$10,730	$20,881
Tenant reimbursements	1,154	3,114
Other revenues	60	130

Total revenues	11,944	24,125
Expenses:
Real estate taxes	2,087	4,255
Utilities	1,093	2,261
Ground lease	1,063	2,126
Repairs and maintenance	433	972
Administrative	348	624
Cleaning	335	628
Security	264	547
Insurance	155	273

Total expenses	5,778	11,686

Revenues over certain operating expenses	$6,166	$12,439

See accompanying notes.

222 East 41st Street

Notes to Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

1. Description of Real Estate Property Acquired

On August 17, 2007, Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), through a wholly owned subsidiary, acquired 222 East 41st Street (the “Building”), a 25-story office building containing approximately 372,000 rentable square feet located on approximately 0.5 acres in New York City, New York from Zeta-Ceres, L.P. (the “Seller”). Total consideration for the acquisition was approximately $319.8 million, exclusive of closing costs. Wells REIT II purchased the Building subject to a ground lease that expires on February 28, 2051. Wells REIT II is a Maryland corporation that engages in the acquisition and ownership of commercial real estate properties throughout the United States. Wells REIT II was incorporated on July 3, 2003 and has elected to be taxed as a real estate investment trust for federal income tax purposes.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells REIT II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased rental revenue by approximately $0.88 million for the year ended December 31, 2006 and decreased rental revenue by approximately $0.03 million for the six months ended June 30, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

222 East 41st Street

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

4. Description of Leasing Arrangements

The Building is approximately 97% leased, with Jones Day and Council of the European Union (“Council of the EU”) leasing approximately 90% of the Building’s rentable square footage under long-term lease agreements. Jones Day and Council of the EU contributed approximately 84% and 9%, respectively, of rental income for the year ended December 31, 2006. Under the terms of the Jones Day and Council of the EU leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base year. The remaining rentable square footage is leased to various office tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2007	$21,728
2008	21,993
2009	22,424
2010	22,425
2011	22,459
Thereafter	102,487

$213,516

Subsequent to December 31, 2006, Jones Day and Council of the EU will contribute approximately 88% and 6%, respectively, of the future minimum rental income from the leases in place at that date.

6. Ground Lease

During the year ended December 31, 2006 and the six months ended June 30, 2007, fee title to the land on which the Building is situated was held by a third party, which leased the land to the Seller. The Building recognized ground lease expense of approximately $2.1 million for the year ended December 31, 2006 and approximately $1.1 million for the six months ended June 30, 2007. The adjustment to the ground lease deferred rent payable increased ground rent expense by approximately $1.1 million for the year ended December 31, 2006 and increased ground rent expense by approximately $0.5 million for the six months ended June 30, 2007.

222 East 41st Street

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2006 (audited)

and the six months ended June 30, 2007 (unaudited)

Future minimum rental commitments related to the ground lease for the years ended December 31 are as follows (in thousands):

2007	$1,125
2008	1,150
2009	1,150
2010	1,150
2011	1,150
Thereafter	117,035

$122,760

7. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the six months ended June 30, 2007 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

Summary of Unaudited Pro Forma Financial Statements

This pro forma information should be read in conjunction with the consolidated financial statements and notes of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) included in this prospectus and the financial statements and notes of certain acquired properties included in various current reports previously filed on Form 8-K.

The following unaudited pro forma balance sheet as of December 31, 2007 has been prepared to give effect to the acquisitions of the 13655 Riverport Drive Building and the 11200 West Parkland Drive Building (the “Q1 2008 Acquisitions”) as if the acquisitions occurred on December 31, 2007. Other adjustments provided in the following unaudited pro forma balance sheet are comprised of certain pro forma financing-related activities, including, but not limited to, capital raised through the issuance of additional common stock through April 11, 2008 and pay-down of acquisition-related debt subsequent to the pro forma balance sheet date.

The following unaudited pro forma statement of operations for the year ended December 31, 2007 has been prepared to give effect to the acquisitions of the One Century Place Building, the 120 Eagle Rock Building (the “Q1 2007 Acquisitions”), the East Foothills Boulevard Buildings, the 7031 Columbia Gateway Drive Building, the 222 East 41st Street Building, the Bannockburn Lake III Building, the 1200 Morris Drive Building, the South Jamaica Street Buildings (the “Q3 2007 Acquisitions”), the 25th Avenue West Buildings (the “Q4 2007 Acquisition”) and the Q1 2008 Acquisitions as if the acquisitions occurred on January 1, 2007. The 3000 Park Lane Land and the Cranberry Woods Drive Land had no operations during the year ended December 31, 2007 and, accordingly, have not been included in the pro forma statement of operations for the year ended December 31, 2007.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the Q1 2007 Acquisitions, the Q3 2007 Acquisitions, the Q4 2007 Acquisitions and the Q1 2008 Acquisitions been consummated as of January 1, 2007. In addition, the pro forma balance sheet includes pro forma allocations of the purchase price based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition of the Q1 2008 Acquisitions. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET

DECEMBER 31, 2007

(in thousands)

(unaudited)

ASSETS

	Wells Real	Pro Forma Adjustments
	Estate Investment Trust II, Inc. Historical (a)	13655 Riverport Drive		11200 West Parkland Avenue		Other		Pro Forma Total
Real estate assets, at cost:
Land	$494,431	$6,000	(b)	$3,140	(b)	$171	(c)	$503,959
		138	(c)	79	(c)	—
Buildings and improvements, less accumulated depreciation	2,364,471	15,041	(b)	11,869	(b)	1,135	(c)	2,393,565
		590	(c)	459	(c)	—
Intangible lease assets, less accumulated amortization	587,185	3,475	(b)	3,066	(b)	—		593,726
Construction in progress	17,279	—		—		—		17,279

Total real estate assets	3,463,366	25,244		18,613		1,306		3,508,529
Cash and cash equivalents	47,513	(30,997)	(b)	(23,123)	(b)	190,375	(d)	70,466
		(700)	(b)	(500)	(b)	(107,800)	(f)
						(4,302)	(e)
Tenant receivables, net of allowance for doubtful accounts	70,409	—		—		—		70,409
Prepaid expenses and other assets	86,636	(728)	(c)	(538)	(c)	4,302	(e)	90,500
		—		2,134	(b)	(1,306)	(c)
Deferred financing costs, less accumulated amortization	3,881	—		—		—		3,881
Intangible lease origination costs, less accumulated amortization	319,496	7,181 (b)		6,416	(b)	—		333,093
Deferred lease costs, less accumulated amortization	32,857	—		—		—		32,857
Investments in bonds	78,000	—		—		—		78,000

Total assets	$4,102,158	$—		$3,002		$82,575		$4,187,735

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET (CONTINUED)

DECEMBER 31, 2007

(in thousands)

(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	Wells Real	Pro Forma Adjustments
	Estate Investment Trust II, Inc. Historical (a)	13655 Riverport Drive	11200 West Parkland Avenue		Other		Pro Forma Total
Liabilities:
Lines of credit and notes payable	$928,297	$—	$—		$(107,800	) (f)	$820,497
Obligations under capital leases	78,000	—	—		—		78,000
Intangible lease liabilities, less accumulated amortization	109,149	—	3,002	(b)	—		112,151
Accounts payable, accrued expenses and accrued capital expenditures	59,627	—	—		—		59,627
Due to affiliates	13,385	—	—		—		13,385
Dividends payable	9,710	—	—		—		9,710
Deferred income	16,436	—	—		—		16,436

Total liabilities	1,214,604	—	3,002		(107,800)		1,109,806
Minority Interest	3,170	—	—		—		3,170
Redeemable Common Stock	596,464	—	—		—		596,464
Stockholders’ Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; and 371,510,095 shares issued and outstanding as of December 31, 2007	3,715	—	—		215	(d)	3,930
Additional paid in capital	3,311,895	—	—		190,160	(d)	3,502,055
Cumulative distributions in excess of earnings	(427,857)	—	—		—		(427,857)
Redeemable common stock	(596,464)	—	—		—		(596,464)
Other comprehensive loss	(3,369)	—	—		—		(3,369)

Total stockholders’ equity	2,287,920	—	—		190,375		2,478,295

Total liabilities, minority interest, redeemable common stock and stockholders’ equity	$4,102,158	$—	$3,002		$82,575		$4,187,735

(a)	Historical financial information is derived from Wells REIT II’s consolidated balance sheet as of December 31, 2007 included in this prospectus.
(b)	Reflects the purchase price of the assets and liabilities obtained by Wells REIT II in connection with the respective acquisition, net of any purchase price adjustments.
(c)	Reflects deferred project costs applied to land and building at approximately 2.312% of the cash paid for purchase upon acquisition and subsequent pay-down of acquisition-related borrowings.
(d)	Reflects capital raised through issuance of additional common stock subsequent to December 31, 2007 through April 11, 2008, net of organizational and offering costs, commissions and dealer-manager fees.
(e)	Reflects deferred project costs capitalized as a result of additional capital raised as described in note (d) above.
(f)	Reflects partial pay down of acquisition-related borrowings using capital raised described in note (d) above.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except for per share amounts)

(unaudited)

		Pro Forma Adjustments
	Wells Real Estate					Q4 2007 Acquisition		Q1 2008 Acquisitions
	Investment Trust II, Inc. Historical (a)	Q1 2007 Acquisitions		Q3 2007 Acquisitions		25th Avenue West		13655 Riverport Dr		11200 West Parkland Ave		Pro Forma Total
Revenues:
Rental income	$322,506	$893	(b)	$37,248	(b)	$1,426	(b)	$2,653	(b)	$4,259	(b)	$368,985
Tenant reimbursements	83,861	123	(c)	3,255	(c)	743		2,011	(c)	—		89,993
Hotel income	24,000	—		—		—		—		—		24,000
Other rental income	2,783	—		—		—		—		—		2,783

	433,150	1,016		40,503		2,169		4,664		4,259		485,761
Expenses:
Property operating costs	137,425	399	(d)	12,424	(d)	743	(d)	2,011	(d)	2,353	(d)	155,355
Hotel operating costs	18,004	—		—		—		—		—		18,004
Asset and property management fees:
Related party	28,078	191	(e)	1,228	(e)	62	(e)	57	(e)	39	(e)	29,655
Other	4,838	—		—		—		—		—		4,838
Depreciation	61,289	89	(f)	5,752	(f)	509	(f)	391	(f)	308	(f)	68,338
Amortization	115,540	867	(g)	9,375	(g)	486	(g)	1,067	(g)	1,094	(g)	128,429
Lease Termination Expense	—	—		—		—		—		—		—
General and administrative	18,580	—		—		—		—		—		18,580

	383,754	1,546		28,779		1,800		3,526		3,794		423,199

Real estate operating income	49,396	(530)		11,724		369		1,138		465		62,562
Other income (expense):
Interest expense	(49,950)	—		(5,440	) (h)	—		—		—		(55,390)
Loss on interest rate swaps	(12,173)	—		—		—		—		—		(12,173)
Loss on foreign currency exchange contract	(470)	—		—		—		—		—		(470)
Interest and other income	9,019	—		—		—		—		—		9,019

	(53,574)	—		(5,440)		—		—		—		(59,014)

Income (loss) before minority interest and income tax benefit	(4,178)	(530)		6,284		369		1,138		465		3,548
Minority interest in loss (earnings) of consolidated entities	(30)	—		—		—		—		—		(30)

Income (loss) before income tax benefit	(4,208)	(530)		6,284		369		1,138		465		3,518
Income tax benefit	(460)	—		—		—		—		—		(460)

Net income (loss)	$(4,668)	$(530)		$6,284		$369		$1,138		$465		$3,058

Net income (loss) per share—basis and diluted	$(0.01)											$0.01

Weighted-average shares outstanding—basic and diluted	328,615											404,365 (i)

(a)	Historical financial information derived from Wells REIT II’s consolidated statement of operations for the year ended December 31, 2007 included in this prospectus.
(b)	Rental income consists primarily of base rent, parking income and amortization of above-market lease assets and below-market lease liabilities. Base rent is recognized on the straight-line method beginning on the pro forma acquisition date of January 1, 2007.
(c)	Consists of operating cost reimbursements.
(d)	Consists of property operating expenses.
(e)	Asset management fees calculated as 0.75% of the cost of the acquisitions on an annual basis limited to 1% of the net asset value of such acquisitions after deducting debt used to finance acquisitions.
(f)	Depreciation expense on portion of purchase price allocated to Building is recognized using the straight-line method and a 40-year life.
(g)	Amortization of deferred leasing costs and lease intangibles is recognized using the straight-line method over the lives of the respective leases.
(h)	Represents interest expense on the $130.3 million mortgage loan originated in connection with the acquisition of 222 East 41st Street that bears interest at 6.675% and matures on August 16, 2017.
(i)	Reflects issuance of additional shares of common stock subsequent to December 31, 2007 through April 11, 2008.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.	Quantitative and Qualitative Disclosures About Market Risk

As a result of our debt facilities, we are exposed to interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a low to moderate level of overall borrowings. However, we currently have a substantial amount of debt outstanding. We manage our ratio of fixed- to floating-rate debt with the objective of achieving a mix that we believe is appropriate in light of anticipated changes in interest rates. We closely monitor interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods.

Additionally, we have entered into interest rate swaps, and may enter into other interest rate swaps, caps, or other arrangements in order to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes; however, certain of our derivatives may not qualify for hedge accounting treatment. All of our debt was entered into for other than trading purposes. As of December 31, 2007 and 2006, the estimated fair value of our lines of credit and notes payable was $919.6 million and $769.2 million, respectively.

Our financial instruments consist of both fixed- and variable-rate debt. As of December 31, 2007, our consolidated debt consisted of the following, in thousands:

	2008	2009	2010	2011	2012	Thereafter	Total
Maturing debt:
Effectively variable rate debt	$84,000	$—	$—	$—	$—	$—	$84,000
Effectively fixed rate debt(1)	$114,663	$962	$24,067	$47,579	$52,784	$604,242	$844,297
Average interest rate:
Effectively variable rate debt	5.98%	—	—	—	—	—	5.98%
Effectively fixed rate debt(1)	4.87%	6.11%	5.11%	4.65%	5.06%	5.81%	5.55%

(1)	Includes a $14.2 million loan with interest-free terms. For the purposes of calculating the average interest rate, this loan was assumed to accrue interest at an imputed rate of 5.43%.

Our financial instruments consist of both fixed-rate and variable-rate debt. Our variable rate borrowings consist of the Wachovia Line of Credit, the 222 E. 41st Street Building mortgage note and the 80 Park Plaza Building mortgage note; however, only the Wachovia Line of Credit bears interest at an effectively variable rate, as the variable rates on the 222 E. 41st Street Building mortgage note and the 80 Park Plaza Building mortgage note have been effectively fixed through the interest rate swap agreements described below. As of December 31, 2007, we had $84.0 million outstanding on the Wachovia Line of Credit; $133.3 million outstanding on the 222 E. 41st Street Building mortgage note; $49.9 million outstanding on the 80 Park Plaza Building mortgage note; $4.9 million outstanding on the fixed-rate, Bank Zenit Line of Credit; and $656.2 million outstanding on fixed-rate, term mortgage loans. The weighted-average interest rate of all our debt instruments was 5.59% as of December 31, 2007.

The Wachovia Line of Credit is subject to interest costs based on, at our option, LIBOR for 7-, 30-, 60-, 90-, or 180-day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”), or the floating base rate. The applicable margin for LIBOR Loans is based on the ratio of debt-to-total asset value. The base rate for any day is the higher of Wachovia’s prime rate for such day, or the Federal Funds Rate for such day plus 50 basis points. The maturity date of May 9, 2008 was extended to May 9, 2009 in January 2008. An increase in the variable interest rate on this line of credit constitutes a market risk, as an increase in rates would increase interest incurred and, therefore, decrease cash flows available for distribution to stockholders.

The 80 Park Plaza Building mortgage note was used to purchase the 80 Park Plaza Building. The note bears interest at LIBOR plus 130 basis points (approximately 6.23% per annum as of December 31, 2007) and matures in September 2016. In connection with obtaining the 80 Park Plaza Building mortgage note, we entered into an interest rate swap agreement to hedge exposure to changing interest rates. The interest rate swap agreement has an effective date of September 22, 2006 and terminates September 21, 2016. The terms of the interest rate swap agreement effectively fix our interest rate on the 80 Park Plaza Building mortgage note at 6.575% per annum.

The 222 E. 41st Street Building mortgage note was used to purchase the 222 E. 41st Street Building. The note bears interest at LIBOR plus 120 basis points (approximately 6.23% per annum as of December 31, 2007) and matures in August 2017. In connection with obtaining the 222 E. 41st Street Building mortgage note, we entered into an interest rate swap agreement to hedge exposure to changing interest rates. The interest rate swap agreement has an effective date of August 16, 2007 and terminates August 16, 2017. Under the terms of the interest rate swap agreement, we will pay monthly interest at a fixed rate of 5.475% per annum and receive LIBOR-based monthly interest payments. The interest rate swap effectively fixes our interest rate on the 222 E. 41st Street Building mortgage note at 6.675%.

Approximately $844.3 million of our total debt outstanding as of December 31, 2007 is subject to fixed rates, either directly or when coupled with an interest rate swap agreement. As of December 31, 2007, these balances incurred interest expense at an average interest rate of 5.55% and have expirations ranging from 2008 through 2018. A change in the market interest rate impacts the net financial instrument position of our fixed-rate debt portfolio; however, it has no impact on interest incurred or cash flows. As of December 31, 2007, a 1.0% change in interest rates would result in a change in interest expense on our variable-rate debt portfolio of approximately $0.8 million per year. The amounts outstanding on our variable-rate debt facilities in the future will largely depend upon the level of investor proceeds raised under our public offering and the rate at which we are able to employ such proceeds in acquisitions of real properties.

We do not believe there is any exposure to increases in interest rates related to the capital lease obligations of $78.0 million at December 31, 2007, as the obligations are at fixed interest rates.

Foreign Currency Risk

We are also subject to foreign exchange risk arising from our foreign operations in Russia. Foreign operations represented 0.9% of total assets at December 31, 2007 and 0% of total revenue for the year ended December 31, 2007. Assuming foreign exchange rates decreased 10% from the December 31, 2007 level, the consolidated financial statements would not have been materially affected.

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the distribution of the securities being offered in this prospectus. Selling commissions and the dealer manager fee are not shown. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$494,865
FINRA filing fee	75,500
Legal fees and expenses	4,195,000
Blue sky fees and expenses	341,515
Accounting fees and expenses	1,400,000
Sales and advertising expenses	1,100,000
Printing	11,950,000
Postage and delivery of materials	9,100,000
Due diligence expenses (retailing)	100,000
Direct issuer costs re educational conferences and seminars	5,470,000
Expense reimbursement to wholesaling personnel and participating broker-dealers reeducational conferences and sales seminars	11,020,000
Legal fees – underwriter portion (retailing)	500,000
Telephone	100,000
Miscellaneous expenses	64,210
Total	$45,911,090

Item 32.	Sales to Special Parties

The Company’s directors and officers and directors, officers and employees of Wells Capital, Inc. and its affiliates may purchase shares in the primary offering at a discount. The purchase price of such shares is $9.05 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share are not payable in connection with such sales.

Item 33.	Recent Sales of Unregistered Securities

Under our Independent Director Stock Option Plan, the Company issued options to purchase 20,000 shares of common stock to our independent directors in connection with our initial public offering and issued options to purchase 8,000 shares of common stock to our independent directors on July 20, 2004 and again on July 19, 2005, the dates of our first and second annual stockholders’ meetings. On July 19, 2006, we issued options to purchase 7,000 shares of common stock to our independent directors under our Independent Director Stock Option Plan. Upon the passing of Mr. Sessoms in July 2006, we canceled 3,000 of the 2006 issued options. On April 18, 2007, we issued 2,500 stock options to E. Nelson Mills in connection with election to our board of directors. On September 12, 2007, we issued options to purchase 5,000 shares of common stock to our independent directors under our Independent Director Stock Option Plan. All of these options were issued with an exercise price of $12 per share and were issued under an exemption from registration under Section 4(2) of the Securities Act of 1933, as the securities were issued privately to eight accredited investors.

Item 34.	Indemnification of Directors and Officers

Subject to the significant conditions set forth below, the Company has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not Applicable.

Item 36.	Financial Statements and Exhibits

(a)	The following financial statements are filed as part of this registration statement and included in this prospectus:

Financial Statements

Wells Real Estate Investment Trust II, Inc. – December 31, 2007

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005

Notes to Consolidated Financial Statements

Schedule III – Real Estate Assets and Accumulated Depreciation and Amortization

Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Pasadena Corporate Park Buildings

Independent Auditors’ Report

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2006 and the Six Months Ended June 30, 2007 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2006 and the Six Months Ended June 30, 2007 (unaudited)

222 East 41st Street

Independent Auditors’ Report

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2006 and the Six Months Ended June 30, 2007 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2006 and the Six Months Ended June 30, 2007 (unaudited)

Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements

Pro Forma Balance Sheet for the year ended December 31, 2007 (unaudited)

Pro Forma Statement of Operations for the year ended December 31, 2007 (unaudited)

(b)	The following exhibits are filed as part of this registration statement:

Exhibit Index

Ex. No.	Description

1.1**	Form of Dealer Manager Agreement with Selected Dealer Agreement, incorporated by reference to Exhibit 1.1 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-125643

3.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

3.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

3.3	Amendment No. 1 to the Amended and Restated Bylaws, incorporated by reference to Exhibit 2.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

4.1	Form of Subscription Agreement with Consent to Electronic Delivery Form (included as Appendix A to prospectus)

4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

4.3	Amended and Restated Dividend Reinvestment Plan (included as Appendix B to prospectus)

4.4	Description of Share Redemption Plan (included in prospectus under the caption “Description of Shares -- Share Redemption Program”)

5	Opinion of DLA Piper US LLP re legality, incorporated by reference to Exhibit 5 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11, Commission File 333-125643

8	Opinion of DLA Piper US LLP re tax matters, incorporated by reference to Exhibit 8 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-125643

10.1**	Advisory Agreement between the Company and Wells Capital, Inc. dated February 20, 2008, incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2007

10.2	Agreement of Limited Partnership of Wells Operating Partnership II, L.P., incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

10.3**	Stock Option Plan, incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

10.4**	Independent Director Stock Option Plan, incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

10.5**	Master Property Management, Leasing and Construction Management Agreement among Wells Management Company, Inc., the Company and Wells Operating Partnership II, L.P., dated November 24, 2004, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 8 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

10.6	Credit Agreement dated as of May 9, 2005 by and among Wells Operating Partnership II, L.P., as borrower, Wachovia Bank, N.A., as administrative agent, and the other financial institutions parties thereto, incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11, Commission File No. 333-107066

21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2007

23.1	Consent of DLA Piper US LLP (included in Exhibit 5), incorporated by reference to Exhibit 5 to the Company’s Registration Statement on Form S-11, Commission File 333-125643

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Frazier and Deeter, LLC

24	Power of Attorney (included on signature page of the Company’s Registration Statement on Form S-11

*	Filed herewith.

**	Represents management contract or compensatory plan or arrangement.

Item 37.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 34 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant, and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on April 18, 2008.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Leo F. Wells, III Leo F. Wells, III	President and Director (Principal Executive Officer)	April 18, 2008

/s/ Douglas P. Williams Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	April 18, 2008

* Charles R. Brown	Independent Director	April 18, 2008

* Richard W. Carpenter	Independent Director	April 18, 2008

* Bud Carter	Independent Director	April 18, 2008

* E. Nelson Mills	Independent Director	April 18, 2008

* Neil H. Strickland	Independent Director	April 18, 2008

*	/s/ Douglas P. Williams
Douglas P. Williams
Douglas P. Williams, as attorney-in-fact